QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 5, 2005

Registration No. 333-125952

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEWPAGE CORPORATION
(Exact name of registrant as specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2621 (Primary Standard Industrial Classification Bankruptcy Code Number)	05-0616156 (I.R.S. Employer Identification Number)

Co-Registrants See Next Page c/o NewPage Corporation Courthouse Plaza, NE Dayton, Ohio 45463 (877) 855-7243	Matthew Jesch Chief Financial Officer Courthouse Plaza, NE Dayton, Ohio 45463 (877) 855-7243
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

    Approximate Date of Commencement of Proposed Offer to the Public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrant as specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Chillicothe Paper Inc (Guarantor)	Delaware	2621	05-0616154
Escanaba Paper Company (Guarantor)	Michigan	2621	31-0735598
Luke Paper Company (Guarantor)	Delaware	2621	11-3666265
Rumford Paper Company (Guarantor)	Delaware	2621	31-1480427
Wickliffe Paper Company (Guarantor)	Delaware	2621	81-0668293
NewPage Energy Services LLC (Guarantor)	Delaware	2621	30-0261838
Upland Resources, Inc. (Guarantor)	West Virginia	2621	22-2092996
Rumford Cogeneration, Inc. (Guarantor)	Delaware	2621	82-0378864
Rumford Falls Power Company (Guarantor)	Maine	2621	01-0153040

 SUBJECT TO COMPLETION, DATED AUGUST 5, 2005

PRELIMINARY PROSPECTUS

NEWPAGE CORPORATION

$775,000,000

OFFER TO EXCHANGE

All Outstanding
Floating Rate Senior Secured Notes due 2012, Series B for
Floating Rate Senior Secured Notes due 2012, Series A,
10% Senior Secured Notes due 2012, Series B for
10% Senior Secured Notes due 2012, Series A
and 12% Senior Subordinated Notes due 2013, Series B for
12% Senior Subordinated Notes due 2013, Series A

The exchange offer will expire at 12:00 midnight, New York City time,
on                , 2005, which is 20 business days after the commencement of the exchange offer, unless extended.

  The Company:

  •
  We are the largest paper manufacturer in North America based on production capacity. Our largest product category is coated freesheet paper, which is used primarily for higher-end applications such as annual reports, brochures, coated labels and magazine covers. The remainder of our coated paper is coated groundwood paper, which is used primarily for catalogs, magazines, and textbooks. We also produce carbonless copy paper for business forms, as well as uncoated paper, digital printing paper, and market pulp, a component used in the manufacturing of paper.

  The Offering:

  •
  Offered securities: the securities offered by this prospectus are floating rate senior secured notes, 10% senior secured notes and 12% senior subordinated notes which are being issued in exchange for floating rate senior secured notes, 10% senior secured notes and 12% senior subordinated notes, respectively, sold by us in our private placement that we consummated on May 2, 2005. The new notes are substantially identical to the original notes and are governed by the same indentures governing the original notes.

  •
  Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on                , 2005, which is 20 business days after the commencement of the exchange offer, unless extended.

  The New Notes:

  •
  Maturity:

  The floating rate senior secured notes and the 10% senior secured notes, which we collectively refer to as the 2012 notes, will mature on May 1, 2012.

  The senior subordinated notes, which we refer to as the 2013 notes, will mature on May 1, 2013.

  •
  Redemption: we can redeem the new (i) floating rate senior secured notes on or after May 1, 2009 (ii) 10% senior secured notes on or after May 1, 2009, and (iii) 2013 notes on or after May 1, 2009, except we may redeem up to 35% of each series of new notes with the proceeds of one or more public equity offerings. We are required to redeem the new notes under some circumstances involving changes of control and asset sales.

  •
  Ranking and Subordination: The 2012 notes and the related subsidiary guarantees will be senior secured obligations, secured by a second lien on substantially all of our and our domestic subsidiaries' present and future property and assets (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt owed to us, our parent and our guarantor domestic subsidiaries). The 2012 notes and related subsidiary guarantees will be senior to our senior unsecured indebtedness to the extent of the value of our interest in the collateral and senior to the 2013 notes and all of our existing and future subordinated debt.

  The 2013 notes and the related subsidiary guarantees will be senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior debt.

        See "Risk Factors," beginning on page 18, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2005.

i

INFORMATION ABOUT THE TRANSACTION

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to the holders of our original notes by contacting us at our address, which is Courthouse Plaza, NE, Dayton, Ohio 45463, or by calling us at (877) 855-7243. To obtain timely delivery of this information, you must request this information no later than five business days before                , 2005, which is 20 business days after the commencement of the exchange offer, unless extended. Also see "Available Information."

MARKET SHARE, RANKING AND OTHER DATA

        In this prospectus, we refer to information regarding market data obtained from internal sources and industry publications. Although we believe the third party market data is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it. Industry prices for coated paper provided in this prospectus are derived from Resource Information Systems, Inc. or RISI, data unless otherwise noted. North American data included in this prospectus that has been derived from RISI only includes data from the United States and Canada and U.S. industry pricing data included in this prospectus has been derived from RISI data; this data represents pricing from the eastern United States only (as defined by RISI). Also, any reference, in industry statistics to grade No. 3 and grade No. 4 coated paper relates to 60 lb. weight and 50 lb. weight, respectively.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

  •
  our substantial level of indebtedness;

  •
  changes in the supply and/or demand and/or prices for our products;

  •
  the activities of competitors;

  •
  changes in significant operating expenses, including raw material and energy costs;

  •
  changes in currency exchange rates;

  •
  changes in the availability of capital;

  •
  general economic and business conditions in the United States and elsewhere in the world;

  •
  changes in the regulatory environment, including requirements for enhanced environmental compliance;

  •
  our ability to operate as a stand-alone business; and

  •
  the other factors described herein under "Risk Factors."

        Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the "Risk Factors" section and the combined financial statements and related notes.

        In this prospectus, unless otherwise noted or the context otherwise requires, the terms "we," "our," "ours," "us" and "Company" refer collectively to NewPage Corporation and its consolidated subsidiaries and the Coated and Carbonless Papers Group, which is sometimes referred to as the Printing and Writing Papers Business, of MeadWestvaco Corporation, or MeadWestvaco, which was acquired by NewPage Corporation and its subsidiaries in connection with the Acquisition. All references to the "Acquisition" refer to the completion of the acquisition of the Coated and Carbonless Papers Group of MeadWestvaco by NewPage Corporation and its subsidiaries, which was completed on May 2, 2005, simultaneously with the completion of the offering of the original notes. All references to "our predecessor" refer to the Coated and Carbonless Papers Group of MeadWestvaco prior to the completion of the Acquisition. All references to the "Transactions" refer to (i) the Acquisition, (ii) the borrowings under our senior secured credit facilities entered into in connection with the Acquisition and the application of the proceeds therefrom, (iii) the issuance of the original notes and the application of the proceeds therefrom and (iv) the consummation of the Hedging Program, as later defined and (v) the issuance of the NewPage Holding PIK notes and the application of the proceeds therefrom. Unless otherwise indicated, references to fiscal years made in this prospectus refer to the fiscal year ended December 31st of the applicable year.

Our Company

        We are the largest coated paper manufacturer in North America, based on production capacity. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines, catalogs and direct mail advertising. Our largest product category is coated freesheet paper, which is used primarily for higher-end applications such as annual reports, brochures, coated labels and magazine covers. The remainder of our coated paper is coated groundwood paper, which is used primarily for catalogs, magazines and textbooks. We also produce carbonless copy paper for business forms, as well as uncoated paper, digital printing paper and market pulp, a component used in the manufacturing of paper. Of our 2004 net sales, approximately 77% were attributable to coated paper and approximately 15% were attributable to carbonless paper.

        We operate five integrated pulp and paper mills in Kentucky, Maine, Maryland, Michigan and Ohio, which, together with our distribution centers, are strategically located near major end-use markets, such as New York, Chicago and Atlanta. Our mills have a total annual production capacity of approximately 2.6 million short tons of paper and approximately 200,000 short tons of market pulp. Over the last ten years, we have made capital expenditures of approximately $1.5 billion, including maintenance capital expenditures. These capital expenditures included rebuilding the paper machines at our Luke, Maryland mill in 1997 and 1998, the installation of a new paper coater at our Chillicothe, Ohio mill in 2004 and a paper machine upgrade at our Wickliffe, Kentucky mill in 2004. According to Paperloop, and based on certain assumptions set forth in "Business—Manufacturing," during the fourth quarter of 2004, the mills at which we produce our coated paper were in the top 20% of efficiency of all coated paper mills in North America, Europe and Asia based on the cash cost of delivery to Chicago.

        We have long-standing relationships with many leading publishers, commercial printers, specialty retail merchandisers and paper merchants. Our key customers include: Hearst Publications, McGraw-Hill Companies, Pearson Education and Time, in publishing; Banta Corporation, QuadGraphics, QuebecorWorld and RR Donnelley, in commercial printing; Williams-Sonoma, in specialty retailing; and Unisource Worldwide and xpedx, which are paper merchants. During 2004, we had net sales of $2.2 billion and Pro Forma EBITDA of $(67.2 million). For a discussion of how we calculate Pro Forma EBITDA, see "Summary Historical and Pro Forma Combined Financial Data."

        Since June 2004, North American coated paper prices have been increasing, in large part due to increased demand. As a result of price increases that we announced on June 1, 2004 and September 1, 2004, our weighted average coated paper prices rose from $773 per ton during May 2004 to $840 per ton during December 2004, $859 per ton during the first quarter of 2005 and $877 for the second quarter of 2005. According to RISI data, other North American coated paper producers also have similarly increased prices.

Our Industry

        Coated paper demand is driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to rise when gross domestic product, or GDP, in the United States is robust and fall in a sluggish economy. According to RISI, U.S. coated paper demand accounted for approximately 92% of North American demand in 2004. North American demand for coated paper is therefore highly correlated to changes in U.S. GDP.

        According to RISI, from 2000 to 2003, North American coated paper demand declined from 12.2 million to 11.7 million tons due to a decline in advertising expenditures resulting from the attacks on the United States on September 11, 2001 and the stock market decline, in particular of Internet companies. Beginning in the second quarter of 2004, North American coated paper demand began to increase. GDP growth in the United States resulted in an increase in the number of pages in advertising material and an increase in catalog circulation. According to RISI, North American coated paper demand is expected to rise by 1.2% in 2005, fall by 1.3% in 2006, then rise by 2.5% in 2007 and 3.1% in 2008. RISI attributes its projected increase in North American demand between 2005 and 2008 to U.S. economic growth, partially offset by an anticipated 5% to 6% U.S. postal rate increase in 2006.

        In North America and the United States, supply is determined by both local coated paper production and imports from sources outside North America or the United States, principally Europe and Asia. The volume of coated paper imports from Europe and Asia is a function of (1) worldwide supply and demand for coated paper, (2) the exchange rate of the U.S. dollar relative to other currencies, especially the Euro, (3) market prices in North America and other markets and (4) the cost of ocean-going freight. According to RISI, North American and U.S. demand exceeded supply in 2004 by 9% and 18%, respectively. Imports have become a structural part of both the North American and U.S. coated paper marketplaces. From 2000 to 2004, according to RISI, offshore coated paper imports into North America increased from 13% to 18% of total coated paper purchases and coated paper imports into the United States increased from 22% to 28% of total coated paper purchases.

        Since 2000, the North American coated paper industry has experienced consolidation. According to Paperloop, the top ten North American coated paper producers represented approximately 90% of total 2004 North American coated paper capacity, up from approximately 81% in 2000. Since 2000, foreign paper manufacturers also have entered the North American coated paper market through acquisitions. As a result of industry consolidation, coated paper manufacturers have rationalized capacity, which has resulted in higher operating rates, which measure actual paper production as a percentage of production capacity. From 2000 to 2004, according to RISI, North American production capacity for coated paper fell from approximately 11.9 million tons in 2000 to approximately 11.6 million tons in 2004. According to RISI, the average operating rate for North American coated paper manufacturers rose from 86% in 2001 to 94% in 2004.

        U.S. pricing for grade No. 3 coated paper, 60 lb. weight, which is an industry benchmark for coated paper pricing, reached a peak in 1995, with a price of approximately $1,240 per ton. Between 1990 and 1999, U.S. prices for grade No. 3 coated paper, 60 lb. weight, fluctuated between $840 and $1,240 per ton. From 2000 to 2003, prices fell to a 20-year low of $705 per ton, due to the decrease in

North American coated paper demand, overcapacity in North America and an increase in coated paper imports. North American prices for grade No. 3 coated paper, 60 lb. weight, have increased from $740 per ton in June 2004 to $877 per ton during the second quarter of 2005. As discussed above, additional price increases were announced by coated paper manufacturers, including us, during the first quarter of 2005. RISI projects that coated paper prices will generally rise between 2005 and 2010, rising to $979 per ton by 2010.

        For a more detailed discussion of our industry, see "Industry Overview."

Business Strategy

        The key elements of our strategy include the following:

        Focus on coated paper business.    Based on RISI data, we are the largest coated paper manufacturer in North America, based on production capacity, with approximately 18% of the coated paper manufacturing capacity in North America during 2004. We believe that our focus on coated paper provides us with a significant competitive advantage. We believe that we are able to lower production costs per ton due to greater economies of scale, reduce delivery costs as a result of larger shipment sizes and provide a higher level of customer service. Our business previously had been managed and operated as part of a larger entity, whose primary focus was not coated paper. As a stand-alone business, we will focus our resources primarily on increasing revenues and reducing costs in the coated paper business.

        Improve margins by enhancing product mix.    We will continue to seek opportunities to increase sales of higher grade coated papers, which tend to have higher prices and gross margins than other coated paper products. We also will seek to enhance our product mix through both sales of higher grades of paper to our existing customers and sales to new customers, in particular printers, publishers and paper merchants. From 2003 to 2004, as part of our initiative to enhance product mix, we increased the net sales of our Signature True® and Sterling® Ultra brands of paper, which are higher-end grades of coated paper, by approximately 18%.

        Further increase margins by enhancing customer focus and relationships.    We also seek to increase our margins by focusing on key customer categories and expanding our relationships with these customers. Incremental order fulfillment and servicing costs for our larger customers typically are less than those costs for other customers as a result of collaborative efforts to further reduce supply chain costs. We also maintain some production capacity for specialty customers with higher-margin paper needs, such as those that require custom orders or rush delivery. We believe that our focus on these customer categories enables us to leverage the capacity of our mills to achieve higher margins overall while maintaining a strong customer base and a high level of customer service.

        Continue to reduce costs by improving productivity.    Since the merger of Mead and Westvaco in January 2002, we have significantly reduced our costs through rationalization of facilities and purchasing, development of integrated marketing strategies, coordination of information and manufacturing systems and consolidation of grade lines. In addition, since 2000, we have implemented best practices across our mill system and have focused on maximizing profitability overall, rather than independently at each individual mill. We continue to implement additional measures to enhance our operating efficiency. In 2004, we introduced a cost reduction program using activity-based costing tools for our manufacturing process. We also have invested a significant amount of capital in our information technology systems, including enterprise resource planning, or ERP, software that better enables us to integrate our supply chain, track our costs and enhance our inventory management. These initiatives have enhanced our manufacturing efficiency and reduced our production costs per ton. As a stand-alone business, we expect to further reduce corporate overhead, as a result of the elimination of certain items previously allocated to us by MeadWestvaco.

        Reduce volatility in our business.    We continue to focus on our larger customers that have historically had stable, recurring paper needs. We expect that this will help us maintain a strong sales base during market downturns. We also intend to seek to reduce volatility by more closely aligning management compensation with the attainment of financial performance targets. In addition, we entered into a three-year commodity hedging program, which is referred to herein as the "Hedging Program," that is intended to help mitigate the adverse effect of a decline in North American coated paper prices. The Hedging Program is a purchased basket of put options on a mix of natural gas, market pulp and the Euro. The Hedging Program is designed to help protect against decreases in the prices of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar, which together exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005, and 84% from January 2003 through January 2005. As we have done from time to time in the past, we may enter into other forward or long-term contracts for some of our chemicals, timber and energy in order to reduce our exposure to short-term fluctuations in the prices of these commodities.

Business Strengths

        We believe that our core strengths include the following:

        Largest North American manufacturer of coated paper products.    Based on RISI data, we are the largest coated paper manufacturer in North America based on production capacity. During 2004, based on RISI data, we accounted for approximately 18% of the coated paper production capacity in North America. Within the overall coated paper market, according to RISI, we represented approximately 23% of 2004 U.S. coated freesheet production capacity and approximately 13% of U.S. coated groundwood production capacity. We attribute our market positions to our long-standing relationships with key customers and merchants and our reputation for quality products and customer service. We believe that our industry reputation is a competitive advantage in our efforts to enhance product mix and grow sales volume.

        Strong relationships with key customers.    We have long-standing relationships with leading publishers, paper merchants, commercial printers and specialty retail merchandisers. We believe that our sales strategy, which includes both direct sales to our larger customers and sales to merchants, who then resell our products, reduces sales costs and enhances customer service. Our relationships with our ten largest customers, which accounted for approximately 51% of our 2004 net sales, average more than 20 years. From 2002 to 2004, the percentage of our revenue contributed by these customers increased by approximately 19%, from approximately $928 million to approximately $1.1 billion. We will seek to maintain and enhance our relationships with our key customers by providing them with a high level of value-added customer service. For example, we assisted Williams-Sonoma in changing the dimensions of its catalogs to reduce waste, thereby reducing costs, and also to use more recycled materials in its paper while maintaining the quality, look and feel of its catalogs. In addition, we custom designed the paper for Williams-Sonoma's catalogs to its specifications.

        Low cost manufacturing facilities.    According to Paperloop and based on certain assumptions set forth in "Business—Manufacturing," during the fourth quarter of 2004, the mills at which we produce our coated paper were in the top 20% of efficiency of all coated paper mills in North America, Europe and Asia based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency in part to the significant capital investments that have been made in our mills over the last ten years. Since January 2002, we have reduced costs by consolidating operations and focusing on operational efficiency. For example, we reduced our headcount by approximately 1,300 employees, shut down five of our paper machines, closed one paper mill and reduced our maintenance costs by improving our annual shut-down maintenance procedures. We also enhance our manufacturing efficiency by producing a large portion of our energy requirements.

        Efficient and integrated supply chain.    We believe that our fully-implemented integrated ERP system enables us to run our operations more cost-effectively through better planning of manufacturing runs and tracking of costs and inventory. Our ERP system also enhances our customer service, because it gives many of our customers the ability to order products and to track the real-time progress of their orders online. We also believe that the strategic location of our mills and distribution centers near major end-use markets, such as New York, Chicago and Atlanta, affords us the ability to more quickly and cost-effectively deliver our products to those markets.

        Significant producer of carbonless paper.    We are a significant producer of carbonless paper. Although industry-wide demand for carbonless paper in North America has been shrinking due to competing products and technologies, our carbonless paper business continues to contribute positive cash flow. We have pursued, and intend to continue to pursue, additional sales opportunities for carbonless paper.

        Experienced management team with proven track record.    Our senior management team averages approximately 23 years experience in the paper and forest products industry. Our Chairman, Mark A. Suwyn, was most recently Chairman and CEO of Louisiana-Pacific Corporation, a building product materials manufacturing and distribution company. Mr. Suwyn headed Louisiana-Pacific from 1996 to 2004. Prior to Louisiana-Pacific, Mr. Suwyn served as an Executive Vice President at International Paper. Our Chief Executive Officer, Peter H. Vogel, was most recently President of the MeadWestvaco Papers Group, and has also served as interim Chief Financial Officer of MeadWestvaco. Mr. Vogel has 25 years of experience in paper manufacturing and distribution.

The Acquisition and Related Transactions

        On January 14, 2005, Escanaba Timber LLC, or Escanaba Timber, and MeadWestvaco entered into an equity and asset purchase agreement, referred to as the "purchase agreement," pursuant to which we and our subsidiaries acquired the coated and carbonless papers group of MeadWestvaco. The purchase agreement (see "The Transactions—Purchase Agreement") and related documents contemplated the occurrence of the following events, which we collectively refer to as the "Transactions," which were completed on May 2, 2005:

  •
  NewPage Corporation and its subsidiaries paid approximately $2.05 billion for MeadWestvaco's Coated and Carbonless Papers Group, excluding fees and expenses and subject to the closing and post-closing purchase price adjustments specified in the purchase agreement, of which $1.95 billion was paid in cash and $100.0 million was paid in the form of NewPage Holding PIK notes.

  •
  Escanaba Timber contributed $415.0 million of cash equity, as an investment in common stock, to NewPage Holding Corporation, also referred to as NewPage Holding.

  •
  NewPage Holding issued an additional $25.0 million of NewPage Holding PIK notes for cash. NewPage Holding contributed the net cash proceeds from its notes, together with the $415.0 million of cash contributed by Escanaba Timber to NewPage Corporation, as an investment in the common stock of NewPage Corporation.

  •
  We entered into two senior secured credit facilities, consisting of a $750.0 million senior secured term loan and a $350.0 million senior secured asset-based revolving credit facility.

  •
  We issued $225.0 million of floating rate senior secured notes due 2012 and $350.0 million of 10% senior secured notes due 2012.

  •
  We issued $200.0 million of 2013 notes.

        On April 6, 2005, Cerberus entered into the Hedging Program with J. Aron & Company, an affiliate of Goldman, Sachs & Co. Concurrently with the completion of the Transactions, Cerberus assigned all of its rights under the hedging agreement, which governs the Hedging Program, to us and we assumed all of Cerberus' obligations thereunder. For a further description of the Hedging Program, see "The Transactions—Hedging Program."

Recent Developments

        Our net sales for the first half ended June 30, 2005 and 2004 were $1,067.6 million and $1,055.4 million, respectively. Net sales for the second quarter of 2005 and 2004 were $524.1 million and $538.7 million, respectively. Our net sales of $524.1 million for the second quarter of 2005 decreased from $543.5 million in the first quarter of 2005, as sales volume of our coated paper declined from 495,000 to 450,000 tons. The decrease in sales volume was largely caused by a fall off in industry demand, which we believe was due to lower advertising spending and customer inventory reductions. This decrease in sales volume was partially offset by higher average coated paper prices of $877 per ton in the second quarter of 2005 compared to $859 per ton in the first quarter of 2005, as well as higher sales volumes and selling prices of our carbonless and uncoated papers in the second quarter of 2005.

        Pro forma EBITDA for the first half ended June 30, 2005 and 2004 was $99.8 million and $39.9 million, respectively. Pro forma EBITDA for the second quarter of 2005 and 2004 was $27.8 million and $20.4 million, respectively. Second quarter of 2005 pro forma EBITDA declined from $72.0 million in the first quarter of 2005, primarily a result of planned seasonal maintenance outages. Pro forma net cash provided by (used in) operating activities for the first half ended June 30, 2005 and 2004 was $(21.3) million and $40.7 million, respectively. Pro forma net cash provided by (used in) operating activities for the second quarter of 2005 and 2004 was $15.1 million and $32.7 million, respectively. See below for a reconciliation of pro forma EBITDA to pro forma net cash provided by (used in) operating activities for the foregoing periods. Maintenance expenses for the second quarter of 2005 were $65.5 million, as compared to $53.8 million in the first quarter of 2005. Maintenance expenses for the second quarter and first half of 2004 were $63.2 million and $114.6 million, respectively. Cost of sales includes approximately $9 million and $10 million of costs in the second quarter of 2005 and 2004, respectively, compared to zero in the first quarter of 2005 for unfavorable fixed cost absorption variances as a result of lower production levels that would otherwise have been capitalized as inventory and incremental costs for purchased materials and energy during the maintenance shutdowns that would otherwise be produced as part of normal operations of our mills.

        Our inventory (excluding the effects of last in first out (LIFO) and purchase accounting) increased $32.6 million during the second quarter of 2005 compared to March 31, 2005, due to lower industry demand combined with efficient production performance at our paper mills. As reflected in the net cash provided by (used in) operating activities above, in the second quarter of 2004 inventory decreased by $26.7 million as compared to an increase in the second quarter of 2005. During the second quarter of 2005, we took machine downtime that resulted in decreased production of approximately 19,000 tons of coated paper and 9,000 tons of carbonless paper in order to maintain appropriate inventory levels. We plan to continue to take modest machine downtime in the third quarter of 2005 in order to maintain appropriate inventory levels. We expect that the machine downtime in the third quarter of 2005 will result in a decrease of production of approximately 30,000 tons of coated, carbonless and uncoated paper. We will consider the need for additional downtime from time to time based on market conditions. Market downtime during the first half of 2004, most of which occurred in the first quarter of 2004, reduced our production by 37,000 tons.

        On June 2, 2005, we announced that we are evaluating steps needed to ensure that our carbonless paper business and associated facilities will remain viable for the long term. Options under consideration include, but are not limited to:

  •
  The sale of the carbonless paper facilities to an owner with better alignment to its core businesses that would enhance the viability long term;

  •
  the sale of the carbonless paper business to the management team and/or employees at our Chillicothe, Ohio mill; or

  •
  Major restructuring and streamlining of the existing carbonless facilities to reduce costs.

Pro Forma EBITDA Reconciliation

        The following table presents a reconciliation of pro forma net cash provided (used in) by operating activities to pro forma EBITDA:

	For the second quarter		For the first half ended
	2004	2005	2004	2005
	(in millions)
Pro forma net cash provided by (used in) operating activities	$32.7	$15.1	$40.7	$(21.3)
Interest expense	35.6	35.3	71.2	70.9
Income tax benefit	(25.2)	(3.3)	(50.6)	(9.0)
Equity income from investee income tax expense	0.3	0.1	0.6	0.4
Deferred income taxes	10.7	0.6	25.9	(1.4)
Loss on sale of assets, net	(1.1)	1.0	(1.6)	(1.5)
Investee-earnings and distributions	(1.5)	0.8	(2.8)	(0.5)
Unrealized loss on option contract	—	(20.0)	—	(20.0)
Changes in operating assets and liabilities	(31.1)	0.2	(43.5)	82.2

Pro forma EBITDA	$20.4	$27.8	$39.9	$99.8

        See "—Summary Historical and Pro Forma Combined Financial Data" for further information concerning the adjustments included in our pro forma financial data and how we calculate EBITDA. Any pro forma financial data presented for the first half of 2005 or for the second quarter of 2005 includes two months of actual historical data for the period subsequent to the date of the Acquisition.

Our Equity Sponsor

        Founded in 1992, Cerberus Capital Management, L.P. and its affiliates, or Cerberus, comprise one of the largest private investment firms in the world with in excess of $15 billion of capital under management. Cerberus invests in divestitures, turnarounds, recapitalizations, financial restructurings, public-to-privates and management buyouts in a variety of sectors. Some of Cerberus' past transactions in the wood products and manufacturing industries include: BlueLinx, formerly Georgia Pacific's building products distribution division; Formica Corporation, a producer of decorative surfacing; Anchor Glass, a glass container manufacturer; and Global Home Products (Anchor Hocking Glassware, Burnes Picture Frames and Mirro Cookware), which was acquired from Newell Rubbermaid.

Our Corporate Information

        Our principal executive offices are located at Courthouse Plaza, NE, Dayton, Ohio 45463, and our telephone number at those offices is (877) 855-7243.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on , 2005, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.
Exchange and Registration Rights
In an exchange and registration rights agreements dated May 2, 2005, the holders of our Floating Rate Senior Secured Notes due 2012 (the "Original Floating Rate Notes"), 10% Senior Secured Notes due 2012 (the "Original Fixed Rate Notes") and 12% Senior Subordinated Notes due 2013 (the "Original Senior Subordinated Notes" and together with the Original Floating Rate Notes and the Original Fixed Rate Notes, the "Original Notes"), series A, were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for our Floating Rate Senior Notes due 2012 (the "New Floating Rate Notes"), 10% Senior Secured Notes due 2012 (the "New Fixed Rate Notes") and 12% Senior Subordinated Notes due 2013 (the "New Senior Subordinated Notes, and together with the New Floating Rate Notes and New Fixed Rate Notes, the "New Notes"), series B, with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.
Accrued Interest on the New Notes and Original Notes

The New Notes will bear interest from May 2, 2005. Holders of Original Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.
Conditions to the Exchange Offer
The exchange offer is conditioned upon some customary conditions which we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of this offer.
Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:
• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or
• arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on time; or
• your Original Notes are not immediately available.
Withdrawal Rights	You may withdraw your tender of Original Notes at any time on or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.
Failure to Exchange Will Affect You Adversely

If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.
Federal Tax Considerations
We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See "Material United States Federal Income Tax Consequences."
Exchange Agent	HSBC Bank USA, National Association, trustee under the indentures under which the New Notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

        The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	NewPage Corporation, a Delaware corporation.
Securities	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:
• the New Notes will bear a different CUSIP number from the Original Notes;
• the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the New Notes.
The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indentures governing the Original Notes and will be treated under the indentures as a single class with the Original Notes.
Maturity	The 2012 notes will mature on May 1, 2012.
The 2013 notes will mature on May 1, 2013.
Interest Payment Dates	We will pay interest on the 2012 floating rate notes on February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 2005.
We will pay interest on the 2012 fixed rate notes and the 2013 notes on May 1 and November 1 of each year, commencing on November 1, 2005.
Guarantees	The New Notes are unconditionally guaranteed, jointly and severally, by our domestic subsidiaries.
Ranking and Subordination	The 2012 notes and the related subsidiary guarantees are senior secured obligations, secured by a second lien on substantially all of our and our domestic subsidiaries' present and future property and assets (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt). The 2012 notes and related subsidiary guarantees are senior to our senior unsecured indebtedness to the extent of the value of their interest in their collateral and senior to the 2013 notes and all of our future subordinated debt. The lien on the collateral in favor of the trustee under the 2012 notes ranks junior to the lien on the collateral of the holders of the debt issued under our senior secured credit facilities.

The 2013 notes and the related subsidiary guarantees are senior subordinated obligations and are subordinated in right of payment to all of our future senior debt, including all borrowings under our senior secured term loan facility, the 2012 notes and our revolving senior secured credit facility, as well as all other existing and future senior liabilities of our subsidiaries.
Assuming we had completed the Transactions on March 31, 2005, on a pro forma basis:
	•	we would have had $898.5 million of senior secured indebtedness outstanding under our senior secured credit facilities; this excludes up to a maximum of $201.5 million of additional borrowings that would be available under the revolving senior secured credit facility; the senior secured term loan facility is secured by a first lien on substantially all of our and our domestic subsidiaries' present and future property and assets (other than cash, deposit accounts, accounts receivables and inventory) and the revolving senior secured credit facility is secured by our cash, deposit accounts, accounts receivables and inventory;
	•	we would have had $575.0 million of senior secured indebtedness outstanding under the 2012 notes. The 2012 notes are secured by a second lien on substantially all of our and our domestic subsidiaries' present and future property and assets (other than cash, deposit accounts, accounts receivables, inventory, the capital stock of our subsidiaries and intercompany debt);
	•	we would have had $200.0 million of senior subordinated indebtedness, consisting solely of the 2013 notes;
	•	we would not have had any indebtedness that is subordinate to the 2013 notes; and
	•	we and our subsidiaries would have had trade payables aggregating $114.7 million.
See "Description of New Senior Subordinated Notes—Subordination."
Optional Redemption	At any time on or after May 1, 2009, we may redeem some or all of the 2012 floating rate notes at the applicable redemption prices described under "Description of New Senior Secured Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the redemption date.
At any time prior to May 1, 2009, we may redeem some or all of the 2012 fixed rate notes at a price equal to 100% of the principal amount of the 2012 fixed rate notes plus the make-whole premium described under "Description of New Senior Secured Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the redemption date.

At any time on or after May 1, 2009, we may redeem some or all of the 2012 fixed rate notes at the applicable redemption prices described under "Description of New Senior Secured Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the redemption date.
At any time prior to May 1, 2009, we may redeem some or all of the 2013 notes at a price equal to 100% of the principal amount of the 2013 notes plus the make-whole premium described under "Description of New Senior Subordinated Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the redemption date.
At any time on or after May 1, 2009, we may redeem some or all of the 2013 notes at the applicable redemption prices described under "Description of New Senior Subordinated Notes—Optional Redemption," plus accrued and unpaid interest and special interest, if any, to the redemption date.
Optional Redemption after Equity Offerings
At any time, on one or more occasions: (i) before May 1, 2008, we can choose to redeem up to 30% of the outstanding aggregate principal amount of the 2012 floating rate notes; (ii) before May 1, 2008, we can choose to redeem up to 30% of the outstanding aggregate principal amount of the 2012 fixed rate notes; and (iii) before May 1, 2008, we can choose to redeem up to 30% of the outstanding aggregate principal amount of the 2013 notes, in each case with the net cash proceeds of any one or more qualified public equity offerings by NewPage Corporation or a contribution to the Company's equity from NewPage Holding or Escanaba Timber from one or more qualified public equity offerings, at the following redemption prices:
	•	100%, plus the interest rate then in effect for such notes, of the principal amount of the 2012 floating rate notes being redeemed,
	•	110% of the principal amount of the 2012 fixed rate notes being redeemed, and
	•	112% of the principal amount of the 2013 notes being redeemed, in each case, plus accrued and unpaid interest and special interest, if any, to the redemption date, so long as:
	•	at least 70% of the aggregate principal amount of the notes issued under the indenture governing such series of notes remains outstanding immediately after each such redemption; and
	•	we redeem such notes within 90 days of such equity offering.

Mandatory Offer to Repurchase	If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of New Notes may require us to repurchase all or a portion of its New Notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the repurchase date. See "Description of New Senior Secured Notes—Repurchase at the Option of Holders" and "Description of New Senior Subordinated Notes—Repurchase at the Option of Holders." Our senior secured credit facilities may restrict us from repurchasing any of the New Notes, including any repurchase we may be required to make as a result of a change of control or certain asset sales. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the New Notes."
Certain Indenture Provisions	The indentures governing the New Notes contain covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness or issue disqualified stock or preferred stock;
	•	create liens;
	•	pay dividends or make other sorts of restricted payments;
	•	make investments;
	•	sell assets;
	•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
	•	enter into transactions with our affiliates; and
	•	designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important exceptions and qualifications, which are described under "Description of New Senior Secured Notes" and "Description of New Senior Subordinated Notes."
Exchange Offer; Registration Rights
You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.
Resales Without Further Registration
We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;
•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and
•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.
Each of the participating broker-dealers that receives New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Historical and Pro Forma Combined Financial Data

        The following table sets forth historical and pro forma combined financial data for our predecessor for the periods ended and at the dates indicated below. We have derived the historical combined financial data as of December 31, 2002, 2003 and 2004 and for the years then ended from the audited combined financial statements (which were restated for 2004) included elsewhere in this prospectus. We have derived the historical combined financial data as of March 31, 2004 and March 31, 2005, and for the quarters then ended, from the unaudited combined financial statements included elsewhere in this prospectus which reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented.

        The pro forma income statement data set forth below gives effect to the Transactions as if they had occurred on January 1, 2004, and the pro forma balance sheet data gives effect to the Transactions as if they had occurred on March 31, 2005. The pro forma data are unaudited, are for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

        The Transactions are being accounted for using the purchase method of accounting. Under purchase accounting, the total Acquisition consideration for the coated and carbonless papers group are being allocated to our assets and liabilities based upon the fair value of assets acquired and liabilities being assumed. The final allocation of the Acquisition consideration will be based upon management's consideration of the final valuation analysis prepared by an independent valuation firm. Any adjustment based on that final valuation may change the allocations of the Acquisition consideration for the coated and carbonless papers group, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the pro forma combined financial data.

        The following summary combined financial data should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Combined Financial Data," "Selected Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the accompanying notes thereto included elsewhere in this prospectus.

				Quarter ended March 31,		Pro Forma
	Year ended December 31,
						For the year ended Dec. 31, 2004(2)	For the quarter ended March 31, 2005(2)
	2002(1)	2003	2004	2004	2005
			(as restated)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$1,960,662	$1,988,917	$2,175,935	$516,726	$543,501	$2,175,935	$543,501
Cost of sales	1,992,412	1,994,509	2,145,433	533,636	507,767	2,108,306	498,881
Selling, general and administrative expenses	133,371	135,600	129,240	30,065	29,373	106,489	25,023
Goodwill and asset impairment	11,508	—	238,047	—	—	238,047	—
Interest expense	8,223	10,297	9,241	2,350	2,136	138,572	35,610
Other income, net	(3,062)	(4,079)	(3,559)	(950)	(982)	(3,559)	(982)

Income (loss) before income taxes, equity income from investee and cumulative effect of accounting change	(181,790)	(147,410)	(342,467)	(48,375)	5,207	(411,920)	(15,031)
Income tax (benefit)	(74,751)	(51,928)	(39,492)	(18,303)	1,737	(65,846)	(5,692)
Equity income from investee (net of income tax expense)	4,589	2,115	1,784	566	508	1,784	508

Income (loss) before cumulative effect of accounting change	(102,450)	(93,367)	(301,191)	(29,506)	3,978	(344,290)	(8,831)
Cumulative effect of accounting change (net of income tax benefit)	—	(408)	—	—	—	—	—

Net income (loss)	$(102,450)	$(93,775)	$(301,191)	$(29,506)	$3,978	$(344,290)	$(8,831)

	Quarter ended March 31, 2005	Pro Forma for the quarter ended March 31, 2005
Balance Sheet Data(3):
Cash and cash equivalents	$—	$—
Working capital(4)	344,435	418,728
Total assets	2,655,378	2,411,443
Total debt	145,035	1,666,738
						Pro Forma
	Year ended December 31,			Quarter ended March 31,
						For the year ended Dec. 31, 2004(2)	For the quarter ended March 31, 2005(2)
	2002(1)	2003	2004	2004	2005
			(as restated)
	(dollars in thousands, except selected operations data)
Other Financial Data:
EBITDA(5)	$49,562	$102,233	$(100,636)	$11,253	$64,899	$(67,198)	$71,975
Capital expenditures	71,755	78,071	87,549	13,987	11,463	87,549	11,463
Selected Operations Data:
Weighted average coated paper price per ton	$805	$789	$797	$762	$859	n/a	n/a
Coated paper volume sold (in tons)	1,833,535	1,918,620	2,111,843	519,000	495,000	n/a	n/a

(1)
On January 29, 2002, Mead Corporation and Westvaco Corporation merged, forming MeadWestvaco Corporation. The income statement data for 2002 was derived from the historical combined financial data of our predecessor, which includes approximately eleven months of Mead's paper group's results and twelve months of Westvaco's paper group's results.

(2)
The pro forma income statement data gives effect to the Transactions as if they had occurred on January 1, 2004, and the pro forma balance sheet data gives effect to the Transactions as if they had occurred on March 31, 2005.

(3)
Balance sheet data are as of the end of the applicable period.

(4)
Working capital is defined as current assets net of current liabilities, excluding the current portion of long term debt.

(5)
EBITDA is defined as net loss before interest expense, income taxes, cumulative effect of accounting change and depreciation, amortization and depletion.

  EBITDA is not a measure of our liquidity under GAAP, is not intended to represent cash flow from operations, as defined under GAAP, and should not be used as an alternative to cash flow from operations as an indicator of liquidity. EBITDA is included in this prospectus because it is a primary component of certain covenants under our senior secured credit facility and is a basis upon which our management assesses liquidity. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.

  The use of EBITDA instead of cash flow from operations has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

  Because of these limitations, EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business.

  The following table presents a reconciliation of net cash provided by operating activities to EBITDA:

				Quarter ended March 31,		Pro Forma
	Year ended December 31,
						For the year ended Dec. 31, 2004	For the quarter ended March 31, 2005
	2002	2003	2004	2004	2005
		(as restated)
	(dollars in thousands)
Net cash provided (used) by operating activities	$146,665	$49,692	$240,315	$32,983	$(10,906)	$152,317	$(36,378)
Interest expense	8,223	10,297	9,241	2,350	2,136	138,572	35,610
Income tax benefit	(74,751)	(51,928)	(39,492)	(18,303)	1,737	(65,846)	(5,692)
Equity income from investee income tax expense	3,204	1,159	1,004	318	286	1,004	286
Deferred income taxes	73,080	50,393	37,581	15,158	(2,023)	37,581	(2,023)
Loss on sale of assets, net	(2,136)	(1,887)	(4,799)	(469)	(520)	(4,799)	(520)
Investee—earnings and distributions	168	(8,830)	(9,452)	(1,351)	(1,276)	(9,452)	(1,276)
Impairment of goodwill and long-lived assets	(11,508)	—	(238,047)	—	—	(238,047)	—
Changes in operating assets and liabilities	(93,383)	53,337	(96,987)	(19,433)	75,465	(78,528)	81,968

EBITDA	$49,562	$102,233	$(100,636)	$11,253	$64,899	$(67,198)	$71,975

RISK FACTORS

        You should carefully consider the risk factors discussed below as well as the other information contained in this prospectus before deciding whether to tender the Original Notes in exchange for New Notes. The risks discussed below, any of which could materially affect our business, financial condition or results of operations, are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If that occurs, the value of the New Notes could decline and you could lose all or part of your investment.

Risks Relating to the New Notes

  Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the New Notes.

        Our ability to make payments on and to refinance our indebtedness, including the New Notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the New Notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness, including the New Notes and our senior secured credit facilities on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the New Notes or our senior secured credit facilities, on commercially reasonable terms or at all, or that the terms of our indebtedness will allow any of the above alternative measures or that such measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms it could significantly adversely affect our financial condition, the value of the New Notes and our ability to pay principal and interest on the New Notes.

  Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the New Notes.

        We currently have substantial indebtedness. As of March 31, 2005, after giving pro forma effect to the Transactions, we would have had $1,666.7 million of total indebtedness. Our revolving senior secured credit facility would permit additional borrowings of up to a maximum of $201.5 million and all of those borrowings would effectively rank senior to the New Notes and the subsidiary guarantees. In addition, subject to restrictions in the indentures governing the New Notes and the NewPage Holding PIK New Notes and our senior secured credit facilities, we may incur additional indebtedness. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. On a pro forma basis after giving effect to the Transactions, for the quarter ended March 31, 2005 and for the year ended December 31, 2004, our earnings would have been deficient to meet fixed charges by $13.0 million and $399.7 million, respectively.

        Our substantial indebtedness could have important consequences to you, including the following:

  •
  it may be more difficult for us to satisfy our obligations with respect to the New Notes;

  •
  our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

  •
  we must use a substantial portion of our cash flow to pay interest and principal on the New Notes and our other indebtedness, which will reduce the funds available to us for other purposes;

  •
  we are more vulnerable to economic downturns and adverse industry conditions;

  •
  our ability to capitalize on business opportunities and to react to competitive pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

  •
  our ability to refinance our indebtedness, including the New Notes, may be limited.

        In addition, a substantial portion of our debt, including borrowings under our senior secured credit facilities and the 2012 floating rate New Notes, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

        In addition, prior to the repayment of the New Notes, we will be required to refinance our senior secured credit facilities. Furthermore, prior to the repayment of the 2013 notes, we will be required to refinance our 2012 notes. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facilities or our 2012 notes, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

  •
  sales of assets;

  •
  sales of equity; and/or

  •
  negotiations with our lenders to restructure the applicable debt.

        Our senior secured credit facilities and the indentures governing the New Notes and the NewPage Holding PIK notes may restrict, or market or business conditions may limit, our ability to use some of our options.

  Our debt instruments, including the indentures governing the New Notes and the NewPage Holding PIK notes and our senior secured credit facilities, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the New Notes.

        The indentures governing the New Notes and the NewPage Holding PIK notes and our senior secured credit facilities impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

  •
  incur additional indebtedness or guarantee obligations;

  •
  repay indebtedness (including the New Notes) prior to stated maturities;

  •
  pay dividends or make certain other restricted payments;

  •
  make investments or acquisitions;

  •
  create liens or other encumbrances;

  •
  transfer or sell certain assets or merge or consolidate with another entity;

  •
  engage in transactions with affiliates; and

  •
  engage in certain business activities.

        In addition to the covenants listed above, our senior secured credit facilities require us to meet specified financial ratios and tests and restrict our ability to make capital expenditures. Any of these restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict corporate activities. See "Description of Certain Indebtedness."

        Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained, or if obtained, would be on terms acceptable to us. In addition, the holders of each series of New Notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in its respective indenture. Therefore, we cannot assure you that even if the holders of the New Notes agree to waive or amend the covenants contained in the indentures, the holders of our other debt will agree to do the same with respect to their debt instruments.

        A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements, including our inability to comply with the required financial covenants in our senior secured credit facilities, could result in an event of default under those agreements. Such a default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we will not be able to repay them and also repay the New Notes in full.

  Proceeds from any sale of the collateral securing the 2012 notes upon foreclosure or liquidation may not be sufficient to repay the 2012 notes in full.

        The holders of the debt issued under our senior secured term loan facility have a lien on the collateral securing the 2012 notes that ranks prior to the lien on the collateral in favor of the trustee under the 2012 notes. Accordingly, the proceeds of the collateral may be used to satisfy amounts due and payable to holders of the 2012 notes only after the claims of holders under our senior secured term loan facility have been satisfied. We have not conducted appraisals of any of our assets to determine if the value of such collateral upon foreclosure or liquidation equals or exceeds the amount of our senior secured term loan facility and our 2012 notes. Accordingly we cannot assure you that the remaining proceeds from the sale of the collateral would be sufficient to repay noteholders all amounts owed under the 2012 notes indentures and the 2012 notes.

        In the event of a foreclosure or liquidation of the collateral securing the 2012 notes, the value realized on the collateral will depend on market conditions, the availability of buyers and other factors. The collateral is by its nature illiquid, and we can therefore not assure you that the collateral can be sold in a short period of time or at all. A significant portion of the collateral, including the real property portion thereof, includes assets that may only be usable as part of the existing operating business. Accordingly, any such sale of the collateral, including the real property portion thereof, separate from the sale of the company as a whole may not be feasible or of any value. We therefore cannot assure you that the proceeds from the sale of the collateral (after payment of expenses of the sale and repayment of secured indebtedness permitted under the 2012 notes indentures or other liens on the collateral which might under applicable law rank prior to the lien on the collateral in favor of the collateral trustee under the 2012 notes indentures, including liens under the senior secured term loan facility) would be sufficient to repay noteholders all amounts owed under the 2012 notes indentures and the 2012 notes.

        To the extent that the proceeds of the collateral were not sufficient to repay amounts owed under the 2012 notes indentures and the 2012 notes, then holders of the 2012 notes would have a general unsecured claim against our remaining assets, which claim would be effectively subordinated to debt secured by other assets of ours to the extent of the value of the collateral securing such other secured debt.

        As of March 31, 2005, after giving pro forma effect to the Transactions, the aggregate amount of our secured indebtedness under the senior secured credit facilities would have been $898.5 million, $750.0 million of which would have been pursuant to our senior secured term loan facility, and up to a maximum of $201.5 million would have been available for additional borrowing under the revolving senior secured credit facility. In addition, we may be required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers because we are a new company. We will be permitted to borrow substantial additional indebtedness, including additional secured debt, in the future under the terms of the indentures. See "Description of Certain Indebtedness—Borrowing Base."

  The ability of the collateral trustee to foreclose on the collateral may be limited.

        Bankruptcy law could prevent the collateral trustee from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the collateral trustee repossessed and disposed of the collateral. Under bankruptcy law, secured creditors such as the holders of the 2012 notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. Under the collateral trust agreement, the holders of the 2012 notes waive their right to seek any adequate protection other than a lien junior to any lien granted as adequate protection to holders of our first lien indebtedness.

        In addition, the collateral trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on the collateral because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the collateral trustee may decline to foreclose on the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of the 2012 notes. Finally, the collateral trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, other liens (including under the senior secured credit facilities) and practical problems associated with the realization of the collateral trustee's security interest in the collateral.

  The 2012 notes are not secured by all our assets, and the liens on the collateral may be subject to limitations.

        Our obligation to make payments on the 2012 notes is secured only by the collateral described in this prospectus under "Description of New Senior Secured Notes—Collateral." In particular, cash, deposit accounts, accounts receivables, inventory, stock of our subsidiaries and intercompany debt do not constitute collateral for the 2012 notes. Our obligations under our senior secured term loan facility are secured by first liens on the collateral securing the 2012 notes and by other significant assets of ours that are not included in the collateral for the 2012 notes, and the 2012 notes are therefore effectively further subordinated to the senior secured term loan facility to the extent of the value of those other assets.

        The 2012 notes indentures permit the incurrence of additional secured indebtedness that ranks prior to the lien in favor of the collateral trustee as well as additional secured indebtedness that ranks pari passu to the lien in favor of the collateral trustee. We also may acquire additional assets that do not constitute collateral for the 2012 notes. In addition, certain permitted liens on the collateral securing the New Notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral trustee or the holders of the 2012 notes to realize or foreclose upon such collateral. See "Description of New Senior Secured Notes—Certain Covenants—Liens."

  The holders of first-priority liens, including lenders under the senior secured term loan facility, have the sole right to exercise remedies against the collateral for so long as the debt secured by such liens is outstanding and the right to release the collateral securing the 2012 notes.

        The collateral trust agreement provides that holders of first-priority liens, including the lenders under the senior secured term loan facility, have the exclusive right to manage, perform and enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the collateral trust agreement, so long as indebtedness secured by such first-priority liens is outstanding, if the holders of such indebtedness release the collateral securing the senior secured term loan facility for any reason whatsoever, including, without limitation, in connection with any sale of assets, the security interest securing the 2012 notes will be automatically and simultaneously released without any consent or action by the holders of the 2012 notes (unless all or substantially all of the collateral is being released). The collateral so released will no longer secure our and our guarantors' obligations under the 2012 notes. If an event of default has occurred, the lenders under the senior secured term loan facility and other future first lien credit facilities will have the exclusive right to dispose of collateral in connection with the foreclosure or other enforcement of their security interests and liens in the collateral to satisfy obligations under such credit facilities, and regardless of whether the proceeds from such disposition are sufficient to satisfy any part of our and our subsidiaries' obligations under the 2012 notes. Any collateral subject to such dispositions would cease to act as security for the 2012 notes and the guarantees of the 2012 notes, as well as our and our guarantors' obligations under the senior secured credit facilities and any other indebtedness which is secured by such collateral. In addition, because the lenders under the senior secured credit facilities control the disposition of the collateral securing the senior secured credit facilities and the 2012 notes, the lenders could decide not to proceed against the collateral, regardless of whether there is a default under the senior secured credit facilities. In such event, the only remedy available to the holders of the 2012 notes would be to sue for payment on the 2012 notes and the related subsidiary guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral trust agreement that may be adverse to you as a holder of 2012 notes.

  The priority and voting provisions set forth in the senior secured note indentures and the collateral trust agreement substantially limit the rights of the holders of the 2012 notes with respect to the collateral securing the 2012 notes.

        The rights of the holders of the 2012 notes with respect to the collateral securing the 2012 notes are substantially limited pursuant to the terms of the priority and voting provisions set forth in the collateral trust agreement. Under those provisions, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings, and the approval of amendments to, releases of collateral (other than releases of all or substantially all of the collateral) from the lien of, and waivers of past defaults under, the security documents, are at the direction of the holders of the obligations secured by the first priority liens. These lien subordination provisions materially limit the value of the security interests securing the 2012 notes.

  The value of the collateral securing the 2012 notes may not be sufficient to secure post-petition interest.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the 2012 notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the 2012 notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with this offering and cannot assure you that the value of the 2012 noteholders' interest in their collateral equals or exceeds the principal amount of the 2012 notes.

  The waiver in the collateral trust agreement of rights of marshalling in the collateral trust agreement may adversely affect the recovery rates of holders of the 2012 notes in a bankruptcy or foreclosure scenario.

        The 2012 notes and the related guarantees are not secured by our cash, deposit accounts, accounts receivable, inventory, intercompany debt and certain other assets that secure our senior secured revolving credit facilities, and our senior secured term loan facilities or the stock of our subsidiaries that secures our senior secured term loan facility. The collateral trust agreement provides that, prior to the discharge of priority lien obligations, which include our senior secured term loan facility, the holders of the 2012 notes, the trustee under the indentures governing the 2012 notes and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of priority liens. Without this waiver of the right of marshalling, holders of prior liens on the collateral securing the 2012 notes would likely be required to liquidate collateral on which the 2012 notes did not have a lien, prior to liquidating collateral on which the 2012 notes have a second lien, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the 2012 notes. As a result of this waiver, the proceeds of sales of the collateral securing the 2012 notes could be applied to repay priority lien obligations before applying proceeds of other collateral securing such priority lien obligations, and the holders of 2012 notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the 2012 notes.

  Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

        Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indentures governing the 2012 notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the 2012 notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

  Your right to receive payments on the 2013 notes is junior to our existing and future senior indebtedness, including borrowings under our senior secured credit facilities and the 2012 notes.

        The 2013 notes and the related guarantees are contractually subordinated to all of our current and future senior indebtedness (other than trade payables), including our borrowings under our senior secured credit facilities and the 2012 notes and all of our and the guarantors' future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the 2013 notes and the related guarantees. As a result of such subordination, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the 2013 notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the 2013 notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the 2013 notes and the related guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the 2013 notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the 2013 notes requires that amounts otherwise payable to holders of the 2013 notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the 2013 notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of 2013 notes may receive less, ratably, than the holders of our senior debt.

        Assuming we had completed the Transactions on March 31, 2005, the 2013 notes and the related guarantees would have been subordinated to $1,469.2 million of senior debt, all of which is secured, and up to a maximum of $201.5 million would have been available for borrowing as additional senior debt under our revolving senior secured credit facility. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indentures.

  Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

        As of March 31, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $898.5 million of secured indebtedness outstanding under our senior secured credit facilities, and up to a maximum of $201.5 million of additional availability thereunder. The terms of the indentures governing the New Notes permit us to incur substantial additional indebtedness in the future, including secured indebtedness. See "Description of Certain Indebtedness," "Description of New Senior Secured Notes" and "Description of New Senior Subordinated Notes." Any senior debt incurred by us would be senior to the 2013 notes and, if secured on a first lien basis, effectively senior to our 2012 notes. If we incur any additional indebtedness that ranks equal to either the 2012 or the 2013 notes, the holders of that debt will be entitled to share ratably with the holders of the applicable notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our or our subsidiaries' current debt levels, the related risks that we now face could intensify. See "Description of Certain Indebtedness."

  We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the New Notes.

        Upon the occurrence of a "change of control," as defined in the indentures governing the New Notes, we must offer to buy back the New Notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the New Notes would be a default under the indentures governing the New Notes, which would also be a default under our senior secured credit facilities. See "Description of New Senior Secured Notes—Repurchase of Senior Secured Notes at the Option of Holders—Change of Control" and "Description of New Senior Subordinated Notes—Repurchase of Senior Subordinated Notes at the Option of Holders—Change of Control."

        If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of New Notes or to satisfy all obligations under our senior secured credit facilities and the indentures governing the New Notes. In order to satisfy our obligations, we could seek to refinance the indebtedness under our senior secured credit facilities and the indentures governing the New Notes or obtain a waiver from the lenders or you as a holder of the New Notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

  Our controlling equity holder may take actions that conflict with your interests.

        Substantially all of the voting power of our equity is held by an affiliate of Cerberus. Accordingly, Cerberus indirectly controls the power to elect our directors and officers, to appoint new management and to approve all actions requiring the approval of the holders of our equity, including adopting amendments to our constituent documents and approving mergers, acquisitions or sales of all or substantially all of our assets. The directors have the authority, subject to the terms of our debt, to issue additional indebtedness or equity, implement equity repurchase programs, declare dividends and make other such decisions about our equity.

        In addition, the interests of our controlling equity holder could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holder might conflict with your interests as a note holder. Our controlling equity holder also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the New Notes.

  Federal and state laws permit courts to void guarantees under certain circumstances.

        The New Notes are guaranteed by all of our domestic subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of our guarantor's unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the New Notes to that guarantor's other debt or take other action detrimental to holders of the New Notes and the guarantees of the New Notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors;

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its indebtedness as it becomes due.

        We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors' other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

Risks Relating to Our Business

  We have limited ability to pass through increases in our costs; increases in our costs or decreases in our product prices could adversely affect our business, financial condition or results of operations.

        Prices of paper products are determined by overall supply and demand. We therefore have limited ability to control the pricing of our products. Market prices of grade No. 3 coated paper, 60 lb. weight, which is an industry benchmark for coated paper pricing, have fluctuated during the last five years from a high of $950 per ton to a low of $705 per ton. Because market conditions determine the price for our paper products, the price for our products could fall below our cash production costs. Our earnings are sensitive to price changes for our products, with the effect of price changes on coated paper being the greatest. Additionally, even though our costs may increase, our customers may not accept price increases for our products, or the prices for our products may decline. Therefore, our ability to achieve acceptable margins is principally dependent on managing our cost structure and managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control. If the prices of our products decline, or if our raw material costs increase, it could have a material adverse effect on our business, financial condition and results of operations. For a further discussion of the variability of our coated paper prices and our costs and expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors that Affect our Operating Results."

  The paper industry is cyclical. Fluctuations in supply and demand for our products could materially adversely affect our business, financial condition and results of operations.

        The paper industry is a commodity market to a significant extent and is subject to cyclical market pressures. North American demand for coated paper products tends to decline during a weak U.S. economy. Accordingly, general economic conditions may have a material adverse impact on the demand for our products, which could have a material adverse effect on our business, financial condition and results of operations. In addition, currency fluctuations can have a significant impact on the supply of coated paper products in North America. If the U.S. dollar strengthens, imports may increase, which, in turn, would cause the supply of paper products available in the North American market to increase. Foreign overcapacity also could result in an increase in the supply of paper products available in the North American market. An increased supply of paper in North America could put downward pressure on prices and/or cause us to lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

  The sensitivity analysis contained in this prospectus is not a projection or prediction of our future performance and our actual results may differ significantly from the sensitivity analysis.

        The sensitivity analysis presented under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors that Affect our Operating Results—Net Sales" illustrates the impact that certain changes in our coated paper prices would have had on our EBITDA for 2004. The sensitivity analysis is based on numerous price assumptions. These assumptions are subject to numerous uncertainties, including those set forth in "Risk Factors," many of which are difficult to predict. The sensitivity analysis is presented for illustrative purposes and does not reflect our actual historical or future net sales, gross margins, or EBITDA. In addition, the range of prices illustrated may not reflect actual prices in the future. If actual prices are lower, or if any of our other assumptions vary from what is presented, our EBITDA may be significantly lower than reflected in the sensitivity analysis. Accordingly, we cannot assure you that the information therein will be reflective of our results in 2005 or any other year and readers of this prospectus are cautioned not to place undue reliance on this information.

  The third-party industry projections contained in this prospectus may not be accurate and may not be useful in determining whether to exchange the Original Notes for New Notes.

        The industry projections we have included in this prospectus are based on independent third-party sources. These projections are inherently subject to significant business, economic and competitive uncertainties beyond our control and projections are necessarily speculative in nature. Actual industry results and trends will vary from the projections and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of third-party industry projections in this prospectus should not be regarded as a representation by the initial purchasers, us or any other person that the projected industry outcomes will actually be achieved. Moreover, we do not intend to update or otherwise revise the third-party industry projections to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Furthermore, our business and results of operations may deviate from industry trends, and any such deviation could be material. You are cautioned not to place undue reliance on this information.

  The markets in which we operate are highly competitive.

        Our business is highly competitive. Competition is based largely on price. We compete with numerous North American paper manufacturers. We also face competition from foreign producers, some of which are lower cost producers than we are or are subsidized by governments. Some of our competitors have advantages in one or more of the following: lower raw material and labor costs and fewer environmental and governmental regulations to comply with than we do.

        Furthermore, some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities.

        Our non-U.S. competitors may develop a competitive advantage over us and other U.S. producers if the U.S. dollar strengthens in comparison to the home currency of those competitors or ocean shipping rates decrease. If the U.S. dollar strengthens, if shipping rates decrease or if overseas supply exceeds demand, imports may increase, which, in turn, would cause the supply of paper products available in the North American market to increase. An increased supply of paper could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, the following factors will affect our ability to compete:

  •
  product availability;

  •
  the quality of our products;

  •
  our breadth of product offerings;

  •
  our ability to maintain plant efficiencies and high operating rates and thus lower our average manufacturing costs per ton;

  •
  customer service and our ability to distribute our products on time; and

  •
  the availability and/or cost of chemicals, timber, energy and other raw materials and labor.

        Recent trends in competing products and technologies, including electronic data transmission and storage of credit card receipts and the Internet, have reduced the demand for carbonless paper. Our net sales from carbonless paper have decreased 15% from 2001 to 2004. We expect the demand for carbonless paper to continue to decline due to competing products and technologies.

  If we are unable to obtain raw materials at favorable prices, or at all, it could adversely impact our business, financial condition and results of operations.

        We have no timber holdings and purchase timber, chemicals and other raw materials from third parties. We may experience shortages of raw materials or be forced to seek alternative sources of supply. If we are forced to seek alternative sources of supply, we may not be able to do so on terms as favorable as our current terms or at all. Certain specialty chemicals that we purchase are available only from a small number of suppliers. If one or any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain such chemicals at reasonable prices, if at all. In addition, timber prices are dictated largely by demand. Timber supply also sometimes is limited by fire, insect infestation, disease, ice and wind storms, floods or other weather conditions. Any disruption in the supply of chemicals, timber or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. As we have limited ability to pass through increases in our costs to our customers absent increases in market prices for our products, material increases in the cost of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

  We are involved in continuous manufacturing processes with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may impact our operating performance.

        We seek to run our paper machines on a nearly continuous basis for maximum efficiency. Any unplanned plant downtime at any of our paper mills results in unabsorbed fixed costs that negatively impact our results of operations for the period in which we experienced the downtime. Due to the extreme operating conditions inherent in some of our manufacturing processes, we may incur unplanned business interruptions from time to time and, as a result, we may not generate sufficient cash flow to satisfy our operational needs and/or our obligations under the New Notes. In addition, many of the geographic areas where our production is located and where we conduct our business may be affected by natural disasters, including snow storms, forest fires and flooding. Such natural disasters could cause our mills to stop running, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, during periods of weak demand for paper products, we may experience market-related downtime, which could have a material adverse effect on our financial condition and results of operations.

  Our operations require substantial ongoing capital expenditures, and we may not have adequate capital resources to fund all of our required capital expenditures.

        Our business is capital intensive, and we incur capital expenditures on an ongoing basis to maintain our equipment and comply with environmental laws, as well as to enhance the efficiency of our operations. Our total capital expenditures were approximately $87.5 million during 2004, including approximately $21.0 million for maintenance capital expenditures and approximately $8.0 million for environmental capital expenditures related to our facilities. We expect to spend approximately $100.0 million on capital expenditures during 2005, including approximately $29.0 million for maintenance capital expenditures and approximately $15.0 million for environmental capital expenditures related to our facilities. Of such anticipated expenditures, during the first quarter of 2005, we spent $11.5 million for capital expenditures. Excluding any voluntary capital improvement projects that we may decide to undertake in 2006, we do not expect that our 2006 capital expenditures will vary significantly from our historical capital expenditure trends. We anticipate that our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for the foreseeable future. However, if we require additional funds to fund our capital expenditures, we may not be able to obtain them on favorable terms, or at all. If we cannot maintain or upgrade our facilities and equipment as we require or to ensure environmental compliance, it could have a material adverse effect on our business, financial condition and results of operations.

  If we are unable to obtain energy at favorable prices, or at all, it could adversely affect our business, financial condition and results of operations.

        Although a significant portion of our energy requirements are satisfied by steam produced as a byproduct of our manufacturing process, we purchase natural gas, coal and electricity to run our mills. Any significant energy shortage or significant increase in our energy costs in circumstances where we cannot raise the price of our products due to market conditions would have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors that Affect our Operation Results—Cost of Sales." Furthermore, we may be required to post letters of credit or other financial assurance obligations with certain of our energy and other suppliers because we are a new company, which could limit our financial flexibility.

        In addition, an outbreak or escalation of hostilities between the United States and any foreign power and, in particular, events in the Middle East, could result in a real or perceived shortage of oil and/or natural gas, which could result in an increase in energy prices.

  We have a very limited operating history as a separate company. Accordingly, our historical combined financial information may not be representative of our results as a separate company.

        We operated as a division of MeadWestvaco prior to the Acquisition. Therefore, we have a very limited operating history as a separate company. Our business strategy as an independent entity may not be successful on a long-term basis. In addition, some of our customers have supply contracts with MeadWestvaco that apply, among other products, to coated and/or carbonless paper. Although MeadWestvaco no longer sells coated or carbonless paper, we cannot assure you that those customers or our other customers will continue to do business with us on the same terms as with MeadWestvaco or at all. We may not be able to grow our business as planned and may not remain a profitable business. In addition, the historical combined financial information included in this prospectus may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate independent entity pursuing our own strategies during the periods presented. The absence of our operating history as a separate entity makes evaluating our business and our future financial prospects difficult. As a result, our business, financial condition and results of operations may differ materially from our expectations based on the historical and pro forma financial information contained in the prospectus.

        Our cost structure following the Acquisition is not comparable to the cost structure that we experienced in prior periods and may not be comparable to the cost structure that we have estimated for purposes of the pro forma financial statements included in this prospectus. Our management does not have experience managing our business as a separate company with a significant amount of indebtedness. We cannot assure you that our cost structure in future periods will be consistent with our current expectations or will permit us to operate our business profitably.

  We depend on a small number of customers for a significant portion of our business.

        Our largest customer, xpedx, a division of International Paper Company, accounted for approximately 17% of our 2004 net sales. Our ten largest customers (including xpedx) accounted for approximately 51% of our 2004 net sales. The loss of, or reduction in orders from, any of these customers or other customers could have a material adverse effect on our business, financial condition and results of operations, as could significant customer disputes regarding shipments, price, quality or other matters.

        Furthermore, we extend trade credit to certain of our customers to facilitate the purchase of our products, and rely on their creditworthiness. Accordingly, a bankruptcy or a significant deterioration in the financial condition of any of our significant customers could have a material adverse effect on our business, financial condition and results of operations, due to a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

  Our Hedging Program may not protect us from decreases in our coated paper prices.

        The hedging agreement is not specific to changes in coated paper prices, but instead is tied to market prices for a mix of commodities and currencies, which together, exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005 and 84% from January 2003 through January 2005. Although the Hedging Program, during its three-year term, is intended to help mitigate the adverse effect of a decline in North American coated paper prices, we cannot assure you that it will do so adequately or that the historical level of correlation will continue during the three-year term of the Hedging Program. Accordingly, the Hedging Program may not protect us from risk of financial loss in certain circumstances, including but not limited to instances in which:

  •
  our sales, and/or production are less than expected;

  •
  we are unable to increase our prices to offset any unhedged cost increases;

  •
  there is a weak actual degree of correlation between the commodities and currencies that comprise the hedge and future decreases in coated paper prices;

  •
  there is a failure of any hedge counterparty to perform under any hedge agreements; or

  •
  a sudden, unexpected event materially impacts commodity prices, currency rates or otherwise materially impacts our business.

        Additionally, we may not be able to enter into additional hedging arrangements on a commercially reasonable basis, or at all, in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hedging Program."

  Litigation could be costly and harmful to our business.

        We are involved in various claims and lawsuits from time to time. For example, in 1998 and 1999, the Environmental Protection Agency, or EPA, issued Notices of Violation to eight paper industry facilities, including the Luke, Maryland mill, which we acquired in connection with the Acquisition, alleging violation of the prevention of significant deterioration, or PSD, regulations under the Clean Air Act. During 2000, an enforcement action in Federal District Court in Maryland was brought against MeadWestvaco, asserting violations in connection with capital projects at the Luke, Maryland mill carried out in the 1980s. The action alleges that MeadWestvaco did not obtain PSD permits or install required pollution controls, and sought penalties of $27,500 per day for each claimed violation together with the installation of control equipment. In 2001, the Court granted MeadWestvaco's Motion for Partial Dismissal and dismissed the EPA's claims for civil penalties under the major counts of the complaint. Discovery is proceeding in connection with the remaining claims and no trial date has been set. MeadWestvaco has agreed to indemnify us for substantially all of our liability under these claims to the extent reserves were not previously established or liability exceeds amounts budgeted by MeadWestvaco in connection with these matters. For a discussion of these indemnification provisions, see "The Transactions—Purchase Agreement." However, in the event that we incur liability for this lawsuit and we are unable to obtain indemnification from MeadWestvaco, we may incur substantial costs, which may include costs in connection with the installation of additional pollution control equipment. See "Business—Legal Proceedings." In addition, we may be involved in various other claims and legal actions that arise in the ordinary course of business, including claims and legal actions related to environmental laws, rules and regulations. Any of these claims or legal actions could materially adversely effect our business, results of operations and financial condition.

  Rising postal costs could weaken demand for our paper products.

        A significant portion of paper is used in catalogs and other promotional mailings. Many of these materials are distributed through the mail. An increase in the cost of postage could reduce the frequency of mailings, reduce the number of pages in advertising materials and/or cause advertisers to use alternate methods to distribute their advertising materials. Any of the foregoing could decrease the demand for our products, which could materially adversely effect our business, financial condition and results of operations.

  We depend on MeadWestvaco for certain transitional services. The failure of MeadWestvaco to perform its obligations under, or the termination or expiration of, our transitional services agreements, could have a material adverse effect on our business, financial condition and results of operations.

        Our ability to effectively monitor and control our operations depends to a large extent on the proper functioning of our information technology and other business support systems. Prior to the Acquisition, support for these systems was provided by a combination of our dedicated resources and centralized MeadWestvaco resources. Contemporaneously with the completion of the Acquisition, we entered into transition services agreements with MeadWestvaco covering support services for certain operating areas, including services relating to finance, procurement and logistics, safety, health and environmental, forestry, information technology and human resources. Generally, the transition services provided by MeadWestvaco end six months to one year after the completion of the Acquisition, but MeadWestvaco is obligated to negotiate in good faith to extend the term of the transition services if we timely request such an extension.

        If MeadWestvaco fails to provide these services, and upon termination or expiration of our transition services agreements, we will have to obtain these services from third parties or provide such services internally. The failure of MeadWestvaco to perform its obligations or to provide such services could adversely affect our operations, and we may not be able to perform such services ourselves or source such services from third parties at all or on terms favorable to us. In addition, upon termination or expiration of the transition services agreements, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services currently being provided by MeadWestvaco or to obtain such services from third parties, it could have a material adverse effect on our business, financial condition and results of operations.

  The separation of our information technology systems from MeadWestvaco and the outsourcing of most of our technical information technology to a single supplier involves significant risks.

        The migration of our information technology systems from MeadWestvaco to a stand-alone environment involves significant risks, such as delays in implementation, cost overruns and the potential loss, at least on a temporary basis, of business functionality and efficiency. We have not yet selected an information technology vendor for outsourcing these services. As our information technology needs are complex, there can be no assurance that we will be able to do so on acceptable terms or at all. Furthermore, we intend to outsource most of our information technology needs to a single supplier. The outsourcing of information technology to a single supplier involves significant risks such as the potential degradation of the financial strength and technical abilities of the outsourced supplier.

  Our business may suffer if we do not retain our senior management.

        We depend on our senior management. The loss of services of members of our senior management team could adversely affect our business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we may be unable to locate or employ qualified personnel on acceptable terms. In addition, our future success requires us to continue to attract and retain competent personnel.

  A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may have a material adverse effect on our business, financial condition and results of operations.

        As of March 31, 2005, approximately 4,400 of our employees were represented by labor unions. As of March 31, 2005, we had 11 collective bargaining agreements, of which two, covering approximately 1,350 employees, are up for renewal in August 2005 and one, covering 29 employees, is up for renewal in September 2005. We may become subject to material cost increases or additional work rules imposed by agreements with labor unions. This could increase expenses in absolute terms and/or as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future. Any of these factors could negatively impact our business, financial condition and results of operations.

  We depend on third parties for certain transportation services.

        We rely primarily on third parties for transportation of our products to our customers and transportation of our raw materials to us, in particular, by truck and train. If any of our third-party transportation providers fail to deliver our products in a timely manner, we may be unable to sell them at full value. Similarly, if any of our transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to deliver our products on a timely basis could be adversely affected by the lack of adequate availability of transportation services, especially rail capacity, whether because of work stoppages or otherwise. Furthermore, increases in the cost of our transportation services could cause a material adverse effect on our business, financial condition and results of operations.

  We are subject to various environmental regulations that could impose substantial costs upon us and may adversely impact our operating performance.

        Our business is subject to a wide range of federal, state and local general and industry-specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. Compliance with these laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. In addition, we handle and dispose of wastes arising from our mill operations and operate a number of landfills to handle that waste. While we believe, based upon current information, that we are currently in substantial compliance with all applicable environmental laws, rules and regulations, we could be subject to potentially significant fines, penalties or criminal sanctions for any failure to comply. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or other locations where we have disposed of, or arranged for the disposal of, wastes. MeadWestvaco has agreed to indemnify us, subject to certain limitations, for certain environmental liabilities. For a discussion of these indemnification provisions, see "The Transactions—Purchase Agreement." There can be no assurance that MeadWestvaco will perform under any of its environmental indemnity obligations, which could have a material adverse effect on our financial condition and results of operations. Furthermore, we could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations. Increasingly stringent environmental requirements, more aggressive enforcement actions, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters. For a further discussion of environmental laws, rules and regulations that affect our business, see "Business—Environmental and Other Governmental Regulations."

  If we fail to achieve and maintain effective internal controls, it could have a material adverse effect on our business in the future.

        Although we currently are not subject to the requirements of Section 404 of the Sarbanes-Oxley Act, we are in the process of documenting and testing our internal control procedures in order to enable us to satisfy these requirements on a stand-alone basis in the future. As part of MeadWestvaco, we operated using MeadWestvaco's internal control procedures. As a stand-alone business, certain adjustments to our internal control procedures are required. We cannot assure you that this process will not be time consuming or costly. If we fail to achieve and maintain an effective internal control environment, it could have a material adverse effect on our business.

Risks Related to the Exchange Offer

  Original Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of Original Notes after consummation of the exchange offer may be unable to sell their Original Notes.

        Original Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. We did not register the Original Notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the Original Notes may be transferred only in limited circumstances under the securities laws. If you do not exchange your Original Notes in the exchange offer, you will lose your right to have the Original Notes registered under the Securities Act, subject to limited exceptions. If you continue to hold Original Notes after the exchange offer, you may be unable to sell the Original Notes.

  Some holders that exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the New Notes you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

        The New Notes are a new issue of securities with no active trading market, and we do not intend to list them on any securities exchange. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and may cease their market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

  The market price for the New Notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions, which could adversely affect the value of your New Notes.

THE TRANSACTIONS

        In connection with the Transactions, MeadWestvaco and Escanaba Timber entered into an equity and asset purchase agreement, as amended, referred to as the "purchase agreement," pursuant to which NewPage Corporation acquired MeadWestvaco's coated and carbonless papers business, and Escanaba Timber acquired approximately 900,000 acres of timberlands and related timber operations. In addition, contemporaneously with the closing of the Transactions, we entered into certain transition service and leasing arrangements with MeadWestvaco and/or certain of its affiliates and entered into fiber supply agreements with Escanaba Timber. Furthermore, at the closing of the Transactions, certain members of our management acquired equity interests in Maple Timber Acquisition LLC, or Maple Timber Acquisition. Each of these agreements and arrangements is described below.

Purchase Agreement

        Under the purchase agreement, we acquired MeadWestvaco's coated and carbonless papers business and Escanaba Timber acquired forests and related operations, consisting of approximately 900,000 acres of timberlands located in or near Chillicothe, Ohio, Escanaba, Michigan and Wickliffe, Kentucky, for an aggregate purchase price of $2.3 billion, $2.2 billion of which was paid in cash and $100.0 million of which was paid through the issuance to MeadWestvaco by NewPage Holding of NewPage Holding PIK notes, excluding fees and expenses, and subject to the purchase price adjustments described below, of which we paid $35.1 million at closing. The portion of the purchase price paid by us for the coated and carbonless papers business was approximately $2.05 billion, subject to adjustment as described below.

        We acquired the coated and carbonless papers business through the acquisition of the stock or other equity interests of certain subsidiaries of MeadWestvaco and other assets related to the coated and carbonless papers business of MeadWestvaco and its subsidiaries. Escanaba Timber directly acquired the timberlands from MeadWestvaco and certain of its subsidiaries.

        All rights, assets, obligations and liabilities of Escanaba Timber, to the extent relating to the coated and carbonless papers business, were allocated to us, as the purchaser of the coated and carbonless papers business, and, to the extent related to the timberlands, Escanaba Timber, as the purchaser of the timberlands. Accordingly, we did not assume responsibility for any of the obligations or liabilities associated with the timberlands under the purchase agreement nor did we have any rights or benefits relating to the timberlands under the purchase agreement. Conversely, Escanaba Timber did not assume responsibility for any of the obligations or liabilities relating to the coated and carbonless papers business nor does Escanaba Timber have any rights or benefits under the purchase agreement relating to the coated and carbonless papers business.

        At closing, the cash portion of the purchase price was subject to the following adjustments: (i) a two-way adjustment, subject to a $1.0 million threshold for which no adjustment was made, based on whether estimated working capital (excluding the indebtedness and cash described below and subject to certain agreed-upon adjustments) transferred to us and Escanaba Timber as of the closing date of the Acquisition was more or less than $390.5 million, (ii) decrease by the estimated amount of indebtedness being assumed by us or Escanaba Timber at closing, (iii) increase by the estimated amount of cash transferred to us or Escanaba Timber at closing and (iv) an increase or decrease based on the amount of capital expenditures made by MeadWestvaco for the coated and carbonless paper business from January 1, 2005 through the date of the consummation of the Acquisition as compared to the amount of capital expenditures budgeted for such period. In accordance with the terms of the equity and asset purchase agreement with MeadWestvaco, we paid an additional $35.1 million of working capital and other adjustments at closing. After closing, the purchase price will be subject to further adjustment based upon the actual amounts of any estimated adjustment paid on the closing date of the Acquisition. If the parties cannot agree on any final or revised amount regarding these adjustments, the purchase agreement provides that an independent accounting firm will determine, within established parameters and time frames, the final or revised amount of the adjustments. At closing, we and Escanaba Timber entered into an Allocation and Services Agreement that provides for, among other things, appropriate allocations to be made by us and Escanaba Timber with respect to any adjustment payments such that we will be responsible for making, or will be entitled to receive, any adjustment payments that are attributable to the coated and carbonless papers business and Escanaba Timber will be responsible for making, or will be entitled to receive, any adjustments payments that are attributable to the timberlands.

        Under the purchase agreement, we assumed the collective bargaining agreements covering employees of the coated and carbonless papers business and established employee benefit plans with the same benefit levels, benefit design and employee contribution rates to which employees covered by the collective bargaining agreement were entitled immediately prior to the closing of the Transactions. With respect to employees who are not subject to collective bargaining agreements, we established and are required to maintain until December 31, 2005, employee benefit and compensation arrangements (including incentive bonus opportunities and severance arrangements, but excluding post-employment health and life benefits other than Cobra coverage, defined benefit pension benefits for employees, equity-based or related compensation, supplemental executive retirement benefits and deferred compensation arrangements) that are comparable, taken as a whole, to those in place immediately prior to the closing of the Transactions.

        We have also established a defined benefit pension plan for our employees who are covered by a collective bargaining agreement. Assets from MeadWestvaco's bargained hourly pension plan will be transferred as soon as practicable after closing to our plan in an amount sufficient to make our plan funded on a "termination" basis as determined under applicable federal law in effect at closing.

        For two years after the closing, MeadWestvaco may not compete with us in the businesses purchased in the Transactions, subject to certain exceptions that allow MeadWestvaco to make investments or acquisitions of competitive businesses. To the extent MeadWestvaco acquires a business that it controls and that derives more than 25% of its revenues from activities that are competitive with us, MeadWestvaco is obligated to divest the portion of the business that is competitive within one year of acquisition and is required to first offer us the opportunity to purchase the competitive business. For two years after closing, we may not use any of the five mills we acquired in the Transactions to engage in the manufacturing or sale of paperboard or paperboard packaging products in competition with MeadWestvaco's retained paperboard or paperboard packaging businesses. We and MeadWestvaco are also prohibited for a period of one year following the closing from soliciting or hiring each other's employees.

        The purchase agreement contains customary representations, warranties and covenants. For purposes of post-closing indemnification, the representations and warranties generally survive until 18-months following the closing. MeadWestvaco's representations and warranties relating to (i) taxes survive until the expiration of the applicable statute of limitations, (ii) employee benefits and labor matters survive for five years after the closing, (iii) environmental matters survive for eight years after the closing, (iv) ownership of any real property being transferred to us expire at closing to the extent we receive title insurance relating to such property and (v) organization and good standing, capital structure and authority do not expire.

        MeadWestvaco's and our obligations to indemnify each other for breaches of representations and warranties (other than environmental matters) are not triggered, subject to certain exceptions, until the other suffers losses in the aggregate of more than $23.0 million, and then only to the extent that such losses exceed that amount. MeadWestvaco's and our aggregate indemnification obligations are generally capped at $345.0 million in the aggregate, respectively, subject to certain exceptions.

        MeadWestvaco has agreed to indemnify us for eight years, subject to certain limitations and a separate $23.0 million deductible, for substantially all of our environmental liability, if any, arising from any historical conditions existing prior to the date of the Acquisition at any properties acquired in the Acquisition, provided those historical conditions existed solely prior to the date of the Acquisition. For those historical conditions or operations at any properties acquired in the Acquisition, where our operations after the Acquisition have contributed to the environmental condition, MeadWestvaco has agreed to indemnify us for a period of eight years, with the percentage of any indemnification for which MeadWestvaco is responsible declining from 70% to 30% over the eight year period. In addition, MeadWestvaco has agreed to indemnify us, subject to certain limitations, for environmental liabilities arising from any historical conditions or operations existing prior to the date of the Acquisition on any property not acquired in the Acquisition. This indemnity for historical off-site conditions is not subject to any deductible or any costs limitations as to time or amount.

Transition Services Agreements

        MeadWestvaco is providing certain transition services to us and Escanaba Timber pursuant to transition services agreements, including accounting and financial management services, legal services, human resources services, information technology and procurement. Generally, the transition services provided by MeadWestvaco end six months to one year after the completion of the Acquisition, but MeadWestvaco is obligated to negotiate in good faith to extend the term of the transition services if we timely request such an extension. We also provide services to MeadWestvaco under long-term service agreements related to certain operations being retained by MeadWestvaco at our Chillicothe, Ohio and Wickliffe, Kentucky facilities. Generally these services are provided at our cost.

Leases

        We lease office space from MeadWestvaco, including our Dayton headquarters, for periods ranging from six months to two years. The rent to be paid by us for such locations are the costs of the underlying lease, allocated between us and MeadWestvaco based on the square footage used by each of us. MeadWestvaco leases space for research and development from us at the Chillicothe, Ohio facility for up to two years at a fixed annual cost.

Fiber Supply Agreements

        We entered into three separate but substantially similar fiber supply agreements with Escanaba Timber, pursuant to which Escanaba Timber supplies our Escanaba, Chillicothe and Wickliffe mills with hardwood, softwood and aspen pulpwood. Each of the agreements are for an initial term expiring December 31, 2016, with a one-time option for us to extend the term of the agreement pertaining to each applicable mill for an additional three year period, exercisable by written notice given not later than January 1, 2016. The agreements require Escanaba Timber to sell to us, for each of the three mills, and require us to purchase, for each of the three mills, a designated minimum number of tons of each type of pulpwood during the term. The annual minimum number of tons is approximately 500,000, 240,000 and 140,000 for each of our Escanaba, Chillicothe and Wickliffe mills, respectively, although we maintain the right to purchase a substantial portion of any additional pulpwood harvested by Escanaba Timber during each year. Each agreement also grants to us the right to purchase on the same terms and conditions a percentage of any additional pulpwood harvested by Escanaba Timber during the term of the agreement as follows: (i) 100% until December 31, 2010, (ii) 90% between January 1, 2011 and December 31, 2013 and (iii) 85% thereafter. Financial penalties are imposed if we do not purchase, or Escanaba Timber does not sell, the annual volume of pulpwood required under the agreement, unless the failure is the result of a "force majeure" event that would prevent either party from performing its obligations.

        The agreements provide for specified fair market prices at which we purchase each type of pulpwood based on comparable arms' length sales of each product in the relevant market and the delivery distance between the forest and the mill or other delivery destination. Prices will be adjusted semi-annually based on the volume-weighted average of prices of comparable purchases by the applicable mill from other pulpwood suppliers during the prior six month period, subject to third party verification. Each agreement is subject to termination by either party (i) upon a breach of the agreement by the other party that remains uncured for 60 days after notice is received, (ii) insolvency or bankruptcy events of the party or (iii) if an applicable mill ceases all pulping operations for more than 12 consecutive months.

        Under each of the agreements, Escanaba Timber has the one-time option to convert the agreement into a "stumpage" agreement. Under a stumpage agreement, unlike a fiber supply agreement, Escanaba Timber would make available to the applicable mill a minimum number of acres of timberlands for harvesting and the mill would acquire not only pulpwood but all other types of wood, sawtimber and other products harvestable on the designated timberlands. In the case of any such conversion, the prices for such additional products would be based on prevailing market rates in the applicable region at the time of such conversion, subject to periodic adjustment.

Hedging Program

Overview

        Contemporaneously with the completion of the Transactions, we entered into a three-year hedging program that is intended to help mitigate the effect we would experience if coated paper prices were to fall to the levels experienced from 2001 through the middle of 2003, which were the lowest prices for coated paper in the last twenty years. The Hedging Program consists of a series of quarterly-settled purchased put options on a complex basket of two commodities and one currency: (a) market pulp and (b) natural gas, both of which are key components of the cost to produce coated paper, and (c) the Euro, which is an indirect factor in coated paper prices in the United States, due to the impact that the Euro-Dollar exchange rate has on the volume of coated paper imports. This three-asset basket proxy (the "3-Asset Basket") exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83%, from December 1998 through January 2005, and of 84% from January 2003 through January 2005. On April 6, 2005, Cerberus entered into the Hedging Program with J. Aron & Company. Concurrently with the completion of the Transactions, Cerberus assigned all of its rights under the hedging agreement, which governs the Hedging Program to NewPage Corporation and NewPage Corporation assumed Cerberus' obligations thereunder. The Hedging Program was funded by us with the proceeds of the Transactions.

Background

        Given the variability in the historical profitability of our business, we have analyzed potential hedging solutions to mitigate the downside risk in our profitability associated with our business cyclicality. However, it has historically been difficult to cost-effectively hedge coated paper prices, because coated paper does not trade on an established exchange or commodities market. Additionally, complexity in hedging this risk is enhanced by the fact that coated paper prices, similar to most other commodities, are subject to various demand and supply factors, which do not always move in concert with one another. In the North American coated paper market, we believe that the principal factors affecting coated paper prices are demand in the United States, which is largely a function of U.S. GDP, and U.S. coated paper supply, which is determined by a combination of North American production and imports from Europe and Asia. The propensity for non-North American manufacturers to ship coated paper products to North America is determined by the Euro-Dollar exchange rate, local market demand and ocean freight rates. For a discussion of factors affecting demand, supply and pricing in the coated paper industry, see "Industry Overview."

Coated Paper Price Proxy

        In seeking a proxy for the price of coated paper, we were constrained by the availability of liquid markets for the relevant cost and price drivers. While the correlation of market pulp, natural gas and the Euro-U.S. dollar exchange rate to historical coated paper prices has not been strong individually, the 3-Asset Basket exhibited a correlation with the monthly average U.S industry prices of coated paper grades No. 3 and No. 4 83% from December 1998 through January 2005, and of 84% from January 2003 through January 2005. However, the 3-Asset Basket is not tied directly to the market price of coated paper, and the components of the 3-Asset Basket may not have a strong correlation to coated paper prices in the future. In addition, in the past, during certain periods, the movement of the individual elements within the 3-Asset Basket has resulted in a weaker correlation of the 3-Asset Basket with the actual price of coated paper. We cannot assure you that the 3-Asset Basket will have a high degree of correlation with the price of coated paper in the future, and future decreases in the price of coated paper may not coincide with decreases in the price of the 3-Asset Basket. See "Risk Factors—Our Hedging Program may not protect us from decreases in our coated paper prices."

Management Restricted Percentage Interests

        The equity interests of Maple Timber Acquisition are classified into two separate series: one relating to our business and one relating to the business of Escanaba Timber. The series of equity interests relating to our business consists of Class A Common Percentage Interests, Class B Common Percentage Interests and Preferred Percentage Interests. The Class A and Class B Common Percentage Interests participate in distributions only after holders of the Preferred Percentage Interests have received a return of their capital plus a preferred return thereon. Additionally, the Class B Common Percentage Interests will participate in the equity of our business only after the Class A Common Percentage Interests have received $200.0 million in distributions.

        Our named executive officers and our chairman purchased the percentage of Class A Common Percentage Interests and Class B Common Percentage Interests specified in "Security Ownership of Certain Beneficial Owners and Management," which, in the aggregate, comprise 9.0% of the Class A Common Percentage Interests and 83.7% of the Class B Common Percentage Interests. In addition, certain other members of our management acquired Class A and Class B Common Percentage Interests of Paper Series aggregating approximately 2% and 13%, respectively, at the closing. For a further discussion of the terms of the management restricted percentage interests, see "Management—Management Restricted Percentage Interests."

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amounts. The form and terms of the Original Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for the New Notes will not result in any increase in our outstanding debt.

        We used the net proceeds from the Original Notes, together with the proceeds from the other financings and cash equity investment described in this prospectus, to finance the Acquisition and to pay fees and expenses related to the Transactions.

CAPITALIZATION

        The following table sets forth our combined cash, cash equivalents and capitalization as of March 31, 2005 on an actual basis and as adjusted to give effect to the Transactions. For additional information regarding our indebtedness, see "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selected Factors that Affect our Operation Results—Liquidity and Capital Resources" and "Description of Certain Indebtedness." This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$—	$—

Long-term debt, including current portion:
Existing long-term debt (1)	$145.0	$—
Revolving senior secured credit facility (2)	—	148.5
Term loan senior secured credit facility	—	750.0
2012 floating rate senior secured notes	—	225.0
2012 10% senior secured notes	—	345.7	(3)
2013 senior subordinated notes	—	197.5	(4)

Total long-term debt, including current portion	—	1,666.7

Stockholders' equity	—	485.3

Combined equity	1,738.9	—

Total capitalization	$1,883.9	$2,152.0

  (1)
  Existing long-term debt will be defeased by MeadWestvaco or its subsidiaries upon consummation of the Transactions.

  (2)
  Our revolving senior secured credit facility provides for borrowings and issuances of letters of credit of up to $350.0 million. As of March 31, 2005, on a pro forma basis giving effect to the Transactions and the payment of working capital and other purchase price adjustment payments at closing of $35.1 million, based on our borrowing base availability on that date, we would have had $120.8 million of availability under our revolving senior secured credit facility, net of outstanding letters of credit of $44.0 million. We may be required to post additional letters of credit or other financial assurance obligations with certain of our energy and other suppliers because we are a new company. See "Description of Certain Indebtedness."

  (3)
  Reflects the issue price of our $350.0 million in aggregate principal amount of 2012 10% senior secured notes.

  (4)
  Reflects the issue price of our $200.0 million in aggregate principal amount of 2013 senior subordinated notes.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The pro forma income statement data set forth below gives effect to the Transactions as if they had occurred on January 1, 2004, and the pro forma balance sheet data as of March 31, 2005 gives effect to the Transactions as if they had occurred on March 31, 2005. The pro forma data are unaudited, are for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

        The Acquisition is being accounted for using the purchase method of accounting. Under purchase accounting, the total acquisition consideration for the coated and carbonless papers group are being allocated to our assets and liabilities based upon the fair value of assets being acquired and liabilities being assumed. The final allocation of the acquisition consideration will be based upon management's consideration of a final valuation analysis prepared by an independent valuation firm. Any adjustments based on that final valuation may change the allocations of the Acquisition consideration for the coated and carbonless papers group, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma combined financial data.

        The unaudited pro forma combined financial data is presented for informational purposes only and should be read in conjunction with "Selected Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financials statements including the notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2005

	NewPage Corporation	Coated and Carbonless Papers Group	Adjustments		Pro Forma—NewPage Corporation
	(dollars in thousands)
ASSETS:
Cash	$485,277	$—	$(485,277	)(1)	$—
Accounts receivable, net	—	209,164	—		209,164
Inventories	—	363,439	57,726	(2)	421,165
Other current assets	—	21,039	(1,825	)(3)	19,214

Current assets	485,277	593,642	(429,376)		649,543
Property, plant, equipment, net	—	1,991,000	(478,416	)(4)	1,512,584
Other assets, net	—	70,736	178,580	(5)	249,316

Total assets	$485,277	$2,655,378	$(729,212)		$2,411,443

LIABILITIES AND EQUITY:
Accounts payable	$—	$114,654	$—		$114,654
Accrued expenses	—	134,553	(18,392	)(6)	116,161
Current portion of term loan	—	—	7,500	(7)	7,500

Current liabilities	—	249,207	(10,892)		238,315
Long-term debt, less current portion	—	145,035	(145,035	)(8)	—
Other long-term liabilities	—	15,703	12,910	(9)	28,613
Deferred income taxes	—	506,573	(506,573)	(10)	—
Revolving senior secured credit facility	—	—	148,534	(7)	148,534
Term loan senior secured credit facility	—	—	742,500	(7)	742,500
2012 floating rate senior secured notes	—	—	225,000	(7)	225,000
2012 10% senior secured notes	—	—	345,706	(7)	345,706
2013 senior subordinated notes	—	—	197,498	(7)	197,498
Common stock, $0.01 per share par value; 100 shares authorized, issued and outstanding	—	—	—		—
Additional paid in capital	485,277	—	—		485,277
Combined equity	—	1,738,860	(1,738,860)	(11)	—

Total liabilities and combined equity	$485,277	$2,655,378	$(729,212)		$2,411,443

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(dollars in thousands)

(1)
Reflects the payment of cash as partial payment for the Acquisition purchase price.

(2)
Reflects the adjustment of inventory to fair market value pursuant to the purchase method of accounting for the Acquisition.

(3)
Reflects the elimination of $1,825 of deferred tax assets that were retained by MeadWestvaco.

(4)
Reflects the adjustment of property, plant and equipment based on a preliminary allocation of the Acquisition purchase price.

(5)
Reflects (i) the recording of deferred financing fees in the amount of $49,377 for the senior secured credit facilities and the Original Notes, (ii) the purchase of a derivative contract associated with the Hedging Program in the amount of $72,000, (iii) the adjustment of prepaid pension assets in the amount of $63,000 to fair market value pursuant to the purchase method of accounting for the Acquisition, (iv) the downward adjustment of other assets, net based on the preliminary allocation of the Acquisition purchase price in the amount of $4,911 and (v) the elimination of financing related MeadWestvaco assets in the amount of $886.

(6)
Reflects the elimination of accrued taxes of $1,227, medical reserves of $13,657 and accrued interest on historical debt of $3,508, all of which will be retained by MeadWestvaco.

(7)
Reflects the recording of the outstanding balance of the revolving senior secured credit facility of $148,534, the term loan senior secured credit facility, including the current portion thereof, of $750,000, the floating rate senior secured notes due 2012 at $225,000, the $350,000 10% senior secured notes due 2012 at $345,706 and the $200,000 2013 senior subordinated notes at $197,498. Does not include $125.0 million in aggregate principal amount of NewPage Holdings PIK notes issued by NewPage Holding. See "Description of Certain Indebtedness—NewPage Holding Floating Rate Senior Unsecured PIK Notes."

(8)
Reflects the elimination of historical long-term debt that was defeased by MeadWestvaco or its subsidiaries upon consummation of the Transactions.

(9)
Reflects the elimination of environmental liabilities that were retained by MeadWestvaco of $4,090 and the recording of retiree health liabilitiy of $17,000.

(10)
Reflects the elimination of historical deferred federal, state and foreign income taxes to be retained by MeadWestvaco.

(11)
Reflects the elimination of historical MeadWestvaco combined equity.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

	Coated and Carbonless Papers Group	Adjustments		Pro Forma— NewPage Corporation
	(as restated)
	(dollars in thousands)
Net sales	$2,175,935	$—		$2,175,935
Cost of sales	2,145,433	(37,127	)(1)(2)	2,108,306
Selling, general and administrative expenses	129,240	(22,751	)(1)(2)(3)	106,489
Goodwill impairment	238,047	—		238,047
Interest expense	9,241	129,331	(4)	138,572
Other income, net	(3,559)	—		(3,559)

Loss before income taxes and equity income from investee	(342,467)	(69,453)		(411,920)
Income tax benefit	(39,492)	(26,354	)(5)	(65,846)
Equity income from investee (net of income tax expense of $1,004)	1,784	—		1,784

Net loss	$(301,191)	$(43,099)		$(344,290)

NOTES TO UNAUDITED COMBINED STATEMENT OF OPERATIONS
(dollars in thousands)

(1)
Reflects the reduction of $25,989 of historical depreciation, amortization and depletion from cost of sales and $451 of historical depreciation and amortization from selling, general and administrative expenses, each associated with the reduced carrying value of plant and equipment and other assets based on the preliminary allocation of the Acquisition purchase price. The estimate of depreciation, amortization and depletion may change significantly upon the final valuation of the assets.

(2)
Reflects the adjustment of historical costs and expenses of $12,794 to reflect the transfer of pension assets and liabilities from the MeadWestvaco plan. Of the adjustment, $11,138 relates to cost of sales and $1,656 relates to selling, general and administrative expenses.

(3)
Reflects the elimination or reduction of certain historical costs previously allocated to us by MeadWestvaco, net of additional contractual stand-alone costs as a result of the Acquisition aggregating $20,644. Historical costs include, among others, costs relating to research and development ($6,257), human resources ($4,466), purchasing and logistics ($2,336) and facilities and related facilities services ($1,997).

(4)
Reflects the reduction of interest on historical industrial revenue bonds and pollution control revenue bonds that were defeased by MeadWestvaco at the consummation of the Acquisition and the recording of (i) interest expense resulting from the pro forma capital structure, and (ii) the amortization of financing costs over the terms of the corresponding debt. A summary follows:

Twelve months ended December 31, 2004
Pro forma interest expense (a)	$130,677
Elimination of historical interest expense	(9,241)
Amortization of deferred financing fees (b)	7,895

Total increase in interest expense	$129,331

  (a)
  Represents pro forma interest expense calculated using interest rates (i) of 5.17% on the $73,696 pro forma outstanding balance on the revolving senior secured credit facility, (ii) of 6.17% on the $750,000 term loan senior secured credit facility, (iii) of 9.42% on the $225,000 floating rate senior secured notes due 2012, (iv) of 10% on the $350,000 senior secured notes due 2012 and (v) of 12% on the $200,000 in aggregate principal amount of 2013 senior subordinated notes. Each one-eighth of one percent change in LIBOR would result in (i) a $438 change in the annual interest expense on the revolving senior secured credit facility, assuming the entire revolving loan were drawn, (ii) a $938 change in the annual interest expense on the term loan senior secured facility and (iii) a $281 change in the annual interest expense on the floating rate senior secured notes due 2012.

  (b)
  Deferred financing fees are amortized over life of the senior secured credit facilities and the Original Notes, as applicable.

(5)
To reflect the tax effect of the pro forma adjustments. Assumes the income tax rate for the twelve months ended December 31, 2004 was 38%. Federal tax was estimated at 35% and state tax at 3%, net of federal tax benefit.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2005

	Coated and Carbonless Papers Group	Adjustments		Pro Forma— NewPage Corporation
	(as restated)
	(dollars in thousands)
Net sales	$543,501	$—		$543,501
Cost of sales	507,767	(8,886	)(1)(2)	498,881
Selling, general and administrative expenses	29,373	(4,350	)(1)(2)(3)	25,023
Interest expense	2,136	33,474	(4)	35,610
Other income, net	(982)	—		(982)

Income (loss) before income taxes and equity income from investee	5,207	(20,238)		(15,031)
Income tax (benefit)	1,737	(7,429	)(5)	(5,692)
Equity income from investee (net of income tax expense of $286)	508	—		508

Net income (loss)	$3,978	$(12,809)		$(8,831)

NOTES TO UNAUDITED COMBINED STATEMENT OF OPERATIONS
(dollars in thousands)

(1)
Reflects the reduction of $6,102 of historical depreciation, amortization and depletion from cost of sales and $59 of historical depreciation and amortization from selling, general and administrative expenses, each associated with the reduced carrying value of plant and equipment and other assets based on the preliminary allocation of the Acquisition purchase price. The estimate of depreciation, amortization and depletion may change significantly upon the final valuation of the assets.

(2)
Reflects the adjustment of historical costs and expenses of $3,198 to reflect the transfer of pension assets and liabilities from the MeadWestvaco plan. Of the adjustment, $2,784 relates to cost of sales and $414 relates to selling, general and administrative expenses.

(3)
Reflects the elimination or reduction of certain historical costs previously allocated to us by MeadWestvaco, net of additional contractual stand-alone costs as a result of the Acquisition aggregating $3,877. Historical costs include, among others, costs relating to human resources ($1,009), research and development ($835), facilities and related services ($431) and purchasing and logistics ($325).

(4)
Reflects the reduction of interest on historical industrial revenue bonds and pollution control revenue bonds that were defeased by MeadWestvaco at the consummation of the Acquisition and the recording of (i) interest expense resulting from the pro forma capital structure, and (ii) the amortization of financing costs over the terms of the corresponding debt. A summary follows:

Quarter ended March 31, 2005
Pro forma interest expense (a)	$33,636
Elimination of historical interest expense	(2,136)
Amortization of deferred financing fees (b)	1,974

Total increase in interest expense	$33,474

  (a)
  Represents pro forma interest expense calculated using interest rates (i) of 5.17% on the $148,534 pro forma outstanding balance on the revolving senior secured credit facility, (ii) of 6.17% on the $750,000 term loan senior secured credit facility, (iii) of 9.42% on the $225,000 floating rate senior secured notes due 2012, (iv) of 10% on the $350,000 senior secured notes due 2012 and (v) of 12% on the $200,000 in aggregate principal amount of 2013 senior subordinated notes. Each one-eighth of one percent change in LIBOR would result in (i) a $438 change in the annual interest expense on the revolving senior secured credit facility, assuming the entire revolving loan were drawn, (ii) a $938 change in the annual interest expense on the term loan senior secured facility and (iii) a $281 change in the annual interest expense on the floating rate senior secured notes due 2012.

  (b)
  Deferred financing fees are amortized over the life of the senior secured credit facilities and the Original Notes, as applicable.

(5)
To reflect the tax effect of the pro forma adjustments. Assumes the income tax rate for the quarter ended March 31, 2005 was 38%. Federal tax was estimated at 35% and state tax at 3%, net of federal tax benefit.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

        The following table sets forth selected historical combined financial data for our predecessor for the periods ended and at the dates indicated below. We have derived the historical combined financial data as of December 31, 2002, 2003 and 2004 and for the years then ended from the audited combined financial statements (which were restated for 2004) included elsewhere in this prospectus. We have derived the historical combined financial data as of March 31, 2004 and March 31, 2005 and for the quarters then ended, from the unaudited combined financial statements included elsewhere in this prospectus and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented. We have derived the historical combined data as of October 31, 2000 and 2001 and for the fiscal years then ended, and the historical combined data as of December 31, 2001 and for the period from November 1, 2001 to December 31, 2001, from the unaudited combined financial statements of Westvaco Corporation, which are not included in this prospectus. Prior to the merger of Mead Corporation and Westvaco Corporation on January 29, 2002, the fiscal year end of Westvaco Corporation was October 31. During 2002, Westvaco Corporation changed its fiscal year end to December 31.

        The information set forth below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Fiscal year ended October 31,
				Year ended December 31,			Quarter ended March 31,
			Period from November 1, 2001 to December 31, 2001(1)
	2000(1)	2001(1)		2002(2)	2003	2004	2004	2005
						(as restated)
	(dollars in thousands)
Statements of Operations Data:
Net sales	$864,997	$719,481	$101,299	$1,960,662	$1,988,917	$2,175,935	$516,726	$543,501
Cost of sales	715,525	689,159	100,953	1,992,412	1,994,509	2,145,433	533,636	507,767
Selling, general and administrative expenses	47,030	46,933	7,293	133,371	135,600	129,240	30,065	29,373
Goodwill and asset impairment	—	—	—	11,508	—	238,047	—	—
Interest expense	3,264	2,820	327	8,223	10,297	9,241	2,350	2,136
Other income, net	1,914	1,084	1,451	(3,062)	(4,079)	(3,559)	(950)	(982)

Income (loss) before income taxes, equity income from investee and cumulative effect of accounting change	97,264	(20,515)	(8,725)	(181,790)	(147,410)	(342,467)	(48,375)	5,207
Income taxes (benefit)	36,960	(7,796)	(3,316)	(74,751)	(51,928)	(39,492)	(18,303)	1,737
Equity income from investee (net of income tax expense)	—	—	—	4,589	2,115	1,784	566	508

Income (loss) before cumulative effect of accounting change,	60,304	(12,719)	(5,409)	(102,450)	(93,367)	(301,191)	(29,506)	3,978
Cumulative effect of accounting change (net of income tax benefit)	—	—	—	—	(408)	—	—	—

Net income (loss)	$60,304	$(12,719)	(5,409)	$(102,450)	$(93,775)	$(301,191)	$(29,506)	$3,978

	Fiscal year ended October 31,						Quarter ended March 31,
				Year ended December 31,
			Period from November 1, 2001 to December 31, 2001(1)
	2000(1)	2001(1)		2002(2)	2003	2004	2004	2005
						(as restated)
	(dollars in thousands, except selected operations data)
Cash Flow Data:
Net cash provided by (used in) operating activities	$163,717	$60,134	$44	$146,665	$49,692	$240,315	$32,983	$(10,906)
Net cash used in investing activities	(30,245)	(29,871)	(3,434)	(71,128)	(75,673)	(87,144)	(13,919)	(11,463)
Net cash (used in) provided by financing activities	(133,472)	(30,263)	3,390	(75,537)	25,981	(153,171)	(19,064)	22,369
Balance Sheet Data(3):
Working capital(4)	$79,854	$107,346	$112,336	$323,828	$371,552	$273,578	$315,201	$344,435
Property, plant and equipment, net	1,030,193	959,234	947,245	2,310,306	2,164,982	2,033,373	2,125,009	1,991,000
Total assets	1,166,875	1,137,576	1,127,971	3,203,024	3,097,288	2,646,887	3,052,200	2,655,378
Long-term debt, less current portion	39,910	34,745	17,500	172,055	145,035	145,035	145,035	145,035
Total debt	42,665	36,020	34,745	181,155	184,055	145,035	184,055	145,035
Combined equity	675,718	639,381	638,637	2,198,549	2,127,855	1,712,513	2,079,285	1,738,860
Other Financial Data:
Capital Expenditures	$30,695	$30,244	$3,743	$71,755	$78,071	$87,549	$13,987	$11,463
Selected Operating Data:
Weighted average coated paper price	$956	$925	$892	$805	$789	$797	$762	$859
Coated paper volume sold (in thousands of short tons)	824	723	106	1,834	1,919	2,112	519	495

(1)
These unaudited financial statements were compiled using good faith estimates for certain components of the line items "cost of sales," "selling, general and administrative expenses" and "income taxes (benefit)" due to the unavailability of certain financial information needed to allocate corporate costs to the coated papers group of Westvaco Corporation. Had the missing data been available, such historical combined financial data may have been different.

(2)
On January 29, 2002, Mead Corporation and Westvaco Corporation merged, forming MeadWestvaco Corporation. The income statement data for 2002 was derived from the historical combined financial data of our predecessor, which includes approximately eleven months of Mead's paper group's results and twelve months of Westvaco's paper group's results.

(3)
Balance sheet data is as of the end of the applicable period.

(4)
Working capital is defined as current assets net of current liabilities, excluding the current portion of long term debt.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges presented below should be read together with our combined financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity income from investee and cumulative effect of accounting change plus fixed charges and distributed income of equity investee. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

											Pro Forma
	Fiscal year ended October 31,				Year ended December 31,			Quarter ended March 31,
											For the year ended Dec. 31, 2004	For the quarter ended March 31, 2005
				Period from November 1, 2001 to December 31, 2001
	2000		2001		2002	2003	2004	2004	2005
Ratio of earnings to fixed charges(1):	18.2	x	—	—	—	—	—	—	3.1	x	—	—

(1)
Earnings were deficient to meet fixed charges by $20.5 million, $8.7 million, $174.2 million, $135.3 million, $330.2 million, $46.1 million, $399.7 million and $13.0 million in the fiscal year ended October 31, 2001, the period from November 1 to December 31, 2001, the year ended December 31, 2002, the year ended December 31, 2003, the year ended December 31, 2004, the quarter ended March 31, 2004, the year ended December 31, 2004 on a pro forma basis and the quarter ended March 31, 2005 an a pro forma basis, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior to the Transactions. Accordingly, the discussion and analysis of historical operations of our predecessor during the periods prior to the Transactions do not reflect the significant impact that the Transactions will have on us. You should read the following discussion together with the sections entitled "Summary Combined Historical and Pro Forma Financial Data," "Risk Factors," "Unaudited Pro Forma Combined Financial Statements," "Selected Financial Information and Other Data" and the combined financial statements included elsewhere in this prospectus. With respect to certain forward-looking statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, see "Disclosure Regarding Forward-Looking Statements."

Overview

Company Background

        We are the largest coated paper manufacturer in North America based on production capacity. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines and catalogs and direct mail advertising. Our largest product category is coated freesheet paper, which is used primarily for higher-end applications such as annual reports, brochures, coated labels and magazine covers. The remainder of our coated paper is coated groundwood paper, which is used primarily for catalogs, magazines and textbooks. We also produce carbonless copy paper for business forms, as well as uncoated paper, digital printing paper and market pulp, a component used in the manufacturing of paper.

The Transactions

        On January 14, 2005, Escanaba Timber and MeadWestvaco entered into the purchase agreement, pursuant to which NewPage Corporation acquired the coated and carbonless papers group of MeadWestvaco, which it holds primarily through its subsidiaries. The following events occurred simultaneously with the consummation of the Acquisition, which was completed on May 2, 2005:

  •
  NewPage Corporation and its subsidiaries paid approximately $2.05 billion for MeadWestvaco's coated and carbonless papers group, excluding fees and expenses and subject to the closing and post-closing purchase price adjustments specified in the purchase agreement, of which $1.95 billion was paid in cash and $100.0 million was paid in the form of NewPage Holding PIK notes.

  •
  Escanaba Timber contributed $415.0 million of cash equity, as an investment in common stock, to NewPage Holding.

  •
  NewPage Holding issued an additional $25.0 million of NewPage Holding PIK notes for cash. NewPage Holding contributed the net cash proceeds from its notes, together with the $415.0 million of cash contributed by Escanaba Timber, to NewPage Corporation, as an investment in the common stock of NewPage Corporation.

  •
  NewPage Corporation entered into two senior secured credit facilities, consisting of a $750.0 million senior secured term loan and a $350.0 million senior secured asset-based revolving credit facility.

  •
  NewPage Corporation issued $225.0 million of floating rate senior secured notes due 2012 and $350.0 million of 10% senior secured notes due 2012.

  •
  NewPage Corporation issued $200.0 million of 12% Senior Subordinated notes due 2013.

        On April 6, 2005, Cerberus entered into the Hedging Program with J. Aron & Company. Concurrently with the completion of the Transactions, Cerberus assigned all of its rights under the hedging agreement, which governs the Hedging Program, to NewPage Corporation, and NewPage Corporation assumed all of Cerberus' obligations, thereunder. For a further description of the terms and conditions of the Hedging Program, see "The Transactions—Hedging Program" and "—Hedging Program."

        The Acquisition is being accounted for using the purchase method of accounting and the assets acquired and the liabilities assumed are being accounted for at their fair market values at the date of consummation based on preliminary estimates. The final allocation of the purchase price may differ from the amount reflected in this prospectus, and that difference could be material.

Hedging Program

        The Hedging Program is a purchased basket of put options on a mix of natural gas, market pulp and the Euro. The Hedging Program is designed to help protect against decreases in the prices of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar, which together exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005 and 84% from January 2003 through January 2005. Accordingly, the Hedging Program is intended to help mitigate the adverse effect of a decline in North American coated paper prices. However, we can not assure you that the Hedging Program will actually protect us against any such price decreases or that the historical level of correlation will continue during the three-year period of the Hedging Program. For additional information concerning the Hedging Program, see "The Transactions—Hedging Program" and "Risk Factors—Our Hedging Program may not protect us from decreases in our coated paper prices."

Transition Services Agreements with MeadWestvaco

        MeadWestvaco is providing certain transition services to us pursuant to transition services agreements, covering support services for certain operating areas, including services related to finance, procurement and logistics, safety, health and environmental, and human resources. Generally, the transition services provided by MeadWestvaco end six months to one year after the completion of the Acquisition, but MeadWestvaco is obligated to negotiate in good faith to extend the term of the transition services if we timely request such an extension. In addition, MeadWestvaco has made its information technology systems, and certain intellectual property rights, available to us for up to 18 months from the completion of the Acquisition. During this time, we intend to migrate to stand-alone information technology systems, a significant portion of which will be provided on an outsourced basis. We also provide services to MeadWestvaco under long-term service agreements related to certain operations being retained by MeadWestvaco at our Chillicothe, Ohio and Wickliffe, Kentucky facilities. These services are generally provided at our cost.

Selected Factors that Affect our Operating Results

  Net Sales

        Our net sales are a function of the number of tons of paper that we sell and the price at which we sell our paper. The coated paper industry is cyclical, which results in changes in both volume and price. Paper prices historically have been a function of macro-economic factors, such as supply and demand, that are largely out of our control. Price has historically been substantially more variable than volume and can change significantly over relatively short time periods. Coated paper purchases typically are made by customers pursuant to purchase orders on an as-needed basis, and generally are not made under contracts that provide for fixed prices or minimum volume commitments. Over the last five years, our weighted average coated paper prices have fluctuated from a high of $987 per ton to a low of $747 per ton, and during 2004 they ranged from $747 to $843 per ton. Our weighted average coated paper price for the six months ended December 31, 2004 was $825 per ton and our weighted average coated paper price for the first quarter of 2005 and for the second quarter of 2005 was $859 and $877 per ton, respectively. See "Our Industry" for a discussion of the market for coated paper, coated paper prices and factors that have historically affected prices and volumes in our industry.

        Our earnings are sensitive to price changes for our principal products, with price changes in coated paper having the greatest impact. To illustrate the dramatic impact that the market price of coated paper could have on our EBITDA, we present below a sensitivity analysis of EBITDA to various coated paper prices. Fluctuations in paper prices (and coated paper prices in particular) historically have had a direct impact on our EBITDA for several reasons:

  •
  Market prices for paper products are a function of supply and demand, factors over which we have limited control.

  •
  Market prices for paper products typically are not directly impacted by raw material costs or other costs of sales, and consequently we have limited ability to pass through increases in our costs to our customers absent increases in the market price.

  •
  The manufacturing of coated paper is highly capital-intensive and a large portion of our and our competitors' operating costs are fixed. Additionally, paper machines are large, complex machines that operate more efficiently when operated continuously. Consequently, both we and our competitors typically continue to run our machines whenever marginal sales exceed the marginal costs.

        The sensitivity analysis in the table below illustrates the impact that changes in our coated paper prices would have had on our Pro Forma EBITDA for 2004.

        The sensitivity analysis is based on the following:

  •
  Approximately 2.1 million tons of coated paper were sold during 2004, the actual volume of coated paper sold during 2004.

  •
  Pro Forma EBITDA is based on a price for our coated paper of $797 per ton, the actual weighted average price per ton for our coated paper during 2004.

  •
  Pro Forma Price-Adjusted EBITDA is based on various assumed prices per ton for our coated paper, as indicated in the table below. These assumed prices may not be indicative of future prices for our paper.

  •
  Pro Forma EBITDA and Pro Forma Price-Adjusted EBITDA were calculated using the actual price per ton and actual volume sold for all of our other products, including carbonless and uncoated paper and market pulp. Carbonless paper prices have historically been less variable than our coated paper prices, and in some cases prices are fixed by contract. Under some of these agreements, we have paid the customer an initial fee so that we can become that customer's sole supplier of carbonless paper. Carbonless paper comprised approximately 15% of our 2004 net sales, and because of competition from competing products and technologies, carbonless paper sales have been declining and we expect carbonless paper to contribute a smaller percentage of our net sales in the future. Uncoated paper and pulp prices historically have not materially impacted our EBITDA because uncoated paper and pulp have not comprised a material portion of our net sales. Uncoated paper and market pulp comprised approximately 8% of our 2004 net sales.

  •
  Pro Forma EBITDA and Pro Forma Price-Adjusted EBITDA were calculated using our actual expenses during 2004, as we do not believe that variations in our coated paper prices would have impacted our expenses. See "—Cost of Sales" for a discussion of our fixed and variable costs.

	Assumed Coated Paper Prices(1)
	(in millions, except for prices per ton)
	$753/ton(2)	$797/ton(3)	$859/ton(4)
Pro Forma EBITDA(5)	$(67,198)	$(67,198)	$(67,198)
Coated Paper Price Adjustment	(92,921)	—	130,934

Pro Forma Price-Adjusted EBITDA(6)	$(160,119)	$(67,198)	$63,736

(1)
The coated paper prices per ton presented in this table are not representative of all of our coated paper prices during 2004.

(2)
Represents our actual weighted average coated price for January 2004, which was our lowest weighted average price for coated paper during 2004. The price was calculated using the actual mix and volume of coated paper we sold in 2004.

(3)
Represents our actual weighted average price per ton for coated paper during 2004.

(4)
Represents our weighted average coated paper price per ton, calculated using our actual coated paper prices for March 2005 and our actual mix and volume for 2004. See "Prospectus Summary—Recent Developments" for further information concerning coated paper prices and volume.

(5)
Reflects EBITDA after giving effect to the Transactions as if they had occurred on January 1, 2004. For a discussion of how we calculate Pro Forma EBITDA see "Summary Historical and Pro Forma Combined Financial Data."

(6)
Pro Forma Price-Adjusted EBITDA has not been adjusted to include the following (in millions): (i) a $238.0 million elimination of historical goodwill through an impairment charge recorded by MeadWestvaco in the fourth quarter of 2004, (ii) a $3.1 million net reduction of salaries and estimated benefit costs comprised of the reduction of $4.5 million of salaries based upon the annual salaries of certain personnel terminated in 2004 adjusted to the month of termination, offset by $2.2 million of salaries of certain personnel hired in 2004 adjusted to the month of hire, collectively adjusted by estimated cost benefits of $0.8 million and (iii) $7.1 million of other costs incurred in 2004 that we do not expect to incur as a stand-alone business. These other costs included historical costs previously allocated to us by MeadWestvaco, net of additional stand-alone costs that we do not expect to incur as a stand alone business, which included, among other, legal costs of $2.2 million, engineering costs of $1.8 million and aviation costs of $1.1 million. However, we cannot assure you that we will not incur such expenses or any additional expenses as a stand-alone business.

        The foregoing sensitivity analysis illustrates the impact that certain changes in our coated paper prices would have had on our Pro Forma EBITDA for 2004. The sensitivity analysis is based on numerous price assumptions. The sensitivity analysis is presented for illustrative purposes and does not reflect our actual historical or future net sales, EBITDA or our future expenses or gross margins. In addition, the range of actual coated paper prices illustrated may not reflect actual coated paper prices in the future. If actual coated paper prices are lower, or if any of our other assumptions vary from what is presented, our EBITDA may be significantly lower than reflected in the sensitivity analysis. Accordingly, we cannot assure you that the information therein will be reflective of our results in 2005 or any other year and readers of this prospectus are cautioned not to place undue reliance on this information. See "Risk Factors—The sensitivity analysis contained in this prospectus is not a projection or prediction of our future performance and our actual results may differ significantly from the sensitivity analysis." Pro Forma EBITDA and Pro Forma Price-Adjusted EBITDA are presented above to show the dramatic effect that the market price of coated paper could have on those financial metrics. EBITDA is a primary component of certain covenants under our senior secured credit facility and is a basis upon which our management assesses liquidity. For further information about how we calculate EBITDA, see "Summary Historical and Pro Forma Combined Financial Data."

  Cost of Sales

        The principal components of our cost of sales are chemicals, timber, energy, labor, maintenance and depreciation, amortization and depletion. Commodity costs, which include chemicals, timber and energy, are the most variable component of our cost of sales, because the prices of many of the commodities that we use can fluctuate substantially, sometimes within a relatively short period of time. In addition, our aggregate commodity purchases fluctuate based on the volume of paper that we produce. We have limited ability to increase paper prices in the absence of an increase in the market price for paper. We do not track timber, energy or chemicals on a cost of sales basis, but instead track these costs on a cost of production basis. Cost of production is calculated using the cost for the number of tons of paper we produce instead of the cost for the number of tons of paper we sell.

        During 2004, our costs of production included $433.9 million for various chemicals used in the manufacturing of paper, $293.9 million for timber and $159.1 million for purchased energy.

        During the first quarter of 2005, our costs of production included $121.4 million for various chemicals used in the manufacture of paper, $82.6 million for timber and $46.2 million for purchased energy. Variations in the cost of chemicals, timber and energy are discussed below.

        From time to time in the past, we entered into forward or long-term contracts for some of our chemicals, timber and energy, which reduced our exposure to short-term fluctuations in the prices of these commodities. In addition, in connection with the Acquisition, we entered into the Hedging Program, which is intended to help mitigate the adverse effect of a decline in North American coated paper prices. The Hedging Program is a purchased basket of put options on a mix of natural gas, market pulp and the Euro. The Hedging Program is designed to help protect against decreases in the market price of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar, which together exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005 and 84% from January 2003 through January 2005. We elected to not use hedge accounting treatment under SFAS No. 133 and all changes in value will be recorded through our income statement each period, which may result in significant variability in earnings from period to period. See "Risk Factors—Our Hedging Program may not protect us from decreases in our coated paper prices" and "The Transactions—Hedging Program."

        Chemicals.    During 2004, our aggregate cost for chemicals amounted to $433.9 million, or $167 per ton of paper we produced. During 2004, the actual cost of chemicals per ton of paper we produced varied from an average high of $168 for the first quarter to an average low of $163 for the second quarter. During the first quarter of 2005, our aggregate cost of chemicals amounted to $121.4 million or $180 per ton of paper we produced. The price for the largest component of our chemical costs, latex, has historically been volatile, fluctuating with the price of crude oil. The price of latex has significantly increased during the first quarter of 2005 as compared to the first quarter of 2004, and we expect further increases in the price of latex in 2005 compared to 2004, which could be significant.

        Timber.    During 2004, we purchased 8.1 million tons of timber at a weighted average cost of $31 per ton. During 2004, the actual price of timber varied from an average high of $33 per ton for the fourth quarter of 2004 to an average low of $30 per ton for the third quarter. During the first quarter of 2005, we purchased 2.2 million tons of timber at a weighted average cost of $34 per ton.

        Energy.    We produce a large portion of our energy requirements, purchasing only approximately 43% of our 2004 energy needs from third-party suppliers. The energy we purchase from third-party suppliers consists of electricity and fuel used by us to create some of our own energy, primarily consisting of natural gas and coal. During 2004, our aggregate third-party energy costs, including direct energy costs and costs of fuel used to create our own energy, were $159.1 million. Electricity, natural gas and coal represented approximately 30%, 28% and 26%, respectively, of our total third-party energy costs during 2004. During 2004, we purchased 1.1 million Mkwh of electricity for $46.6 million, 7.3 million mcf of natural gas for $44.6 million and 1.0 million tons of coal for $40.3 million. The average price of electricity varied from an average high of $41.88 per Mkwh for the fourth quarter of 2004 to an average low of $39.20 per Mkwh for the first quarter of 2004. The average price of natural gas varied from an average high of $6.57 per mcf for the fourth quarter of 2004 to an average low of $5.80 per mcf for the second quarter of 2004. The average price of coal varied from an average high of $41.13 per ton for the third quarter of 2004 to an average low of $37.13 per ton for the second quarter of 2004.

        During the first quarter of 2005, our aggregate third-party energy costs, including direct energy costs and costs of fuel used to create our own energy, were $46.2 million. Electricity, natural gas and coal represented approximately 25%, 25% and 28%, respectively, of our total third-party energy costs during the first quarter of 2005. During the first quarter of 2005, we purchased 269,000 Mkwh of electricity for $11.8 million, 1.7 million mcf of natural gas for $11.5 million and 280,000 tons of coal for $12.9 million. The average price of electricity was $43.73 per Mkwh in the first quarter of 2005 compared to $41.88 per Mkwh in the fourth quarter of 2004. The average price of natural gas was $6.75 per mcf in the first quarter of 2005 compared to $6.57 per mcf in the fourth quarter of 2004. The average price of coal was $46.06 per ton in the first quarter of 2005 compared to $40.29 per ton in the fourth quarter of 2004. We expect energy costs to remain volatile throughout the remainder of 2005.

        Labor costs.    Labor costs include wages, salary and benefit expenses attributable to our mill personnel. Mill employees at a non-managerial level are compensated on an hourly basis in accordance with our union contracts. Management employees at our mills are compensated on a salaried basis. Wages, salary and benefit expenses for our personnel at our headquarters and our sales force are included in selling, general and administrative expense, instead of cost of sales. Wages, salary and benefit expenses, which totaled $455.0 million during 2004 and $114.8 million during the first quarter of 2005, do not vary significantly over the short term. The size of our hourly labor force is not expected to increase. In addition, we have not experienced significant labor shortages.

        Maintenance.    Maintenance expense includes day-to-day maintenance, equipment repairs and larger maintenance projects, such as paper machine shutdowns for annual maintenance. Day-to-day maintenance expenses have not varied significantly from year to year. Larger maintenance projects and equipment expenses can produce year to year fluctuations in our maintenance expenses. Maintenance at our mills totaled approximately $226 million, $246 million and $249 million in 2004, 2003 and 2002, respectively. Maintenance expense at our mills totaled $53.8 million in the first quarter of 2005.

        Depreciation, amortization and depletion.    Depreciation, amortization and depletion expense for our assets associated with our mill operations is included in cost of sales. Depreciation and amortization expense for our assets associated with our non-mill related assets is included in selling, general and administrative expense. The depletion expense portion of our cost of sales relates to the depletion of capitalized timber assets that we purchase. We have supply agreements with several of our carbonless paper customers. Under some of these agreements, we have paid the customer an initial fee so that we can become that customer's sole supplier of carbonless paper. This fee is amortized over the life of the agreement, typically three to five years. During 2004, our depreciation, amortization and depletion expenses totaled $229.8 million, $213.0 million of which is included in cost of sales. During the first quarter of 2005, our depreciation, amortization and depletion expenses totaled $56.8 million, of which $53.0 million is included in cost of sales.

        Under purchase accounting, the total acquisition consideration is being allocated to our assets and liabilities based upon management's preliminary estimates of fair value. The final allocation of the acquisition consideration will be based upon management's consideration of a final valuation analysis prepared by an independent valuation firm. Any adjustments based on that final valuation may change the allocations of the acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could result in a change in our financial data.

  Selling, General and Administrative ("SG&A") Expenses

        The principal components of our SG&A expenses are wages, salaries and benefits for our office personnel at our headquarters and our sales force, travel and entertainment expenses, advertising expenses, expenses relating to our information technology systems and research and development expenses. Our SG&A expenses (excluding one-time costs related to the Acquisition) have not historically fluctuated significantly from year to year. We expect that our SG&A expenses will decrease as compared to prior to the Acquisition as a result of the elimination of corporate allocations that were charged to us by MeadWestvaco that are not related to our business as a stand-alone company, partially offset by an increase in SG&A expenses that we expect to incur directly as a stand-alone company, such as costs for information, technology, legal and finance support and human resources. In addition, we intend to increase the use of incentive based compensation for our management, which will more closely tie a portion of their compensation to the achievement of performance targets.

  Taxes

        For all periods presented, the predecessor was included in the consolidated income tax returns of MeadWestvaco. In the historical financial statements included in this prospectus, income taxes have been presented based on a calculation of the income tax benefit we would have generated if we had operated as a separate taxpayer. However, pursuant to the Acquisition purchase agreement, any prior tax benefits were retained by MeadWestvaco. Income taxes have been provided for all items included in the statements of income included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. For federal income tax purposes, the Acquisition is being treated as an asset purchase and we generally will have a tax basis in the acquired assets equal to the purchase price.

Results of Operations

        The following table sets forth our historical results of operations for the periods indicated below:

	Year ended December 31,
	2002	% of Net sales	2003	% of Net sales	2004	% of Net sales	Quarter ended March 31, 2004	% of Net sales	Quarter ended March 31, 2005	% of Net sales
	(dollars in thousands)
	(as restated)
Net sales	$1,960,662	100.0%	$1,988,917	100.0%	$2,175,935	100.0%	$516,726	100.0%	$543,501	100.0%
Cost of sales	1,992,412	101.6%	1,994,509	100.3%	2,145,433	98.6%	533,636	103.3%	507,767	93.4%
Selling, general and
administrative expenses	133,371	6.8%	135,600	6.8%	129,240	5.9%	30,065	5.8%	29,373	5.4%
Goodwill and asset
impairment	11,508	0.6%	—	—	238,047	10.9%	—	—	—	—
Interest expense	8,223	0.4%	10,297	0.5%	9,241	0.4%	2,350	0.5%	2,136	0.4%
Other income, net	(3,062)	(0.2)%	(4,079)	(0.2)%	(3,559)	(0.1)%	(950)	(0.2)%	(982)	(0.2)%

Income (loss) before income taxes, equity income from investee and cumulative effect of accounting change	(181,790)	(9.2)%	(147,410)	(7.4)%	(342,467)	(15.7)%	(48,375)	(9.4)%	5,207	1.0%
Income tax (benefit)	(74,751)	(3.8)%	(51,928)	(2.6)%	(39,492)	(1.8)%	(18,303)	(3.5)%	1,737	0.3%
Equity income from investee (net of income tax expense)	4,589	0.2%	2,115	0.1%	1,784	0.1%	566	0.1%	508	0.1%

Income (loss) before cumulative effect of accounting change	(102,450)	(5.2)%	(93,367)	(4.7)%	(301,191)	(13.8)%	(29,506)	(5.7)%	3,978	0.7%
Cumulative effect of accounting change (net of income tax benefit)	—	—	(408)	—	—	—	—	—	—	—

Net income (loss)	$(102,450)	(5.2)%	$(93,775)	(4.7)%	$(301,191)	(13.8)%	$(29,506)	(5.7)%	$3,978	0.7%

2005 First Quarter Compared to 2004 First Quarter

        Net sales.    Net sales for the first quarter of 2005 were $543.5 million compared to $516.7 million for the first quarter of 2004, an increase of 5.2%. The increase was largely the result of an increase in average coated paper prices from $762 per ton in the first quarter of 2004 to $859 per ton in the first quarter of 2005. This increase was partially offset by decreases in coated paper volumes from 519,000 tons in the first quarter of 2004 to 495,000 tons in the first quarter of 2005. The decrease in sales volume was largely driven by a management decision to decrease export sales and to discontinue sales of certain low margin paper sold during the first quarter of 2004.

        Cost of sales.    Cost of sales for the first quarter of 2005 was $507.8 million compared to $533.6 million for the first quarter of 2004, a decrease of 4.8%. The decrease was primarily attributable to lower sales volume in the first quarter of 2005 offset by higher costs of timber, energy, and chemicals. Timber costs increased due to higher logistics costs for deliveries to the mills and logging expenses, caused primarily by higher fuel costs. In addition, cost for timber purchased by our mill in Escanaba, Michigan was higher as a result of increased demand for the regional timber supply as a result of new buyers competing with the existing buyers. The increase in the cost of chemicals was primarily driven by increases in latex prices, which historically have been volatile, fluctuating with the price of crude oil. Our gross margin for the first quarter of 2005 improved to 6.6%, compared to (3.3)% for the first quarter of 2004. This was due to higher sales prices, product mix improvements, cost reduction programs and less market downtime offset by higher timber, energy, and chemical costs. We improved product and customer mix by upgrading existing customers to more profitable lines of paper, decreasing export sales and discontinuing sales of certain low margin paper sold during the first quarter of 2004. In the first quarter of 2005, we began realizing benefits from a cost reduction program using activity based costing tools for our manufacturing process that we did not have in place in the first quarter of 2004. In addition, we had no market downtime in the first quarter of 2005 compared to 32,000 tons of market downtime in the first quarter of 2004. The number of tons of market-related downtime is calculated by comparing actual results to planned production in tons for each machine that is taken down. Planned production is based on historical production and includes relevant factors such as capital improvements and planned maintenance downtime.

        Selling, general and administrative.    Selling, general and administrative expenses were $29.4 million for the first quarter of 2005 compared to $30.1 million for the first quarter of 2004, a decrease of 2.3%. The decrease was primarily caused by a decrease in corporate charges from MeadWestvaco. As a percentage of net sales, selling, general and administrative expenses decreased in the first quarter of 2005 to 5.4% from 5.8% in the first quarter of 2004. This decrease, as a percentage of net sales, was principally due to the higher sales prices in the first quarter of 2005.

        Interest expense.    Interest expense for the first quarter of 2005 decreased to $2.1 million from $2.4 million for the first quarter of 2004. The $0.3 million decrease in interest expense was primarily the result of retiring debt related to our Chillicothe, Ohio, mill operations.

        Other income, net.    Other income, net, which primarily consists of agent commissions for fiber sales, for the first quarter of 2005 was $1.0 million, no change from the first quarter of 2004.

        Equity income from investee.    Equity income from investee for the first quarter of 2005, on a pretax basis, decreased to $0.8 million from $0.9 million for the first quarter of 2004. This item represents income from our minority ownership interest in the Rumford Cogeneration Company, L.P., a joint venture created to generate power for us and for third-party sale. Our income from this investment decreased in the first quarter of 2005 due to higher coal and biomass costs. As a result of the expiration of a power rate agreement between Rumford Cogeneration Company, L.P. and Central Maine Power at the end of 2005, power rates from the Rumford facility will decrease to fair market value; accordingly, after 2005, we expect equity income from investee to be much lower.

        Effective tax rate.    The effective tax rate for the first quarter of 2005 decreased to approximately 33.7% from 37.9% for the first quarter of 2004. The rate in the first quarter of 2005 was lower due to the composition and mix of our earnings and losses in certain domestic tax jurisdictions.

2004 Compared to 2003

        Net sales.    Net sales for 2004 were $2.18 billion compared to $1.99 billion for 2003, an increase of 9.4%. The increase was largely the result of increased demand for coated paper throughout most of 2004 and, to a lesser extent, coated paper price increases beginning late in the second quarter. Coated paper tons sold increased from 1.9 million tons to 2.1 million tons, or 10.1%. The average price per ton for coated paper increased from $789 per ton in 2003 to $797 per ton in 2004, or 1.0%. During 2004, the prices for our coated paper fluctuated significantly, averaging $769 per ton on a weighted average basis during the first half of the year and rising to a weighted average of $825 per ton during the second half of the year. During 2003, the weighted average prices for our coated paper were $811 per ton during the first half of the year and fell to a weighted average price of $770 per ton during the second half of the year.

        Cost of sales.    Cost of sales for 2004 was $2.15 billion compared to $1.99 billion for 2003, an increase of 7.6%. The increase was primarily attributable to higher sales volume. Our gross margin for 2004 improved to 1.4%, an increase of 1.7% over 2003, due to savings from cost reductions programs, product mix improvements and less market downtime. Market-related downtime was lower due to order backlogs and strong customer demand. We believe that market-related downtime in 2004, most of which occurred in the first quarter, reduced our production by 38,000 tons. We believe that market-related downtime in 2003 reduced our production by 61,000 tons.

        Selling, general and administrative.    Selling, general and administrative expenses were $129.2 million for 2004 compared to $135.6 million for 2003, a decrease of 4.7%. Restructuring expenses relating to the 2002 merger of Mead and Westvaco were higher in 2003. As a percentage of net sales, selling, general and administrative expenses decreased in 2004 to 5.9% from 6.8% in 2003. This decrease, as a percentage of net sales, was principally due to the restructuring expenses in 2003 relating to the merger of Mead and Westvaco, offset in part by increased sales volume in 2004.

        Goodwill and asset impairment (as restated).    We recorded a pretax impairment charge of $238.0 million for an impairment of goodwill in the fourth quarter of 2004, which resulted from the merger of Mead and Westvaco in January 2002.

        Interest expense.    Interest expense for 2004 decreased to $9.2 million from $10.3 million for 2003. The $1.1 million decrease in interest expense was the result of retiring several fixed rate bond issues related to the Luke, Maryland mill.

        Other income, net.    Other income, net for 2004 decreased to $3.6 million from $4.1 million for 2003. Other income, net consisted principally of net gains or losses on sales of real estate and other assets as well as sales agent commissions. The decrease in other income in 2004 was primarily due to net losses on certain real estate and asset sales.

        Equity income from investee.    Equity income from investee for 2004, on a pretax basis, decreased to $2.8 million from $3.3 million for 2003. This item represents income from our minority ownership interest in the Rumford Cogeneration Company, L.P, a joint venture created to generate power for us and for third-party sale. Our income from this investment decreased in 2004 due to higher coal and biomass costs. As a result of the expiration of a power rate agreement between Rumford Cogeneration Company and Central Maine Power at the end of 2005, power rates from the Rumford facility will decrease to fair market value; accordingly, after 2005, we expect equity income from investee to be lower than it was in 2004.

        Effective tax rate.    The effective tax rate for 2004 decreased to approximately 11.3% from 35.2% for 2003. The effective tax rate decreased in 2004 primarily as a result of a nondeductible goodwill charge to earnings in 2004 of $238.0 million and the establishment of valuation allowances against state income tax carry-forward benefits in 2004. Without the goodwill and valuation allowance effects in 2004, the annual effective tax rates for 2003 and 2004 were higher than the statutory rate due to the composition and mix of our earnings and losses in certain domestic tax jurisdictions.

2003 Compared to 2002

        Net sales.    Net sales for 2003 were $1.99 billion compared to $1.96 billion for 2002, an increase of 1.4%. Results of operations for 2002 included Westvaco's results of operations for the entire year and Mead's results of operations for the period beginning on January 29, 2002, following the merger of Mead and Westvaco, and ending on December 31, 2002. Net sales increased slightly in 2003 as a result of the inclusion of Mead's results of operations for the full year, offset partially by lower coated paper pricing.

        Cost of sales.    Cost of sales for both 2003 and 2002 was $1.99 billion. Notwithstanding increased sales volume in 2003 and the inclusion of the Mead business for the entire year in 2003, cost of sales remained constant due to a decrease in market-related downtime in 2003. Market-related downtime for 2003 was approximately 61,000 tons, compared to downtime in 2002 of approximately 92,000 tons.

        Selling, general and administrative.    Selling, general and administrative expenses were $135.6 million in 2003 and $133.4 million in 2002, an increase of 1.7%. These expenses were slightly higher in 2003 as a result of the inclusion of Mead's selling, general and administrative expenses for the entire year, offset partially by decreases in salary and benefit expenses resulting from fewer employees in 2003. Selling, general and administrative costs as a percentage of net sales, before restructuring costs, were 6.8% for both 2003 and 2002.

        Interest expense.    Interest expense for 2003 increased to $10.3 million from $8.2 million for 2002. The $2.1 million increase in interest expense was the result of the refinancing of $125.3 million of floating rate bonds with fixed rate instruments due June 2002.

        Other income, net.    Other income, net for 2003 increased to $4.1 million from $3.1 million for 2002. The increase in other income was primarily due to net gains on real estate and asset sales compared to net losses on real estate and asset sales in 2002, as well as increases in pulp sales commissions earned by us in 2003.

        Equity income from investee.    Equity income from investee, which relates to our minority ownership interest in the Rumford Cogeneration Company, decreased from $7.8 million in 2002 to $3.3 million in 2003. The reduction was primarily due to the shortening of the estimated useful life of the Rumford cogeneration facility, which caused depreciation to increase in 2003.

        Effective tax rate.    The effective tax rate for 2003 decreased to approximately 35.2% from 41.1% for 2002. The effective tax rate decreased in 2003 primarily as a result of the establishment of valuation allowances against state income tax carry-forward benefits in 2003. Excluding the valuation allowances, the annual effective tax rates for 2003 and 2002 were higher than the statutory rate due to the composition and mix of earnings and losses in certain domestic tax jurisdictions.

Segment Data

        The following table sets forth historical net sales and segment profit (loss) for our coated and carbonless paper segments for 2002, 2003, 2004 and for the first quarter of 2004 and 2005.

	Year ended December 31,				First Quarter ended March 31,
	2002	2003	2004		2004	2005
			(as restated)
	(dollars in millions)
Net sales:
Coated	$1,597.9	$1,602.7	$1,778.6		$417.6	$444.7
Carbonless	362.8	386.3	397.3		99.1	98.8

Consolidated	$1,960.7	$1,989.0	$2,175.9		$516.7	$543.5
Segment profit (loss) (excluding taxes):
Coated	$(144.5)	$(110.9)	$(300.8	)(1)	$(40.3)	$10.8
Carbonless	$(29.5)	$(33.2)	$(38.9)		$(7.2)	$(4.8)

(1)
Includes a $238.0 million goodwill impairment charge.

        Coated Paper

        Net sales.    Net sales for the coated paper segment were $444.7 million for the first quarter of 2005, compared to $417.6 million for the first quarter of 2004, an increase of 6.5%. The increase was due to an increase in coated paper prices offset in part by a decrease in sales volume. Average coated paper prices rose from $762 per ton in the first quarter of 2004 to $859 per ton in the first quarter of 2005; coated paper volumes decreased from 519,000 tons in the first quarter of 2004 to 495,000 tons in the first quarter of 2005. The decrease was largely driven by a management decision to decrease export sales and to discontinue sales of certain low margin paper sold during the first quarter of 2004.

        Net sales for the coated paper segment were $1.8 billion for 2004, compared to $1.6 billion for 2003, an increase of 11%. The increase was due to an increase in coated paper shipments as well as the impact of higher selling prices beginning late in the second quarter of 2004. Coated paper tons sold increased from 1.9 million tons to 2.1 million tons, an increase of 10.1%, and the average price per ton for coated paper increased from $789 per ton in 2003 to $797 per ton in 2004. The increase in average price per ton was driven in part by initiatives to improve our product mix. During 2004, the prices for our coated paper fluctuated significantly, averaging $769 per ton on a weighted average basis in the first half of the year and rising to a weighted average of $825 per ton during the second half of the year. During 2003, the weighted average price for our coated paper were $811 per ton during the first half of the year and fell to a weighted average price of $769 during the second half of the year.

        Net sales for the coated paper segment were $1.6 billion for both 2003 and 2002. Coated paper tons sold increased from approximately 1.8 million tons to approximately 1.9 million tons, an increase of 4.6%, and the average price per ton for coated paper decreased from $805 per ton in 2002 to $789 per ton in 2003.

        Segment profit (loss).    The coated paper segment profit was $10.8 million in the first quarter of 2005 versus a loss of $40.3 million in the first quarter of 2004. The increase in segment profitability was primarily due to improved pricing and product mix, cost improvement programs, and no market-related downtime in the first quarter of 2005 compared to 32,000 tons of market-related downtime in the first quarter of 2004 offset in part by lower sales volumes and increased costs for chemicals, timber and energy. Depreciation, depletion and amortization for the coated paper segment were $45.0 million and $44.8 million for the first quarter of 2005 and 2004.

        The loss for the coated paper segment in 2004 was $300.8 million, which included a fourth quarter charge of $238.0 million for goodwill impairment, compared to a loss of $110.9 million for 2003. The goodwill impairment charge was the primary reason for the segment loss increase in 2004. Excluding the goodwill impairment charge, the segment loss decreased, primarily due to increased volume, paper price increases, reduced maintenance costs at our mills and the reduction in market-related downtime, partially offset by higher costs for wood, energy and chemicals, as well as increased freight and other costs of sales. The costs for wood, energy and chemicals are calculated on a cost of production basis, rather than a cost of sales basis.

        The coated paper segment incurred a loss of $110.9 million for 2003 compared to a $144.5 million loss for 2002, a decrease of 23.3%. The decrease was due to savings resulting from the merger of Mead and Westvaco and an increase in volume, and was offset in part by price reductions during 2003, the cost of sales for 2002 only including the Mead business for the period following the merger and less market-related downtime during 2003. The average price per ton for coated paper decreased from $805 per ton in 2002 to $789 per ton in 2003.

  Carbonless Paper

        Net sales.    Net sales for the carbonless paper segment decreased to $98.8 million in the first quarter of 2005 from $99.1 million in the first quarter of 2004, a decrease of 0.2%. The sales decrease was driven by a slight decrease in sales prices. The average price per ton of paper for this segment decreased slightly from $1,240 per ton in the first quarter of 2004 to $1,238 per ton in the first quarter of 2005.

        Net sales for the carbonless paper segment increased to $397.3 million in 2004 from $386.3 million for 2003, an increase of 2.8%. The improvement was due to higher selling prices and a reduction in market-related downtime. The average price per ton of paper for this segment increased from $1,209 per ton in 2003 to $1,240 per ton in 2004, an increase of 2.6%.

        Net sales for the carbonless paper segment were $386.3 million in 2003, compared to $362.8 million in 2002, an increase of 6.5% caused mainly by volume increases in 2003 of paper sold by our carbonless paper segment, which were mainly due to the inclusion of a full year of results of Mead in 2003.

        Segment loss.    The carbonless segment incurred a loss of $4.8 million in the first quarter of 2005, compared to a loss of $7.2 million in the first quarter of 2004. The decrease in the segment loss during the first quarter of 2005 was largely due to productivity initiatives that were not in place during the first quarter of 2004. Depreciation, depletion and amortization for the carbonless paper segment were $11.8 million and $11.6 million for the first quarter of 2005 and 2004.

        The carbonless segment incurred a loss of $38.9 million in 2004, compared to a loss of $33.2 million in 2003. The increase in the segment loss during 2004 compared to 2003, was largely due to an increase in research and development costs ($4.7 million), which was offset in part by the reduction in market-related downtime.

        The carbonless paper segment incurred a loss of $33.2 million in 2003, compared to a loss of $29.5 million for 2002. The increased loss was mainly due to a weighted average decrease in the price of carbonless paper from $1,532 per ton in 2002 to $1,487 per ton in 2003.

Effects of Inflation

        Our commodity costs, including the prices of chemicals, timber and energy that we purchase, can fluctuate substantially, sometimes within a relatively short period of time, and can have a material effect on our business, financial condition and results of operations. However, during the last three years, we believe that general inflation has not had a material effect on our business, financial condition or results of operations. We cannot, however, assure you that we will not be affected by general inflation in the future. For a more detailed discussion of the impact of our commodity costs on our results of operations, see "—Selected Factors that Affect our Operating Results—Cost of Sales."

Seasonality

        We are exposed to fluctuations in quarterly net sales volumes and expenses due to seasonal factors. These seasonal factors are common in the paper products industry. Typically, the first two quarters are our slowest quarters due to lower demand for coated paper during this period. Our third quarter is generally our strongest quarter reflecting an increase in printing related to end of the year magazines, increased end of year direct mailings and holiday season catalogs. Our working capital and accounts receivables generally peak in the third quarter, while inventory generally peaks in the second quarter in anticipation of the third quarter season. In addition, our maintenance expenses in the second quarter typically comprise more than half of our annual maintenance expenses, because we perform a large portion of our maintenance during the second quarter due to lower sales volume and more moderate weather conditions. We expect our seasonality trends to continue for the foreseeable future.

Liquidity and Capital Resources

        Historically, we financed our capital expenditure and working capital requirements through a combination of cash flows from operating activities and capital contributions from MeadWestvaco.

        We expect that cash generated from operating activities and availability under our revolving senior secured credit facility will be our principal sources of liquidity. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our revolving senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to repay our indebtedness, including the New Notes, or to fund our other liquidity needs. See "Risk Factors—Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the New Notes."

Cash Flows

        Cash flows from operating activities used $10.9 million in the first quarter of 2005 compared to $33.0 million generated in the first quarter of 2004. The decrease in cash flow from operations during 2005 was primarily caused by an increase in inventory in the first quarter of 2005 versus a decrease in the first quarter of 2004. The increase in inventory in the first quarter of 2005 was largely driven by a combination of good manufacturing performance and lower sales versus the same period in the prior year. An increase in inventory in the first quarter of any year is common as the Company prepares for the historically stronger sales demand in the third quarter. In addition, in the first quarter of 2004, market downtime largely contributed to the inventory decrease.

        Operating activities generated cash flows of $240.3 million in 2004 compared to $49.7 million in 2003 and $146.7 million in 2002. The increase in cash flow generated from operations during 2004 was caused by improved accounts receivable collections, increased accounts payables, reductions in finished goods inventory, increased net sales and less market-related downtime. The decrease in cash flow generated from operations during 2003 was primarily caused by an increase in inventory in 2003 as compared to 2002.

        Cash flows used in investing activities for the first quarter of 2005 were $11.5 million compared to $13.9 million for the first quarter of 2004.

        Cash flows used in investing activities for 2004 were $87.1 million for 2004 compared to $75.7 million for 2003 and $71.1 million for 2002. Cash flows used in investing activities consisted primarily of capital expenditures. See "—Capital Expenditures."

        Cash flows from financing activities generated $22.4 million in the first quarter of 2005 as compared to cash flows used in financing activities of $19.1 million in the first quarter of 2004.

        Cash flows used in financing activities were $153.2 million in 2004 as compared to net cash provided from financing activities of $26.0 million in 2003 and net cash used in financing activities of $75.5 million in 2002. No cash is held at the coated and carbonless papers group level. Cash flows from financing activities primarily were due to net transfers from/to MeadWestvaco.

Capital Expenditures

        Capital expenditures were $11.5 million and $87.5 million in the first quarter of 2005 and the fiscal year ended December 31, 2004, respectively, consisting of asset and machine maintenance, environmental projects and capital improvements. Capital expenditures for the year ended December 31, 2004 include the installation of a new carbonless coater at our Chillicothe, Ohio mill and a machine upgrade at our Wickliffe, Kentucky mill. Aggregate capital expenditures in 2005 are expected to be approximately $100.0 million and are expected to consist of maintenance capital projects, environmental projects and capital improvements, such as a paper machine rebuild at our mill in Luke, Maryland and a paper machine upgrade at our mill in Escanaba, Michigan. The increase in our planned capital expenditures for 2005 as compared to 2004 primarily is due to additional environmental maintenance projects relating to our implementation of the Cluster Rule issued by the EPA in 1998. See "Business—Environmental and Other Governmental Regulations." Excluding any voluntary capital improvement projects that we may decide to undertake in 2006, we do not expect that our 2006 capital expenditures will vary significantly from our historical capital expenditure trends.

Debt and Other Obligations

        Concurrently with the completion of this Acquisition, we entered into our senior secured credit facilities. Our senior secured credit facilities include a $750.0 million term loan, maturing in 2011, and up to $350.0 million in available revolving loan borrowings, maturing in 2010. We drew $175.4 million from the revolving portion of our senior secured credit facilities at the completion of the Acquisition. As of March 31, 2005, on a pro forma basis giving effect to the Transactions and the payment of working capital and other purchase price adjustment payments at closing of $35.1 million, based on our borrowing base availability on that date, we would have had $120.8 million of additional availability under our revolving senior secured credit facility, net of outstanding letters of credit of $44.0 million. In addition, we may be required to post letters of credit or other financial assurance obligations with our energy and other suppliers because we are a new company. Our senior secured credit facilities contain customary financial and other covenants, including minimum interest coverage and fixed charge coverage ratios and maximum total debt and senior debt to EBITDA ratios. Our senior secured credit facilities also place certain restrictions on our ability to make capital expenditures. See "Description of Certain Indebtedness."

        The revolving senior secured term loan facility has a first lien on our and our guarantor domestic subsidiaries' cash, deposit accounts, accounts receivable inventory and intercompany debt owed to us, our parent and our guarantor domestic subsidiaries. The term loan has a first lien on our capital stock, the capital stock of our guarantor domestic subsidiaries, 65% of the stock of our foreign subsidiaries, if any, and all of our assets and the assets of our guarantor domestic subsidiaries, other than cash, deposit accounts, accounts receivable and inventory. It also has a second lien on our and our guarantor domestic subsidiaries' cash, deposit accounts, accounts receivable, inventory, and intercompany debt owed to us, our parent and our guarantor domestic subsidiaries. The 2012 notes have a second lien on all of our assets and the assets of our guarantor domestic subsidiaries other than the capital stock of our guarantor domestic subsidiaries, intercompany debt owed to us and our guarantor domestic subsidiaries, cash, deposit accounts, accounts receivable and inventory. For more information regarding our senior secured credit facilities, see "Description of Certain Indebtedness."

        Contractual Commitments.    The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2004:

	2005	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Long-term debt	$—	$2,500	$—	$—	$17,245	$125,290	$145,035
Operating leases and rental expenses	8,217	5,412	3,602	1,902	513	220	19,866
Landfill closure costs	—	—	—	—	—	8,140	8,140
Interest on indebtedness(1)	8,335	8,195	8,095	8,095	7,750	119,051	159,521

Total contractual obligations	$16,552	$16,107	$11,697	$9,997	$25,508	$252,701	$332,562

(1)
We have assumed a constant rate of interest over the term of our floating rate debt. For further information concerning our interest rate risk, see "Qualitative And Quantitative Disclosure About Market Risk."

        Contractual Commitments—Pro Forma.    The following table reflects our contractual commitments associated with our debt and other obligations as of December 31, 2004 on a pro forma basis giving effect to the Transactions (assuming no working capital or other adjustments pursuant to the purchase agreement) and the application of the proceeds therefrom:

	2005	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Revolving senior secured credit facility	$—	$—	$—	$—	$—	$73,696	$73,696
Term loan senior secured credit facility	7,500	7,500	7,500	7,500	7,500	712,500	750,000
2012 floating rate senior secured notes	—	—	—	—	—	225,000	225,000
2012 10% senior secured notes						350,000	350,000
2013 senior subordinated notes	—	—	—	—	—	200,000	200,000
Operating leases and rental expenses	8,217	5,412	3,602	1,902	513	220	19,866
Surety bonds, letters of credit and other financial assurance obligations(1).	44,000	—	—	—	—	—	44,000
Landfill closure costs	—	—	—	—	—	8,140	8,140
Interest on indebtedness(2)	132,829	132,434	132,047	131,668	131,299	209,027	869,304

Total contractual obligations(3)	$192,546	$145,346	$143,149	$141,070	$139,312	$1,778,583	$2,540,006

(1)
We may be required to post additional letters of credit or other financial assurance obligations with our energy and other suppliers because we are a new company.

(2)
Represents pro forma interest expense calculated using interest rates of (i) 5.17% on the $73.7 million pro forma outstanding balance on the revolving senior secured credit facility, (ii) 6.17% on the $750.0 million term loan senior secured credit facility, (iii) 9.42% on the $225.0 million floating rate senior secured notes due 2012, (iv) 10% on the $350.0 million 10% senior secured notes due 2012, (v) 12% on the $200.0 million 2013 senior subordinated notes. We have assumed a constant rate of interest over the term of the debt under the senior secured credit facility, and the 2012 floating rate notes. For further information concerning our interest rate risk, see "Qualitative And Quantitative Disclosure About Market Risk."

(3)
The contractual commitments listed in this table do not include expenditures to be made pursuant to the fiber supply agreements with Escanaba Timber or expenditures to be made pursuant to the transition services agreements with MeadWestvaco. For a discussion of certain of the terms of those agreements, see "The Transactions—Fiber Supply Agreements" and "The Transactions—Transition Service Agreements."

Qualitative And Quantitative Disclosure About Market Risk

        We are exposed to market risk from fluctuations in our paper prices, interest rates and commodity prices.

        Paper Prices.    For a discussion of the impact of paper price fluctuations on our operating results, see "—Selected Factors that Affect our Operating Results—Net Sales."

        Hedging Program.    The Hedging Program is intended to help mitigate the adverse effect of a decline in North American coated paper prices. The Hedging Program is a three-year purchased basket of put options on a mix of natural gas, market pulp and the Euro. The Hedging Program is designed to help protect against decreases in the prices of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar, which together exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005 and 84% from January 2003 through January 2005. For additional information concerning the Hedging Program, see "The Transactions—Hedging program."

        Commodity Prices.    We are subject to changes in our cost of sales caused by movements in underlying commodity prices, in particular, chemicals, timber and energy costs. For a more detailed discussion of commodity prices, see "—Selected Factors that Affect our Operating Results—Cost of Sales."

        Interest Rate Risk.    We are exposed to interest rate volatility with regard to our senior secured credit facilities and the 2012 floating rate notes. Primary exposure includes movements in the U.S. prime rate and London Interbank Offered Rate, or LIBOR. Borrowings under our senior secured credit facilities bear interest at either the U.S. prime rate or LIBOR, plus a spread in either case, and the payments on the 2012 floating rate notes bear interest at LIBOR plus a spread. As of March 31, 2005, after giving pro forma effect to the Transactions and the payment of $35.1 million of working capital and other purchase price adjustment payments at closing, we would have had $750.0 million outstanding under our term loan senior secured credit facility, $148.5 million outstanding under our revolving senior secured credit facility, $44.0 million of letters of credit outstanding under our revolving senior secured credit facility and, based on our borrowing base availability on that date, we would have had $120.8 million of additional revolving loan availability (including for letters of credit) under our revolving senior secured credit facility, each bearing interest at variable rates. The 2012 floating rate notes bear interest at variable rates. Each one-eighth percentage change in LIBOR would result in a $0.3 million change in annual interest expense on the 2012 floating rate notes, a $0.9 million change in annual interest expense on the term loan and, assuming the entire revolving loan were drawn, a $0.4 million change in annual interest expense on the revolving loan.

Critical Accounting Policies

        Our principal accounting policies are described in the Summary of Significant Accounting Policies in the Notes to Financial Statements filed with the accompanying combined financial statements. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting policies discussed below represent those accounting policies requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

        Environmental and legal liabilities.    We record accruals for estimated environmental liabilities when remedial efforts are probable and the costs can be reasonably estimated. These estimates reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities as well as availability of insurance coverage and contribution by other potentially responsible parties. Due to the numerous uncertainties and variables associated with these assumptions and judgments, and changes in governmental regulations and environmental technologies, accruals are subject to substantial uncertainties, and actual costs could be materially greater or less than the estimated amounts. We record accruals for other legal contingencies, which are also subject to numerous uncertainties and variables associated with assumptions and judgments, when the contingency is probable of occurring and reasonably estimable.

        Restructuring and other charges.    We periodically record charges for the reduction of our workforce, the closure of manufacturing facilities and other actions related to business improvement and productivity initiatives. These events require estimates of liabilities for employee separation payments and related benefits, demolition, environmental cleanup and other costs, which could differ from actual costs incurred.

Long-lived assets:

        Useful lives.    Useful lives of tangible and intangible assets are based on management's estimates of the periods over which the assets will be productively utilized in the revenue generation process or for other useful purposes. Factors that affect the determination of lives include prior experience with similar assets, product life expectations and industry practices. The determination of useful lives dictates the period over which tangible and intangible Long-Lived Assets are depreciated or amortized, typically using the straight-line method.

        Tangible assets.    We review long-lived assets other than goodwill and indefinite-lived intangible assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of long-lived assets. The statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review for impairment requires management to predict the estimated cash flows that will be generated by the long-lived asset over its remaining estimated useful life. Considerable judgment must be exercised to determine future cash flows and their timing and, possibly, choosing business value comparables or selecting discount rates to use in any value computations.

        Intangible assets.    Business acquisitions often result in recording intangible assets, the values of which are often based upon, in part, independent third-party appraisals. Like long-lived tangible assets, intangible assets are subject to periodic impairment reviews whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As with tangible assets, considerable judgment must be exercised to determine future cash flows and their timing and, possibly, choosing business value comparables or selecting discount rates to use in any value computations.

        Goodwill.    Goodwill arises in business combinations when the purchase price of assets acquired exceeds the appraised value. As with tangible and other intangible assets, periodic impairment reviews are required, at least annually, as well as when events or circumstances change. As with its review of impairment of tangible and intangible assets, management uses judgment in assessing goodwill for impairment. We will review the recorded value of goodwill annually, if events or changes in circumstances indicate that the carrying amount may exceed fair value. The review for impairment involves management predicting the estimated cash flows that will be generated by the long-lived asset over its remaining estimated useful life. Considerable judgment must be exercised in determining future cash flows and their timing and, possibly, choosing business value comparables or selecting discount rates to be used in any value computations. During 2004, we recorded a goodwill impairment charge of $238.0 million.

        Revenue recognition.    We recognize revenue at the point when title and the risk of ownership passes to the customer. Substantially all of our revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at shipment for sales when shipping terms are FOB (free on board) shipping point. For sales where shipping terms are FOB destination, revenue is recognized when the goods are received by the customer. We provide all allowances for estimated returns and other customer credits such as discounts and volume rebates, when the revenue is recognized, based on historical experience, current trends and any notification of pending returns. The customer allowances are in many instances subjective and are determined with significant management judgment and are reviewed regularly to determine the adequacy of the amounts. Changes in economic conditions, markets and customer relationships may require adjustments to these allowances from period to period.

        Income taxes.    Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the enacted tax laws.

        We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that we will realize our deferred tax assets in the future. The assessment of whether or not a valuation allowance is required often requires significant judgment, including the forecast of future taxable income and the valuation of tax planning initiatives. Adjustments to the deferred tax valuation allowance are made to earnings in the period when such assessment is made.

        We have tax jurisdictions located in many states and are subject to audit in these states, as well as at the federal level. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of our financial statements, management exercises judgments in estimating the potential exposure to unresolved tax matters. While actual results could vary, in management's judgment we have adequate accruals with respect to the ultimate outcome of such unresolved tax matters.

Recently Issued Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 123—revised 2004 ("FAS 123R"), Share-Based Payment, which replaces Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. FAS 123R requires the measurement of all share-based payments, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the combined statements of operations. The accounting provisions of FAS 123R are effective for us beginning January 1, 2006. The adoption of FAS 123R is not expected to have a material impact on our financial position and results of operations.

        In December 2004, FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("FAS 151"). FAS 151 clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. Under existing GAAP items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be "so abnormal" as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. FAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We have been in compliance with this guidance for the quarter ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002; therefore there will be no impact on our financial position or results of operations.

        There were other new accounting standards issued in 2004 that did not have a material impact on our financial position or results of operations.

THE EXCHANGE OFFER

General

        We sold the Original Notes on May 2, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

        In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of an exchange and registration rights agreement dated May 2, 2005 between us, our subsidiaries that guaranteed the Original Notes and the initial purchasers, or the Registration Rights Agreement.

        Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer within 120 days after the original issue date of the Original Notes, or the Closing Date, and use our reasonable best efforts to cause the exchange offer registration statement to become effective within 210 days after the Closing Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us. References to the "notes" in this prospectus refer to both the Original Notes and the New Notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution" for additional information.

        We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

        If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates or any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly practicable after the expiration date.

        Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer; or (2) the exchange offer has not been completed within 255 days following the Closing Date; or (3) certain holders of the Original Notes are prohibited by law or SEC policy from participating in the exchange offer; or (4) in certain circumstances, certain holders of the registered New Notes so request; or (5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then we will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the notes under the Securities Act as soon as reasonably practicable, but no later than 45 business days after the time of such obligation to file arises. We agree to use all commercially reasonable efforts (x) to cause the shelf registration statement to become or be declared effective no later than 150 days after the shelf registration statement is filed and (b) use our reasonable best efforts to keep the shelf registration statement effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. We agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. We agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Original Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the notes, we may suspend use of the prospectus included in any Shelf Registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period (1) our board of directors reasonably and in good faith determines that the premature disclosure of a material event at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors reasonably and in good faith determines that any such disclosure could reasonably be expected to jeopardize the success of the transaction.

Special Interest

        If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest, or Special Interest, shall become payable in respect of the notes as follows (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

          1.     if (A) a registration statement on an appropriate registration form with respect to the exchange offer, or the Exchange Offer Registration Statement, is not filed with the SEC on or prior to 120 days after the Closing Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

          2.     if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 210 days after the issue date of the Original Notes or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

          3.     if (A) the exchange offer has not been completed within 45 business days after the initial effective date of the Exchange Offer Registration Statement relating to the exchange offer or (B) any exchange registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by us or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein), then Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period;

provided, however, (x) that the Special Interest rate on the notes may not accrue under more than one of the foregoing clauses (1) - (3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.0% per annum and (y) Special Interest shall not accrue under clause (3)(B) above during the continuation of a blackout period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), Special Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        No Special Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

        Any amounts of Special Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Amendment

        The term "expiration date" means 12:00 midnight, New York City time, on                , 2005, which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  (a)
  to delay accepting of any Original Notes, to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  (b)
  to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Original Notes.

        We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

        Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

        The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

        The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to us.

        Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution," unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

        If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes, must be cured within such time as the we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion to:

  (a)
  purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

  (b)
  to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering Original Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

  (a)
  the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

  (b)
  the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

  (c)
  the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

  (d)
  the holder is our "affiliate", as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their Original Notes and

  (a)
  whose Original Notes are not immediately available or

  (b)
  who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

  (1)
  the tender is made through an eligible institution;

  (2)
  on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    (3)
    the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date.

        To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

  (a)
  specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

  (b)
  identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (c)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

  (d)
  specify the name in which any such Original Notes are being registered if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If we determine in our reasonable discretion that the foregoing condition exists, we may:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

  •
  extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

        If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

        Pursuant to the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement with respect to the Original Notes as soon as reasonably practicable, but no later than the 45th business day after the time such obligation to file arises, as per Section 2(b) of the Registration Rights Agreement, and thereafter use all commercially reasonable efforts to cause the shelf registration statement to be declared effective on or prior to the 150th day after the filing date, if:

  (1)
  the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

  (2)
  the exchange offer has not been completed within 255 days following the Closing Date; or

  (3)
  in certain circumstances, certain holders of the registered New Notes so request; or

  (4)
  in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

        HSBC Bank USA, National Association has been appointed as exchange agent for the exchange offer, and is also the trustee under the indentures under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to HSBC Bank USA, National Association, addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:
HSBC BANK USA, NATIONAL ASSOCIATION
Lower Level
One Hudson Place
Brooklyn, New York 11243
Attn: Corporate Trust

By Facsimile Transmission:
(Eligible Institutions Only)
(718) 488-4488
Attn: Pauline Shaw

For Information or to Confirm by Telephone Call
(718) 488-4475

Fees and Expenses

        We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of HSBC Bank USA, National Association, as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

  (a)
  to us, upon redemption of the Original Notes or otherwise;

  (b)
  so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

  (c)
  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

  (d)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (e)
  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

INDUSTRY OVERVIEW

Coated Paper Overview

        The North American coated paper industry is cyclical, and like other cyclical industries, it is largely affected by the interplay of demand and supply. Demand and supply factors affecting the coated paper industry, as well as historical price trends, are discussed below.

Consumption/Demand

        Coated paper demand is driven by advertising and print media usage. Advertising spending and magazine and catalog circulation tend to rise when GDP in the United States is robust and fall in a sluggish economy. According to RISI, U.S. coated paper demand accounted for approximately 92% of North American demand in 2004. North American demand for coated paper is therefore highly correlated to changes in U.S. GDP.

        North American customers purchased approximately 12.6 million tons of coated paper in 2004. According to RISI, from 2000 to 2003, North American coated paper demand declined from approximately 12.2 million to approximately 11.7 million tons due to a decline in advertising expenditures resulting from the attacks on the United States on September 11, 2001 and the stock market decline, in particular of internet companies.

        Beginning in the second quarter of 2004, North American coated paper demand began to increase. GDP growth in the United States resulted in an increase in the number of pages in advertising material and an increase in catalog circulation. Demand increased for all of the principal end-uses of coated pages: commercial printing, magazines, textbooks and catalogs. According to RISI, North American coated paper demand is expected to rise by 1.2% in 2005, fall by 1.3% in 2006 then rise by 2.5% in 2007 and 3.1% in 2008. RISI attributes its projected increase in North American demand between 2005 and 2008 to U.S. economic growth, partially offset by an anticipated 5% to 6% U.S. postal rate increase in 2006.

        The following chart shows historical and projected North American demand for coated paper:

Production/Supply

        In North America and the United States, supply is determined by both local coated paper production and imports from sources outside North America or the United States, principally Europe and Asia. The volume of coated paper imports from Europe and Asia is a function of (1) worldwide supply and demand for coated paper, (2) the exchange rate of the U.S. dollar relative to other currencies, especially the Euro, (3) market prices in North America and other markets and (4) the cost of ocean-going freight. North American and U.S. demand exceeded supply in 2004 by 9% and 18%, respectively, and demand is forecasted by RISI to continue to exceed supply through 2009. Therefore, imports have become a structural part of the North American and U.S. coated paper marketplaces. Coated paper production capacity in Asia, and China in particular, is expected to increase in the future. However, we believe that production increases in China will largely be used to satisfy increases in local demand.

        Since 2000, the North American coated paper industry has experienced consolidation. According to Paperloop, the top ten North American coated paper producers represented approximately 90% of total 2004 North American coated paper capacity, up from approximately 81% in 2000. Since 2000, International Paper Company acquired Champion International Corp., Mead and Westvaco merged and Sappi Limited of South Africa acquired Potlatch Corporation's coated paper business. Since 2000, foreign paper manufacturers also have entered the North American coated paper market through acquisitions. Stora Enso Oyj of Finland, Europe's leading producer, acquired Consolidated Papers, Inc., and UPM-Kymmene Corporation of Finland acquired Repap Enterprises of Canada. As a result of industry consolidation, coated paper manufacturers have rationalized capacity, which has resulted in higher operating rates, which measure actual paper production as a percentage of production capacity. From 2000 to 2004, according to RISI, North American production capacity for coated paper fell from approximately 11.9 million tons in 2000 to approximately 11.6 million tons in 2004.

        Imports of coated paper offshore into North America and the United States also have increased. From 2000 to 2004, according to RISI, coated paper imports into North America increased from 13% to 18% of total coated paper purchases and coated paper imports into the United States increased from 22% to 28% of total coated paper purchases. Import growth was due to (1) market opportunities resulting from insufficient North American and U.S. production capacity to satisfy demand and (2) excess coated paper capacity outside of North America, particularly in Europe and Asia. However, European coated paper demand and pricing are weak and it therefore remains an attractive alternative to market-downtime for European coated paper producers to sell in North America. Imports from Europe also have increased due to the strike at UPM-Kymmene Corporation's Miramichi mill in Canada, which began in December 2004. As a result of this strike, UPM-Kymmene shifted some of its paper production from its Miramichi mill to its Rawma mill in Finland.

        The following chart shows historical and projected global supply and demand for coated paper.

Operating Rates

        According to RISI, the average operating rate for North American coated paper manufacturers rose from 86% in 2001 to 94% in 2004. According to RISI, North American operating rates are expected to decline to 91% in 2005 and 2006 due to an expected increase in domestic capacity without a corresponding increase in domestic shipments, and then increase again in 2007 and 2008 because of projected strong North American demand and no production capacity increases.

Pricing

        U.S. pricing for grade No. 3 coated paper, 60 lb. weight, which is an industry benchmark for coated paper pricing, reached a peak in 1995, with a price of approximately $1,240 per ton. Between 1990 and 1999, U.S. prices for grade No. 3 coated paper, 60 lb. weight fluctuated between $840 and $1,240 per ton. From 2000 to 2003, prices fell to a 20-year low of $705 per ton, due to the decrease in North American coated paper demand, overcapacity in North America and an increase in coated paper imports. North American prices for grade No. 3 coated paper, 60 lb. weight have increased from $740 per ton in June 2004 to $877 per ton during the second quarter of 2005. RISI projects that coated paper prices will generally rise between 2005 and 2010, rising to $979 per ton by 2010.

        The following table shows historical and projected U.S. prices per ton for grade No.3 coated paper, 60 lb. weight for the periods indicated below:

Carbonless Paper

        Carbonless paper is manufactured primarily by two domestic manufacturers, Appleton Papers and us, and, to a lesser extent, by other North American manufacturers, such as Imation and Nashua, and non-North American manufacturers.

        Carbonless paper is used by a diverse group of end users, including government, retail, financial, insurance and manufacturing, with no one customer group dominating demand. Common uses include invoices, packaging slips, insurance claim forms, credit card receipts and duplicate checks, among others. Demand for carbonless paper is tied to economic growth, which impacts the number of transactions completed in a given year.

        Demand for carbonless paper experienced rapid growth during the 1980s as carbonless paper replaced carbon tissue-based multipart forms, economic growth fueled increased business activity and forms usage, and businesses began to make greater use of computers, which also increased overall forms demand. Based on estimates from RISI, U.S. demand for carbonless paper peaked in 1994 at approximately 810,000 tons. Since 1994, demand for carbonless paper in the U.S. has declined to approximately 458,000 tons in 2004, as a result of increased use by businesses of competing products and technologies that do not use impact printing to create images, such as electronic data storage and electronic communications, as well as increased use of thermal, laser and inkjet printers. As competitive products and technologies continue to replace carbonless paper, demand for carbonless paper is expected to continue to decline.

BUSINESS

        We are the largest coated paper manufacturer in North America based on production capacity. Coated paper is used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines and catalogs and direct mail advertising. Our largest product category is coated freesheet paper, which is used primarily for higher-end applications such as annual reports, brochures, coated labels and magazine covers. The remainder of our coated paper is coated groundwood paper, which is used primarily for catalogs, magazines and textbooks. We also produce carbonless copy paper for business forms, as well as uncoated paper, digital printing paper and market pulp, a component used in the manufacturing of paper.

Business Strategy

        The key elements of our strategy include the following:

        Focus on coated paper business.    Based on RISI data, we are the largest coated paper manufacturer in North America, based on production capacity. Based on RISI data, we produced approximately 18% of the coated paper manufactured in North America during 2004. We believe that our focus on coated paper provides us with a significant competitive advantage. We believe that we are able to lower production costs per ton due to greater economies of scale, reduce delivery costs as a result of larger shipment sizes and provide a higher level of customer service. Our business previously had been managed and operated as part of a larger entity, whose primary focus was not coated paper. As a stand-alone business, we will focus our resources primarily on increasing revenues and reducing costs in the coated paper business.

        Improve margins by enhancing product mix.    We will continue to seek opportunities to increase sales of higher grade coated papers, which tend to have higher prices and gross margins than other coated paper products. We also will seek to enhance our product mix through both sales of higher grades of paper to our existing customers and sales to new customers, in particular printers, publishers and paper merchants. From 2003 to 2004, as part of our initiative to enhance product mix, we increased the net sales of our Signature True® and Sterling Ultra® brands of paper, which are higher-end grades of coated paper, by approximately 18%.

        Further increase margins by enhancing customer focus and relationships.    We also seek to increase our margins by focusing on key customer categories and expanding our relationships with these customers. Incremental order fulfillment and servicing costs for our larger customers typically are less than for other customers as a result of collaborative efforts to further reduce supply chain costs. We also maintain some production capacity for specialty customers with higher-margin paper needs, such as those that require custom orders or rush delivery. We believe that our focus on these customer categories enables us to leverage the capacity of our mills to achieve higher margins overall while maintaining a strong customer base and a high level of customer service.

        Continue to reduce costs by improving productivity.    Since the merger of Mead and Westvaco in January 2002, we have significantly reduced our costs through rationalization of facilities and purchasing, development of integrated marketing strategies, coordination of information and manufacturing systems and consolidation of grade lines. In addition, since 2000, we have implemented best practices across our mill system and have focused on maximizing profitability overall, rather than independently at each individual mill. We continue to implement additional measures to enhance our operating efficiency. In 2004, we introduced a cost reduction program using activity-based costing tools for our manufacturing process. We also have invested a significant amount of capital in our information technology systems, including ERP software that better enables us to integrate our supply chain, track our costs and enhance our inventory management. These initiatives have enhanced our manufacturing efficiency and reduced our production costs per ton. As a stand-alone business, we expect to further reduce corporate overhead, as a result of the elimination of certain items previously allocated to us by MeadWestvaco.

        Reduce volatility in our business.    We continue to focus on our larger customers who have historically had stable recurring paper needs. We expect that this will help us maintain a strong sales base during market downturns. We also intend to seek to reduce volatility by more closely aligning management compensation with the attainment of financial performance targets. In addition, we entered into the Hedging Program, which is intended to help mitigate the adverse effect of a decline in North American coated paper prices. The Hedging Program is a purchased basket of put options on a mix of natural gas, market pulp and the Euro. The Hedging Program is designed to help protect against decreases in the prices of coated paper by reference to the prices of natural gas and market pulp, and material decreases in the value of the Euro relative to the U.S. dollar, which together exhibited a correlation with the monthly average U.S. industry prices of coated paper grades No. 3 and No. 4 of 83% from December 1998 through January 2005 and 84% from January 2003 through January 2005. As we have done from time to time in the past, we may enter into other forward or long-term contracts for some of our chemicals, timber and energy in order to reduce our exposure to short-term fluctuations in the prices of these commodities.

Business Strengths

        We believe that our core strengths include the following:

        Largest North American manufacturer of coated paper products.    Based on RISI data, we are the largest coated paper manufacturer in North America based on production capacity. During 2004, based on RISI data, we accounted for approximately 18% of the coated paper production capacity in North America. Within the overall coated paper market, according to RISI, we represented approximately 23% of 2004 U.S. coated freesheet production capacity and approximately 13% of U.S. coated groundwood production capacity. We attribute our market positions to our long-standing relationships with key customers and merchants and our reputation for quality products and customer service. We believe that our industry reputation is a competitive advantage in our efforts to enhance product mix and grow sales volume.

        Strong relationships with key customers.    We have long-standing relationships with leading publishers, paper merchants, commercial printers and specialty retail merchandisers. We believe that our sales strategy, which includes both direct sales to our larger customers and sales to merchants, who then resell our products, reduces sales costs and enhances customer service. Our relationships with our ten largest customers, which accounted for approximately 51% of our 2004 net sales, average more than 20 years. From 2002 to 2004, the percentage of our revenue contributed by these customers increased by approximately 19%, from approximately $928 million to approximately $1.1 billion. We will seek to maintain and enhance our relationships with our key customers by providing them with a high level of value-added customer service. For example, we assisted Williams-Sonoma in changing the dimensions of its catalogs to reduce waste, thereby reducing costs, and also to use more recycled materials in its paper while maintaining the quality, look and feel for its catalogs. In addition, we custom designed the paper for Williams-Sonoma's catalogs to its specifications.

        Low cost manufacturing facilities.    According to Paperloop and based on certain assumptions set forth in "—Manfacturing," during the fourth quarter of 2004, the mills at which we produce our coated paper were in the top 20% of efficiency of all coated paper mills in North America, Europe and Asia based on the cash cost of delivery to Chicago. We attribute our manufacturing efficiency in part to the significant capital investments that have been made in our mills over the last ten years. Since January 2002, we have reduced costs by consolidating operations and focusing on operational efficiency. For example, we reduced our headcount by approximately 1,300 employees, shut down five of our paper machines, closed one paper mill and reduced our maintenance costs by improving our annual shut-down maintenance procedures. We also enhance our manufacturing efficiency by producing a large portion of our energy requirements.

        Efficient and integrated supply chain.    We believe that our fully-implemented integrated ERP system enables us to run our operations more cost-effectively through better planning of manufacturing runs and tracking of costs and inventory. Our ERP system also enhances our customer service, because it gives many of our customers the ability to order products and to track the real-time progress of their orders online. We also believe that the strategic location of our mills and distribution centers near major end-use markets, such as New York, Chicago and Atlanta, affords us the ability to more quickly and cost-effectively deliver our products to those markets.

        Significant producer of carbonless paper.    We are a significant producer of carbonless paper. Although industry-wide demand for carbonless paper in North America has been shrinking due to competing products and technologies, our carbonless paper business continues to contribute positive cash flow. We have pursued, and intend to continue to pursue, additional sales opportunities for carbonless paper.

        Experienced management team with proven track record.    Our senior management team averages approximately 23 years experience in the paper and forest products industry. Our Chairman, Mark A. Suwyn, was most recently Chairman and CEO of Louisiana-Pacific Corporation, a building product materials manufacturing and distribution company. Mr. Suwyn headed Louisiana-Pacific from 1996 to 2004. Prior to Louisiana-Pacific, Mr. Suwyn served as an Executive Vice President at International Paper. Our Chief Executive Officer, Peter H. Vogel, was most recently President of the MeadWestvaco Papers Group, and has also served as interim Chief Financial Officer of MeadWestvaco. Mr. Vogel has 25 years of experience in paper manufacturing and distribution.

Products

        Our principal products are coated paper and carbonless paper. We also sell uncoated paper and pulp. The following table sets forth our principal products by 2004 tons sold and as a percentage of our 2004 net sales:

Product and Location	Tons Produced	Tons Sold	Percentage of 2004 Net Sales
	(in thousands)
Coated Paper	2,073	2,112	77%
Carbonless Paper	216	213	15%
Uncoated Paper	128	144	4%
Market Pulp	190	190	4%

Coated Paper

        We are the largest coated paper manufacturer in North America based on production capacity, according to RISI. Coated papers are used primarily in media and marketing applications, including corporate annual reports, high-end advertising brochures, magazines, catalogs, and direct mail advertising. Coated paper has a higher level of smoothness than uncoated paper, which is achieved by applying a coating that is typically clay-based, on the surface of the paper. As a result, coated paper achieves higher reprographic quality and printability.

        Coated paper comes in coated freesheet and coated groundwood, which generally differ in price and quality. The chemically treated pulp used in freesheet applications produces brighter and smoother paper than the mechanical pulp used in groundwood papers. Coated freesheet papers comprised approximately 51% of the paper we produced in 2004. According to RISI, based on 2004 production capacity, we were one of the largest producers of coated freesheet papers in North America, accounting for approximately 23% of all North American production capacity in 2004. We produce coated freesheet papers in No. 1, No. 2 and No. 3 grades for higher-end uses such as corporate annual reports and high-end advertising and coated label paper with our C1S (coated one-side) paper line, which is used primarily for label and specialty applications. Coated groundwood papers, which represented 34% of the paper we produced in 2004, are typically lighter and less expensive than our coated freesheet products. According to RISI, based on 2004 production capacity, we were the fourth largest coated groundwood producer in North America, accounting for approximately 13% of all North American production capacity. We produce coated groundwood papers in No. 3 and No. 4 grades for use in applications requiring lighter paper stock such as magazines, catalogs and inserts. We also sell coated seconds, which are paper products that are damaged, defective or otherwise do not meet our quality specifications. Coated seconds are sold at a discount, typically to merchants for use by printers that have needs for these products.

        Each of our paper grades is produced in a variety of weights, sizes and finishes, that can be gloss, dull or matte. The coating process changes the gloss, ink absorption qualities, texture and opacity of the paper to meet customers' performance requirements. Most of our coated paper is shipped in rolls, while a portion is cut into sheets.

        The following charts set forth our coated paper volume by type of grade and end-use:

2004 Coated Paper Volume = 2.1 million tons	2004 Coated Paper End Users

Carbonless Paper

        Carbonless paper enables a copy to be made without using carbon paper or other copying materials. Carbonless paper is similar in composition to high-quality bond paper, with the major component in both being cellulose. Carbonless paper is differentiated from bond paper by the coatings used to manufacture it. These coatings are composed of microencapsulated dyes, coreactants, adhesives, inert fillers and other materials used to ensure a smooth, uniform printing surface. Carbonless paper comprised approximately 9% of the paper we produced in 2004.

        Our carbonless paper is available in different styles and in a variety of different weights and colors to meet customer specifications. Most of our carbonless paper is shipped in roll form, while the remainder is cut into sheets. The majority of our carbonless paper sales are made under contract, the average term of which is between three and five years from their dates of inception. Contracts representing approximately 7% of our 2004 carbonless paper sales will expire in 2005 and 2006.

        On June 2, 2005, we announced that we are evaluating steps to ensure that our carbonless paper business and associated facilities will remain viable for the long term. Options under consideration will include, but are not limited to:

  •
  the sale of the carbonless paper facilities to an owner with better alignment to its core businesses that would enhance the viability long term;

  •
  the sale of the carbonless paper business to the management team and/or employees at the Chillicothe, Ohio mill; or

  •
  major restructuring and streamlining of the existing carbonless facilities to reduce costs.

Other Products

        In addition to coated and carbonless paper, we also produce uncoated paper and pulp.

        Uncoated paper does not contain the coatings present on coated paper. It typically is used for business forms, business stationery, general printing paper and photocopy paper. We primarily sell uncoated paper to forms manufacturers that also purchase carbonless paper from us. We typically produce uncoated paper to fill unused capacity, such as when we have excess capacity on a paper machine, but not on a coater. Producing uncoated paper allows us to enhance our manufacturing efficiency.

        Pulp is the primary raw material used in the production of printing, writing and packaging paper and tissue. Pulp is the generic term that describes the cellulose fiber developed from wood. These cellulose fibers may be separated by mechanical, thermo-mechanical or chemical processes. The chemical processes we use at our mills involve removing the glues, which bind the wood fibers to leave cellulose fibers. The pulp we sell, which is produced using chemical processes, is hardwood pulp, which is used primarily as the main ingredient for printing, writing and packaging paper, tissue and cardboard. We sell our pulp to manufacturers both domestically and internationally.

Manufacturing

        We have five paper mills located in Kentucky, Maine, Maryland, Michigan and Ohio. Our paper mills are integrated, meaning that we produce paper, pulp and energy at them. Much of the energy we produce at our mills is for our own use. Our mills have a combined annual production capacity of approximately 2.2 million tons of coated paper, approximately 220,000 tons of carbonless paper and approximately 155,000 tons of uncoated paper. The following table lists the products produced at each of our mills, as well as each mill's approximate annual paper capacity:

Location	Products	Paper Capacity (short tons)
Escanaba, Michigan	Coated and uncoated paper	760,000 tons/year
Luke, Maryland	Coated paper	560,000 tons/year
Rumford, Maine	Coated paper and market pulp	600,000 tons/year(1)
Wickliffe, Kentucky	Coated and uncoated paper and market pulp	290,000 tons/year(2)
Chillicothe, Ohio	Carbonless and uncoated paper	345,000 tons/year

(1)
Excludes approximately 85,000 tons of market pulp production capacity at this facility.

(2)
Excludes approximately 126,000 tons of market pulp production capacity at this facility.

        Over the past ten years, we have invested approximately $1.5 billion, including maintenance capital expenditures, to build, maintain and update our facilities, to enhance product mix, lower costs and meet environmental requirements. For example, our capital expenditures included rebuilding paper machines at our Luke, Maryland mill in 1997 and 1998, installation of a new paper coater at our Chillicothe, Ohio mill in 2004 and a paper machine upgrade at our Wickliffe, Kentucky mill in 2004. These upgrades also included an upgrade of our papermaking technology to support our high-end coated grade lines.

        From the completion of the merger between Mead and Westvaco in January 2002 through March 31, 2005, we have significantly reduced our costs by consolidating operations and focusing on operational efficiency. For example, we reduced our headcount by 1,300 employees, shut down five of our paper machines, closed one paper mill and reduced our maintenance costs by improving our annual shut-down maintenance procedures. We also enhanced our manufacturing efficiency by producing a large portion of our energy requirements. We intend to continue to reduce our costs per ton by further implementing best practices on a company-wide basis, rebuilding machines, enhancing our inventory and supply chain management and our manufacturing processes.

        According to Paperloop, during the fourth quarter of 2004, the mills at which we produced our coated paper were in the top 20% of efficiency of all coated paper mills in North America, Europe and Asia based on the cash cost of delivery to Chicago, assuming an average exchange rate during that period of $1.30 per Euro and an assumed cost per ton for freight to ship the paper from each mill to Chicago.

        Paper production is energy intensive. We produce a large percentage of our energy requirements from steam created during our chemical pulp manufacturing process. We obtained approximately 43% of our 2004 energy needs from third-party suppliers. The energy we purchase from third-party suppliers consists of electricity and fuel used by us to create some of our own energy, primarily consisting of natural gas and coal. We purchase substantial portions of our coal and electricity needs under long-term supply contracts, most of which relate to a specific plant and are with a single provider. Most of these contracts have pricing mechanisms that adjust or set prices based on current market prices. We may be required to post letters of credit or other financial assurance obligations with our energy and other suppliers because we are a new company.

        To produce our paper products, we begin by taking timber and removing the bark from it. The debarked timber is then cut into wood chips, which are placed into digester "cooking" vessels and mixed with various chemicals to produce pulp and then washed and bleached. To turn the pulp into paper, it is placed into a paper machine. Hardwood and softwood pulp is blended based on the desired paper characteristics.

        To produce coated paper, uncoated paper is put through a coating process. We have both on-machine coaters which are integrated with our paper machines, and separate off-machine coaters. On-machine coaters generally are considered to be more efficient, while off-machine coaters generally are considered to have more flexibility. For our carbonless paper, when the paper exits the paper machine, we add the carbonless coating on off-machine coaters. After the coating process is complete, the coated paper and carbonless paper are wound into rolls.

        Paper machines are large, complex machines that operate more efficiently when operated continuously. Paper machine production and yield decline when a machine is stopped for any reason. Therefore, we organize our manufacturing processes so that our paper machines and most of our paper coaters run almost continuously throughout the year. Some of our paper machines also offer us the flexibility to change the type of paper produced on the machine, which enables us to more easily match production schedules and seasonal and geographic demand swings.

        We have a 30% investment in Rumford Cogeneration Company, L.P., a joint venture created to generate power for us and for public sale. Under the limited partnership agreement relating to this investment, until 2014, we have an option to purchase all of our co-investor's interests in the partnership for a purchase price equal to a formula specified in the limited partnership agreement based on net pre-debt cash flow of the partnership.

Raw Materials and Suppliers

        Wood fiber is our primary raw material. The primary sources of wood fiber are timber and its byproducts, such as wood chips.

        During 2004, we obtained approximately 19% of our timber and fiber for our paper mills from timberlands that are owned by Escanaba Timber, our indirect parent, with the remainder purchased from third parties. Contemporaneously with the consummation of the Acquisition, we entered into three separate but substantially similar fiber supply agreements with Escanaba Timber, pursuant to which Escanaba Timber will supply our Escanaba, Chillicothe and Wickliffe mills with hardwood, softwood and aspen pulpwood for an initial term expiring December 31, 2016, with a one-time option for us to extend the term of the agreement pertaining to each applicable mill for an additional three year period. The agreements require Escanaba Timber to sell to us from each of the three mills, and require us to purchase from each of the three mills, a designated minimum number of tons of each type of pulpwood during the term. The annual minimum number of tons is approximately 500,000, 240,000 and 140,000 for each of our Escanaba, Chillicothe and Wickliffe mills, respectively, although we maintain the right to purchase a substantial portion of any additional pulpwood harvested by Escanaba Timber during each year. The price of the pulpwood purchased will be based initially on market prices in the relevant region, which are subject to semi-annual adjustment based on prices on comparable purchases by the applicable mill from other pulpwood suppliers during the prior six month period.

        The amount of timber we receive each year from Escanaba Timber has varied, and is expected to continue to vary, according to the price and supply of wood fiber for sale on the open market and the harvest levels we and Escanaba Timber deem appropriate in the management of its timberlands. For a further discussion of the fiber supply agreements with Escanaba Timber, see "The Transactions—Fiber Supply Agreements."

        For our Rumford, Maine mill, we have a long-term fiber supply agreement with Prime Timber LLC, an affiliate of Wagner Forest Management, Ltd., which expires on December 31, 2053. Under that agreement, all pulpwood that Prime Timber harvests from 640,000 acres of timberlands must be made available to us. Furthermore, until 2013, Prime Timber has agreed to make available to us a minimum specified supply of pulpwood.

        We also use chemicals in the production of paper. These include latex and starch, which we use to affix coatings to our paper, calcium carbonate, which brightens our paper, titanium, which makes our paper opaque, and other chemicals used to bleach or color our paper. We purchase these chemicals from various suppliers and are not dependent on a single supplier for any of our chemicals, although some of our specialty chemicals are available only from a small number of suppliers. All of our paper mills produce pulp. We use most of the pulp we produce, but sell excess pulp to third parties. For further information concerning our raw materials, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Selected Factors that Affect our Operating Results."

        We seek to fulfill substantially all of our timber needs with timber that is harvested by professional loggers trained in certification programs that are designed to promote sustainable forestry. We do not accept timber from old growth forests, forests of exceptional conservation value or rainforests. We also do not accept illegally harvested or stolen timber at our mills. We have formally notified our outside wood chip suppliers that we expect their wood supply will be produced by trained loggers in compliance with sustainable forestry principles. We are in the process of establishing an audit program to ensure that end result. Our goal is to ensure that sustainable forestry trained loggers are used to supply essentially all timber and wood chips to our mills. We oppose and, through our participation in the

American Forest and Paper Association and other industry organizations, are working against illegal logging in the United States and worldwide.

Customers

        We have a diversified customer base. We have long-standing relationships with leading publishers, paper merchants, commercial printers and specialty retail merchandisers. Our relationships with our ten largest customers, which contributed approximately 51% of our 2004 net sales, average over 20 years. Our key customers for coated paper include: Hearst Publications, McGraw-Hill Companies, Pearson Education and Time, in publishing; Banta Corporation, QuadGraphics, QuebecorWorld and RR Donnelley & Sons, in commercial printing; Williams-Sonoma, in specialty retailing; and Unisource Worldwide and xpedx, which are paper merchants. Some of our key customers for carbonless paper are R.R. Donnelley & Sons and Standard Register, which are business forms manufacturers, and Brown Paper Company, a paper merchant, specializing in sales to business forms manufacturers.

        During 2004, xpedx accounted for approximately $365 million of our net sales, which represented approximately 17% of our total net sales. No other customer accounted for more than 10% of our 2004 net sales. We have long-term agreements with certain of our customers, including with xpedx for a small portion of its paper purchases. The agreement with xpedx establishes volume pricing terms for carbonless paper orders, which accounted for approximately 1% of our 2004 net sales to xpedx, and has no minimum purchase or supply obligations. The agreement expires on February 1, 2009, with automatic one-year renewals after that time. Some of our other purchase agreements are requirements contracts, while some are master agreements establishing terms and, in some cases, pricing mechanisms, by which sales to that customer will be made.

Sales, Marketing and Distribution

        We sell our paper products primarily in the United States. Our products are sold directly by our own sales personnel to end-use customers, including Banta Corporation, Hearst Publications, R.R. Donnelly & Sons, McGraw Hill Companies, Pearson Education, QuadGraphics, QuebecorWorld, Standard Register, Time, Williams-Sonoma, and to select third-party merchants, including Brown Paper Company, Unisource Worldwide and xpedx. Our sales force sells primarily to large customers, such as publishers, printers and specialty retail merchandisers. In addition, sometimes our sales professionals refer end-user customers to our merchants and encourage them to place orders through these merchants. We have approximately 200 sales professionals, some of which sell our products to third-party merchants.

        As part of our customer service, we seek to provide value-added services to our customers. For example, through a joint effort, we assisted Williams-Sonoma in changing the dimensions of its catalogs to reduce waste and costs and also to use more recycled materials in its paper while maintaining the quality look and feel of its catalogs. In addition, we custom designed the paper for Williams-Sonoma's catalogs to its specifications for basis weight and gloss. Within the merchant channel, we work closely with our customers to meet specifications, use direct ship logistics to ship a large portion of our products directly to end-users and utilize joint marketing efforts when appropriate.

        The locations of our paper mills, together with our distribution centers, also give us certain logistical advantages due to their close proximity to several major markets, including New York, Chicago and Atlanta. We have three major distribution facilities located in Bedford, Pennsylvania, Chicago, Illinois and Columbus, Ohio. In total, we own two warehouses and lease space in 22 warehouses owned by third parties. We use third parties to ship our products, by truck or rail. We utilize an integrated tracking system that tracks all of our products through the distribution process. Our customers can access order tracking information over the Internet.

Competition

        The North American paper market is highly competitive. We compete based on a number of factors, including:

  •
  price;

  •
  product availability;

  •
  quality;

  •
  breadth of product offerings;

  •
  customer service; and

  •
  distribution capabilities.

        Our primary competitors with North American manufacturing operations are International Paper Company, Sappi Limited, Stora Enso Oyj and UPM-Kymmene Corporation. In North America, competition is driven by both local coated paper production and imports from non-North American sources, principally from Europe and Asia. Foreign competition in North America is determined primarily by worldwide supply and demand for coated paper, particularly in Europe and Asia, the exchange rate of the U.S. dollar relative to other currencies, especially the Euro, market prices in North America and other markets and the cost of ocean-going freight.

        Our principal competitor for carbonless paper in North America is Appleton Papers. Other competitors are North American manufacturers, such as Imation and Nashua, and non-North American manufacturers. Since 1994, sales of carbonless paper in North America have been declining. The decline is the result of increasing reliance on competing products, such as thermal paper, and technologies that do not use impact printing to create images, such as electronic data storage and electronic communications, as well as increased use of thermal, laser and inkjet printers.

        Some of our competitors have greater financial and other resources than we do or may be better positioned than we are to compete for certain opportunities. For a further discussion of competition in the paper industry see "Industry Overview."

Information Technology Systems and Intellectual Property

        We utilize integrated information technology systems that help us manage our product pricing, customer order processing, customer billing, raw material purchasing, inventory management, production controls and shipping management, as well as our human resources management, financial management and budgeting. Our information technology systems principally utilize third-party software. Simultaneously with the consummation of the Acquisition, we entered into a transition services agreement with MeadWestvaco under which it will continue to make its information technology systems, and certain intellectual property rights, available to us for up to 18 months. During that time, we intend to migrate to stand-alone information technology systems, a significant portion of which will be provided on an outsourced basis.

        We have agreed to pay MeadWestvaco $3.0 million for the migration off of their information technology systems and up to $2.9 million per month for information technology transition services until we have completed the migration to an outsourced service provider. In order for MeadWestvaco to provide us with the transitional information technology services, it will be necessary to obtain consents from the relevant third-party software vendors. We have agreed to a sharing arrangement with MeadWestvaco with respect to the costs and fees required to obtain such consents under which our maximum exposure for such costs and fees is $3.0 million. In addition, in order for us to obtain the permanent right to use the third-party software currently used in our business, it will be necessary to obtain consents (or new licenses) from the relevant third-party software vendors. We have agreed to a sharing arrangement with MeadWestvaco with respect to the costs and fees required to obtain such rights under which our maximum exposure for such costs and fees is $12.0 million.

        In connection with the Acquisition, we acquired certain laser imaging technology from MeadWestvaco. Simultaneously with the consummation of the Acquisition, we entered into a laser license agreement under which we granted MeadWestvaco an exclusive license to the laser imaging technology in the field of packaging. This license is perpetual, royalty free and grants MeadWestvaco the right to sublicense the technology.

        In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades, which do not comprise a large portion of our business. We hold foreign and domestic patents as a result of our research and product development efforts. We also own registered trademarks for some of our products. Although, in the aggregate, our patents and trademarks are material to our business, financial condition and results of operations, we believe that the loss of any one or any related group of intellectual property rights would not have a material adverse effect on our business, financial condition or results of operations.

Employees

        As of March 31, 2005, we had approximately 6,000 employees. Approximately 75% of our employees are represented by labor unions, principally by Paper, Allied-Industrial, Chemical & Energy Workers ("PACE") and the International Brotherhood of Electrical Workers ("IBEW"). Our five collective bargaining agreements with PACE expire on August 1, 2005, July 31, 2007, June 1, 2008, December 1, 2008 and June 30, 2010. Our four collective bargaining agreements with IBEW expire on August 1, 2005, July 31, 2007, June 1, 2008 and January 15, 2009.

        We have not experienced any significant work stoppages or employee-related problems that had a material impact on our operations over the last five years. We consider our employee relations to be good.

Environmental and Other Governmental Regulations

        Our operations are subject to federal, state and local environmental laws and regulations, including, but not limited to, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act and the Federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Among our activities subject to environmental regulation are the emissions of air pollutants, discharges of wastewater and stormwater, storage, treatment and disposal of materials and waste, remediation of soil, surface water and ground water contamination, and liability for damages to natural resources. In addition, we are required to obtain and maintain environmental permits in connection with our operations. Many environmental laws and regulations provide for substantial fines or penalties and criminal sanctions for violations.

        Certain of these environmental laws, such as CERCLA and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for investigation and remediation of releases of hazardous substances into the environment, including soil and groundwater. These laws may apply to properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes attributable to an entity or its predecessors were disposed. Under these environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We handle and dispose of wastes arising from our mill operations, including by the operation of a number of landfills. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our paper mills or another location where we have disposed of, or arranged for the disposal of, wastes. While we believe, based upon current information, that we are in substantial compliance with all applicable environmental laws, rules and regulations, we could be subject to potentially significant fines or penalties for any failure to comply with any environmental, rule or regulation. See "Risk Factors—Risks Related to Our Business—We are subject to various environmental regulations that could impose substantial costs upon us and may adversely impact our operating performance." Also see "—Legal Proceedings" for information concerning certain pending environmental proceedings. MeadWestvaco has agreed to indemnify us, subject to certain limitations, for certain environmental liabilities. For a discussion of these indemnification provisions, see "The Transactions—Purchase Agreement."

        Compliance with environmental laws and regulations is a significant factor in our business. We have made, and will continue to make, significant expenditures to comply with these requirements. In connection with compliance with environmental laws and regulations we incurred capital expenditures of approximately $8.0 million in 2004, and we expect to incur capital expenditures of $15.0 million in 2005 and $16.0 million in 2006 in order to maintain compliance with applicable federal, state and local environmental laws and regulations and to meet new regulatory requirements. We anticipate that environmental compliance will continue to require increased capital expenditures over time as environmental laws or regulations, or interpretations thereof, change or the nature of our operations require us to make significant additional capital expenditures. A significant portion of anticipated environmental capital expenditures in 2005 and 2006 will be spent in connection with new emission control technology meant to comply with the Federal Clean Air Act and our implementation of the Cluster Rule issued by the EPA in 1998. The Cluster Rule regulations established requirements regarding air emissions and wastewater discharges from pulp and paper mills to be met by the year 2006. Compliance with the Cluster Rule requires integrated pulp and paper mills to install control equipment to limit the release of certain pollutants into the air and water. In addition, our mills will incur increased operating expenses associated with compliance with the Cluster Rule regulations and the operation of the control equipment.

        Our operations also are subject to a variety of worker safety laws. The Occupational Safety and Health Act, the U.S. Department of Labor Occupational Safety and Health Administration Regulations and analogous state laws and regulations mandate general requirements for safe workplaces for all employees. We believe that we are operating in material compliance with applicable employee health and safety laws.

Properties and Facilities

        Our headquarters is located in Dayton, Ohio. We own five mills, where we produce our paper products. In addition, we lease space in 22 distribution facilities with an aggregate of approximately one million square feet. The following table lists the purpose and square footage of each of our facilities, as well as whether the facility is owned or leased:

Location	Purpose	Square Footage	Owned or Leased/Expiration
Dayton, Ohio	Corporate Headquarters	46,058	Leased/March 2007
Escanaba, Michigan	Paper Mill	—	Owned
Luke, Maryland	Paper Mill	—	Owned
Rumford, Maine	Paper Mill	—	Owned
Wickliffe, Kentucky	Paper Mill	—	Owned
Chillicothe, Ohio	Paper Mill	—	Owned
Paducah, Kentucky	Warehouse	31,500	Leased/month to month
Luke, Maryland	Finished Good/ Raw Material Warehouse & RM Converting	145,000	Leased/August 2005
Columbus, Ohio	Warehouse	165,000	Leased/month to month
Chicago, Illinois	Warehouse	200,000	Leased/September 2005
Lawrenceville, Georgia	Warehouse	12,000	Leased/month to month
Bedford, Pennsylvania	Warehouse	200,000	Leased/January 2008
Roaring Springs, Pennsylvania	Warehouse	80,000	Leased/month to month
Los Angeles, California	Warehouse	11,000	Leased/month to month

Legal Proceedings

        In 1998 and 1999, the EPA issued Notices of Violation to eight paper industry facilities, including the Luke, Maryland mill that we are acquiring in connection with the Acquisition, alleging violation of the PSD regulations under the Clean Air Act. During 2000, an enforcement action in Federal District Court in Maryland was brought against MeadWestvaco, asserting violations in connection with capital projects at the Luke, Maryland mill carried out in the 1980s. The action alleges that MeadWestvaco did not obtain PSD permits or install required pollution controls, and sought penalties of $27,500 per day for each claimed violation together with the installation of control equipment. During 2001, the Court granted MeadWestvaco's Motion for Partial Dismissal and dismissed the EPA's claims for civil penalties under the major counts of the complaint. Discovery is proceeding in connection with the remaining claims and no trial date has been set. MeadWestvaco has agreed to indemnify us for certain liabilities, if any, under these claims. MeadWestvaco will not indemnify us for litigation losses arising from the design, installation or construction of a scrubber-compliant baghouse, to the extent such costs are considered Capital Spending, as defined in the purchase agreement, at our mill in Luke, Maryland. In the event that we incur liability for this lawsuit and we are unable to obtain indemnification from MeadWestvaco, we may incur substantial costs, which may include costs in connection with the installation of additional pollution control equipment. See "Risk Factors—Risks Relating to Our Business—Litigation could be costly and harmful to our business." In addition, MeadWestvaco will not indemnify us for litigation losses resulting from any increased operation costs at our mill in Luke, Maryland unless such costs exceed $2.0 million annually within five years after resolution of the claims.

        In addition, we are involved in various other claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of any of these actions will have a material adverse effect on our business, financial condition or results of operations. See "Business—Environmental and Other Governmental Regulations."

MANAGEMENT

        The boards of directors and executive officers of NewPage Corporation and NewPage Holding are as set forth below. NewPage Corporation and NewPage Holding anticipate adding additional members to their respective boards of directors, including additional members who are independent directors.

Name	Age	Position
Peter H. Vogel	53	Chief Executive Officer, President and Director of NewPage Corporation and NewPage Holding
Matthew L. Jesch	40	Chief Financial Officer, Vice President and Secretary of NewPage Corporation and NewPage Holding
James C. Tyrone	50	Senior Vice President, Sales and Marketing of NewPage Corporation
Daniel A. Clark	46	Chief Information Officer and Vice President of Order Management of NewPage Corporation
Mark A. Suwyn	62	Chairman of the Board of Directors of NewPage Corporation and NewPage Holding
Lenard B. Tessler	53	Director of NewPage Corporation and NewPage Holding
Alexander M. Wolf	30	Director of NewPage Corporation and NewPage Holding

Biographies

        Peter H. Vogel, Jr. is NewPage Corporation's and NewPage Holding's chief executive officer, president and a member of each of their boards of directors and the board of directors of Maple Timber Acquisition. Mr. Vogel first joined Mead Corporation in 1980, most recently serving as president of the MeadWestvaco Papers Group of MeadWestvaco Corporation since 2004. Mr. Vogel also was recently interim chief financial officer for MeadWestvaco Corporation. Prior to that time, Mr. Vogel was vice president for corporate services of MeadWestvaco Corporation, a position he held since the merger of the Mead Corporation and Westvaco Corporation in January 2002. Prior to the merger, Mr. Vogel served in various capacities at the Mead Corporation, including vice president of finance and treasurer, vice president for business affairs and Vice President of purchasing and logistics. He has also served as president of the Zellerbach and Gilbert divisions. Prior to joining the Mead Corporation in 1980, Mr. Vogel spent five years with Owens-Illinois in financial management assignments. Mr. Vogel holds a bachelors degree in industrial and labor relations and a masters of business administration degree in finance from Cornell University. Mr. Vogel serves as a member of the board of directors of Fox River Paper.

        Matthew L. Jesch is NewPage Corporation's and NewPage Holding's chief financial officer, vice president and secretary. He is also a member of the board of directors of Escanaba Timber. Mr. Jesch joined Mead Corporation in 1987, most recently serving as vice president of finance and strategy of the MeadWestvaco Papers Group since 2002. Prior to the merger between the Mead Corporation and Westvaco Corporation in January 2002, Mr. Jesch served in various capacities at the Mead Corporation's Papers Division, including vice president of economics, strategy and information technology, vice president of information technology and ERP and director of ERP. Mr. Jesch holds a bachelors degree in accounting from Indiana University.

        James C. Tyrone is NewPage Corporation's senior vice president of sales and marketing. Mr. Tyrone joined Mead Corporation in 1990, most recently serving as senior vice president of sales and marketing for MeadWestvaco's Papers Group since 2002. Prior to the merger between the Mead Corporation and Westvaco Corporation in January 2002, Mr. Tyrone served in various capacities at the Mead Corporation, including vice president of sales and marketing for the Papers Division, president of the Fine Paper Division and vice president and general manager for the carbonless business unit. Prior to joining the Mead Corporation, Mr. Tyrone was a senior manager at McKinsey & Company, a business consulting firm. Mr. Tyrone holds a bachelors degree from the University of Virginia and masters of business administration degree from Harvard Business School. Mr. Tyrone is a member of American Forest & Paper Association's Printing-Writing Executive Committee, Printing-Writing Steering Committee and Publication Papers Committee. Mr. Tyrone is also a member of the board of directors of NPTA Alliance.

        Daniel A. Clark is NewPage Corporation's chief information officer and vice president of order management. Mr. Clark first joined Mead Corporation in 1983, most recently serving as vice president of order management since 2001. Prior to 2001, Mr. Clark served in various capacities at the Mead Corporation, including vice president of order management and information technology for the Paper Division of Mead Corporation and manager of information technology operations for the Zellerbach distribution division of Mead Corporation. From 1996 and prior to re-joining Mead Corporation in 1998, Mr. Clark had leadership positions at General Electric's Power System Division and xpedx, International Paper's distribution division, mostly relating to information technology. Mr. Clark holds a bachelors degree in computer science from Wright State University.

        Mark A. Suwyn is the chairman of NewPage Corporation's board of directors and the board of directors of NewPage Holding, Escanaba Timber and Maple Timber Acquisition. Mr. Suwyn was chairman and chief executive officer of Louisiana-Pacific Corporation from 1996 until his retirement in 2004. Prior to joining Louisiana-Pacific, from 1992 through 1995, Mr. Suwyn served as a director and as executive vice president of distribution, specialty products and forest lands at International Paper. Before joining International Paper, from 1967 through 1992, Mr. Suwyn served in a variety of positions with E.I. Du Pont, most recently serving as executive vice president, medical products and imaging systems. Mr. Suwyn earned his Ph.D. in Inorganic Chemistry from Washington State University. He is co-chairman of the Washington State University Foundation and a member of the Board of Trustees for Hope College, Holland, Michigan, and serves as a board member of Ballard Power Systems, Unocal Corporation and United Rentals Inc.

        Lenard B. Tessler is a member of the board of directors of NewPage Corporation, NewPage Holding and Maple Timber Acquisition. Mr. Tessler is a managing director of Cerberus Capital Management, L.P., which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler served as chairman of the board of Empire Kosher Poultry from 1994 to 1997, after serving as its president and chief executive officer from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was a founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. Mr. Tessler serves as a member of the board of directors of BlueLinx Holdings Inc., Anchor Glass Container Corporation, EXCO Resources, Fila and Teleglobe International Holdings.

        Alexander M. Wolf is a member of NewPage Corporation's board of directors and the board of directors of NewPage Holding, Escanaba Timber and Maple Timber Acquisition. Mr. Wolf is a Senior Vice President of Cerberus Capital Management, L.P., which he joined in December 2001. From 1999 through 2001, he attended the Stanford University Graduate School of Business, from which he obtained an MBA in 2001. From 1997 through 1999, Mr. Wolf was an associate at Ares Management. Mr. Wolf serves as a member of the board of directors of EXCO Holdings Inc, Anchor Glass Container Corporation and Global Home Products.

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for 2004, 2003 and 2002 awarded to or earned by our chief executive officer and our other most highly compensated executive officers. All compensation amounts reflect compensation paid while the individuals listed below were employed by MeadWestvaco's coated and carbonless papers group, not by our company. The compensation amounts referred to below do not reflect participation in any MeadWestvaco stock-based incentive plan.

	Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	LTIP Payouts	All Other Compensation(3)
Peter H. Vogel Chief Executive Officer	2004 2003 2002	$318,223 283,947 280,068	$180,400 110,000 180,400	$50,973 177,046 —	$107,000 35,700 —	$19,303 21,799 14,076
Matthew L. Jesch Chief Financial Officer	2004 2003 2002	203,773 201,791 178,334	62,000 25,182 42,790	13,225 19,449 —	— — —	9,751 10,291 8,130
James C. Tyrone Senior Vice President, Sales and Marketing	2004 2003 2002	287,004 286,421 278,221	145,000 39,688 70,100	28,289 14,227 —	107,000 35,700 —	15,697 16,199 14,152
Daniel A. Clark Chief Information Officer and Vice President of Order Management	2004 2003 2002	213,033 212,301 188,880	50,501 15,181 47,790	20,975 49,702 —	— — —	10,021 11,122 8,520

(1)
Consists of bonus amounts paid during the applicable calendar year period.

(2)
Consists of interest on deferred compensation accounts in excess of applicable federal tax rates.

(3)
Consists of (i) matching payments to a deferred compensation plan by MeadWestvaco for Messrs. Vogel, Jesch, Tyrone and Clark, (ii) matching payments to a 401(k) plan by MeadWestvaco for Messrs. Vogel, Jesch, Tyrone and Clark and (iii) the payment of executive life insurance premiums by MeadWestvaco for Messrs. Vogel, Jesch, Tyrone and Clark.

Compensation of Directors

        Mark Suwyn is a party to a consulting agreement with us pursuant to which he will have received a signing bonus of $697,500 at the completion of the Transactions and will receive a fee of $500,000 per annum as compensation for serving as our chairman and the chairman of the board of NewPage Holding and Maple Timber Acquisition. If Mr. Suwyn is terminated as chairman or he terminates his chairmanship for any reason, he will be entitled to receive the portion of his annual fee accrued through the termination date.

        Other than Mr. Suwyn, our directors do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings. We anticipate adding additional members to our board of directors who are independent directors. It is expected that any such directors will receive market rates of compensation.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Employment Agreement/Employment Letters

General

        Peter H. Vogel is subject to a three-year employment agreement with us under which he serves as our chief executive officer and president and the chief executive officer and president of Escanaba Timber. Mr. Vogel will be paid an annual base salary of $400,000 and received a signing bonus of $697,500 at the completion of the Transactions. In 2005, Mr. Vogel will be eligible to receive a bonus of $326,800 if we meet performance targets specified in his employment agreement. Beginning in 2006, Mr. Vogel will be eligible to receive an annual bonus equal to 100% of his base salary if he meets performance targets specified in his employment agreement. However, his bonus could be more or less depending on the extent by which he exceeds or falls short of those performance targets.

        Each of Matthew L. Jesch, James C. Tyrone and Daniel A. Clark are subject to employment letters under which Mr. Jesch serves as our vice president and chief financial officer and the vice president and chief financial officer of Escanaba Timber, Mr. Tyrone serves as our senior vice president of sales and marketing and Mr. Clark serves as our chief information officer and vice president of order management. Messrs. Jesch, Tyrone and Clark will be paid an annual base salary of $250,000, $310,000 and $225,000, respectively, and each of them received a signing bonus of $267,375, $267,375 and $162,750, respectively, at the completion of the Transactions. In 2005, each of them will be eligible to receive a bonus of $106,336, $194,467 and $83,003, respectively, if we meet performance targets specified in his employment letter. Beginning in 2006, each of them will be eligible to receive an annual bonus of 50%, 65% and 40% of his base salary, respectively, for achieving performance targets specified in his employment letter.

Termination Provisions

        If any of Messrs. Vogel, Jesch, Tyrone or Clark are terminated without "cause" or terminates his employment with "good reason," as those terms are defined in the applicable employment agreement or employment letter, in addition to receiving accrued base salary and accrued benefits to the date of termination, such executive officer will receive the following after executing an irrevocable employment release:

  (1)
  the pro rata portion of his bonus for the year of termination based on the number of days worked during that year and (a) if the date of termination is prior to June 1, based on his bonus from the prior year or (b) if the date of termination is on or after June 1, based on what his bonus would have been had he not been terminated;

  (2)
  an amount equal to twice his base salary less his purchase price for the paper series units of Maple Timber Acquisition purchased by him, but if the termination of his employment is within 12 months following a significant acquisition of a company of similar size by us, the amount will be equal to three times his base salary less his purchase price for those securities; however, if at the time of his termination, the fair market value of the paper series Class A Common Percentage Interests is less than his purchase price, he will also receive that difference;

  (3)
  continuation of welfare benefits for 24 months after his termination date or until he is hired by another company and is eligible to receive its benefits; and

  (4)
  outplacement services substantially similar to those provided in our severance plan.

        If any of the executive officers are terminated for any other reason, other than death or disability, neither he nor his estate will be entitled to any severance payments other than salary and benefits accrued through the termination date. If any of the executives die or becomes disabled, he or his estate will be entitled to receive the pro rata bonus referred to in clause (1) above.

Non-Competition Provisions

        Messrs. Vogel, Jesch, Tyrone and Clark are subject to a non-competition and non-solicitation restriction for one year following termination of employment for any reason.

Management Restricted Percentage Interests

        The equity interests of Maple Timber Acquisition are classified into two separate series: one relating to our business and one relating to the business of Escanaba Timber. The series of equity interests relating to our business consists of Class A Common Percentage Interests, Class B Common Percentage Interests and Preferred Percentage Interests. The Class A and Class B Common Percentage Interests participate in distributions only after holders of the Preferred Percentage Interests have received a return of their capital plus a preferred return thereon. Additionally, the Class B Common Percentage Interests will participate in the equity of our business only after the Class A Common Percentage Interests have received $200.0 million in distributions.

        Our named executive officers and our chairman have purchased the percentage of Class A Common Percentage Interests and Class B Common Percentage Interests relating to our business specified in "Security Ownership of Certain Beneficial Owners and Management." In addition, certain other members of our management acquired Class A and Class B Common Percentage Interests relating to our business aggregating approximately 2% and 13% of the percentage interests of each class, respectively. Furthermore, certain other members of our management were issued options to purchase Class A Common Percentage Interests.

        Of the Class A and Class B Common Percentage Interests, 50% will vest over time, half vesting at December 31, 2006 and the other half vesting at December 31, 2007. The other 50% of the percentage interests will vest only if performance targets are met during 2006 and 2007. All Class A and Class B Percentage Interests issued to our named executives officers will vest only to the extent the applicable named executive officer remains employed by us on each vesting date or, in the case of Mr. Suwyn, if Mr. Suwyn remains chairman of our company on each vesting date. However, all Class A and Class B Common Percentage Interests held by a named executive officer and our chairman will automatically vest upon a "change of control" or an "initial public offering," as each term is defined in the executive purchase agreements.

        If a named executive officer is terminated with "cause" or resigns without "good reason," Maple Timber Acquisition may purchase from that named executive officer and that named executive officer must sell to Maple Timber Acquisition, all (a) vested Class A and Class B Common Percentage Interests held by him at fair market value and (b) non-vested Class A and Class B Common Percentage Interests held by him at the lesser of 50% of his purchase price and fair market value. If Maple Timber Acquisition does not exercise its right to repurchase the units, Cerberus and its affiliates, which are referred to as the Permitted Holders," will have the right to repurchase the percentage interests on the same terms.

        If a named executive officer's employment is terminated without "cause" or the named executive officer resigns with "good reason," Maple Timber Acquisition must purchase from that named executive officer all of his vested and unvested percentage interests for fair market value. Maple Timber Acquisition's and the Permitted Holders' obligation to repurchase percentage interests from the named executive officers will terminate upon an initial public offering of NewPage Holding.

        If our chairman is terminated with "cause" or resigns voluntary, vested Class A and Class B Common Percentage Interests are subject to repurchase at fair market value and his non-vested Class A and Class B Common Percentage Interests are subject to repurchase at the lesser of his purchase price and fair market value. If our chairman is terminated without "cause," his vested and unvested percentage interests must be repurchased by Maple Timber Acquisition at fair market value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We are a wholly-owned subsidiary of NewPage Holding. NewPage Holding is a wholly-owned subsidiary of Escanaba Timber. Escanaba Timber is a wholly-owned subsidiary of Maple Timber Acquisition. The equity interests of Maple Timber Acquisition are classified into two separate series: one relating to our business, the paper series, and one relating to the business of Escanaba Timber. The series of equity interests relating to our business consists of Class A Common Percentage Interests, Class B Common Percentage Interests and Preferred Percentage Interests. Each of these series differ with respect to the right to receive dividends and distributions upon liquidation. The following table sets forth information with respect to the beneficial ownership of the series of equity interests relating to our business as of the consummation of the Transactions by:

  •
  each person who is known by us to beneficially own 5% or more of the outstanding interests of such series;

  •
  each member of our board of directors and the board of directors of NewPage Holding and Maple Timber Acquisition;

  •
  each of our executive officers named in the table under "Management—Summary Compensation Table"; and

  •
  all members of our board of directors and the board of directors of NewPage Holding and Maple Timber Acquisition and our executive officers named above, as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. The following table does not include equity interests in Maple Timber Acquisition that relate to the series of equity interests not relating to our business. To our knowledge, each of the holders of interests listed below has sole voting and investment power as to the units owned unless otherwise noted.

Name and Address of Beneficial Owner	Percentage of Total Class A Common Percentage Interests of Paper Series (%)	Percentage of Total Class B Common Percentage Interests of Paper Series (%)	Percentage of Total Preferred Percentage Interests of Paper Series (%)
Stephen Feinberg(1)(2)	89.3%	—%	100%
Daniel A. Clark(3)	*	6.5	—
Matthew L. Jesch(3)	1.2	10.7	—
James C. Tyrone(3)	1.2	10.7	—
Peter H. Vogel(3)	3.0	27.9	—
Mark A. Suwyn(3)	3.0	27.9	—
Lenard B. Tessler(2)	—	—	—
Alexander M. Wolf(2)	—	—	—
Directors and executive officers as a group (7 persons)	9.0	83.7	—

*
Denotes beneficial ownership of less than 1% of the class of units.
(1)
One or more affiliates of Cerberus owns 89.3% of the Class A Common Percentage Interests of the paper series of Maple Timber Acquisition and 100% of the Preferred Percentage Interests of the paper series of Maple Timber Acquisition. Stephen Feinberg exercises sole voting and investment authority over all of Maple Timber Acquisition's securities owned by the affiliate(s) of Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own 89.3% of the Class A Common Percentage Interests of the paper series of Maple Timber Acquisition and 100% of the Preferred Percentage Interests of the paper series of Maple Timber Acquisition.
(2)
The address for Messrs. Feinberg, Tessler and Wolf is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.
(3)
The address for Messrs. Clark, Jesch, Suwyn, Tyrone and Vogel is c/o NewPage Corporation, Courthouse Plaza, NE, Dayton, Ohio 45463.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fiber Supply Agreements with Escanaba Timber

        Contemporaneously with the consummation of the Acquisition, we entered into three separate but substantially similar fiber supply agreements with Escanaba Timber, pursuant to which Escanaba Timber supplies our Escanaba, Chillicothe and Wickliffe mills with hardwood, softwood and aspen pulpwood. The agreements require Escanaba Timber to sell to us for each of the three mills, and require us to purchase a designated minimum number of tons of each type of pulpwood during the term.

        The agreements provide for specified fair market prices at which we purchase each type of pulpwood based on comparable arms' length sales of each product in the relevant market and the delivery distance between the forest and the mill or other delivery destination. Prices will be adjusted semi-annually based on the volume-weighted average of prices on comparable purchases by the applicable mill from other pulpwood suppliers during the prior six month period, subject to third party verification.

        For a more detailed description of the fiber supply agreements, see "The Transactions—Fiber Supply Agreements."

Hedging Agreement

        On April 6, 2005, Cerberus entered into the Hedging Agreement with J. Aron & Company. Concurrently, with the completion of the Transactions, Cerberus assigned all of its rights under the hedging agreement, which governs the Hedging Program, to NewPage Corporation and NewPage Corporation assumed all of Cerberus' obligations thereunder. For a further description of the Hedging Program, see "The Transactions—Hedging Program."

Escanaba Timber Profits Interest

        Certain of our executive officers and directors, including Peter H. Vogel, Matthew L. Jesch, James C. Tyrone, Daniel A. Clark and Mark A. Suwyn, in addition to owning paper series units of Maple Timber Acquisition specified in "Security Ownership of Certain Beneficial Owners and Management," also own profits interests in the timber series of Maple Timber Acquisition, our indirect parent. As a consequence, in the aggregate, these persons participate in up to approximately 10% of the profits of Escanaba Timber, but only after the other holders of the capital interests in the timber series receive a return of their capital, a preferred return thereon, plus $240 million in distributions.

Allocation and Services Agreement with Escanaba Timber

        Contemporaneously with the consummation of the Acquisition, we entered into an allocation and services agreement with Escanaba Timber. The agreement provides for us and Escanaba Timber to cooperate on post-closing purchase price adjustment matters and to allocate between us and Escanaba Timber rights and responsibilities relating to any post-closing purchase price adjustments required under the purchase agreement.

        The agreement also provides for an allocation of all fees, costs and expenses related to the Acquisition from MeadWestvaco between us and Escanaba Timber, based on whether the fee, cost or expense is clearly attributable to the acquisition and financing of our business or the timberlands. To the extent any such fees, costs or expenses are not clearly attributable to the Acquisition of our business or the timberlands, they will be allocated generally based on a good faith determination of the portion of the fee, cost or expense that relates to the acquisition and/or financing of the timberlands and our business. The agreement also assigns rights and responsibilities under the purchase agreement, whereby we maintain all rights and responsibilities under the purchase agreement relating to the Acquisition of MeadWestvaco's paper business and Escanaba Timber maintains all rights and responsibilities under the purchase agreement relating to the Acquisition of the timberlands.

        The agreement also provides for us to furnish administrative, financial, accounting, tax, human resources, procurement, information technology and other related services to Escanaba Timber. The services generally are provided through the transition services being provided to us under the transition service agreements we entered into with MeadWestvaco at the closing of the Acquisition. Under the agreement, we will charge Escanaba Timber a portion of the cost charged to us by MeadWestvaco for these services, based on the anticipated proportionate use of such services by each of us and Escanaba Timber. Escanaba Timber has the right to terminate receipt of any of the services being provided so long as we are able to terminate the service under our transition agreements with MeadWestvaco without additional cost to us. We have agreed to continue to provide these services directly to Escanaba Timber for an additional 5 years after the termination or expiration of the transition agreements with MeadWestvaco, subject to Escanaba Timber's right to terminate any such services at any time during the 5 year period.

        We also provide certain other services to Escanaba Timber that are not contemplated by the transition service agreements with MeadWestvaco, including by making available to Escanaba Timber the services of certain members our senior management on a limited basis for operational and management support. We charge Escanaba Timber for these services based on proportionate costs. We have agreed to make these services available for up to 5 years. We also sublease or license office space to Escanaba Timber at each of our Escanaba, Chillicothe and Wickliffe mill locations, at a cost allocated based on the relative usage by us and Escanaba Timber employees.

Registration Rights Agreement

        Contemporaneously with the closing of the Acquisition, Maple Timber Acquisition and NewPage Holding entered into a registration rights agreement with Cerberus and our executive officers, other members of our senior management and Mark Suwyn, pursuant to which common units in Maple Timber Acquisition and/or common stock of NewPage Holding will be subject to registration.

        Under the agreement, Cerberus has the right to demand that Maple Timber Acquisition and/or NewPage Holding register under the Securities Act the common units of Maple Timber Acquisition and/or any shares of common stock of NewPage Holding held by Cerberus. Our executive officers, other members of senior management and Mr. Suwyn will have the right to participate in any registration demand made by Cerberus, subject to certain limitations and exceptions. Cerberus, our executive officers, other members of our senior management and Mark Suwyn will also have "piggyback" registration rights with respect to any equity offering of securities made by Maple Timber Acquisition and/or NewPage Holding, subject to certain limitations and exceptions. Pursuant to the registration rights agreement, Maple Timber Acquisition or NewPage Holding, as applicable, will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

Consulting Arrangements with Rapid Change Technologies

        Dan Suwyn, the son of our chairman, Mark Suwyn, is the principal owner of Rapid Change Technologies. We paid Rapid Change Technologies $463,000 for the six months ended June 30, 2005 for consulting and training services.

Cerberus Arrangements

        Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. In the future, we may employ the consulting services of one or more of these Cerberus consultants. Any such retention will require the approval of the independent members of our Board of Directors and will be for specific projects in areas in which the consultants have expertise. In addition, any such consultants will be subject to the supervision of the independent members of our Board of Directors, and the consultants' duty of loyalty in their performance of their consulting services to our company shall be solely to us. Any such consulting services shall be provided at monthly rates not greater than the monthly fees that Cerberus pays to the applicable consultant, together with reimbursement of out of pocket expenses incurred by the consultant in providing such services. Depending upon the nature of the assignment, consultants retained by us may provide services for Cerberus and other entities affiliated with Cerberus, including other Cerberus portfolio companies, at the same time as they are performing consulting services to us. An affilate of Cerberus was paid a fee by our parent company, Escanaba Timber LLC, in connection with the Transactions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        Simultaneously with the consummation of the issuance of the Original Notes, we entered into an aggregate of $1.1 billion of senior secured credit facilities with various lenders, Goldman Sachs Credit Partners L.P., UBS Securities LLC, and UBS Loan Finance LLC. The following is a summary of the material terms contained in the senior secured credit facilities. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the senior secured credit facilities.

        Structure.    The senior secured credit facilities consist of:

  •
  a senior secured term loan, or senior term facility, of $750.0 million, and

  •
  a senior secured revolving credit facility, or revolving facility, of $350.0 million.

        The full amount of the senior term facility was drawn in a single drawing at the closing to fund the Acquisition and pay related fees and expenses. See "The Acquisition." Subject to customary conditions, including the absence of defaults under the revolving facility, amounts available under the revolving facility may be borrowed, repaid and reborrowed on or after the closing, as applicable, including in the form of letters of credit and swing line loans, until the maturity date thereof. The revolving facility was partially utilized to fund the Acquisition and pay related expenses, and may be utilized to fund our working capital, to fund permitted acquisitions and capital expenditures, and for other general corporate purposes. The maximum amount that may be borrowed and outstanding at any time under the revolving facility may not exceed a borrowing base, as described below. The availability under our revolving credit facility was reduced by our outstanding letters of credit, which, on a pro forma basis as of March 31, 2005, was approximately $44.0 million. We drew approximately $175.4 million under the revolving facility at closing.

        Borrowing Base.    The amount of loans and letters of credit available to us pursuant to the revolving facility is limited to the lesser of $350.0 million or an amount determined pursuant to a borrowing base. The borrowing base at any time will be equal to 85% of the book value of our and our subsidiaries' eligible account receivables, plus the lesser of (i) 75% of the lower of cost or market value of our and our subsidiaries' eligible inventory or (ii) 85% of the "net cost recovery percentage" of our and our subsidiaries' eligible inventory, minus certain reserves established by the collateral agent under the revolving facility. The collateral agent has the right to change these advance rates under certain circumstances. The eligibility of accounts receivable and inventory for inclusion in the borrowing base is determined in accordance with certain customary criteria specified pursuant to the revolving facility. For purposes of the borrowing base, "net cost recovery percentage" is the percentage determined by dividing the amount that would be recovered in an orderly liquidation of the inventory, as determined from the most recent inventory appraisal conducted under the terms of the revolving facility, by the cost of the inventory covered by such appraisal. The terms of the revolving facility provide that such appraisals will be conducted two times per year, and more frequently at the collateral agent's request if an event of default exists. As of March 31, 2005, after giving pro forma effect to the Transactions (including the loans and letters of credit borrowed and opened at closing) and the payment of working capital and other purchase price adjustment payments at closing of $35.1 million, based on our borrowing base availability on that date, we would have had $120.8 million of availability under our revolving senior secured credit facility, net of outstanding letters of credit of $44.0 million.

        Maturity, Amortization and Prepayment.    The senior term facility has a maturity of six years and will amortize in 20 consecutive equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the senior term facility during the first five years thereof, with the balance payable in four equal quarterly installments in year six. Unless terminated earlier, the revolving facility has a maturity of five years.

        The senior term facility is subject to mandatory prepayment with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds of certain insurance and condemnation payments, subject to certain reinvestment rights; (iii) 50% of the net cash proceeds of equity offerings; (iv) 100% of the net cash proceeds of debt incurrences (other than debt incurrences permitted under the term facility); and (v) 75% of our excess cash flow, as defined in the senior secured credit facility (declining in stages to zero, in accordance with a leverage ratio test).

        Interest.    The loans under the senior term facility bear interest, at our option, at a rate per annum equal to either: (i) the base rate (as defined in our senior secured credit facilities), plus an applicable margin, or (ii) the Eurodollar rate (as defined in our senior secured credit facilities), plus an applicable margin. Amounts outstanding under our revolving facility initially bear interest, at our option, at a rate per annum equal to either: (i) the base rate, plus an applicable margin, or (ii) the Eurodollar rate, plus an applicable margin. Beginning on the date on which we deliver financial statements for the second full fiscal quarter following the closing, the applicable margin for the revolving facility is subject to adjustment based on the achievement of certain leverage ratios. The interest rates under our senior secured credit facilities bear interest at the rate determined by reference to the base rate plus an additional 2% per annum during the continuance of an event of default.

        Guarantees and Security.    The senior secured credit facilities are guaranteed by our parent and each of our existing and future direct and indirect subsidiaries, other than any foreign subsidiaries. Subject to certain customary exceptions, we and each of the guarantors granted to the lenders under the revolving facility a first priority security interest in and lien on our and our domestic subsidiaries' present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor domestic subsidiaries. Subject to certain customary exceptions, we and each of the guarantors granted to the lenders under the term facility (i) a first priority security interest in and lien on substantially all of our and our domestic subsidiaries' present and future property and assets (other than cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent and our guarantor domestic subsidiaries), including the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries, if any, as well as our capital stock owned by our parent and (ii) a second priority security interest in and lien on our and our domestic subsidiaries' present and future cash, deposit accounts, accounts receivable, inventory and intercompany debt owed to us, our parent or our guarantor domestic subsidiaries.

        Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facilities, including, without limitation, a commitment fee for our revolving facility based upon non-use of available funds and letter of credit fees and issuer fronting fees.

        Covenants.    The senior secured credit facilities contain various customary affirmative and negative covenants (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on our ability and the ability of our subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations, (iii) repay other indebtedness, (iv) pay certain restricted payments and dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) restrict distributions to our company from our subsidiaries, (viii) make certain acquisitions, (ix) engage in mergers or consolidations, (x) enter into sale and leaseback transactions, (xi) engage in certain transactions with subsidiaries that are not guarantors of the senior secured credit facilities or with affiliates or (xii) amend the terms of the notes and otherwise restrict corporate activities. In addition, under the senior term facility (and under the revolving facility to the extent that on or after September 30, 2005, our unused borrowing availability under the revolving facility plus excess cash are below $40.0 million for 10 consecutive business days), we are required to comply with specified financial ratios and tests, including a minimum interest and fixed charge coverage ratios, maximum senior and total leverage ratios and maximum capital expenditures.

        Events of Default.    The senior secured credit facilities contain customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) monetary judgment defaults; (ix) certain ERISA matters and (x) certain change of control events.

NewPage Holding Floating Rate Senior Unsecured PIK Notes

        Additionally, simultaneously with the consummation of the issuance of the Original Notes, NewPage Holding Corporation issued $125 million in aggregate principal amount of Floating Rate Senior Unsecured Notes due 2013, which we refer to as the NewPage Holding PIK Notes. $100 million in aggregate principal amount of the NewPage Holding PIK Notes were issued to MeadWestvaco. The remainder were issued to the initial purchasers of the Original Notes and their affiliates. The following is a summary of the material terms of the NewPage Holding PIK Notes and the indenture governing the NewPage Holding PIK Notes.

        Maturity and Interest.    The NewPage Holding PIK Notes mature on November 1, 2013. Interest on the NewPage Holding PIK Notes accrues at a rate per annum, reset semi-annually, equal to LIBOR plus 7.0%. Interest on the NewPage Holding PIK Notes compounds semi-annually, and is payable by the issuance of additional NewPage Holding PIK Notes until maturity.

        Guaranties and Security.    The NewPage Holding PIK Notes are unsecured and are not guaranteed.

        Optional Redemption.    On or after May 1, 2006, NewPage Holding may redeem all or part of the NewPage Holding PIK Notes at specified redemption prices.

        Mandatory Redemption.    If at any time from and including August 1, 2005 to and excluding May 1, 2006, NewPage Holding issues capital stock, other than capital stock the proceeds of which are used to cure a breach by the Company under one or more of the financial covenants under its senior secured credit facilities, NewPage Holding will be required to use the net proceeds from such issuance to redeem the NewPage Holding PIK Notes.

        Repurchase of NewPage Holding PIK Notes at the Option of Holders.    Upon a change of control, as defined in the NewPage Holding PIK Note indenture, and certain asset sales, holders of the NewPage Holding PIK Notes will have the right to require NewPage Holding to repurchase all or part of the holder's NewPage Holding PIK Notes.

        Covenants and Events of Default.    The NewPage Holding Note indenture contains various customary negative covenants, including restrictions on our ability and the ability of our subsidiaries to (i) incur indebtedness, (ii) allow liens to exist, (iii) permit restrictions to exist on dividends by our subsidiaries, (iv) merge, consolidate or sell assets and (v) enter into transactions with affiliates. The covenants applicable to us and our subsidiaries are substantially the same as the corresponding covenants contained in the indenture for the senior subordinated notes. Additionally, the NewPage Holding Note indenture contains restrictions on NewPage Holding's ability to (i) incur additional indebtedness other than (a) NewPage Holding PIK Notes paid as interest and (b) guarantees of the debt obligations of subsidiaries of NewPage Holding and (ii) pay dividends. The NewPage Holding Note indenture contains customary events of default.

        Registration Rights.    The holders of the NewPage Holding PIK Notes have certain registration rights with respect to their notes.

DESCRIPTION OF THE NEW SENIOR SECURED NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Company" refers only to NewPage Corporation and not to any of its subsidiaries.

        On May 2, 2005, the Company issued the floating rate senior secured notes under the floating rate senior secured note indenture and issued the original 10% senior secured notes under the 10% senior secured notes indenture, in each case, among the Company, the Guarantors and HSBC Bank USA, National Association, as trustee, in private transactions that was not subject to the registration requirements of the Securities Act. The original floating rate senior secured notes and the original 10% senior secured notes are collectively referred to in this description as "original senior secured notes." The terms of the senior secured notes include those stated in the applicable senior secured note indenture and those made part of the applicable senior secured note indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the new senior secured notes are identical in all material respects to the terms of the original senior secured notes, except for the transfer restrictions and registration rights relating to the original senior secured notes.

        The following description is a summary of the material provisions of the senior secured note indentures, the collateral trust agreement and the related registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the senior secured note indentures, the collateral trust agreement and the registration rights agreement because they, and not this description, define your rights as holders of the senior secured notes. Copies of the senior secured note indentures, the collateral trust agreement and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the senior secured note indentures. References to the "senior secured notes" in this section of the prospectus refers to both the original senior secured notes and the new senior secured notes.

Brief Description of the Senior Secured Notes and the Subsidiary Guarantees

Senior Secured Notes

        The senior secured notes:

  •
  are general obligations of the Company;

  •
  are secured on a second-priority basis, equally and ratably with all existing and future obligations of the Company and the Guarantors under any future Parity Lien Debt, by Liens on all of the assets of the Company and the Guarantors other than the ABL Collateral and the Separate Collateral, subject to the Liens securing the Company's and the Guarantors' obligations under the First Lien Term Loans and any other Priority Lien Debt and other Permitted Liens;

  •
  are effectively subordinated, to the extent of the value of the assets securing such Indebtedness, to the Company's and the Guarantors' obligations under the First Lien Term Loans and any future Priority Lien Debt, which are secured (A) on a first-priority basis by the same assets of the Company and the Guarantors that secure the senior secured notes and by certain other assets of the Company and the Guarantors that do not secure the senior secured notes and (B) on a second-priority basis by the ABL Collateral;

  •
  are effectively subordinated to the Company's and its Subsidiaries' obligations under the ABL Facility or any future Revolving Credit Debt, to the extent of the value of the ABL Collateral;

  •
  are effectively subordinated to any Permitted Liens, to the extent of the value of the assets of the Company and the Guarantors subject to those Permitted Liens;

  •
  are structurally subordinated to any existing and future indebtedness and liabilities of the Company's Foreign Subsidiaries and Unrestricted Subsidiaries;

  •
  are senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the senior subordinated notes; and

  •
  are unconditionally guaranteed by the Guarantors.

        See "Risk Factors—Risks Relating to the New Notes—Proceeds from any sale of the collateral securing the 2012 notes upon foreclosure or liquidation may not be sufficient to repay the 2012 notes in full, "Risk Factors—Risks Related to the New Notes—The 2012 notes are not secured by all our assets, and liens on the collateral may be subject to limitations."

The Subsidiary Guarantees

        The senior secured notes are guaranteed by all of the Company's Domestic Subsidiaries. The Guarantors, as primary obligors, have jointly and severally and unconditionally guaranteed the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the senior secured note indentures and the senior secured notes, whether for payment of principal of or interest on or Special Interest in respect of the senior secured notes, expenses, indemnification or otherwise, on the terms set forth in the senior secured note indentures.

        Each guarantee of the senior secured notes:

  •
  is a general obligation of the Guarantor;

  •
  is secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the ABL Collateral and the Separate Collateral, subject to the Liens securing that Guarantor's guarantee of the First Lien Term Loans and any other Priority Lien Debt and other Permitted Liens;

  •
  is effectively subordinated, to the extent of the value of the Collateral, to that Guarantor's guarantee of the First Lien Term Loans and any future Priority Lien Debt, which are secured (A) on a first-priority basis by the same assets of that Guarantor that secure the senior secured notes and by certain other assets of that Guarantor that do not secure the senior secured notes and (B) on a second-priority basis by the ABL Collateral;

  •
  is effectively subordinated to that Guarantor's obligations under the ABL Facility or any future Revolving Credit Debt, to the extent of the value of the ABL Collateral;

  •
  is effectively subordinated to any Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens; and

  •
  is senior in right of payment to any future subordinated Indebtedness of that Guarantor, including guarantees of the senior subordinated notes.

        The Priority Lien Debt outstanding under the First Lien Term Loan Agreement also is secured by a second-priority Lien on the ABL Collateral. There is no Lien on the ABL Collateral for the benefit of the senior secured notes.

        Pursuant to the senior secured note indentures, the Company is permitted to incur additional Indebtedness under the ABL Facility (or any future Revolving Credit Debt facility) secured by the ABL Collateral, subject to the Revolving Credit Debt Cap, and to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. The Company also is permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under "—Covenants—

Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Covenants—Liens." As of March 31, 2005, after giving pro forma effect to the Transactions, the Company would have had $148.5 million of Indebtedness outstanding under the ABL Facility, $750.0 million of Priority Lien Debt outstanding (consisting exclusively of First Lien Term Loans) and $575.0 million of Parity Lien Debt outstanding (consisting exclusively of senior secured notes).

        All of our existing Subsidiaries are Guarantors. However, none of the Company's future Foreign Subsidiaries will guarantee the senior secured notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the senior secured notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Foreign Subsidiaries and, if any, other non-guarantor Subsidiaries.

        All of our existing Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the senior secured note indentures. Our Unrestricted Subsidiaries will not guarantee the senior secured notes.

Principal, Maturity and Interest

        The Company issued $350.0 million in aggregate principal amount of 10% senior secured notes and $225.0 million in aggregate principal amount of floating rate senior secured notes in the original offering. The Company may issue additional senior secured notes under either senior secured note indenture from time to time. Any issuance of additional senior secured notes is subject to all of the covenants in each of the senior secured note indentures, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The senior secured notes and any additional senior secured notes subsequently issued under each senior secured note indenture are treated as a single class for all purposes under that indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new senior secured notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The senior secured notes mature on May 1, 2012.

  10% Senior Secured Notes

        Interest on the 10% senior secured notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2005. Interest on overdue principal and interest and Special Interest, if any, accrues at a rate that is 1% higher than the then applicable interest rate on the 10% senior secured notes. The Company will make each interest payment on the 10% senior secured notes to the holders of record on the April 15 and October 15 immediately preceding the applicable interest payment date.

        Interest on the 10% senior secured notes accrues from the date of original issuance of the Original Notes or, if interest has already been paid, from the date it was most recently paid. Interest on the 10% senior secured notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

  Floating Rate Senior Secured Notes

        Interest on the floating rate senior secured notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 6.25%, as determined by the calculation agent (the "Calculation Agent"), which initially is the trustee. The Company will pay interest on the floating rate senior secured notes quarterly, in arrears, on every February 1, May 1, August 1 and November 1, commencing on August 1, 2005. Interest on overdue principal and interest and Special Interest, if any, on the floating rate senior secured notes accrues at an interest rate equal to 1% per annum in excess of the above rate then applicable to the floating rate senior secured notes. The Company will make each interest payment to the holders of record of the floating rate senior secured notes on the January 15, April 15, July 15 and October 15 immediately preceding the applicable interest payment date. Interest on the floating rate senior secured notes accrues from the date of original issuance of the Original Notes or, if interest has already been paid, from the date it was most recently paid.

        The amount of interest for each day that the floating rate senior secured notes are outstanding (the "Daily Interest Amount") is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate senior secured notes then outstanding. The amount of interest to be paid on the floating rate senior secured notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations are rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations are rounded to the nearest cent (with one-half cent being rounded upwards).

        The Calculation Agent will, upon the request of any holder of floating rate senior secured notes, provide the interest rate then in effect with respect to the floating rate senior secured notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the floating rate senior secured notes.

Methods of Receiving Payments on the Senior Secured Notes

        If a holder of senior secured notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Special Interest, if any, on that holder's senior secured notes in accordance with those instructions. All other payments on the senior secured notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Secured Notes

        The trustee is the initial paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the senior secured notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange senior secured notes in accordance with the provisions of the applicable senior secured note indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior secured notes. Holders are required to pay all taxes or similar government charges due on transfer or exchange. The Company is not required to transfer or exchange any senior secured note selected for redemption. Also, the Company is not required to transfer or exchange any senior secured note (1) for a period of 15 days before the mailing of a notice of redemption of senior secured notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

        The registered holder of a senior secured note is treated as the owner of it for all purposes. Only registered holders have rights under the senior secured note indentures.

Subsidiary Guarantees

        The senior secured notes are guaranteed by each of the Company's current and future Domestic Subsidiaries. These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state laws permit courts to void guarantees under certain circumstances."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under each senior secured note indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the respective trustees; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the senior secured note indentures.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the applicable senior secured note indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the applicable senior secured note indenture;

  (3)
  if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the applicable senior secured note indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the applicable senior secured note indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        See "—Repurchase at the Option of Holders—Asset Sales," "—Designation of Restricted and Unrestricted Subsidiaries," "—Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

Security

        The obligations of the Company with respect to the senior secured notes, the obligations of the Guarantors under the Subsidiary Guarantees, all other Parity Lien Obligations and the performance of all other obligations of the Company and the Guarantors under the Note Documents are secured equally and ratably by second-priority Liens in the Shared Collateral granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations. These Liens are junior in priority to the

Liens on the Shared Collateral securing the First Lien Term Loans and future Priority Lien Obligations and to all other Permitted Liens. The Liens on the Shared Collateral securing Priority Lien Obligations are held by the collateral trustee for the benefit of the holders of Priority Lien Obligations. The Separate Collateral is also pledged to secure the First Lien Term Loans and future Priority Lien Obligations on the basis described below under "—Separate Collateral". Holders of senior secured notes have no security interest in the Separate Collateral. See "Risk Factors—Risks Related to the New Notes—The 2012 notes are not secured by all our assets, and liens on the collateral may be subject to limitations."

        In addition, the collateral trustee holds second-priority Liens on the ABL Collateral for the benefit of the holders of Priority Lien Obligations. The first-priority Liens securing the ABL Facility have been held by the collateral agent appointed under the ABL Facility and not by the collateral trustee.

Intercreditor Agreement

        An intercreditor agreement that is binding on the holders of both the Priority Lien Obligations and the Parity Lien Obligations (and their respective representatives), the collateral trustee, the collateral agent under the ABL Facility and the lenders under the ABL Facility are executed by the collateral trustee and the collateral agent under the ABL Facility (the "Intercreditor Agreement") to provide for, among other things, the second-priority nature of the Liens on the ABL Collateral securing the Priority Lien Obligations.

        The Intercreditor Agreement also provides for certain intercreditor issues relating to the priority, enforcement and other rights relating to the ABL Collateral and the Collateral. Among other provisions, the Intercreditor Agreement:

  (1)
  limits rights of the collateral trustee under the collateral trust agreement to exercise remedies with respect to, challenge the liens on, or object to actions taken by the collateral agent for the ABL Facility with respect to, the ABL Collateral;

  (2)
  limits the collateral trustee's ability to challenge claims for post-petition interest;

  (3)
  grants to the collateral agent for the ABL Facility certain rights of use and access to the Shared Collateral to allow the production, completion, packaging, preparation, storage and sale of the ABL Collateral;

  (4)
  waives the collateral trustee's right to contest orders for use of cash collateral that are agreed to by the collateral agent or to object to debtor-in-possession financing secured by the ABL Collateral;

  (5)
  waives rights to demands for (or relief due to the failure to provide) adequate protection with respect to the ABL Facility's liens on either the ABL Collateral or the Collateral;

  (6)
  provides procedures and limitations on the collection and tracing of and priorities in certain proceeds from insurance claims and from the sale of the Shared Collateral, the Separate Collateral and the ABL Collateral; and

  (7)
  requires the collateral trustee, under certain circumstances, to exercise rights and remedies with respect to the Shared Collateral and the Separate Collateral in a manner which will minimize interference with the collateral agent for the ABL Facility's rights and remedies with respect to the ABL Collateral.

        The Intercreditor Agreement also provides for various advance notice requirements and other procedural provisions typical to agreements of this type; copies of the Intercreditor Agreement are available upon request to the Company. See "—Additional Information."

Collateral Trust Agreement

        On the date of the senior secured note indentures, the Company and the other Pledgors entered into a collateral trust agreement with the collateral trustee and the Secured Debt Representative for each Series of Secured Debt. The collateral trust agreement sets forth the terms on which the collateral trustee will receives, holds, administers, maintains, enforces and distributes the proceeds of all Liens upon any property of the Company or any other Pledgor at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations. In addition, the collateral trust agreement authorizes the collateral trustee to enter into the Intercreditor Agreement described above.

  Collateral Trustee

        The Bank of New York has been appointed pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

  •
  the senior secured notes;

  •
  all other Parity Lien Obligations outstanding from time to time;

  •
  the First Lien Term Loans; and

  •
  all other Priority Lien Obligations outstanding from time to time.

        The collateral trustee will not hold any Liens for the benefit of the lenders under the ABL Facility.

        The collateral trust agreement provides that the collateral trustee may not be the same institution serving as a Revolving Credit Agent, a Parity Lien Representative or a Priority Lien Representative, but any Priority Lien Representative or Revolving Credit Agent may serve as an agent for the collateral trustee.

        The collateral trustee holds (directly or through co-trustees or agents), and is entitled to enforce, all Liens on the Collateral created by the security documents.

        Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee is not obligated:

  (1)
  to act upon directions purported to be delivered to it by any Person;

  (2)
  to foreclose upon or otherwise enforce any Lien; or

  (3)
  to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

        The Company has delivered to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

  Shared Collateral

        The senior secured note indentures and the security documents provide that:

  (1)
  the senior secured notes are secured, together with all Obligations under all future Parity Lien Debt of the Company and all other Parity Lien Obligations of the Company, equally and ratably by security interests granted to the collateral trustee in all of the assets of the Company that secure Obligations under the First Lien Term Loans and any other Priority Lien Debt except the ABL Collateral and the Separate Collateral; and

  (2)
  each Guarantor's Subsidiary Guarantee is secured, together with all guarantees of future Parity Lien Debt of such Guarantor and all other Parity Lien Obligations of such Guarantor, equally and ratably by security interests granted to the collateral trustee in all assets of such

    Guarantor that secure Obligations of such Guarantor under the First Lien Term Loans and any other Priority Lien Debt except the ABL Collateral and the Separate Collateral.

        These security interests are junior in priority to all Permitted Liens and all Liens securing Company's and Guarantors' Priority Lien Obligations.

        The Shared Collateral consists of substantially all the assets of the Company and the Guarantors other than the ABL Collateral and the Separate Collateral.

  The ABL Collateral

        The senior secured notes are not secured by all of the assets that secure Obligations under the First Lien Term Loans or any other Priority Lien Debt, and are not secured by any of the assets that secure Obligations under the ABL Facility. The senior secured note indentures permit the Company and its Restricted Subsidiaries to maintain Permitted Liens upon the ABL Collateral as security for Obligations under the ABL Facility, any future Revolving Credit Debt, the First Lien Term Loans or any other Priority Lien Debt without requiring the Company to grant Liens upon those assets as security for the senior secured notes or any future Parity Lien Debt. See "Risk Factors—Risks Relating to the New Notes—Proceeds from any sale of the collateral securing the 2012 notes upon foreclosure or liquidation may not be sufficient to repay the 2012 notes in full."

        The ABL Collateral consists primarily of:

  (1)
  accounts receivable;

  (2)
  inventory;

  (3)
  cash and deposit accounts; and

  (4)
  Intercompany Notes of Subsidiaries.

        The collateral agent appointed under the ABL Facility holds first-priority liens on the ABL Collateral. These first-priority liens may be extended to, or shared with, future holders of Revolving Credit Debt. In addition, the collateral trustee holds second-priority Liens on the ABL Collateral solely for the benefit of the holders of First Lien Term Loans and future Priority Lien Obligations. The holders of senior secured notes and future Parity Lien Obligations do not have any security interests in the ABL Collateral.

  Separate Collateral

        The Separate Collateral consists of:

  (1)
  Stock of Subsidiaries; and

  (2)
  under the circumstances described below, Intercompany Notes of Subsidiaries.

        All liens on the Separate Collateral are held by the collateral trustee and administered pursuant to the collateral trust agreement for the benefit of the holders of First Lien Term Loans and future Priority Lien Obligations. The Company and its Restricted Subsidiaries are permitted under the indentures to maintain or grant liens upon the Separate Collateral as security for Obligations under any future Parity Lien Debt that does not constitute a "security" within the meaning of the Securities Act of 1933, as amended, without securing the senior secured notes or other Obligations related thereto by the additional Lien. Such liens on the Separate Collateral to secure any such future Parity Lien Debt are subordinated to the liens on the Separate Collateral securing First Lien Term Loan and any other Priority Lien Obligations. Initially, Intercompany Notes of Subsidiaries secure the ABL Facility and therefore do not constitute part of the Separate Collateral. If at any future time, Intercompany Notes of Subsidiaries did not secure the ABL Facility or any future Revolving Credit Debt, then the Intercompany Notes of Subsidiaries would constitute Separate Collateral.

        As described below under "—Adjustment to Reflect Payments or Distributions on Separate Collateral," under certain circumstances, payments or distributions from or on account of Separate Collateral will result in an increase in the amount of subsequent or concurrent payments or distributions from or on account of the Shared Collateral to the holders of Parity Lien Obligations that are not entitled to the benefits of the Lien encumbering the Separate Collateral.

  Additional Parity Lien Debt

        The senior secured note indentures and the security documents provide that the Company may incur additional Parity Lien Debt by issuing additional senior secured notes under either senior secured note indenture or under one or more additional indentures or issuing or increasing a new Series of Secured Debt. All additional Parity Lien Debt will be pari passu with the senior secured notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured by the Shared Collateral equally and ratably with the senior secured notes for as long as the senior secured notes and the Subsidiary Guarantees, subject to the covenants contained in the senior secured note indentures, are secured by the Shared Collateral. The additional Parity Lien Debt will only be permitted to be secured by the Shared Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Certain Covenants—Liens." Additional Parity Lien Debt will only be permitted to be secured by the Separate Collateral if such Indebtedness does not constitute a "security" within the meaning of the Securities Act of 1933, as amended.

  Enforcement of Liens

        If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative and to the Revolving Credit Agent under the ABL Facility. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee's interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations, subject in all cases to the terms of the Intercreditor Agreement described above.

  Restrictions on Enforcement of Parity Liens

        Until the Discharge of Priority Lien Obligations, the holders of loans made under the First Lien Term Loan Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Relative Rights," and subject to the rights of the holders of Permitted Liens, the exclusive right to authorize and direct the collateral trustee with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and neither the trustee nor the holders of senior secured notes or other Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of senior secured notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Liens, direct the collateral trustee:

  (1)
  without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

  (2)
  as necessary to redeem any Collateral in a creditor's redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

  (3)
  as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Liens) of the Parity Liens upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the security documents, the trustee and the holders of Parity Lien Obligations may not require the collateral trustee to take any action to perfect any Collateral through possession or control; or

  (4)
  as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

        Subject to the provisions described below under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Relative Rights," until the Discharge of Priority Lien Obligations, none of the holders of senior secured notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Representative will:

  (1)
  request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the collateral trustee or the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

  (2)
  oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceeding;

  (3)
  oppose or otherwise contest any lawful exercise by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

  (4)
  oppose or otherwise contest any other request for judicial relief made in any court by the collateral trustee or any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

  (5)
  challenge the validity, enforceability, perfection or priority of the Priority Liens.

        Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of senior secured notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any of the Guarantors in accordance with applicable law; provided that, by accepting a senior secured note, each holder of senior secured notes agrees not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption "—Insolvency or Liquidation Proceedings."

        At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of the Company or any other Pledgor or (b) the collateral trustee and each Parity Lien Representative have received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any other Pledgor to the collateral trustee (other than distributions to the collateral trustee for the benefit of the holders of Priority Lien Obligations), any Parity Lien Representative, any holder of senior secured notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the senior secured note indentures, the senior secured notes, the Guarantees or any other Parity Lien Document).

        Subject to the provisions described below under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Relative Rights," all proceeds of Collateral received by the collateral trustee, any Parity Lien Representative, any holder of senior secured notes or other Parity Lien Obligations in violation of the immediately preceding paragraph will be held by the collateral trustee, the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Ranking of Parity Liens," enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee, any Parity Lien Representative or any holder of senior secured notes or other Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the collateral trustee, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens and the Permitted Liens.

        In exercising rights and remedies with respect to the Collateral, the Priority Lien Representatives may enforce (or refrain from enforcing) or instruct the collateral trustee to enforce the provisions of the Priority Lien Documents and exercise (or refrain from exercising) or instruct the collateral trustee to exercise remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

  (1)
  the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral and/or the Priority Lien Obligations;

  (2)
  the enforcement or forbearance from enforcement of any Priority Lien in respect of the Collateral;

  (3)
  the exercise or forbearance from exercise of rights and powers of a holder of shares of stock included in the Collateral to the extent provided in the security documents;

  (4)
  the acceptance of the Collateral in full or partial satisfaction of the Priority Lien Obligations; and

  (5)
  the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

        Without in any way limiting the generality of the preceeding paragraph, the holder of Priority Lien Obligations and the Priority Lien Representatives may, at any time and from time to time, without the consent of or notice to holders of senior secured notes and other Parity Lien Obligations or the Parity Lien Representatives, without incurring responsibility to holders of Parity Lien Obligations and the Parity Lien Representatives and without impairing or releasing the subordination provided in the collateral trust or the obligations hereunder of holders of Parity Lien Obligations and the Parity Lien Representatives, do any one or more of the following:

  (1)
  change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Priority Lien Obligations, or otherwise amend or supplement in any manner the Priority Lien Obligations, or any instrument evidencing the Priority Lien Obligations or any agreement under which the Priority Lien Obligations are outstanding;

  (2)
  release any Person or entity liable in any manner for the collection of the Priority Lien Obligations;

  (3)
  release the Priority Lien on any Collateral; and

  (4)
  exercise or refrain from exercising any rights against any Pledgor.

  Waiver of Right of Marshalling

        The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of senior secured notes and other Parity Lien Obligations, each Parity Lien Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the collateral trustee, the holders of Priority Lien Obligations and the Priority Lien Representatives (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Shared Collateral by, or on behalf of, the collateral trustee or the holders of Priority Lien Obligations.

        As a result of this waiver of all rights of marshalling prior to the Discharge of Priority Lien Obligations, if the proceeds of sales of Shared Collateral are applied to repay Priority Lien Obligations prior to the application of the proceeds of Separate Collateral or ABL Collateral, the holders of senior secured notes and other Parity Lien Obligations may recover less than they would have if such proceeds were applied in the order most favorable to the holders of Parity Lien Obligations. See "Risk Factors—The waiver of rights of marshalling in the collateral trust agreement may adversely affect the recovery rates of holders of senior secured notes in a bankruptcy or foreclosure scenario."

  Insolvency or Liquidation Proceedings

        If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

  (1)
  for use of cash collateral;

  (2)
  approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

  (3)
  granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

  (4)
  relating to a sale of assets of the Company or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of senior secured notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of senior secured notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the collateral trustee, for the benefit of the holders of senior secured notes and other Parity Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Ranking of Parity Liens") to, such Lien and all Priority Liens on such property.

        Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of senior secured notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against the Company or any Guarantor in accordance with applicable law; provided that, by accepting a senior secured note, each holder of senior secured notes agrees not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the caption "—Restrictions on Enforcement of Parity Liens" or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

        The holders of senior secured notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

  (1)
  they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Senior Secured Note Indentures Relating to Security—Ranking of Parity Liens") to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

  (2)
  they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

  Order of Application

        The collateral trust agreement provides that if any Shared Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement will be distributed by the collateral trustee in the following order of application:

        FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee's fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any security document, including amounts reasonably necessary to provide for the expenses of the collateral trustee in maintaining and disposing of the collateral;

        SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Lien on the Collateral sold or realized upon;

        THIRD, equally and ratably to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

        FOURTH, equally and ratably to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt); and

        FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

        If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this caption "—Order of Application." Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Lien.

        The provisions set forth above under this caption "—Order of Application" are intended for the benefit of, and are be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee as holder of Priority Liens and Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

        The collateral trust agreement also includes provisions for the application of proceeds of the Separate Collateral and the ABL Collateral to the extent that such assets are secured by Liens held by the collateral trustee. Holders of senior secured notes will not be entitled to share in the proceeds of sales of Separate Collateral or ABL Collateral.

  Adjustment to Reflect Payments or Distributions on Separate Collateral

        The collateral trust agreement provides that, for the purpose of defining "equally and ratably," during the pendency of any Actionable Default, and subject to the Order of Application described above, if any payment or distribution is made in cash to any holders of Parity Lien Obligations from or on account of Separate Collateral by reason of enforcement of Liens or realization in a bankruptcy case, receivership or other insolvency or liquidation proceeding, then any concurrent or subsequent payment or distribution that is to be made in cash to such holders from or on account of Shared Collateral by reason of any such enforcement or realization shall be reduced, and any concurrent or subsequent payment or distribution that is to be made in cash to the remaining holders of Parity Lien Obligations from or on account of Shared Collateral by reason of any such enforcement or realization shall be increased, to the extent necessary to cause the aggregate amount of all payments and distributions made in cash to all holders of Parity Lien Obligations (whether made from or on account of Separate Collateral or from or on account of Shared Collateral) by reason of any such enforcement or realization to be distributed equally and ratably as fully as if the Separate Collateral had been Shared Collateral.

  Release of Liens on Collateral

        The collateral trust agreement provides that the collateral trustee's Liens on the Collateral will be released:

  (1)
  in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

  (2)
  as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with the "Asset Sale" provisions of the senior secured note indentures and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee's Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (3)
  as to a release of any Collateral constituting less than all or substantially all of the Shared Collateral, if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders;

  (4)
  as to a release of any Collateral constituting less than all or substantially all of the Separate Collateral, if consent has been given by a majority of the holders of the Priority Lien Debt which has a lien on the Separate Collateral or, after a Discharge of Priority Lien Debt, a majority of the holders of the Parity Lien Debt which has a lien on the Separate Collateral;

  (5)
  as to a release of all or substantially all of the Shared Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an officers' certificate to the collateral trustee certifying that all such necessary consents have been obtained; and

  (6)
  as to any ABL Collateral, as provided in the Intercreditor Agreement.

        The security documents provide that the Liens securing the Secured Debt extend to the proceeds of any sale of Collateral. As a result, the collateral trustee's Liens apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

  Release of Liens in Respect of Senior Secured Notes

        The senior secured note indentures and the collateral trust agreement provide that the collateral trustee's Parity Liens upon the Shared Collateral no longer secures the senior secured notes outstanding under the senior secured note indentures or any other Obligations under the senior secured note indentures, and the right of the holders of the senior secured notes and such Obligations to the benefits and proceeds of the collateral trustee's Parity Liens on the Shared Collateral will terminate and be discharged:

  (1)
  upon satisfaction and discharge of both senior secured note indentures as set forth under the caption "—Satisfaction and Discharge;"

  (2)
  upon a Legal Defeasance or Covenant Defeasance of all outstanding senior secured notes as set forth under the caption "—Legal Defeasance and Covenant Defeasance;"

  (3)
  upon payment in full and discharge of all senior secured notes outstanding under the senior secured note indentures and all Obligations that are outstanding, due and payable under the senior secured note indentures at the time the senior secured notes are paid in full and discharged; or

  (4)
  in whole or in part, with the consent of the holders of the requisite percentage of senior secured notes in accordance with the provisions described below under the caption "—Amendment, Supplement and Waiver."

  Amendment of Security Documents

        The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that:

  (1)
  any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein will become effective when executed and delivered by the Company or any other applicable Pledgor party thereto and the collateral trustee;

  (2)
  no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

  (a)
  to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of "Act of Required Debtholders" or "Required Parity Lien Debtholders"),

    (b)
    to share in the order of application described above under "—Order of Application" in the proceeds of enforcement of or realization on any Collateral, or

    (c)
    to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption "—Release of Liens on Collateral,"

    will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

  (3)
  no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

        Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption "—Release of Liens on Collateral." Any amendment or supplement that results in the collateral trustee's Liens upon the Collateral no longer securing the senior secured notes and the other Obligations under the senior secured note indentures may only be effected in accordance with the provisions described above under the caption "—Release of Liens in Respect of Senior Secured Notes."

        The collateral trust agreement provides that, notwithstanding anything to the contrary under the caption "—Amendment of Security Documents," but subject to clauses (2) and (3) above:

  (1)
  any mortgage or other security document that secures Priority Lien Oligations may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by the holders of the Priority Lien Debt, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or any of the Secured Debt Documents;

  (2)
  any mortgage or other security document that secures Obligations may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by an Act of the Required Debtholders, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or the other Priority Lien Documents; and

  (3)
  any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other security document that secures Priority Lien Obligations (except any such amendment, waiver or consent that releases Collateral with respect to which any consent of holders of Parity Lien Debt is required pursuant to the collateral trust agreement, which will be governed by the provisions described above) applies automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by the Company or any other Pledgor or any holder of senior secured notes or other Parity Lien Obligations.

  Voting

        In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt casts its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt equals (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt votes the total amount of Secured Debt under that Series as a block in respect of any vote under the collateral trust agreement.

Provisions of the Senior Secured Note Indentures Relating to Security

  Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

        The senior secured note indentures and all future Parity Lien Documents provide that, notwithstanding:

  (1)
  anything to the contrary contained in the security documents;

  (2)
  the time of incurrence of any Series of Parity Lien Debt;

  (3)
  the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

  (4)
  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

  (5)
  the time of taking possession or control over any Collateral;

  (6)
  that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

  (7)
  the rules for determining priority under any law governing relative priorities of Liens:

  (a)
  all Parity Liens granted at any time by the Company or any Guarantor are secured, equally and ratably, all present and future Parity Lien Obligations; and

  (b)
  all proceeds of all Parity Liens granted at any time by the Company or any Guarantor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

        This section is intended for the benefit of, and is enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.

  Ranking of Parity Liens

        The senior secured note indentures and all future Parity Lien Documents provide that, notwithstanding:

  (1)
  anything to the contrary contained in the security documents;

  (2)
  the time of incurrence of any Series of Secured Debt;

  (3)
  the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

  (4)
  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

  (5)
  the time of taking possession or control over any Collateral;

  (6)
  that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

  (7)
  the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by the Company or any Guarantor are subject and subordinate to all Priority Liens securing Priority Lien Obligations up to the Priority Lien Cap.

        The provisions under the caption "—Ranking of Parity Liens" are intended for the benefit of, and are enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the collateral trustee as holder of Priority Liens. No other Person is entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of Parity Lien Debt is required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

        In addition, the provisions under the caption "—Ranking of Parity Liens" are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the senior secured notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

  Relative Rights

        Nothing in the Note Documents will:

  (1)
  impair, as between the Company and the holders of the senior secured notes, the obligation of the Company to pay principal of, premium and interest and Special Interest, if any, on the senior secured notes in accordance with their terms or any other obligation of the Company or any Guarantor;

  (2)
  affect the relative rights of holders of senior secured notes as against any other creditors of the Company or any Guarantor (other than holders of Priority Liens, Permitted Liens or other Parity Liens);

  (3)
  restrict the right of any holder of senior secured notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or "—Collateral Trust Agreement—Insolvency and Liquidation Proceedings");

  (4)
  restrict or prevent any holder of senior secured notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or (b) "—Collateral Trust Agreement—Insolvency and Liquidation Proceedings"; or

  (5)
  restrict or prevent any holder of senior secured notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) "—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens" or (b) "—Collateral Trust Agreement—Insolvency and Liquidation Proceedings."

  Compliance with Trust Indenture Act

        The senior secured note indentures provide that the Company will comply with the provisions of TIA §314.

        To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

  Further Assurances; Insurance

        The senior secured note indentures and the security documents provide that the Company and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the senior secured notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

        Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

        The Company and the other Pledgors will:

  (1)
  keep their properties adequately insured at all times by financially sound and reputable insurers;

  (2)
  maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

  (3)
  maintain such other insurance as may be required by law;

  (4)
  maintain the title insurance, in the form delivered to the collateral trustee on the date of the senior secured note indentures on all existing real property Collateral and with respect to real property acquired after the date of the senior secured note indentures, maintain title insurance in form and substance comparable to the title insurance policies in effect on the date of the senior secured note indentures, on all such after acquired real property Collateral insuring the collateral trustee's Lien on that property, subject only to Permitted Liens and other exceptions to title approved by the Priority Lien Representative as long as there is Priority Lien Debt outstanding and thereafter, the collateral trustee; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of less than $10.0 million if and to the extent title insurance is maintained in respect of Priority Liens on that property; and

  (5)
  maintain such other insurance as may be required by the security documents.

        Upon the request of the collateral trustee, the Company and the other Pledgors will furnish to the collateral trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, are named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Pledgors and the collateral trustee is named as loss payee, with 30 days' notice of cancellation or material change, on all property and casualty insurance policies of the Company and the other Pledgors.

Optional Redemption

  10% Senior Secured Notes

        At any time prior to May 1, 2008, the Company may on any one or more occasions redeem up to 30% of the aggregate principal amount of the 10% senior secured notes issued under the 10% senior secured note indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company; provided that:

  (1)
  at least 70% of the aggregate principal amount of the 10% senior secured notes originally issued under the 10% senior secured note indenture (excluding 10% senior secured notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to May 1, 2009 the Company may also redeem all or a part of the 10% senior secured notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of senior secured notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of the holders of senior secured notes on the relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the two preceding paragraphs, the 10% senior secured notes are redeemable at the Company's option prior to May 1, 2009. The Company is not prohibited by the terms of the 10% senior secured note indenture, however, from acquiring the 10% senior secured notes pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the 10% senior secured note indenture.

        On or after May 1, 2009 the Company may redeem all or a part of the 10% senior secured notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the 10% senior secured notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of 10% senior secured notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.00%
2010	103.00%
2011 and thereafter	100.00%

        Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the 10% senior secured notes or portions thereof called for redemption on the applicable redemption date.

        If less than all of the 10% senior secured notes are to be redeemed, the procedures described below under "—Selection and Notice" will apply.

  Floating Rate Senior Secured Notes

        At any time prior to May 1, 2008, the Company may on any one or more occasions redeem up to 30% of the aggregate principal amount of the floating rate senior secured notes issued under the floating rate senior secured note indenture at a redemption price of 100%, plus LIBOR on the date of redemption, plus 6.25%, of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company; provided that:

  (1)
  at least 70% of the aggregate principal amount of the floating rate senior secured notes originally issued under the floating rate senior secured note indenture (excluding floating rate senior secured notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph, the floating rate senior secured are not redeemable at the Company's option prior to May 1, 2009. The Company is not prohibited by the terms of the floating rate senior secured note indenture, however, from acquiring the floating rate senior secured notes pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the floating rate senior secured note indenture.

        On or after May 1, 2009 the Company may redeem all or a part of the floating rate senior secured notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the floating rate senior secured notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of floating rate senior secured notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	103.00%
2010	101.50%
2011 and thereafter	100.00%

        Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the floating rate senior secured notes or portions thereof called for redemption on the applicable redemption date.

        If less than all of the floating rate senior secured notes are to be redeemed, the procedures described below under "—Selection and Notice" will apply.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the senior secured notes.

Repurchase of Senior Secured Notes at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of senior secured notes has the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's senior secured notes pursuant to a Change of Control Offer on the terms set forth in the senior secured note indentures. In the Change of Control Offer, the Company will offer a Change of Control payment equal to 101% of the aggregate principal amount of senior secured notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the senior secured notes repurchased to the date of purchase, subject to the rights of holders of senior secured notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior secured notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable senior secured note indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior secured notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the senior secured note indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the senior secured note indentures by virtue of such compliance.

        On the Change of Control payment date, the Company will, to the extent lawful:

  (1)
  accept for payment all senior secured notes or portions of senior secured notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control payment in respect of all senior secured notes or portions of senior secured notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the senior secured notes properly accepted together with an officers' certificate stating the aggregate principal amount of senior secured notes or portions of senior secured notes being purchased by the Company.

        The paying agent will promptly mail to each holder of senior secured notes properly tendered, and not withdrawn, the Change of Control payment for such senior secured notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior secured note equal in principal amount to any unpurchased portion of the senior secured notes surrendered, if any; provided that each new senior secured note will be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior secured notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the senior secured note indentures are applicable. Except as described above with respect to a Change of Control, the senior secured note indentures do not contain provisions that permit the holders of the senior secured notes to require that the Company repurchase or redeem the senior secured notes in the event of a takeover, recapitalization, spin-off or similar transaction.

        The Company is not required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable senior secured note indenture applicable to a Change of Control Offer made by the Company and purchases all senior secured notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the applicable senior secured note indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior secured notes to require the Company to repurchase the senior secured notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the senior secured notes that might be tendered by holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due would result in an Event of Default under the applicable senior secured note indenture which would, in turn, constitute a default under the Credit Agreements.

  Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision (but not the definition of Net Proceeds), each of the following will be deemed to be cash:

  (a)
  Cash Equivalents;

  (b)
  any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior secured notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

    (c)
    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

    (d)
    any Designated Noncash Consideration received by the Company or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $50 million or (y) 2.5% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value;

    (e)
    any stock or assets of the kind referred to in clauses (4) or (6) of the next paragraph of this covenant; and

    (f)
    cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale or a Casualty Event, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to repay any Indebtedness secured by a Permitted Lien on the assets that were the subject of such Asset Sale or Casualty Event;

  (3)
  if such assets were sold by a Restricted Subsidiary that is not a Guarantor, to repay any Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that (a) is not a Guarantor and (b) directly or indirectly owns all of the Capital Stock of such Restricted Subsidiary;

  (4)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

  (5)
  to make a capital expenditure (including the rebuilding, repair, replacement or construction of improvements to affected property with the Net Proceeds from Casualty Events); or

  (6)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the senior secured note indentures.

        Any Net Proceeds from Asset Sales or Casualty Events that are not applied or invested as provided in the second paragraph of this covenant constitutes Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $20.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of senior secured notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the senior secured note indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior secured notes and such other Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the senior secured note indentures. If the aggregate principal amount of senior secured notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior secured notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior secured notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the senior secured note indentures, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the senior secured note indentures by virtue of such compliance.

        The ABL Facility and the First Lien Term Loan Agreement prohibits the Company from purchasing any senior secured notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other similar agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control of Asset Sale occurs at a time when the Company is prohibited from purchasing senior secured notes, the Company could seek the consent of its lenders to the purchase of senior secured notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing senior secured notes. In such case, the Company's failure to repurchase tendered senior secured notes would constitute an Event of Default under the senior secured note indentures which would, in turn, constitute a default under the agreements governing such other Indebtedness. Finally, the Company's ability to pay cash to holders of senior secured notes upon an Asset Sale of Change of Control may be limited by the Company's financial resources.

Selection and Notice

        If less than all of the senior secured notes of any particular Series are to be redeemed at any time, the trustee will select senior secured notes of that Series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. The senior secured note indentures do not contain any provisions requiring that redemption of senior secured notes of one Series be accompanied by a pro rata redemption of senior secured notes of any other Series.

        No senior secured notes of $2,000 or less can be redeemed in part. Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each holder of senior secured notes to be purchased or redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior secured notes or a satisfaction and discharge of the applicable senior secured note indenture. Notices of redemption may not be conditional.

        If any senior secured note is to be purchased or redeemed in part only, the notice of purchase or redemption that relates to that senior secured note will state the portion of the principal amount of that senior secured note that is to be purchased or redeemed. A new senior secured note in principal amount equal to the unpurchased or unredeemed portion of the original senior secured note will be issued in the name of the holder of senior secured notes upon cancellation of the original senior secured note. Senior secured notes called for purchase or redemption become due on the date fixed for purchase or redemption. On and after the purchase or redemption date, interest ceases to accrue on senior secured notes or portions of senior secured notes purchased or called for redemption.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the senior secured notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the senior secured note indentures (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the senior secured note indentures to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

    (b)
    100% of the aggregate Qualified Proceeds and 100% of the Fair Market Value of property other than cash, received by the Company since the date of the senior secured note indentures as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company and other than Excluded Contributions); plus

    (c)
    to the extent that any Restricted Investment is sold for cash, is otherwise disposed of or is repurchased, redeemed, liquidated or repaid, 100% of the aggregate amount so received in cash and the Fair Market Value of other property so received subsequent to the date of the senior secured note indentures (less the cost of disposition, if any); plus

    (d)
    to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the senior secured note indentures is redesignated as a Restricted Subsidiary after the date of the senior secured note indentures, the Fair Market Value of the Company's Investment in such Subsidiary as of the date of such redesignation; plus

    (e)
    50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of the senior secured note indentures from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the senior secured note indentures;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and shall not constitute Excluded Contributions;

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the senior secured notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Company or a Restricted Subsidiary to a direct or indirect parent holding company of the Company utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the two immediately succeeding calendar years subject to a maximum carry-over amount of $10.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

    (a)
    the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, Equity Interests of any of the Company's direct or indirect parent entities, in each case to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the date of the senior secured note indentures, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; provided that such cash proceeds shall not constitute Excluded Contributions, plus

    (b)
    the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the senior secured note indentures less

    (c)
    the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the senior secured note indentures in accordance with the Consolidated Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (8)
  Permitted Payments to Parent;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Change of Control" (including the purchase of all senior secured notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the senior secured notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Company shall have made the Change of Control Offer with respect to the senior secured notes as required by the senior secured note indentures, and the Company shall have repurchased all senior secured notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, after the completion of an Asset Sale Offer pursuant to the covenant described under the caption "—Repurchase at the Option of the Holders—Asset Sales" (including the purchase of all senior secured notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the senior secured notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Company shall have made the Asset Sale Offer with respect to the senior secured notes as required by the senior secured note indentures, and the Company shall have repurchased all senior secured notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

  (11)
  any payment solely to reimburse the Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

  (12)
  the redemption, repurchase or other acquisition for value of any common Equity Interests of any Foreign Subsidiary of the Company that are held by a Person that is not an Affiliate of the Company or to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since the date of the senior secured note indentures not to exceed $1.0 million; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (x) the Fair Market Value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

  (13)
  Restricted Payments that are made with Excluded Contributions; and

  (14)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the date of the senior secured note indentures not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

  Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company (and the Guarantee thereof by the Guarantors) of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of:

  (A)
  $350.0 million less the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by the Company or any of its Restricted Subsidiaries since the date of the senior secured note indentures to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sale" and less the aggregate principal amount of all Indebtedness incurred under clause (2) of this paragraph then outstanding, plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (1) or

  (B)
  the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any of its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such incurrence, the aggregate amount of all indebtedness incurred under this clause (2) and then outstanding does not exceed $350.0 million less:

  (A)
  the aggregate principal amount of all Indebtedness incurred under clause (1) of this paragraph and

  (B)
  the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by the Company or any of its Restricted Subsidiaries since the date of the senior secured note indentures to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility or any Indebtedness incurred pursuant to this clause (2);

  (3)
  the incurrence by the Company (and the Guarantee thereof by the Guarantors) of term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) not to exceed $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales or Casualty Events applied by the Company or any of its Restricted Subsidiaries since the date of the senior secured note indentures to repay any term Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (4)
  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (5)
  the incurrence by the Company and the Guarantors of Indebtedness represented by the senior secured notes and the senior subordinated notes and their related Subsidiary Guarantees to be issued on the date of the senior secured note indentures and the senior subordinated note indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed 3% of Total Assets on the date of incurrence;

  (7)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the applicable senior secured note indenture to be incurred under the first paragraph of this covenant or clauses (4), (5), (6), (17), (18) or (19) of this paragraph;

  (8)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior secured notes, in the case of the Company or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

  (9)
  the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

  (10)
  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (11)
  the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior secured notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (12)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in respect of Insurance Financing Arrangements and Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

  (13)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (14)
  the incurrence by the Company or a Restricted Subsidiary of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (14);

  (15)
  the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

  (16)
  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Company, any Restricted Subsidiary of the Company, or any direct or indirect parent of the Company for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company in an amount not to exceed $10.0 million at any one time outstanding;

  (17)
  the incurrence by a Foreign Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $35.0 million at any time outstanding;

  (18)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of a Person, in each case, engaged in a Permitted Business having an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed an amount equal to 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Disqualified Stock) or as a contribution to the equity capital of the Company (other than as Disqualified Stock), in each case subsequent to the date of the indenture; provided, however, that such Net Cash Proceeds shall be excluded from clause (3)(b) of the first paragraph of the covenant described above the caption "—Restricted Payments" and shall not constitute Excluded Contributions; and

  (19)
  the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $75.0 million.

        The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the senior secured notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness is deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any such Guarantor, as applicable, solely by reason of being unsecured or by reason of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company (in its sole discretion) is be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which senior secured notes are first issued and authenticated under the senior secured note indentures are initially be deemed to have been incurred on such date in reliance on the exceptions provided by clauses (1) and (3) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date is:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  Liens

        The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

  Limitation on Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction, unless:

  (1)
  the Company or such Restricted Subsidiary, as applicable, would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) create a Lien to secure such Attributable Debt pursuant to the covenant described above under the caption "—Liens;"

  (2)
  the gross cash proceeds received by the Company or any such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale/Leaseback Transaction; and

  (3)
  the Company or such Restricted Subsidiary applies the Net Proceeds of such transaction in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the senior secured note indentures and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the senior secured note indentures;

  (2)
  the senior secured note indentures, the senior secured notes, the Subsidiary Guarantees, the senior subordinated note indenture, the senior subordinated notes and the related guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the senior secured note indentures to be incurred;

  (5)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Company's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

  (12)
  provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

  (13)
  any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

  (14)
  any encumbrance or restriction contained in any Indebtedness incurred by a Foreign Subsidiary pursuant to clause (17) of the definition of Permitted Debt that applies only to such Foreign Subsidiary;

  (15)
  any encumbrance or restriction contained in any Indebtedness incurred by the Company or a Guarantor subsequent to the date of the senior secured note indentures pursuant to clause (18) of the definition of Permitted Debt; and

  (16)
  restrictions in other Indebtedness incurred in compliance with the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

  Merger, Consolidation or Sale of Assets

        The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, in the case such Person is not a corporation, a co-obligor of the senior secured notes is a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the senior secured notes, the senior secured note indentures and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period;

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

  (b)
  would have a Consolidated Coverage Ratio that is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction.

        In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the Company delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries for the benefit of directors, officers, employees and consultants of the Company or a direct or indirect parent of the Company and payments and transactions pursuant thereto, including, without limitation, those payments described above under the captions "Management—Employment Agreements/Employment Letters" and "Management—Compensation of Directors";

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not employees of the Company;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the capital of the Company (other than as Disqualified Stock);

  (6)
  Restricted Payments that do not violate the provisions of the senior secured note indentures described above under the caption "—Restricted Payments";

  (7)
  any payment solely to reimburse Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

  (8)
  any agreement or arrangements as in effect on the date of the senior secured note indentures and described in the offering circular relating to the initial offering of the Original Notes under the heading "Certain Relationships and Related Party Transactions," and any renewals, extensions or replacements of any such agreement or arrangements (so long as such renewals, extensions or replacements are not, taken as a whole, materially less favorable to the holders of the senior secured notes as determined by the Board of Directors in its reasonable good faith judgment) and the transactions contemplated thereby;

  (9)
  loans or advances to employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding;

  (10)
  Permitted Payments to Parent;

  (11)
  transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

  (12)
  sales or purchases of goods or services, in each case in the ordinary course of business, on terms no less favorable to the Company or the applicable Restricted Subsidiary than those that are actually being obtained substantially contemporaneously in comparable transactions with Persons that are not Affiliates of the Company, and otherwise in compliance with the terms of the senior secured note indentures;

  (13)
  transactions effected as part of a Qualified Receivables Transaction;

  (14)
  repurchases of senior secured notes and senior subordinated notes if repurchased on the same terms as offered to Persons that are not Affiliates of the Company; and

  (15)
  any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the senior secured note indentures and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the senior secured note indentures.

  Business Activities

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

        If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the senior secured note indentures, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute supplemental indentures and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would no longer meet the requirements for designation as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the senior secured note indentures and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or the Consolidated Coverage Ratio is equal to or greater immediately following such designation than the Consolidated Coverage Ratio immediately preceding such designation calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  No Amendment to Subordination Provisions

        Without the consent of the holders of at least a majority in aggregate principal amount of the senior secured notes then outstanding, the Company will not amend, modify or alter the senior subordinated note indenture in any way to:

  (1)
  increase the rate of or change the time for payment of interest on any senior subordinated notes;

  (2)
  increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any senior subordinated notes;

  (3)
  alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any senior subordinated notes; or

  (4)
  amend the provisions of Article 10 of the senior subordinated note indenture (which relate to subordination).

  Payments for Consent

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior secured notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the senior secured note indentures or the senior secured notes unless such consideration is offered to be paid and is paid to all holders of the senior secured notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any senior secured notes are outstanding, the Company will furnish to the holders of senior secured notes or cause the trustee to furnish to the holders of senior secured notes, within the time periods specified in the SEC's rules and regulations (together with extensions granted by the SEC):

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company's consolidated financial statements by the Company's certified independent accountants. In addition, following the consummation of this exchange offer, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time after consummation of this exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company and the Guarantors agree that, for so long as any senior secured notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of senior secured notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the senior secured notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior secured notes;

  (3)
  failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the senior secured notes then outstanding to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the senior secured notes then outstanding to comply with any of the other agreements in the applicable senior secured note indenture or the security documents;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the senior secured note indentures, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (6)
  failure by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

  (7)
  the occurrence of any of the following:

  (a)
  except as permitted by the senior secured note indentures, any security document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect; provided, that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Shared Collateral, individually or in the aggregate, having a Fair Market Value of not more than $25.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Liens;

    (b)
    any Parity Lien purported to be granted under any security document on Shared Collateral, individually or in the aggregate, having a Fair Market Value in excess of $25.0 million ceases to be an enforceable and perfected second-priority Lien (subject only to Permitted Liens) for any reason other than a failure of the collateral trustee or any of its agents to take any action within its control; or

    (c)
    the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any security document;

  (8)
  except as permitted by the senior secured note indentures, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

  (9)
  certain events of bankruptcy or insolvency described in the senior secured note indentures with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

  (10)
  the payment of any dividend by any Parent Entity with the proceeds of an incurrence of Indebtedness or an issuance of preferred stock that is consummated after the date of the senior secured note indentures and on or prior to May 2, 2007 unless after giving effect to such incurrence or issuance and the payment of such dividend the Consolidated Group Leverage Ratio would be less than 4.5 to 1.0; and

  (11)
  Parent or any of its Subsidiaries purchases, repurchases, redeems or otherwise acquires or retires for value any Holdco Notes other than with the proceeds of a sale of common equity of Parent or a contribution to the common equity capital of Parent (other than from the Company or one of its Subsidiaries).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding senior secured notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior secured notes may declare all the senior secured notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior secured notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the senior secured notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

        Subject to the provisions of the senior secured note indentures relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the senior secured note indentures at the request or direction of any holders of senior secured notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a senior secured note may pursue any remedy with respect to the senior secured note indentures or the senior secured notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding senior secured notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security reasonably satisfactory to it or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding senior secured notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding senior secured notes by notice to the trustee may, on behalf of the holders of all of the senior secured notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the senior secured note indentures except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the senior secured notes.

        The Company is required to deliver to the trustees annually a statement regarding compliance with the senior secured note indentures. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, manager, incorporator (or Person forming any limited liability company), stockholder, agent or member of the Company or any Guarantor, as such, has any liability for any obligations of the Company or the Guarantors under the Note Documents, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior secured notes by accepting a senior secured note and a Subsidiary Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior secured notes and the Subsidiary Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding senior secured notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding senior secured notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such senior secured notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the senior secured notes concerning issuing temporary senior secured notes, registration of senior secured notes, mutilated, destroyed, lost or stolen senior secured notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the senior secured note indentures.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the senior secured note indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior secured notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the senior secured notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior secured notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding senior secured notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the senior secured notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the senior secured note indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior secured notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior secured notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the senior secured note indentures) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of senior secured notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

  (7)
  the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Collateral will be released from the Lien securing the senior secured notes, as provided under the caption "—Collateral Trust Agreement—Release of Liens in Respect of Senior Secured Notes," upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, each of the senior secured note indentures (and/or the senior secured notes outstanding thereunder or the Subsidiary Guarantees included therein) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the senior secured notes then outstanding under that indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior secured notes), and any existing Default or Event of Default or compliance with any provision of either senior secured note indenture or the senior secured notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the senior secured notes then outstanding under that indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior secured notes).

        Without the consent of each holder of senior secured notes affected, an amendment, supplement or waiver may not (with respect to any senior secured notes held by a non-consenting holder):

  (1)
  reduce the principal amount of senior secured notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any senior secured note or alter the provisions with respect to the redemption of the senior secured notes (other than provisions relating to the covenants described above under the caption "—Repurchase of Senior Secured Notes at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any senior secured note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the senior secured notes (except a rescission of acceleration of the senior secured notes by the holders of at least a majority in aggregate principal amount of the senior secured notes then outstanding under that indenture and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any senior secured note payable in money other than that stated in the senior secured notes;

  (6)
  make any change in the provisions of the applicable senior secured note indenture relating to waivers of past Defaults or the rights of holders of senior secured notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the senior secured notes;

  (7)
  waive a redemption payment with respect to any senior secured note (other than a payment required by one of the covenants described above under the caption "—Repurchase of Senior Secured Notes at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the senior secured note indentures, except in accordance with the terms of the applicable senior secured note indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of either senior secured note indenture or any security document that has the effect of releasing all or substantially all of the Shared Collateral from the Liens securing the senior secured notes issued under that indenture requires the consent of the holders of at least 66 2/3% in aggregate principal amount of the senior secured notes then outstanding under that indenture.

        Notwithstanding the preceding paragraphs, without the consent of any holder of senior secured notes, the Company, the Guarantors and the trustee may amend or supplement the senior secured note indentures, the senior secured notes or the Subsidiary Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Company's or a Guarantor's obligations to holders of senior secured notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of senior secured notes or that does not adversely affect the legal rights under the senior secured note indentures of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the senior secured note indentures under the Trust Indenture Act;

  (6)
  to conform the text of the senior secured note indentures, the Subsidiary Guarantees or the senior secured notes to any provision of this Description of New Senior Secured Notes to the extent that such provision in this Description of New Senior Secured Notes was intended to be a verbatim recitation of a provision of the senior secured note indentures, the Subsidiary Guarantees or the senior secured notes;

  (7)
  to provide for the issuance of additional senior secured notes in accordance with the limitations set forth in the senior secured note indentures as of the date of the senior secured note indentures;

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the senior secured notes;

  (9)
  to make, complete or confirm any grant of Shared Collateral permitted or required by the senior secured note indentures or any of the security documents or any release of Collateral that becomes effective as set forth in the senior secured note indentures or any of the security documents; or

  (10)
  to comply with the rules of any applicable securities depository.

        The consent of the holders is not necessary under the senior secured note indentures to approve the particular form of any proposed amendment, waiver, supplement or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver, supplement or consent.

Satisfaction and Discharge

        The senior secured note indentures will be discharged and will cease to be of further effect as to all senior secured notes issued thereunder, when:

  (1)
  either:

  (a)
  all senior secured notes that have been authenticated, except lost, stolen or destroyed senior secured notes that have been replaced or paid and senior secured notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

  (b)
  all senior secured notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior secured notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3)
  the Company or any Guarantor has paid or caused to be paid all sums payable by it under the applicable senior secured note indenture; and

  (4)
  the Company has delivered irrevocable instructions to the trustee under the applicable senior secured note indenture to apply the deposited money toward the payment of the senior secured notes at maturity or on the redemption date, as the case may be.

        In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The Collateral will be released from the Lien securing the senior secured notes, as provided under the caption "—Collateral Trust Agreement—Release of Liens in Respect of Senior Secured Notes," upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

        If the trustee becomes a creditor of the Company or any Guarantor, the senior secured note indentures limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if such senior secured note indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding senior secured notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions to be specified in the senior secured note indentures. The senior secured note indentures provide that in case an Event of Default occurs and is continuing, the trustee is be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee is be under no obligation to exercise any of its rights or powers under the senior secured note indentures at the request of any holder of senior secured notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Note Documents, the registration rights agreement, the Intercreditor Agreement and the collateral trust agreement without charge by writing to NewPage Corporation, Courthouse Plaza, NE, Dayton, Ohio 45463, Attention: Chief Financial Officer.

Governing Law

        The senior secured note indentures, the senior secured notes and the guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the senior secured note indentures. Reference is made to the senior secured note indentures for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "ABL Collateral" means all now owned or hereafter acquired (a) "accounts" and "payment intangibles," other than "payment intangibles" (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of the Shared Collateral and/or the Separate Collateral, (b) "inventory" (as defined in Article 9 of the UCC) or documents of title for any inventory; (c) "deposit accounts" (as defined in Article 9 of the UCC), "securities accounts" (as defined in Article 8 of the UCC), including all monies, "uncertificated securities," and "securities entitlements" (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), "instruments" (as defined in Article 9 of the UCC), including Intercompany Notes of Subsidiaries, and "chattel paper" (as defined in Article 9 of the UCC); provided, however, that to the extent that instruments or chattel paper constitute identifiable proceeds of the Shared Collateral or the Separate Collateral or other identifiable proceeds of the Shared Collateral or the Separate Collateral are deposited or held in any such bank accounts or securities accounts after an Enforcement Notice, then such instruments, chattel paper or other identifiable proceeds shall be treated as Shared Collateral or Separate Collateral (as applicable); (d) General Intangibles pertaining to the other items of property included within clauses (a), (b), (c), (e) and (f) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on inventory or accounts which are not yet "payment intangibles" (as defined in Article 9 of the UCC); (e) "records" (as defined in Article 9 of the UCC), "supporting obligations" (as defined in Article 9 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing; and (f) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

        "ABL Facility" means that certain Revolving Loan Credit and Guarantee Agreement, dated as of the date of the senior secured note indentures, by and among the Company, the guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, and JPMorgan Chase Bank, N.A., as revolving loan collateral agent.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the transactions contemplated by the Purchase Agreement dated as of January 14, 2005 between Maple Acquisition LLC and MeadWestvaco Corporation, including the borrowings under the Credit Agreements and the offering of the senior secured notes and the senior subordinated notes.

        "Act of Required Debtholders" means, as to any matter at any time:

  (1)
  prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:

  (a)
  the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

  (b)
  other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

  (2)
  at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Lien Debtholders.

        For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company (other than senior secured notes held by any Person that is an Affiliate of the Company as of the date of the senior secured note indentures and that is regulated by any banking or insurance authority) will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption "—Collateral Trust Agreement—Voting."

        "Actionable Default" means (1) the failure to pay any payment of principal of or interest on any Series of Secured Debt outstanding in the amount of $25.0 million or more resulting in an event of default under the applicable Series of Secured Debt after payment is due, including payments that are due (or if any required offer had been timely made would be due) in respect of any mandatory offer to purchase Parity Lien Debt resulting in an event of default under the applicable Series of Secured Debt, (2) the failure to pay in full, when due and payable in full (whether at maturity, upon acceleration or otherwise), the ABL Facility, the First Lien Term Loans, the senior secured notes or any other Series of Secured Debt outstanding in the amount of $25.0 million or more, (3) the exercise by the collateral trustee or any of its co-trustees or agents of any right or power that is exercisable by it only upon default to take sole and exclusive dominion or control over any deposits in a deposit account, commodity contract in a commodity account or financial asset in a securities account constituting any Shared Collateral or the delivery of any instructions to the collateral trustee directing it to foreclose or otherwise enforce, or to disburse the proceeds of enforcement of, any Lien upon any Collateral, or

(4) the occurrence of any event of default under the applicable senior secured note indenture or any Credit Agreement arising from the commencement of any bankruptcy case, receivership or other insolvency or liquidation proceeding by or against the Company or any of its Subsidiaries or any similar default provision at any time in effect under any indenture or agreement governing any Series of Secured Debt.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person is deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any 10% senior secured note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of such 10% senior secured note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (A) the redemption price of such 10% senior secured note at May 1, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption—10% Senior Secured Notes"), plus (ii) all required interest payments due on such 10% senior secured note through May 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of such 10% senior secured note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole are governed by the provisions of the senior secured note indentures described above under the caption "—Repurchase of Senior Secured Notes at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items are deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million;

  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

  (4)
  the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board of Directors in good faith and the ordinary course of business;

  (5)
  the sale or disposition in the ordinary course of business of any property or equipment that has become damaged, worn-out or obsolete, in the ordinary course of business;

  (6)
  to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business;

  (7)
  the sale or other disposition of cash or Cash Equivalents;

  (8)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (9)
  the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof.

  (10)
  the creation of a Lien (but not the sale or other disposition of property subject to such Lien); and

  (11)
  the transfer or sale of Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction.

        "Asset Sale Offer" has the meaning assigned to that term in the senior secured note indentures.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by such series of senior secured notes as at such time of determination, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

  (2)
  75% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided that any accounts receivable or inventory that are utilized in connection with a Qualified Receivables Transaction will be excluded from the Borrowing Base.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better at the time of acquisition;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and, in each case, maturing within nine months after the date of acquisition;

  (6)
  securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

  (8)
  local currencies held by the Company or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

        "Casualty Event" means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Shared Collateral.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

  (4)
  after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the senior secured note indentures.

        "Class" means (1) in the case of Parity Lien Debt, all Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, all Series of Priority Lien Debt, taken together.

        "Collateral" means, collectively, the Shared Collateral and the Separate Collateral.

        "collateral trustee" means The Bank of New York, in its capacity as collateral trustee under the collateral trust agreement, together with its successors in such capacity.

        "Consolidated Adjusted EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  nonrecurring charges or expenses made or incurred in connection with any restructuring and transaction costs incurred in connection with any future acquisition, to the extent deducted in computing such Consolidated Net Income; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that for each fiscal quarter ending prior to the date of the senior secured note indentures, the Consolidated Adjusted EBITDA of the Company will be deemed to be $85.0 million.

        "Consolidated Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Consolidated Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, are excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

  (3)
  the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the

    Calculation Date, are excluded, but only to the extent that the obligations giving rise to such Interest Expense are not obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date is deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date is deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Consolidated Group Leverage Ratio" means, on any date, the ratio of:

  (1)
  the aggregate principal amount, without duplication, of all Indebtedness of any of the Parent Entities plus all Indebtedness of Subsidiaries of any Parent Entity (other than Unrestricted Subsidiaries of the Company), with letters of credit being deemed to have a principal amount for this purpose equal to the face amount thereof, whether or not drawn, to:

  (2)
  the aggregate amount of the Company's Consolidated Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

        In addition, for purposes of calculating the Consolidated Group Leverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Group Leverage Ratio is made (the "Group Leverage Calculation Date") will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Group Leverage Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

  (3)
  the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Group Leverage Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Group Leverage Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Group Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

  (5)
  any Person that is not a Restricted Subsidiary on the Group Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  all goodwill impairment charges will be excluded;

  (5)
  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of the Company and its Restricted Subsidiaries will be excluded; and

  (6)
  transaction costs and restructuring charges incurred in connection with the Acquisition, in an aggregate amount not to exceed $10.0 million, will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the senior secured note indentures; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreements" means each of the ABL Facility and the First Lien Term Loan Agreement, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time, including any related agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreements), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of senior secured notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer's certificate delivered to the Trustee, setting forth the basis of such valuation.

        "Determination Date" means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

        "Discharge of Priority Lien Obligations" means the occurrence of all of the following:

  (1)
  termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

  (2)
  payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

  (3)
  discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

  (4)
  payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior secured notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the senior secured note indentures will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

        "Enforcement Notice" means a written notice delivered pursuant to the Intercreditor Agreement, at a time when an event of default under the ABL Facility or an event of default under the First Lien Term Loan Agreement has occurred and is continuing, by either Secured Debt Representative thereunder to the other, specifying the relevant event of default.

        "equally and ratably" means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

  (1)
  will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter,

  (2)
  will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made;

provided, however, that the term "equally and ratably" will be modified as provided above under the caption "Security—Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt" in the circumstances described under that caption.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offer and sale of Qualified Capital Stock of the Company or a direct or indirect parent of the Company (other than to a Subsidiary of the Company) pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

        "Exchange Notes" means the senior secured notes and the senior subordinated notes issued in the Exchange Offer pursuant to the registration rights agreement.

        "Exchange Offer" has the meaning set forth for such term in the registration rights agreement.

        "Excluded Contributions" means the net cash proceeds received by the Company after the date of the senior secured note indentures from (i) contributions (other than from any Subsidiary) to its common equity capital and (ii) the sale (other than to any Subsidiary or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions on the date of receipt pursuant to an officer's certificate delivered to the Trustee.

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the senior secured note indentures.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the senior secured note indentures).

        "First Lien Term Loan Agent" means, at any time, the Person serving at such time as the "Agent" or "Administrative Agent" under the First Lien Term Loan Agreement or any other representative then most recently designated in accordance with the applicable provisions of the First Lien Term Loan Agreement, together with its successors in such capacity.

        "First Lien Term Loan Agreement" means that certain Term Loan Credit and Guaranty Agreement, dated as of the date hereof, by and among the Company, the guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent and UBS Securities LLC, as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent.

        "First Lien Term Loans" means the principal of and interest and premium (if any) on Indebtedness of the Company incurred under the First Lien Term Loan Agreement.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles which are in effect on the date of the senior secured note indentures set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "General Intangibles" means "general intangibles" (as defined in Article 9 of the UCC), but excluding "payment intangibles" (as defined in Article 9 of the UCC), claims under agreements of the type described under clauses (1), (2) and (3) of the definition of "Hedging Obligations" and Intellectual Property (as defined in the Intercreditor Agreement) and any rights thereunder.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  each of the Company's Subsidiaries as of the date of the senior secured note indentures; and

  (2)
  any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the senior secured note indentures,

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the senior secured note indentures.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designated for the purpose of fixing, hedging or swapping interest rate risk;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "HoldCo Notes" means the floating rate senior unsecured notes issued by the Parent on the date of the senior secured note indentures, any exchange notes issued in connection with any registration of such notes, and any additional floating rate senior unsecured notes issued by the Parent as payment of interest.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        "insolvency or liquidation proceeding" means:

  (1)
  any case commenced by or against the Company or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Pledgor, any receivership or assignment for the benefit of creditors relating to the Company or any other Pledgor or any similar case or proceeding relative to the Company or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

  (2)
  any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

  (3)
  any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

        "Insurance Financing Arrangements" means any agreement between the Company or any of its Subsidiaries with an insurance carrier or an Affiliate of such issuance carrier providing insurance maintained by the Company or any of its Subsidiaries in the ordinary course of business which enables the Company and its Subsidiaries to pay any insurance premiums and applicable financing charges due in respect of any such insurance coverage in installments over the term of the applicable insurance policy.

        "Intercompany Notes of Subsidiaries" means all indebtedness owing by any of the Company's Subsidiaries to the Company or any of the Company's other Subsidiaries, whether or not represented by a note or agreement.

        "Intercreditor Agreement" means that certain intercreditor agreement, dated as of the date of the senior secured note indentures, among the Company, NewPage Holding Corporation, certain subsidiaries of the Company, the revolving loan collateral agent under the ABL Facility and the collateral trustee, as amended, supplemented, restated, modified, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties.

        "Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

        "Interest Period" means, for purposes of the floating rate senior secured notes, the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the date of the senior secured note indentures and end on and include August 1, 2005.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers' compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the senior secured note indentures, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "LIBOR" means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period. Notwithstanding the foregoing, LIBOR for the first Interest Period will be 3.17%.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

        "Lien Sharing and Priority Confirmation" means:

  (1)
  as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indentures, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt and Parity Lien Debt, each existing and future Priority Lien Representative and Parity Lien Representative and each existing and future holder of Permitted Liens:

  (a)
  that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Shared Collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity

      Lien Obligations equally and ratably; provided that the holders of any future Parity Lien Debt that constitutes a "security" for purposes of the Securities Act of 1933, as amended, will not be entitled to be secured by any Separate Collateral;

    (b)
    that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens;

    (c)
    consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents; and

    (d)
    consenting to the terms of the Intercreditor Agreement; and

  (2)
  as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Liens:

  (a)
  that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably; provided that the holders of any future Priority Lien Debt that constitutes a "security" for purposes of the Securities Act of 1933, as amended, will not be entitled to be secured by any Separate Collateral;

  (b)
  that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens;

  (c)
  consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents; and

  (d)
  consenting to the terms of the Intercreditor Agreement.

        "London Banking Day" means any business day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $10.0 million threshold provided in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

  (3)
  any unrealized non-cash gains or losses in respect of Hedging Obligations (including those resulting from the application of FAS 133), to the extent that such gains or losses are deducted in computing Net Income.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty Event (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including Designated Non-cash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty Event, including, without limitation, legal, accounting and investment banking fees, appraisal and insurance adjuster fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty Event, as the case may be, taxes paid or payable as a result of the Asset Sale or Casualty Event, in each case to the extent applicable to such Asset Sale or Casualty Event, after taking into account, without duplication, (1) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (2) any reserves for adjustment in respect of the sale price of such asset established in accordance with GAAP, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Note Documents" means the senior secured note indentures, the senior secured notes and the security documents.

        "Obligations" means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means NewPage Holding Corporation, a Delaware corporation and the direct parent entity of the Company.

        "Parent Entity" means Parent or any other Person that, directly or indirectly, has record or beneficial ownership of 50% or more of the Voting Stock or 50% or more (measured by Fair Market Value) of the Capital Stock of the Company; provided that Escanaba Timber LLC and its direct and indirect parent entities shall not be considered to be Parent Entities within the meaning of this definition.

        "Parity Lien" means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any Guarantor to secure Parity Lien Obligations.

        "Parity Lien Debt" means:

  (1)
  the senior secured notes issued (including any related Exchange Notes) and the related Subsidiary Guarantees on the date of the senior secured note indentures, and all other Obligations of the Borrower or the Guarantors under the senior secured note indentures; and

  (2)
  any other Indebtedness of the Company (including additional notes), which may be guaranteed by the Guarantors, that is secured equally and ratably with the senior secured notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

  (a)
  the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt; or

  (b)
  on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 4.0 to 1.0;

  provided, further, in the case of any Indebtedness referred to in clause (3) of this definition:

  (a)
  on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an officers' certificate delivered to each Parity Lien Representative and the collateral trustee, as "Parity Lien Debt" for the purposes of the senior secured note indentures and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

  (b)
  such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

  (c)
  all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee's Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers' certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Parity Lien Debt").

        "Parity Lien Documents" means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Obligations).

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations in respect thereof.

        "Parity Lien Representative" means:

  (1)
  in the case of each series of the senior secured notes, the applicable trustee for such series; or

  (2)
  in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to an indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

        "Permitted Business" means any business engaged in by the Company or any of its Restricted Subsidiaries on the date of the original issuance of the senior secured notes and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the senior secured notes.

        "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase of Senior Secured Notes at the Option of Holders—Asset Sales or (b) a sale or other disposition of assets not constituting an Asset Sale;"

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

  (6)
  any Investment acquired by the Company or any of its Restricted Subsidiaries:

  (a)
  in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation arbitration or other dispute, or

  (b)
  as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Company, a Restricted Subsidiary of the Company, or a direct or indirect parent of the Company made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company or in connection with any relocation costs related to the relocation of the corporate headquarters of the Company, in an amount not to exceed $10.0 million at any one time outstanding;

  (9)
  repurchases of the senior secured notes;

  (10)
  any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the senior secured note indentures and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the senior secured note indentures;

  (11)
  guarantees otherwise permitted by the terms of the senior secured note indentures;

  (12)
  receivables owing to the Company or any Restricted Subsidiary, prepaid expenses, and deposits, if created, acquired or entered into in the ordinary course of business;

  (13)
  payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (14)
  Investments resulting from the acquisition of a Person, otherwise permitted by the senior secured note indentures, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

  (15)
  any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Transaction or any related Indebtedness; and

  (16)
  other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $50.0 million or 2.5% of Total Assets.

        "Permitted Liens" means:

  (1)
  any Liens held by the collateral trustee securing (A) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (B) all related Priority Lien Obligations;

  (2)
  Liens held by the collateral trustee equally and ratably securing (A) the senior secured notes to be issued on the date of the senior secured note indentures (and the related Exchange Notes) and all future Parity Lien Debt that was permitted by all applicable Secured Debt Documents to be incurred and (B) all related Parity Lien Obligations; provided, that, notwithstanding the foregoing, any future Parity Lien Debt that does not constitute a "security" for purposes of the Securities Act of 1933, as amended, will be permitted to be secured by Separate Collateral pursuant to the clause (2) even if the Liens held by the collateral trustee securing such Indebtedness do not equally and ratably secure the senior secured notes to be issued on the date of the senior secured note indentures (and the related Exchange Notes) and any future Parity Lien Debt that constitutes a "security" for purposes of the Securities Act of 1933, as amended;

  (3)
  Liens securing (A) Revolving Credit Debt up to the Revolving Credit Cap and (B) all related Revolving Credit Obligations, together with Liens on the Shared Collateral granting limited access rights with respect to the ABL Collateral;

  (4)
  Liens in favor of the Company or the Guarantors;

  (5)
  Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness or in the case of real property or fixtures, including additions and improvements, the real property on which such assets is attached;

  (7)
  Liens existing on the date of the senior secured note indentures;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlords', mechanics', suppliers, materialmen's and repairmen's Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

  (10)
  any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the senior secured notes (or the Subsidiary Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the senior secured note indentures (other than Revolving Credit Debt, Parity Lien Debt or Priority Lien Debt); provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

  (13)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to Indebtedness and other obligations that do not exceed $20.0 million at any one time outstanding;

  (14)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (15)
  Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty—liability insurance or self insurance including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

  (16)
  judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

  (17)
  Liens securing Hedging Obligations incurred pursuant to clause (10) of the definition of "Permitted Debt;"

  (18)
  any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (6), (7), (20), (21), or (22) of the definition of "Permitted Liens;" provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

  (19)
  Liens on Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" to secure Indebtedness incurred and outstanding under clause (2) of the definition of "Permitted Debt";

  (20)
  any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

  (21)
  Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to clause (17) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

  (22)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on deposit with or in possession of such bank.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  payments to any direct or indirect parent of the Company to permit such direct or indirect parent to pay reasonable accounting, legal and administrative expenses of such Person when due, in an aggregate amount for all such Persons not to exceed $2.0 million per annum (or $5.0 million per annum following the completion of an underwritten public offering of common stock of any such direct or indirect parent holding company);

  (2)
  payments to Parent to permit Parent to pay reasonable accounting, legal and administrative expenses incurred in connection with Parent's obligations under the HoldCo Notes and the related registration rights agreement when due, in an aggregate amount not to exceed $1.5 million per annum; and

  (3)
  for so long as the Company is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of the Company, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments") and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent's corporate existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority.

    Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent's receipt of such Tax Payments or refunded to the Company.

        "Permitted Refinancing Indebtedness" means

  (A)
  any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior secured notes, such Permitted Refinancing Indebtedness and is subordinated in right of payment to, the senior secured notes on terms at least as favorable to the holders of senior secured notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (B)
  any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

  (1)
  the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

    (3)
    such Permitted Refinancing Indebtedness subordinated in right of payment to, the senior secured notes on terms at least as favorable to the holders of senior secured notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; and

    (4)
    such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledgors" means the Company, the Guarantors and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

        "Principal" means Cerberus Capital Management L.P. or any Affiliate thereof, and any fund or account managed by Cerberus Capital Management L.P. or an Affiliate thereof.

        "Priority Lien" means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any other Pledgor to secure Priority Lien Obligations.

        "Priority Lien Cap" means, as of any date, an amount equal to the sum of (i) the amount permitted to be borrowed on that date under clause (1) of the definition of Permitted Debt plus (ii) the amount permitted to be borrowed on that date under clauses (3) and (19) of the definition of Permitted Debt plus (iii) up to $75.0 million of additional Indebtedness otherwise permitted to be incurred plus (iv) an amount equal to (A) 33% times (B) the Fair Market Value of all Permitted Businesses acquired by the Company or any of its Restricted Subsidiaries since the date of the senior secured note indentures (measured as of the date of their respective acquisitions and without giving effect to subsequent changes in value) reduced by the Fair Market Value of ABL Collateral held by such businesses on the date acquired less (y) the amount of Revolving Credit Debt outstanding on that date and less (z) the amount of Parity Lien Debt incurred after the date of the senior secured note indentures the net proceeds of which are used to repay Priority Lien Debt (it being understood that, for the purposes of this provision, no assets acquired in any acquisition will be considered to have a Fair Market Value in excess of $300.0 million unless an opinion as to the Fair Market Value of such acquired Permitted Businesses and such ABL Collateral has been provided by an accounting, appraisal or investment banking firm of national standing). For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn and all Hedging Obligations will be valued at zero.

        "Priority Lien Debt" means:

  (1)
  Indebtedness of the Company (which may be guaranteed by the Guarantors) under the First Lien Term Loan Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under such credit agreement obtained an officers' certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

  (2)
  any other Indebtedness of the Company (which may be guaranteed by the Guarantors) that is secured by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

  (a)
  on or before the date on which such Indebtedness is incurred, such Indebtedness is designated by the Company, in an officers' certificate delivered to each Secured Debt Representative and the collateral trustee, as "Priority Lien Debt" for the purposes of the

      Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

    (b)
    such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

    (c)
    all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers' certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Priority Lien Debt"); and

  (3)
  Hedging Obligations of the Company (which may be guaranteed by the Guarantors) incurred to hedge or manage interest rate risk with respect to Priority Lien Debt or Parity Lien Debt, or to protect the Company against fluctuations in currency exchange rates or commodity prices; provided that:

  (a)
  such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure the Priority Lien Debt in respect of which such Hedging Obligations are incurred; and

  (b)
  such Priority Lien is senior to or on a parity with the Priority Liens securing the Priority Lien Debt in respect of which such Hedging Obligations are incurred.

        "Priority Lien Documents" means the First Lien Term Loan Agreement and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the related security documents (other than any security documents that do not secure Priority Lien Obligations).

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

        "Priority Lien Representative" means (1) the First Lien Term Loan Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the senior secured note indentures, (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  Cash Equivalents; and

  (2)
  the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other documentation in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the "Related Assets"), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

  (1)
  one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

  (2)
  periodic transfers or pledges of Receivables or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

  (A)
  the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Company or such Restricted Subsidiary as applicable, and the Receivables Entity, and

  (B)
  the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

        The grant of a security interest in any accounts receivables of the Company or any of Restricted Subsidiary to secure Indebtedness incurred pursuant to the Credit Agreements shall not be deemed a Qualified Receivables Transaction.

        "Receivables" means accounts receivable (including all rights to payment created by or arising from the sale of goods, or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Company or any Restricted Subsidiary, whether now existing or arising in the future.

        "Receivables Entity" means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary which engages in no activities other than in connection with the financing of Receivables of the Company and Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of the Company, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

  (1)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (A)
  is guaranteed by the Company or any Restricted Subsidiary other than a Receivables Entity (excluding any guarantees (other than guarantees of the principal of, and interest on, Indebtedness and guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings),

  (B)
  is recourse to or obligates the Company or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

  (C)
  subjects any property or asset of the Company or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  with which neither the Company nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Company; and

  (3)
  to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Receivables Financing" means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of "Qualified Receivables Transaction."

        "Related Party" means:

  (1)
  any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Required Parity Lien Debtholders" means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption "—Collateral Trust Agreement—Voting." For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate (other than senior secured notes held by any Person that is an Affiliate of the Company as of the date of the senior secured note indentures and that is regulated by any banking or insurance authority) of the Company will be deemed not to be outstanding.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Revolving Credit Agent" means, at any time:

  (1)
  the Person serving at such time as the "Agent" or "Administrative Agent" under the ABL Facility or any other representative then most recently designated in accordance with the applicable provisions of the ABL Facility, together with its successors in such capacity; and

  (2)
  in the case of any other revolving credit Indebtedness, the trustee, agent or representative of the holders of such revolving credit Indebtedness who maintains the transfer register for such revolving credit Indebtedness and (a) is appointed as a Revolving Credit Agent (for purposes related to the administration of the security documents) pursuant to the agreement governing such revolving credit Indebtedness, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

        "Revolving Credit Debt" means:

  (1)
  Indebtedness of the Company (which may be guaranteed by the Guarantors) under the ABL Facility that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under such Credit Agreement obtained an officers' certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

  (2)
  any other Indebtedness of the Company (which may be guaranteed by the Guarantors) that is secured by a Lien on ABL Collateral that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2) that on or before the date on which such Indebtedness is incurred, such Indebtedness is designated by the Company, in an officers' certificate delivered to each Secured Debt Representative and the collateral trustee, as "Revolving Credit Debt" for the purposes of the Secured Debt Documents; provided, further, that no Series of Secured Debt may be Designated as Revolving Credit Debt and Priority Lien Debt or Parity Lien Debt;

provided further that no Indebtedness will be considered to be "Revolving Credit Debt" if on the date it was incurred the aggregate principal amount of all outstanding Revolving Credit Debt exceeds the Revolving Credit Debt Cap as of such date (unless the lenders under the applicable Credit Facility obtained an officers' certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents).

For purposes of this definition, letters of credit may constitute "Revolving Credit Debt." All outstanding letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder.

        "Revolving Credit Debt Cap" means an amount equal to the amount of Indebtedness permitted to be incurred pursuant to clauses (1) or (19) of the definition of Permitted Debt less (A) any

Indebtedness incurred under clauses (1) or (19) of the definition of Permitted Debt that has been designated Priority Lien Debt and (B) less any Parity Lien Debt applied to repay revolving credit Indebtedness incurred under clauses (1) or (19) of the definition of Permitted Debt.

        "Rumford L.P." means Rumford Cogeneration Company Limited Partnership, a Maine limited partnership.

        "Sale of Shared Collateral" means any Asset Sale involving a sale or other disposition of Shared Collateral.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the date of the senior secured note indentures or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Secured Debt" means, collectively, all Parity Lien Debt and Priority Lien Debt.

        "Secured Debt Documents" means the Parity Lien Documents and the Priority Lien Documents.

        "Secured Debt Representative" means each Parity Lien Representative and each Priority Lien Representative.

        "Secured Leverage Ratio" means, on any date, the ratio of:

  (1)
  the aggregate principal amount of Secured Debt, Revolving Credit Debt and Capital Lease Obligations outstanding on such date plus all Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

  (2)
  the aggregate amount of the Company's Consolidated Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

        In addition, for purposes of calculating the Secured Leverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the "Leverage Calculation Date") will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

  (3)
  the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Leverage Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Leverage Calculation Date in excess of 12 months).

        "Secured Obligations" means, collectively, all Parity Lien Obligations and all Priority Lien Obligations.

        "Security Documents" means the collateral trust agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption "—Collateral Trust Agreement—Amendment of Security Documents."

        "Separate Collateral" means Stock of Subsidiaries and Intercompany Notes of Subsidiaries unless, at the relevant time of consideration, such Intercompany Notes of Subsidiaries secure Obligations under the ABL Facility.

        "Series of Parity Lien Debt" means, severally, the senior secured notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

        "Series of Priority Lien Debt" means, severally, the Indebtedness outstanding under the First Lien Term Loan Agreement and any other Credit Facility that constitutes Priority Lien Debt.

        "Series of Secured Debt" means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

        "Shared Collateral" means all properties and assets at any time owned or acquired by the Company or any of the other Pledgors, except:

  (1)
  Separate Collateral;

  (2)
  ABL Collateral;

  (3)
  any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption "—Collateral Trust Agreement—Release of Liens on Collateral;" and

  (4)
  any properties and assets that no longer secure the senior secured notes or any Obligations in respect thereof pursuant to the provisions described above under the caption "—Collateral Trust Agreement—Release of Liens in Respect of Senior Secured Notes,"

provided that, in the case of clauses (3) and (4), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if the Company or any other Pledgor thereafter acquires or reacquires such assets or properties.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the senior secured note indentures.

        "Special Interest" means all special interest then owing pursuant to the registration rights agreement.

        "Standard Securitization Undertakings" means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary of the Company (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the senior secured note indentures, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stock of Subsidiaries" means all Capital Stock of, and Equity Interests in, Subsidiaries of the Company.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); provided, however, that notwithstanding the foregoing, Rumford L.P. shall not constitute a Subsidiary of the Company, unless and until the Company directly or indirectly acquires all of the limited partner interests in Rumford L.P.

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Company's obligations under the senior secured note indentures and the senior secured notes, executed pursuant to the provisions of the applicable senior secured note indenture.

        "Telerate Page 3750" means the display designated at "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Company prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2009; provided, however, that if the period from the redemption date to

May 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF NEW SENIOR SUBORDINATED NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Company" refers only to NewPage Corporation and not to any of its subsidiaries.

        On May 2, 2005 the Company issued the original senior subordinated notes under a senior subordinated note indenture among the Company, the Guarantors and HSBC Bank USA, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the original senior subordinated notes include those stated in the senior subordinated note indenture and those made part of the senior subordinated note indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the new senior subordinated notes are identical in all respects to the terms of the original senior subordinated notes, except for the transfer restrictions and registration rights.

        The following description is a summary of the material provisions of the senior subordinated note indenture and the related registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the senior subordinated note indenture and the registration rights agreement because they, and not this description, define your rights as holders of the senior subordinated notes. Copies of the senior subordinated note indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the senior subordinated note indenture. References to the "senior subordinated notes" in this section of the prospectus refers both to the original senior subordinated notes and the new senior subordinated notes.

Brief Description of the Senior Subordinated Notes and the Subsidiary Guarantees

Senior Subordinated Notes

        The senior subordinated notes:

  •
  are general unsecured obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Company, including the senior secured notes and borrowings under the Credit Agreements;

  •
  are structurally subordinated to any existing and future indebtedness and liabilities of the Company's Foreign Subsidiaries and Unrestricted Subsidiaries;

  •
  are pari passu in right of payment with any future senior subordinated Indebtedness of the Company;

  •
  are senior in right of payment to any future subordinated Indebtedness of the Company; and

  •
  are unconditionally guaranteed by the Guarantors.

The Subsidiary Guarantees

        The senior subordinated notes are guaranteed by all of the Company's Domestic Subsidiaries. The Guarantors, as primary obligors had jointly and severally and unconditionally guaranteed, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the senior subordinated note indenture and the senior subordinated notes, whether for payment of principal of or interest on or Special Interest in respect of the senior subordinated notes, expenses, indemnification or otherwise, on the terms set forth in the senior subordinated note indenture.

        Each guarantee of the senior subordinated notes:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including guarantees of the senior secured notes and guarantees of Indebtedness under the Credit Agreements;

  •
  is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

  •
  is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

        As of March 31, 2005, after giving pro forma effect to the Transactions, the Company and the Guarantors would have had total Senior Debt of approximately $1,469.2 million. As indicated above and as discussed in detail below under the caption "—Subordination," payments on the senior subordinated notes and under these guarantees will be subordinated to the payment of Senior Debt. The senior subordinated note indenture will permit us and the Guarantors to incur additional Senior Debt.

        All of our Subsidiaries are Guarantors. However, none of the Company's future Foreign Subsidiaries will guarantee the senior subordinated notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the senior subordinated notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Foreign Subsidiaries and, if any, other non-guarantor Subsidiaries.

        All of our Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the senior subordinated note indenture. Our Unrestricted Subsidiaries will not guarantee the senior subordinated notes.

Principal, Maturity and Interest

        The Company issued $200.0 million in aggregate principal amount of senior subordinated notes in the original offering. The Company may issue additional senior subordinated notes under the senior subordinated note indenture from time to time. Any issuance of additional senior subordinated notes is subject to all of the covenants in the senior subordinated note indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The senior subordinated notes and any additional senior subordinated notes subsequently issued under the senior subordinated note indenture are treated as a single class for all purposes under that indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue senior subordinated notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The senior subordinated notes mature on May 1, 2013.

        Interest on the senior subordinated notes accrues at the rate of 12.0% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2005. Interest on overdue principal and interest and Special Interest, if any, accrues at a rate that is 1% higher than the then applicable interest rate on the senior subordinated notes. The Company will make each interest payment to the holders of record on the April 15 and October 15, immediately preceding the applicable interest payment date.

        Interest on the senior subordinated notes accrues from the date of original issuance of the Original Notes or, if interest has already been paid, from the date it was most recently paid. Interest on the senior subordinated notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Senior Subordinated Notes

        If a holder of senior subordinated notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Special Interest, if any, on that holder's senior subordinated notes in accordance with those instructions. All other payments on the senior subordinated notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Subordinated Notes

        The trustee is the initial paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the senior subordinated notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange senior subordinated notes in accordance with the provisions of the senior subordinated note indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of senior subordinated notes. Holders are required to pay all taxes or similar government charges due on transfer or exchange. The Company is not required to transfer or exchange any senior subordinated note selected for redemption. Also, the Company is not required to transfer or exchange any senior subordinated note (1) for a period of 15 days before the mailing of a notice of redemption of senior subordinated notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

        The registered holder of a senior subordinated note is treated as the owner of it for all purposes. Only registered holders have rights under the senior subordinated note indenture.

Subsidiary Guarantees

        The senior subordinated notes are guaranteed by each of the Company's current and future Domestic Subsidiaries. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state laws permit courts to void guarantees under certain circumstances."

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the senior subordinated note indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

    (b)
    the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the senior subordinated note indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the senior subordinated note indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the senior subordinated note indenture;

  (3)
  if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the senior subordinated note indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the senior subordinated note indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        See "—Repurchase at the Option of Holders—Asset Sales," "—Designation of Restricted and Unrestricted Subsidiaries," "—Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge."

Subordination

        The payment of principal, interest and premium and Special Interest, if any, on the senior subordinated notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the senior subordinated note indenture.

        The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt) before the holders of senior subordinated notes will be entitled to receive any payment with respect to the senior subordinated notes (except that holders of senior subordinated notes may receive and retain Permitted Junior Securities and payments made from either of the trusts, if any, as described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"), in the event of any distribution to creditors of the Company:

  (1)
  in a liquidation or dissolution of the Company;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the Company's assets and liabilities.

        The Company also may not make any payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

        Notwithstanding the foregoing, the Company may make payment on the senior subordinated notes if the Company and the trustee receive written notice approving such payment from the holders of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

        Payments on the senior subordinated notes may and will be resumed at the first to occur of the following:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; or

  (2)
  in the case of any other default, upon the earlier of (a) the date on which such default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, or (c) the date the Trustee receives notice from a representative of the Designated Senior Debt, rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Special Interest, if any, on the senior subordinated notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the trustee or any holder of the senior subordinated notes receives a payment in respect of the senior subordinated notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the Representatives of Senior Debt.

        The Company must promptly notify the Representatives of Senior Debt if payment on the senior subordinated notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of the senior subordinated notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of senior subordinated notes may recover less ratably than trade creditors of the Company. Payments under each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of such Guarantor. See "Risk Factors—Your right to receive payments on the 2013 notes will be junior to our existing and future senior indebtedness, including borrowings under our senior secured credit facilities and the 2012 notes."

Optional Redemption

        At any time prior to May 1, 2008, the Company may on any one or more occasions redeem up to 30% of the aggregate principal amount of the senior subordinated notes issued under the senior subordinated note indenture at a redemption price of 112.0% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or a contribution to the common equity capital of the Company from the net proceeds of one or more Equity Offerings by a direct or indirect parent of the Company; provided that:

  (1)
  at least 70% of the aggregate principal amount of the senior subordinated notes originally issued under the senior subordinated note indenture (excluding senior subordinated notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to May 1, 2009 the Company may also redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of the holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the two preceding paragraphs, the senior subordinated notes are not redeemable at the Company's option prior to May 1, 2009. The Company is not prohibited by the terms of the senior subordinated note indenture, however, from acquiring the senior subordinated notes pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the senior subordinated note indenture.

        On or after May 1, 2009 the Company may redeem all or a part of the senior subordinated notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the senior subordinated notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.0%
2010	103.0%
2011 and thereafter	100.0%

        Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the senior subordinated notes or portions thereof called for redemption on the applicable redemption date.

        If less than all of the senior subordinated notes are to be redeemed, the procedures described below under "—Selection and Notice" will apply.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the senior subordinated notes.

Repurchase of Senior Subordinated Notes at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of senior subordinated notes has the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's senior subordinated notes pursuant to a Change of Control Offer on the terms set forth in the senior subordinated note indenture. In the Change of Control Offer, the Company will offer a Change of Control payment equal to 101% of the aggregate principal amount of senior subordinated notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the senior subordinated notes repurchased to the date of purchase, subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior subordinated notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the senior subordinated note indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior subordinated notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the senior subordinated note indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the senior subordinated note indenture by virtue of such compliance.

        On the Change of Control payment date, the Company will, to the extent lawful:

  (1)
  accept for payment all senior subordinated notes or portions of senior subordinated notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control payment in respect of all senior subordinated notes or portions of senior subordinated notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the senior subordinated notes properly accepted together with an officers' certificate stating the aggregate principal amount of senior subordinated notes or portions of senior subordinated notes being purchased by the Company.

        The paying agent will promptly mail to each holder of senior subordinated notes properly tendered, and not withdrawn, the Change of Control payment for such senior subordinated notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior subordinated note equal in principal amount to any unpurchased portion of the senior subordinated notes surrendered, if any; provided that each new senior subordinated note will be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior subordinated notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of senior subordinated notes required by this covenant.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the senior subordinated note indenture are applicable. Except as described above with respect to a Change of Control, the senior subordinated note indenture does not contain provisions that permit the holders of the senior subordinated notes to require that the Company repurchase or redeem the senior subordinated notes in the event of a takeover, recapitalization, spin-off or similar transaction.

        The Company is not required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated note indenture applicable to a Change of Control Offer made by the Company and purchases all senior subordinated notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the senior subordinated note indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Company to repurchase the senior subordinated notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the senior subordinated notes that might be tendered by holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due would result in an Event of Default under the senior subordinated note indenture which would, in turn, constitute a default under the Credit Agreements and the senior secured note indentures.

  Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision (but not the definition of Net Proceeds), each of the following will be deemed to be cash:

  (a)
  Cash Equivalents;

  (b)
  any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the senior subordinated notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

    (c)
    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

    (d)
    any Designated Noncash Consideration received by the Company or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $50 million or (y) 2.5% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value;

    (e)
    any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

    (f)
    cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the senior subordinated note indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant constitutes Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $20.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of senior subordinated notes and all holders of other Indebtedness that is pari passu with the senior subordinated notes containing provisions similar to those set forth in the senior subordinated note indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior subordinated notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the senior subordinated note indenture. If the aggregate principal amount of senior subordinated notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior subordinated notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the senior subordinated note indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the senior subordinated note indenture by virtue of such compliance.

        The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any senior subordinated notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing senior subordinated notes, the Company could seek the consent of its senior lenders to the purchase of senior subordinated notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing senior subordinated notes. In such case, the Company's failure to purchase tendered senior subordinated notes would constitute an Event of Default under the senior subordinated note indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the senior subordinated note indenture would likely restrict payments to the holders of senior subordinated notes.

Selection and Notice

        If less than all of the senior subordinated notes are to be redeemed at any time, the trustee will select senior subordinated notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No senior subordinated notes of $2,000 or less can be redeemed in part. Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each holder of senior subordinated notes to be purchased or redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior subordinated notes or a satisfaction and discharge of the senior subordinated note indenture. Notices of redemption may not be conditional.

        If any senior subordinated note is to be purchased or redeemed in part only, the notice of purchase or redemption that relates to that senior subordinated note will state the portion of the principal amount of that senior subordinated note that is to be purchased or redeemed. A new senior subordinated note in principal amount equal to the unpurchased or unredeemed portion of the original senior subordinated note will be issued in the name of the holder of senior subordinated notes upon cancellation of the original senior subordinated note. Senior subordinated notes called for purchase or redemption become due on the date fixed for purchase or redemption. On and after the purchase or redemption date, interest ceases to accrue on senior subordinated notes or portions of senior subordinated notes purchased or called for redemption.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the senior subordinated note indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the senior subordinated note indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

    (b)
    100% of the aggregate Qualified Proceeds and 100% of the Fair Market Value of property other than cash, received by the Company since the date of the senior subordinated note indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company and other than Excluded Contributions); plus

    (c)
    to the extent that any Restricted Investment is sold for cash, is otherwise disposed of or is repurchased, redeemed, liquidated or repaid, 100% of the aggregate amount so received in cash and the Fair Market Value of other property so received subsequent to the date of the senior subordinated note indenture (less the cost of disposition, if any); plus

    (d)
    to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the senior subordinated note indenture is redesignated as a Restricted Subsidiary after the date of the senior subordinated note indenture, the Fair Market Value of the Company's Investment in such Subsidiary as of the date of such redesignation; plus

    (e)
    50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of the senior subordinated note indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the senior subordinated note indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and shall not constitute Excluded Contributions;

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the senior subordinated notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Company or a Restricted Subsidiary to a direct or indirect parent holding company of the Company utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the two immediately succeeding calendar years subject to a maximum carry-over amount of $10.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

    (a)
    the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, Equity Interests of any of the Company's direct or indirect parent entities, in each case to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the date of the senior subordinated note indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; provided that such cash proceeds shall not constitute Excluded Contributions, plus

    (b)
    the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the senior subordinated note indenture less

    (c)
    the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

  (7)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the senior subordinated note indenture in accordance with the Consolidated Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (8)
  Permitted Payments to Parent;

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Change of Control" (including the purchase of all senior subordinated notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the senior subordinated notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Company shall have made the Change of Control Offer with respect to the senior subordinated notes as required by the senior subordinated note indenture, and the Company shall have repurchased all senior subordinated notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

  (10)
  so long as no Default has occurred and is continuing or would be caused thereby, after the completion of an Asset Sale Offer pursuant to the covenant described under the caption "—Repurchase at the Option of the Holders—Asset Sales" (including the purchase of all senior subordinated notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the senior subordinated notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Company shall have made the Asset Sale Offer with respect to the senior subordinated notes as required by the senior subordinated note indenture, and the Company shall have repurchased all senior subordinated notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

  (11)
  any payment solely to reimburse the Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

  (12)
  the redemption, repurchase or other acquisition for value of any common Equity Interests of any Foreign Subsidiary of the Company that are held by a Person that is not an Affiliate of the Company or to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since the date of the senior subordinated note indenture not to exceed $1.0 million; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (x) the Fair Market Value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

  (13)
  Restricted Payments that are made with Excluded Contributions; and

  (14)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the date of the senior subordinated note indenture not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

  Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company (and the Guarantee thereof by the Guarantors) of revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of:

  (A)
  $350.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the senior subordinated note indenture to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sale" and less the aggregate principal amount of all Indebtedness incurred under clause (2) of this paragraph then outstanding, plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (1) or

  (B)
  the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any of its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such incurrence, the aggregate amount of all indebtedness incurred under this clause (2) and then outstanding does not exceed $350 million less:

  (A)
  the aggregate principal amount of all Indebtedness incurred under clause (1) of this paragraph and

  (B)
  the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the senior subordinated note indenture to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" plus the amount of any reasonable fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility or any Indebtedness incurred pursuant to this clause (2);

  (3)
  the incurrence by the Company (and the Guarantee thereof by the Guarantors) of term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) not to exceed $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the senior subordinated note indenture to repay any term Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (4)
  the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (5)
  the incurrence by the Company and the Guarantors of Indebtedness represented by the senior secured notes and the senior subordinated notes and their related Subsidiary Guarantees to be issued on the date of the senior secured note indentures and the senior subordinated note indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

  (6)
  the incurrence by the Company or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed 3% of Total Assets on the date of incurrence;

  (7)
  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the senior subordinated note indenture to be incurred under the first paragraph of this covenant or clauses (4), (5), (6), (17), (18) or (19) of this paragraph;

  (8)
  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the senior subordinated notes, in the case of the Company or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

  (9)
  the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

  (10)
  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (11)
  the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the senior subordinated notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (12)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in respect of Insurance Financing Arrangements and Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

  (13)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (14)
  the incurrence by the Company or a Restricted Subsidiary of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (14);

  (15)
  the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

  (16)
  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Company, any Restricted Subsidiary of the Company, or any direct or indirect parent of the Company for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company in an amount not to exceed $10.0 million at any one time outstanding;

  (17)
  the incurrence by a Foreign Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $35.0 million at any time outstanding;

  (18)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of a Person, in each case, engaged in a Permitted Business having an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed an amount equal to 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Disqualified Stock) or as a contribution to the equity capital of the Company (other than as Disqualified Stock), in each case subsequent to the date of the indenture; provided, however, that such Net Cash Proceeds shall be excluded from clause (3)(b) of the first paragraph of the covenant described above the caption "—Restricted Payments" and shall not constitute Excluded Contributions; and

  (19)
  the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $75.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company (in its sole discretion) is permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which senior subordinated notes are first issued and authenticated under the senior subordinated note indenture are initially deemed to have been incurred on such date in reliance on the exceptions provided by clauses (1) and (3) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date is:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  No Layering of Debt

        The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the senior subordinated notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

  Liens

        The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the senior subordinated note indenture and the senior subordinated notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the senior subordinated notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the senior subordinated notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the senior subordinated notes and Subsidiary Guarantees.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the senior subordinated note indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the senior subordinated note indenture;

  (2)
  the senior subordinated note indenture, the senior subordinated notes, the Subsidiary Guarantees and the senior secured note indentures, the senior secured notes and the related guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the senior subordinated note indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (10)
  customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Company's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

  (12)
  provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis;

  (13)
  any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

  (14)
  any encumbrance or restriction contained in any Indebtedness incurred by a Foreign Subsidiary pursuant to clause (17) of the definition of Permitted Debt that applies only to such Foreign Subsidiary;

  (15)
  any encumbrance or restriction contained in any Indebtedness incurred by the Company or a Guarantor subsequent to the date of the senior subordinated note indenture pursuant to clause (18) of the definition of Permitted Debt; and

  (16)
  restrictions in other Indebtedness incurred in compliance with the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

  Merger, Consolidation or Sale of Assets

        The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, in the case such Person is not a corporation, a co-obligor of the senior subordinated notes is a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the senior subordinated notes, the senior subordinated note indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period;

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

  (b)
  would have a Consolidated Coverage Ratio that is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction.

        In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the Company delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries for the benefit of directors, officers, employees and consultants of the Company or a direct or indirect parent of the Company and payments and transactions pursuant thereto, including, without limitation, those payments described above under the captions "Management—Employment Agreements/Employment Letters" and "Management—Compensation of Directors";

  (2)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not employees of the Company;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of the Company or any contribution to the capital of the Company (other than as Disqualified Stock);

  (6)
  Restricted Payments that do not violate the provisions of the senior subordinated note indenture described above under the caption "—Restricted Payments;"

  (7)
  any payment solely to reimburse Principal or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principal or its Affiliates, in connection with the Acquisition or for the provision of third party services to the Company and its Subsidiaries;

  (8)
  any agreement or arrangements as in effect on the date of the senior subordinated note indenture and described in the offering circular relating to the initial offering of the Original Notes under the heading "Certain Relationships and Related Party Transactions," and any renewals, extensions or replacements of any such agreement or arrangements (so long as such renewals, extensions or replacements are not, taken as a whole, materially less favorable to the holders of the senior subordinated notes as determined by the Board of Directors in its reasonable good faith judgment) and the transactions contemplated thereby;

  (9)
  loans or advances to employees in the ordinary course of business not to exceed $10.0 million in the aggregate at any one time outstanding;

  (10)
  Permitted Payments to Parent;

  (11)
  transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

  (12)
  sales or purchases of goods or services, in each case in the ordinary course of business, on terms no less favorable to the Company or the applicable Restricted Subsidiary than those that are actually being obtained substantially contemporaneously in comparable transactions with Persons that are not Affiliates of the Company, and otherwise in compliance with the terms of the senior subordinated note indenture;

  (13)
  transactions effected as part of a Qualified Receivables Transaction;

  (14)
  repurchases of senior secured notes and senior subordinated notes if repurchased on the same terms as offered to Persons that are not Affiliates of the Company; and

  (15)
  any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the senior subordinated note indenture and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the senior subordinated note indenture.

  Business Activities

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

        If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the senior subordinated note indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would no longer meet the requirements for designation as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the senior subordinated note indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or the Consolidated Coverage Ratio is equal to or greater immediately following such designation than the Consolidated Coverage Ratio immediately preceding such designation calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior subordinated notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the senior subordinated note indenture or the senior subordinated notes unless such consideration is offered to be paid and is paid to all holders of the senior subordinated notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any senior subordinated notes are outstanding, the Company will furnish to the holders of senior subordinated notes or cause the trustee to furnish to the holders of senior subordinated notes, within the time periods specified in the SEC's rules and regulations (together with extensions granted by the SEC):

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company's consolidated financial statements by the Company's certified independent accountants. In addition, following the consummation of this exchange offer, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        If, at any time after consummation of this exchange offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company and the Guarantors agree that, for so long as any senior subordinated notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of senior subordinated notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the senior subordinated notes, whether or not prohibited by the subordination provisions of the senior subordinated note indenture;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the senior subordinated notes, whether or not prohibited by the subordination provisions of the senior subordinated note indenture;

  (3)
  failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the senior subordinated notes then outstanding to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the senior subordinated notes then outstanding to comply with any of the other agreements in the senior subordinated note indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the senior subordinated note indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (6)
  failure by the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified to the extent that the third party under such agreement acknowledges its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

  (7)
  except as permitted by the senior subordinated note indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

  (8)
  certain events of bankruptcy or insolvency described in the senior subordinated note indenture with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

  (9)
  the payment of any dividend by any Parent Entity with the proceeds of an incurrence of Indebtedness or an issuance of preferred stock that is consummated after the date of the senior subordinated note indenture and on or prior to May 2, 2007 unless after giving effect to such incurrence or issuance and the payment of such dividend the Consolidated Group Leverage Ratio would be less than 4.5 to 1.0; and

  (10)
  Parent or any of its Subsidiaries purchases, repurchases, redeems or otherwise acquires or retires for value any Holdco Notes other than with the proceeds of a sale of common equity of Parent or a contribution to the common equity capital of Parent (other than from the Company or one of its Subsidiaries).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding senior subordinated notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes may declare all the senior subordinated notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration. If any Designated Senior Debt is outstanding, the Company may only pay amounts due on the senior subordinated notes if otherwise permitted by the provisions under the caption "—Subordination" above.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the senior subordinated notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

        Subject to the provisions of the senior subordinated note indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the senior subordinated note indenture at the request or direction of any holders of senior subordinated notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a senior subordinated note may pursue any remedy with respect to the senior subordinated note indenture or the senior subordinated notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding senior subordinated notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security reasonably satisfactory to it or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes by notice to the trustee may, on behalf of the holders of all of the senior subordinated notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the senior subordinated note indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the senior subordinated notes.

        The Company is required to deliver to the trustee annually a statement regarding compliance with the senior subordinated note indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, manager, incorporator (or Person forming any limited liability company), stockholder, agent or member of the Company or any Guarantor, as such, has any liability for any obligations of the Company or the Guarantors under the senior subordinated notes, the senior subordinated note indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes by accepting a senior subordinated note and a Subsidiary Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding senior subordinated notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding senior subordinated notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such senior subordinated notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the senior subordinated notes concerning issuing temporary senior subordinated notes, registration of senior subordinated notes, mutilated, destroyed, lost or stolen senior subordinated notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the senior subordinated note indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the senior subordinated note indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the senior subordinated notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior subordinated notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding senior subordinated notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the senior subordinated notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the senior subordinated note indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding senior subordinated notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the senior subordinated note indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of senior subordinated notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

  (7)
  the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the senior subordinated note indenture (and/or the senior subordinated notes outstanding thereunder or the Subsidiary Guarantees included therein) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the senior subordinated notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior subordinated notes), and any existing Default or Event of Default or compliance with any provision of the senior subordinated note indenture or the senior subordinated notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior subordinated notes).

        Without the consent of each holder of senior subordinated notes affected, an amendment, supplement or waiver may not (with respect to any senior subordinated notes held by a non-consenting holder):

  (1)
  reduce the principal amount of senior subordinated notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any senior subordinated note or alter the provisions with respect to the redemption of the senior subordinated notes (other than provisions relating to the covenants described above under the caption "—Repurchase of Senior Subordinated Notes at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any senior subordinated note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the senior subordinated notes (except a rescission of acceleration of the senior subordinated notes by the holders of at least a majority in aggregate principal amount of the then outstanding senior subordinated notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any senior subordinated note payable in money other than that stated in the senior subordinated notes;

  (6)
  make any change in the provisions of the senior subordinated note indenture relating to waivers of past Defaults or the rights of holders of senior subordinated notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the senior subordinated notes;

  (7)
  waive a redemption payment with respect to any senior subordinated note (other than a payment required by one of the covenants described above under the caption "—Repurchase of Senior Subordinated Notes at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the senior subordinated note indenture, except in accordance with the terms of the senior subordinated note indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the senior subordinated note indenture relating to subordination that adversely affects the rights of the holders of the senior subordinated notes requires the consent of the holders of at least 75% in aggregate principal amount of senior subordinated notes then outstanding.

        Notwithstanding the preceding paragraphs, without the consent of any holder of senior subordinated notes, the Company, the Guarantors and the trustee may amend or supplement the senior subordinated note indenture, the senior subordinated notes or the Subsidiary Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Company's or a Guarantor's obligations to holders of senior subordinated notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of senior subordinated notes or that does not adversely affect the legal rights under the senior subordinated note indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the senior subordinated note indenture under the Trust Indenture Act;

  (6)
  to conform the text of the senior subordinated note indenture, the Subsidiary Guarantees or the senior subordinated notes to any provision of this Description of New Senior Subordinated Notes to the extent that such provision in this Description of New Senior Subordinated Notes was intended to be a verbatim recitation of a provision of the senior subordinated note indenture, the Subsidiary Guarantees or the senior subordinated notes;

  (7)
  to provide for the issuance of additional senior subordinated notes in accordance with the limitations set forth in the senior subordinated note indenture as of the date of the senior subordinated note indenture;

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the senior subordinated notes; or

  (9)
  to comply with the rules of any applicable securities depository.

        The consent of the holders is not necessary under the senior subordinated note indenture to approve the particular form of any proposed amendment, waiver, supplement or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver, supplement or consent.

Satisfaction and Discharge

        The senior subordinated note indenture will be discharged and will cease to be of further effect as to all senior subordinated notes issued thereunder, when:

  (1)
  either:

  (a)
  all senior subordinated notes that have been authenticated, except lost, stolen or destroyed senior subordinated notes that have been replaced or paid and senior subordinated notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

  (b)
  all senior subordinated notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the senior subordinated notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3)
  the Company or any Guarantor has paid or caused to be paid all sums payable by it under the senior subordinated note indenture; and

  (4)
  the Company has delivered irrevocable instructions to the trustee under the senior subordinated note indenture to apply the deposited money toward the payment of the senior subordinated notes at maturity or on the redemption date, as the case may be.

        In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Company or any Guarantor, the senior subordinated note indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the senior subordinated note indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions to be specified in the senior subordinated note indenture. The senior subordinated note indenture provides that in case an Event of Default occurs and is continuing, the trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the senior subordinated note indenture at the request of any holder of senior subordinated notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the senior subordinated note indenture and registration rights agreement without charge by writing to NewPage Corporation, Courthouse Plaza, NE, Dayton, Ohio 45463, Attention: Chief Financial Officer.

Governing Law

        The senior subordinated note indenture, the senior subordinated notes and the guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the senior subordinated note indenture. Reference is made to the senior subordinated note indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the transactions contemplated by the Purchase Agreement dated as of January 14, 2005 between Maple Acquisition LLC and MeadWestvaco Corporation, including the borrowings under the Credit Agreements and the offering of the senior secured notes and the senior subordinated notes.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person is deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any senior subordinated note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of such senior subordinated note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of such senior subordinated note at May 1, 2009, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on such senior subordinated note through May 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of such senior subordinated note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole are governed by the provisions of the senior subordinated note indenture described above under the caption "—Repurchase of Senior Subordinated Notes at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items are deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10 million;

  (2)
  a transfer of assets between or among the Company and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

  (4)
  the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board of Directors in good faith and the ordinary course of business;

  (5)
  the sale or disposition in the ordinary course of business of any property or equipment that has become damaged, worn-out or obsolete, in the ordinary course of business;

  (6)
  to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business;

  (7)
  the sale or other disposition of cash or Cash Equivalents;

  (8)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (9)
  the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

  (10)
  the creation of a Lien (but not the sale or other disposition of property subject to such Lien); and

  (11)
  the transfer or sale of Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction.

        "Asset Sale Offer" has the meaning assigned to that term in the senior subordinated note indenture.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the senior subordinated notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

  (2)
  75% of the book value of all inventory, net of reserves, owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided that any accounts receivable or inventory that are utilized in connection with a Qualified Receivables Transaction will be excluded from the Borrowing Base.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better at the time of acquisition;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and, in each case, maturing within nine months after the date of acquisition;

  (6)
  securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

  (8)
  local currencies held by the Company or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

  (4)
  after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the senior subordinated note indenture.

        "Consolidated Adjusted EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  nonrecurring charges or expenses made or incurred in connection with any restructuring and transaction costs incurred in connection with any future acquisition, to the extent deducted in computing such Consolidated Net Income; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that for each fiscal quarter ending prior to the date of the senior subordinated note indenture, the Consolidated Adjusted EBITDA of the Company will be deemed to be $85.0 million.

        "Consolidated Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Consolidated Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

  (3)
  the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, are excluded, but only to the extent that the obligations giving rise to such Interest Expense are be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Consolidated Group Leverage Ratio" means, on any date, the ratio of:

  (1)
  the aggregate principal amount, without duplication, of all Indebtedness of any of the Parent Entities plus all Indebtedness of Subsidiaries of any Parent Entity (other than Unrestricted Subsidiaries of the Company), with letters of credit being deemed to have a principal amount for this purpose equal to the face amount thereof, whether or not drawn, to:

  (2)
  the aggregate amount of the Company's Consolidated Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

        In addition, for purposes of calculating the Consolidated Group Leverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Group Leverage Ratio is made (the "Group Leverage Calculation Date") will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Group Leverage Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Adjusted EBITDA that was negative);

  (3)
  the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Group Leverage Calculation Date, will be excluded, but only to the extent that the obligations giving to rise such Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Group Leverage Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Group Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

  (5)
  any Person that is not a Restricted Subsidiary on the Group Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  all goodwill impairment charges will be excluded;

  (5)
  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of the Company and its Restricted Subsidiaries will be excluded; and

  (6)
  transaction costs and restructuring charges incurred in connection with the Acquisition, in an aggregate amount not to exceed $10.0 million, will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of such Board of Directors on the date of the senior subordinated note indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreements" means that certain (i) Revolving Loan Credit and Guaranty Agreement, dated as of the date of the senior subordinated note indenture, by and among the Company, the guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, and JPMorgan Chase Bank, N.A., as revolving loan collateral agent and (ii) Term Loan Credit and Guaranty Agreement, dated the date of the senior subordinated note indenture, by and among the Company, the guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, and certain other agents and arrangers, in each case including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreements), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of senior subordinated notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer's certificate delivered to the Trustee, setting forth the basis of such valuation.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreements;

  (2)
  after payment in full of all Obligations under the Credit Agreements other than the senior secured notes issued under the senior secured note indentures; and

  (3)
  after payment in full of all Obligations under the Credit Agreements, any other Senior Debt permitted under the senior subordinated note indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the senior subordinated notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the senior subordinated note indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offer and sale of Qualified Capital Stock of the Company or a direct or indirect parent of the Company (other than to a Subsidiary of the Company) pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

        "Exchange Notes" means the senior subordinated notes and the senior secured notes issued in the Exchange Offer pursuant to the registration rights agreement.

        "Exchange Offer" has the meaning set forth for such term in the registration rights agreement.

        "Excluded Contributions" means the net cash proceeds received by the Company after the date of the senior subordinated note indenture from (i) contributions (other than from any Subsidiary) to its common equity capital and (ii) the sale (other than to any Subsidiary or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions on the date of receipt pursuant to an officer's certificate delivered to the Trustee.

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the senior subordinated note indenture.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the senior subordinated note indenture).

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles which are in effect on the date of the senior subordinated note indenture set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  each of the Company's Subsidiaries as of the date of the senior subordinated note indenture; and

  (2)
  any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the senior subordinated note indenture,

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the senior subordinated note indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designated for the purpose of fixing, hedging or swapping interest rate risk;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "HoldCo Notes" means the floating rate senior unsecured notes issued by the Parent on the date of the senior subordinated note indenture, any exchange notes issued in connection with any registration of such notes, and any additional floating rate senior unsecured notes issued by the Parent as payment of interest.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

        "Insurance Financing Arrangements" means any agreement between the Company or any of its Subsidiaries with an insurance carrier or an Affiliate of such issuance carrier providing insurance maintained by the Company or any of its Subsidiaries in the ordinary course of business which enables the Company and its Subsidiaries to pay any insurance premiums and applicable financing charges due in respect of any such insurance coverage in installments over the term of the applicable insurance policy.

        "Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers' compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the senior subordinated note indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $10.0 million threshold provided in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

  (3)
  any unrealized non-cash gains or losses in respect of Hedging Obligations (including those resulting from the application of FAS 133), to the extent that such gains or losses are deducted in computing Net Income.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including Designated Non-cash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account, without duplication, (1) any amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any reserves for adjustment in respect of the sale price of such asset established in accordance with GAAP, and (4) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Obligations" means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the documents governing any such Indebtedness, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any such Indebtedness.

        "Parent" means NewPage Holding Corporation, a Delaware corporation and the direct parent entity of the Company.

        "Parent Entity" means Parent or any other Person that, directly or indirectly, has record or beneficial ownership of 50% or more of the Voting Stock or 50% or more (measured by Fair Market Value) of the Capital Stock of the Company; provided that Escanaba Timber LLC and its direct and indirect parent entities shall not be considered to be Parent Entities within the meaning of this definition.

        "Permitted Business" means any business engaged in by the Company or any of its Restricted Subsidiaries on the date of the original issuance of the senior subordinated notes and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the senior subordinated notes.

        "Permitted Investments" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary of the Company;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Company; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase of Senior Subordinated Notes at the Option of Holders—Asset Sales or (b) a sale or other disposition of assets not constituting an Asset Sale;"

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent of the Company;

  (6)
  any Investment acquired by the Company or any of its Restricted Subsidiaries:

  (a)
  in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation arbitration or other dispute, or

  (b)
  as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Company, a Restricted Subsidiary of the Company, or a direct or indirect parent of the Company made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of the Company or any direct or indirect parent of the Company or in connection with any relocation costs related to the relocation of the corporate headquarters of the Company, in an amount not to exceed $10.0 million at any one time outstanding;

  (9)
  repurchases of the senior secured notes and the senior subordinated notes;

  (10)
  any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the senior subordinated note indenture and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the senior subordinated note indenture;

  (11)
  guarantees otherwise permitted by the terms of the senior subordinated note indenture;

  (12)
  receivables owing to the Company or any Restricted Subsidiary, prepaid expenses, and deposits, if created, acquired or entered into in the ordinary course of business;

  (13)
  payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (14)
  Investments resulting from the acquisition of a Person, otherwise permitted by the senior subordinated note indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

  (15)
  any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Transaction or any related Indebtedness; and

  (16)
  other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $50.0 million or 2.5% of Total Assets.

        "Permitted Junior Securities" means:

  (1)
  common Equity Interests in the Company or any Guarantor; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the Subsidiary Guarantees are subordinated to Senior Debt under the senior subordinated note indenture.

        "Permitted Liens" means:

  (1)
  Liens on assets of the Company or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the senior subordinated note indenture to be incurred;

  (2)
  Liens in favor of the Company or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and were not incurred in connection with or in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary (and assets or property affixed or appurtenant thereto);

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company (and assets or property affixed or appurtenant thereto); provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness or in the case of real property or fixtures, including additions and improvements, the real property on which such assets is attached;

  (7)
  Liens existing on the date of the senior subordinated note indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlords', mechanics' suppliers', materialmens' and repairmens' Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

  (10)
  any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property, or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the senior subordinated notes (or the Subsidiary Guarantees);

  (12)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the senior subordinated note indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

  (13)
  Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to indebtedness and other obligations that do not exceed $20.0 million at any one time outstanding;

  (14)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (15)
  Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty—liability insurance or self insurance including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith.

  (16)
  judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

  (17)
  Liens securing Hedging Obligations incurred pursuant to clause (10) of the definition of "Permitted Debt;"

  (18)
  any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6), (7), (20), (21) or (22) of the definition of "Permitted Liens;" provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

  (19)
  Liens on Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" to secure Indebtedness incurred and outstanding under clause (2) of the definition of "Permitted Debt";

  (20)
  any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable;

  (21)
  Liens on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to clause (17) of the second paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

  (22)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary therof on deposit with or in possession of such bank.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  payments to any direct or indirect parent of the Company to permit such direct or indirect parent to pay reasonable accounting, legal and administrative expenses of such Person when due, in an aggregate amount for all such Persons not to exceed $2.0 million per annum (or $5.0 million per annum following the completion of an underwritten public offering of common stock of any such direct or indirect parent holding company);

  (2)
  payments to Parent to permit Parent to pay reasonable accounting, legal and administrative expenses incurred in connection with Parent's obligations under the HoldCo Notes and the related registration rights agreement when due, in an aggregate amount not to exceed $1.5 million per annum; and

  (3)
  for so long as the Company is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of the Company, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments") and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent's corporate existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent's receipt of such Tax Payments or refunded to the Company.

        "Permitted Refinancing Indebtedness" means

  (A)
  any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the senior subordinated notes, such Permitted Refinancing Indebtedness and is subordinated in right of payment to, the senior subordinated notes on terms at least as favorable to the holders of senior subordinated notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (B)
  any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

  (1)
  the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  such Permitted Refinancing Indebtedness is subordinated in right of payment to, the senior subordinated notes on terms at least as favorable to the holders of senior subordinated notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; and

    (4)
    such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal" means Cerberus Capital Management L.P. or any Affiliate thereof, and any fund or account managed by Cerberus Capital Management L.P. or an Affiliate thereof.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the senior subordinated note indenture, (ii) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Company's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable. "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  Cash Equivalents; and

  (2)
  the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other documentation in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the "Related Assets"), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related

Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

  (1)
  one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

  (2)
  periodic transfers or pledges of Receivables or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

  (A)
  the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Company or such Restricted Subsidiary as applicable, and the Receivables Entity, and

  (B)
  the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivables of the Company or any of Restricted Subsidiary to secure Indebtedness incurred pursuant to the Credit Agreements shall not be deemed a Qualified Receivables Transaction.

        "Receivables" means accounts receivable (including all rights to payment created by or arising from the sale of goods, or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Company or any Restricted Subsidiary, whether now existing or arising in the future.

        "Receivables Entity" means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company or a Restricted Subsidiary which engages in no activities other than in connection with the financing of Receivables of the Company and Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of the Company, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

  (1)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (A)
  is guaranteed by the Company or any Restricted Subsidiary other than a Receivables Entity (excluding any guarantees (other than guarantees of the principal of, and interest on, Indebtedness and guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings);

  (B)
  is recourse to or obligates the Company or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

  (C)
  subjects any property or asset of the Company or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  with which neither the Company nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such

    Restricted Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Company; and

  (3)
  to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Receivables Financing" means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of "Qualified Receivables Transaction."

        "Related Party" means:

  (1)
  any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representatives" means the trustee, agent or representatives, if any, or an issuer of Senior Debt.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Rumford L.P." means Rumford Cogeneration Company Limited Partnership, a Maine limited partnership.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the date of the senior subordinated indenture or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Senior Debt" means:

  (1)
  all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and all Hedging Obligations with respect thereto whether outstanding on the date of the senior subordinated note indenture or incurred thereafter;

  (2)
  all of the senior secured notes and the related Guarantees issued under the senior secured note indentures (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

  (3)
  any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the senior subordinated note indenture, unless the instrument under which such

    Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated notes or any Subsidiary Guarantee; and

  (4)
  all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by the Company;

  (2)
  any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates (other than senior secured notes held by any Person that is an Affiliate of the Company as of the date of the senior subordinated note indenture and that is regulated by any banking or insurance authority);

  (3)
  any trade payables;

  (4)
  the portion of any Indebtedness that is incurred in violation of the senior subordinated note indenture; or

  (5)
  Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the senior subordinated note indenture.

        "Special Interest" means all special interest then owing pursuant to the registration rights agreement.

        "Standard Securitization Undertakings" means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary of the Company (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the senior subordinated note indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); provided, however, that notwithstanding the foregoing, Rumford L.P. shall not constitute a Subsidiary of the Company, unless and until the Company directly or indirectly acquires all of the limited partner interests in Rumford L.P.

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Company's obligations under the senior subordinated note indenture and the senior subordinated notes, executed pursuant to the provisions of the senior subordinated note indenture.

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Company prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2009; provided, however, that if the period from the redemption date to May 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3)
  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

General

        The following is a general discussion of certain material United States federal income and estate tax considerations relating to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Original Notes for New Notes and the holding or disposing of the New Notes.

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold New Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the New Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the New Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES AND THE HOLDING AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of a New Note that is for United States federal income tax purposes:

        (1)   an individual who is a citizen or resident of the United States;

        (2)   a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

        (3)   an estate, the income of which is subject to United States federal income taxation regardless of its source; or

        (4)   a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (ii) was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If a partnership (or other entity treated as a partnership) holds our New Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our New Notes, you should consult your tax advisor.

        As used herein, the term "non-U.S. holder" means a beneficial owner of a New Note that is not a U.S. holder or a partnership or other pass-through entity for United States federal income tax purposes.

Payments of Interest

        Stated interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

        The exchange of Original Notes for New Notes should not constitute a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange. Moreover, your holding period for the New Note received in the exchange should include the holding period for the Original Note exchanged therefor, and your adjusted tax basis in the New Note should be the same as your adjusted tax basis in the Original Note exchanged therefor, determined immediately before the exchange.

Payments Upon Registration Default or Optional Redemption

        Because the New Notes provide for the payment to you of certain amounts in excess of stated interest or principal on the New Notes under certain circumstances as described in the sections
"—Optional Redemption" and "—Repurchase of Senior Subordinated Notes at the Option of Holders," under the heading "Description of New Senior Subordinated Notes," and in the sections "—Optional Redemption" and "—Repurchase of Senior Secured Notes at the Option of Holders," under the heading "Description of the New Senior Secured Notes," they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote." We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of such additional amounts is a "remote" contingency. Accordingly, the Contingent Payment Regulations should not apply to the New Notes, unless additional amounts are actually paid.

        Our position for purposes of the Contingent Payment Regulations that the payment of such additional amounts is a remote contingency as of the issue date is binding on you for U.S. federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position. The IRS may take a different position, however, which could affect the timing of your recognition of income and the availability of our deduction with respect to such additional interest.

Sale, Exchange or Redemption of the New Notes

        Upon the disposition of a New Note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the New Note. Your adjusted federal income tax basis in a note generally will equal your cost for the Original Note exchanged therefor.

        Any gain or loss you recognize on a disposition of a New Note generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Original Note for which it was exchanged for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the New Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the New Notes provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the New Notes is pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

  •
  you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

        The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file such IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a New Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof: provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the New Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

        The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the New Notes.

U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on New Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those New Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. See "U.S. Holders" above. In that case, you would not be subject to the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on New Notes will be included in earnings and profits if so effectively connected.

        Any gain realized on the sale, exchange, or redemption of New Notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you and if a tax treaty applies, is attributable to a permanent establishment in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        If you are subject to the 183-day rule described above, then you may be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) of the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the New Notes) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

        We must annually report to the IRS and to you the interest paid to you on your New Notes. Copies of these information returns also may be made available to the tax authorities of the country in which you reside pursuant to the provisions of various treaties or agreements for the exchange of information. In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

        Under current Treasury Regulations, payments on the sale, exchange or other disposition of a New Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the use of the prospectus may be suspended for not more than 60 days in any consecutive period if our board of directors reasonably and in good faith determines, upon the evidence of counsel, that the use of the prospectus would require the premature disclosure of a material event at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects or the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors reasonably and in good faith determines that any such disclosure could reasonably be expected to jeopardize the success of such transaction. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and to our performance under, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

        The financial statements of the printing and writing papers business (a business of MeadWestvaco Corporation) as of December 31, 2004 and 2003 and for each of the three years in the period ended

December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, (which report contains an explanatory paragraph indicating that the printing and writing papers business (a business of MeadWestvaco Corporation) restated its 2004 financial statements) given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

NEWPAGE CORPORATION
INDEX TO FINANCIAL STATEMENTS

Audited Combined Financial Statements:
Report of Independent Auditors	F-2
Combined Statements of Operations for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-3
Combined Balance Sheets as of December 31, 2004 and December 31, 2003	F-4
Statements of Changes in Combined Equity for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-5
Combined Statements of Cash Flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-6
Notes to Combined Financial Statements	F-7
Unaudited Combined Financial Statements:
Combined Statements of Operations for the quarters ended March 31, 2005 and March 31, 2004	F-28
Combined Balance Sheets as of March 31, 2005 and December 31, 2004	F-29
Combined Statements of Cash Flows for the quarters ended March 31, 2005 and March 31, 2004	F-30
Notes to Unaudited Combined Financial Statements	F-31

REPORT OF INDEPENDENT AUDITORS

To MeadWestvaco Corporation

        In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of the Printing and Writing Papers Business of MeadWestvaco Corporation at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in the summary of significant accounting policies, the Printing and Writing Papers Business of MeadWestvaco Corporation adopted a new accounting standard for asset retirement obligations as of January 1, 2003.

        As described in Note A, the Printing and Writing Papers Business of MeadWestvaco Corporation has restated its 2004 combined financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
March 14, 2005 except as to Note A which is as of April 4, 2005

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED STATEMENTS OF OPERATIONS

	Years ended December 31
	2004 (As Restated)	2003	2002
	(dollars in thousands)
Net sales (including sales to related parties of $29,706, $29,995 and $33,121, respectively)	$2,175,935	$1,988,917	$1,960,662
Cost of sales	2,145,433	1,994,509	1,992,412
Selling, general and administrative expenses	129,240	135,600	133,371
Goodwill and asset impairment	238,047	—	11,508
Interest expense	9,241	10,297	8,223
Other income, net	(3,559)	(4,079)	(3,062)

Loss before income taxes, equity income from investee and cumulative effect of accounting change	(342,467)	(147,410)	(181,790)
Income tax benefit	(39,492)	(51,928)	(74,751)
Equity income from investee (net of income tax expense of $1,004, $1,159 and $3,204, respectively)	1,784	2,115	4,589

Loss before cumulative effect of accounting change	(301,191)	(93,367)	(102,450)
Cumulative effect of accounting change (net of income tax benefit of $250)	—	(408)	—

Net loss	$(301,191)	$(93,775)	$(102,450)

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED BALANCE SHEETS

	December 31
	2004 (As Restated)	2003
	(dollars in thousands)
ASSETS
Accounts receivable, net	$199,506	$209,349
Inventories	321,409	370,168
Other current assets	19,902	15,848

Current assets	540,817	595,365
Property, plant and equipment, net	2,033,373	2,164,982
Goodwill	—	244,348
Other assets, net	72,697	92,593

Total assets	$2,646,887	$3,097,288

LIABILITIES AND COMBINED EQUITY
Accounts payable	$123,183	$80,338
Accrued expenses	144,056	143,475
Current maturities of long-term debt	—	39,020

Current liabilities	267,239	262,833
Long-term debt, less current portion above	145,035	145,035
Other long-term obligations	15,765	11,501
Deferred income taxes	506,335	550,064

Total liabilities	934,374	969,433
Commitments and contingencies
Combined equity	1,712,513	2,127,855

Total liabilities and combined equity	$2,646,887	$3,097,288

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
STATEMENTS OF CHANGES IN COMBINED EQUITY

EQUITY (As Restated)
(dollars in thousands)
BALANCE, JANUARY 1, 2002	$638,637
Net loss for the year ended December 31, 2002	(102,450)
Merger of Mead and Westvaco	1,758,126
Transactions with MeadWestvaco Corporation, net	(95,764)

BALANCE, DECEMBER 31, 2002	2,198,549
Net loss for the year ended December 31, 2003	(93,775)
Transactions with MeadWestvaco Corporation, net	23,081

BALANCE, DECEMBER 31, 2003	2,127,855
Net loss for the year ended December 31, 2004, as restated	(301,191)
Transactions with MeadWestvaco Corporation, net	(114,151)

BALANCE, DECEMBER 31, 2004, as restated	$1,712,513

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2004 (As Restated)	2003	2002
	(dollars in thousands)
Cash flows from operating activities
Net loss	$(301,191)	$(93,775)	$(102,450)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	229,802	236,072	215,336
Deferred income taxes	(37,581)	(50,393)	(73,080)
Loss on sales of assets, net	4,799	1,887	2,136
Investee—earnings and distributions	9,452	8,830	(168)
Impairment of goodwill and long-lived assets	238,047	—	11,508
Cumulative effect of accounting change	—	408	—
Changes in operating assets and liabilities:
Accounts receivable, net	9,843	(8,799)	(900)
Inventories	47,945	(33,373)	89,810
Other current assets	(3,901)	(4,666)	8,537
Other assets	(4,590)	(6,693)	(10,224)
Accounts payable	42,845	9,643	(16,871)
Accrued expenses	581	(15,150)	17,231
Other liabilities	4,264	5,701	5,800

Net cash provided by operating activities	240,315	49,692	146,665
Cash flows from investing activities
Additions to property, plant and equipment	(87,549)	(78,071)	(71,755)
Proceeds from sale of property, plant and equipment	405	2,398	627

Net cash used in investing activities	(87,144)	(75,673)	(71,128)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	12,000	21,120
Financing costs	—	—	(893)
Repayment of long-term debt	(39,020)	(9,100)	—
Net transactions with MeadWestvaco Corporation	(114,151)	23,081	(95,764)

Net cash (used in) provided by financing activities	(153,171)	25,981	(75,537)
Increase (decrease) in cash and cash equivalents	$—	$—	$—

Cash paid (received) by MeadWestvaco on behalf of the company during the year for:
Interest	$9,453	$11,085	$8,504
Taxes	(907)	(626)	1,533

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Description of Business and Basis of Presentation

        These combined financial statements present the historical results of the Printing and Writing Papers Business, which is sometimes referred to as the Coated and Carbonless Papers Group ("Papers," the "Business" or the "Company") to be purchased from MeadWestvaco Corporation ("MeadWestvaco") by Maple Acquisition LLC (the "Acquisition") pursuant to the Acquisition. The Business consists of the historical Papers business segment of MeadWestvaco adjusted to exclude MeadWestvaco's investment in Northwood Panelboard and the operations of Specialty Papers, which is a distinct and different business under separate management that will not be purchased. The Business is engaged in the manufacturing, marketing and distribution of coated, uncoated and carbonless papers which are manufactured at five domestic mills.

        These combined financial statements are intended to present the historical results of the Business operations during each respective period. As such, these combined financial statements include allocations of certain expenses, as well as assets and liabilities historically maintained by MeadWestvaco and not recorded in the accounts of the Business. The Business and MeadWestvaco management believe such allocations have been made on a reasonable basis. However, these combined financial statements may not necessarily be indicative of the results that would have been obtained if the Business had operated as a separate entity during the periods presented.

        The combined equity of the company is comprised of the excess of the Business' assets over its liabilities. Combined equity is affected by the Business' operating results, expense allocations from MeadWestvaco and cash transfers between the Business and MeadWestvaco, including settlement of intercompany transactions and amounts paid or received relating to interest and income taxes, as MeadWestvaco manages all treasury activities of the Business.

        MeadWestvaco was formed for the purpose of consummating the business combination of The Mead Corporation ("Mead") and Westvaco Corporation ("Westvaco"), which was completed on January 29, 2002. Westvaco became the acquiring entity for accounting purposes. Both Mead and Westvaco had paper manufacturing operations and the acquired Mead operations have been accounted for consistent with the acquisition accounting followed by MeadWestvaco. The combined balance sheets in these financial statements include the assets acquired and liabilities assumed of Mead's papers group and reflect an allocation of purchase price based on estimated fair value at the date of acquisition. The statements of changes in combined equity in these financial statements reflect the allocated purchase price of $1,758,126 relating to the specific assets and liabilities associated with the Business. The statement of combined operations in these financial statements for the year ended December 31, 2002 includes approximately eleven months of Mead's papers group results and twelve months of Westvaco's papers group.

        A summary of the purchase price allocated to the fair value of the assets acquired and obligations assumed at the date of the merger is as follows:

Current assets	$476,091
Property, plant and equipment	1,511,653
Goodwill	235,894
Other assets	98,590

Total assets acquired	2,322,228
Current liabilities	(163,631)
Long-term debt	(125,290)
Deferred taxes	(275,181)

Total liabilities assumed	(564,102)

Net purchase price allocated	$1,758,126

        Selected unaudited pro forma combined financial data    The following table summarizes, under the purchase method of accounting, selected unaudited pro forma combined statements of operations data of the Business, for the year ended December 31, 2002 as if the business combination between Westvaco and Mead had been completed at the beginning of the year. This selected unaudited pro forma combined financial data is included only for the purposes of illustration, and it does not necessarily indicate what the operating results would have been if the business combination between Westvaco and Mead had been completed on such date. Moreover, this information does not necessarily indicate what the future operating results of the combined company will be. This information includes eleven months of actual data and one month of pro forma data for Mead. The unaudited pro forma information includes allocations of certain expenses maintained by Mead and not recorded in the accounts of the Business.

Unaudited pro forma financial data	2002
Net sales	$2,066,538
Loss before income taxes and equity income from investee	(186,599)
Net loss	(109,885)

Subsequent Event

        On January 14, 2005, MeadWestvaco entered into a purchase agreement with Maple Acquisition LLC, ("Maple") an affiliate of Cerberus Capital Management L.P., a private New York-based investment firm. The purchase agreement provides for the sale by MeadWestvaco of the Business and the sale of the MeadWestvaco Forestry Operations to Maple and/or one or more Maple affiliates. In consideration for the sale, Maple and/or one or more of its affiliates plan to make an initial cash payment of $2.3 billion, subject to specified post-closing purchase price adjustments. MeadWestvaco will retain certain assets and liabilities related to the Business (included within these financial statements) and the MeadWestvaco Forestry Operations. The transaction, which is expected to close in the second quarter of 2005, is subject to the receipt of financing from committed sources by Maple and other customary conditions, including the receipt of regulatory approvals.

Summary of Significant Accounting Policies

Estimates and assumptions

        The preparation of these combined financial statements required management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of credit risk

        The financial instruments that potentially subject the company to concentrations of credit risk are accounts receivable. The company limits its credit risk by performing ongoing credit evaluations, and when deemed necessary, requiring letters of credit, guarantees, or collateral. The majority of the company's accounts receivable are with paper merchants and printers.

        For the years ended December 31, 2004, 2003 and 2002, the company's sales to its largest customer were 17%, 15%, and 13%, respectively, of its total net sales. Accounts receivable at December 31, 2004 and 2003 relating to this customer was 15% and 14%, respectively, of its total accounts receivable.

Inventories

        Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all raw materials, finished goods and production materials. Cost of all other inventories, mainly stores and supplies inventories, is determined by the average cost method.

Property, plant and equipment

        Owned assets are recorded at cost. Also included in the cost of these assets is interest on funds borrowed during the construction period. When assets are sold, retired or disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Costs of renewals and betterments of properties are capitalized; costs of maintenance and repairs are charged to expense. The cost of plant and equipment is depreciated, utilizing the straight-line method, over the estimated useful lives of the assets, which range from 20 to 40 years for buildings and 5 to 30 years for machinery and equipment.

Impairment of long-lived assets

        The company periodically evaluates whether current events or circumstances indicate that the carrying value of its long-lived assets, including intangible assets, to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. See footnote C for further information.

Goodwill

        The company has classified as goodwill the excess of the acquisition cost over the fair values of the net tangible and intangible assets of businesses acquired. These financial statements include the applicable portion of goodwill associated with Papers business subsequent to and created by the merger of Mead and Westvaco. Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment on an annual basis unless conditions arise that would require a more frequent evaluation. See footnote D for further information.

Capitalized software

        Capitalized software is included in other assets and is amortized using the straight-line method over the estimated useful lives of 2 to 8 years. The company records software development costs in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Environmental

        Environmental expenditures that increase useful lives of assets are capitalized, while other environmental expenditures are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

Landfills

        Effective January 1, 2003, the company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that an obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred. Subsequent to initial measurement, an entity recognizes changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows. The adoption of this standard resulted in a cumulative adjustment of $408 (net of $250 in tax benefit) during the year ended December 31, 2003.

Revenue recognition

        The company recognizes revenues at the point when title and the risk of ownership passes to the customer. Substantially all of the company's revenues are generated through product sales, and shipping terms generally indicate when title and the risk of ownership have passed. Revenue is recognized at shipment for sales where shipping terms are FOB (free on board) shipping point. For sales where shipping terms are FOB destination, revenue is recognized when the goods are received by the customer. The company provides allowances for estimated returns and other customer credits such as discounts, returns and volume rebates, when the revenue is recognized, based on historical experience, current trends and any notification of pending returns.

Research and development

        Included in cost of sales and selling, general and administrative expense are expenditures for research and development of $10,575, $4,638 and $3,353 for the years ended December 31, 2004, 2003 and 2002, respectively, which were expensed as incurred.

Interest Expense

        Included in these combined financial statements are amortization of deferred financing cost and interest expense of long-term debt specifically related to the Business facilities. MeadWestvaco has not historically allocated corporate interest cost to its segments and none of that interest cost has been allocated within these financial statements.

Pension and postretirement benefits

        The employees of the company are participants in various defined benefit pension and postretirement plans sponsored by MeadWestvaco and the assets and liabilities are combined with those related to other MeadWestvaco businesses. Similarly, MeadWestvaco manages its domestic postretirement benefit plans on a combined basis and claims data and liability information related to the company is aggregated and combined, by plan, with those related to other MeadWestvaco businesses. As a result, no assets or liabilities are reflected on the company's combined balance sheet and pension and postretirement expense for the company has been determined on a multi-employer plan basis.

        Pension costs recorded by the company with respect to the defined benefit pension plans for the years ended December 31, 2004, 2003 and 2002 were approximately $19,946, $19,053 and $17,161, respectively.

        The employees of the company are also eligible to participate in defined contribution benefit plans sponsored by MeadWestvaco. Under the terms of the defined contribution benefit plans, participant contributions may be directed into a number of investment options. MeadWestvaco matching contributions are made to a fund that invests in MeadWestvaco shares. During the years ended December 31, 2004, 2003 and 2002, respectively, the company incurred expenses of approximately $10,595, $10,742 and $7,686 for matching contributions to the defined contribution benefit plans.

        Upon retirement, MeadWestvaco provides life insurance and other postretirement benefits for certain MeadWestvaco retirees, including certain company employees. MeadWestvaco also funds certain medical benefits on a current basis with retirees paying a portion of the costs. Costs of providing these benefits to both active and retired employees of the company were approximately $54,000 for each of the three years ended December 31, 2004, 2003 and 2002.

Income taxes

        The company historically is not an income tax payer, as its results and related tax obligations, if any, are included in the consolidated returns of MeadWestvaco. The income tax benefit included in these combined financial statements was calculated on a separate return basis, as if the Business was a separate taxpayer, and the resulting current tax benefit (liability) is settled with MeadWestvaco through equity. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the enacted tax rates in effect for the years the differences are expected to reverse. The company evaluates the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that it will realize its deferred tax assets in the future.

Stock options

        The company measures compensation cost for MeadWestvaco stock options issued to employees and directors using the intrinsic value-based method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). The company adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. If compensation cost for MeadWestvaco stock options had been determined based on the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the company's pro forma net loss would have been as follows:

	Years ended December 31
	2004 (As Restated)	2003	2002
Net loss—as reported	$(301,191)	$(93,775)	$(102,450)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effect	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effect	770	617	261

Pro forma net loss	$(301,961)	$(94,392)	$(102,711)

New accounting standards:

        In December 2004, the Financial Accounting Standards Board ("FASB") enacted Statement of Financial Accounting Standards 123—revised 2004 ("SFAS 123R"), Share-Based Payment, which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. The accounting provisions of SFAS 123R are effective for reporting periods beginning after December 31, 2005. The adoption of FAS 123R is not expected to have a material impact on the Company's financial position and results of operations.

        In December 2004, FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. Under existing GAAP, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be "so abnormal" as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The company has been in compliance with this guidance for the periods ended December 31,

2004, 2003 and 2002; therefore, there will be no impact on the company's financial position or results of operations.

        There were other new accounting standards issued in 2004 that did not have a material impact on the company's financial position or results of operations.

A.    Restatement of Previously Issued Financial Statements

        The company has restated its combined financial statements as of and for the year ended December 31, 2004 to reflect a correction in accounting for impairment of long-lived assets. In the restatement, the company has adjusted 2004 results from a net loss of $569,352 to a net loss of $301,191. Conforming changes have also been made to the combined balance sheet as of December 31, 2004, the statement of changes in combined equity and the combined statement of cash flows for the year then ended, and the accompanying notes to the combined financial statements.

        The restatement was the result of initially including in these separate company financial statements, a pretax charge of $428,966 for an impairment of property, plant and equipment recognized by MeadWestvaco as a result of the pending sale of the company by MeadWestvaco. The restatement was required as the impairment analysis for these separate company financial statements should have been performed without regard to MeadWestvaco's plans for the possible sale of the company. The restatement has removed the MeadWestvaco long-lived assets impairment charge and the related tax effects from the combined balance sheet and related statements of operations, equity and cash flows.

        The following table summarizes restated amounts within the 2004 combined financial statements:

	As Reported	As Restated
Assets:
Other current assets	$18,912	$19,902
Property, plant and equipment	1,604,407	2,033,373
Liabilities and combined equity:
Deferred income taxes	$344,540	$506,335
Combined equity	1,444,352	1,712,513
Statement of Operations:
Goodwill and asset impairment	$667,013	$238,047
Total income tax benefit reflected in operations	199,293	38,488
Net loss	569,352	301,191

B.    Current Assets

        Trade receivables have been reduced by an allowance for doubtful accounts of $3,938 and $4,510 at December 31, 2004 and 2003, respectively. Receivables also include $7,534 and $7,556 from sources other than trade at December 31, 2004 and 2003, respectively. Inventories at December 31, 2004 and 2003 are comprised of:

	December 31
	2004	2003
Raw materials	$52,840	$48,273
Production materials, stores and supplies	68,676	64,205
Finished and in-process goods	199,893	257,690

	$321,409	$370,168

        Approximately 81% and 84% of inventories at December 31, 2004 and 2003 are valued using the LIFO method. If inventories had been valued at current cost, they would have been $368,027 and $412,757 at December 31, 2004 and 2003, respectively. During 2004, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2004 purchases, the effect of which decreased cost of goods sold by approximately $2,353 and decreased net loss by approximately $1,459.

C.    Property, Plant and Equipment

        Depreciation expense was $214,617, $219,116 and $201,711 for the years ended December 31, 2004, 2003 and 2002, respectively.

	December 31
	2004 (As Restated)	2003
Land and land improvements	$107,463	$108,001
Buildings	291,317	288,832
Machinery and other	3,317,098	3,242,950

	3,715,878	3,639,783
Less: accumulated depreciation	(1,702,617)	(1,501,026)

	2,013,261	2,138,757
Construction in progress	20,112	26,225

	$2,033,373	$2,164,982

        In 2002, the company recognized an impairment charge of $11,508 attributable to the shutdown of a paper machine at the mill in Luke, Maryland.

D.    Goodwill and Other Intangible Assets

        Unless otherwise deemed necessary by changes in circumstances, the company performs its annual impairment review of goodwill during the fourth quarter of each year. In 2003, the year following the adoption of SFAS No. 142, no impairment charge was necessary. In 2004, the Company recorded an impairment charge of $238,047 (pre-tax and after-tax) as the carrying value of goodwill exceeded the fair value. This charge is included in Goodwill and asset impairment in the accompanying combined statement of operations.

        The changes in the carrying amount of goodwill for the years ended December 31 are as follows:

	2004	2003	2002
Beginning balance	$244,348	$235,894	$—
Adjustments(1)	(6,301)	8,454	235,894
Impairments	(238,047)	—	—

Ending balance	$—	$244,348	$235,894

(1)
Reflects the adoption of SFAS No. 143 for former Mead-related landfills in 2003 and various contingencies related to uncertain tax matters in 2004 and 2003 related to the merger. Reflects the allocation from the Mead acquisition in 2002.

        Intangible assets subject to amortization, included in other assets, include customer contracts and lists. The gross carrying amount for these identifiable intangible assets was $49,550 and $45,750 at December 31, 2004 and 2003, respectively. Accumulated amortization associated with these identifiable intangible assets was $19,399 and $12,516 at December 31, 2004 and 2003, respectively.

        The company recorded amortization expense of $6,882, $6,683 and $5,833 for the years ended December 31, 2004, 2003 and 2002, respectively, relating to those identifiable intangible assets, subject to amortization.

        Based on the current value of intangible assets subject to amortization, the estimated amortization expense for the next five years is as follows: 2005—$5,331; 2006—$4,858; 2007—$3,857; 2008—$3,998, and 2009—$2,823. As acquisitions and dispositions occur in the future, these amounts may vary.

E.    Other Assets

	December 31
	2004	2003
Identifiable intangibles	$30,151	$33,234
Capitalized software	19,713	25,551
Investment in Rumford Cogeneration Co.	15,217	24,669
Other miscellaneous	7,616	9,139

	$72,697	$92,593

        Identifiable intangibles consist of arrangements whereby the Company is the exclusive supplier of certain products to customers. Certain arrangements include minimum purchase levels by customers, as well as required up-front and/or periodic payments by the company to the customer over the life of the agreement. Terms of these arrangements range from two to nine years with a weighted average of eight years.

        The company recorded amortization expense of $5,989, $8,678 and $7,344 in the years ended December 31, 2004, 2003 and 2002, respectively, relating to capitalized software.

        The company has a 30% interest in Rumford Cogeneration Company, L.P., a limited partnership which operates the cogeneration facility located at the Rumford, Maine, paper mill. Sales from the company to the limited partnership were $50,732, $50,091 and $51,859 for the years ended December 31, 2004, 2003 and 2002, respectively. Purchases made by the company from the limited partnership were $46,677, $45,294 and $51,008 for the years ended December 31, 2004, 2003 and 2002, respectively. Distributions received from the limited partnership were $12,240, $12,104 and $7,625 for the years ended December 31, 2004, 2003 and 2002, respectively. Sales and purchasing activities to the limited partnership have been netted in the accompanying statements of operations.

F.    Accounts Payable and Accrued Expenses

	December 31
	2004	2003
Accounts payable:
Trade	$94,896	$70,121
Other	28,287	10,217

	$123,183	$80,338

Accrued expenses:
Payroll and employee benefit costs	$81,651	$78,850
Accrued rebates and allowances	26,791	24,503
Taxes, other than income	6,463	6,453
Accrued environmental obligations	1,684	1,784
Accrued freight	6,691	6,351
Accrued energy	12,965	9,472
Accrued restructuring	2,178	5,487
Other	5,633	10,575

	$144,056	$143,475

G.    Long-term debt

	December 31
	2004	2003
Pollution Control Revenue Bonds:
9.6%, due 2006	$2,500	$8,400
Floating rate, due 2015-2023	—	33,120
Industrial Revenue Bonds:
Rates from 5.88%-6.45%, due 2018-2027	125,290	125,290
Floating rate, due 2009	17,245	17,245

	145,035	184,055
Less: amounts due within one year	—	(39,020)

Long-term debt	$145,035	$145,035

        Outstanding debt maturing in the next five years are: 2005—$0; 2006—$2,500; 2007—$0, 2008—$0 and 2009—$17,245.

        During 2004, the company retired $5,900 of fixed rate pollution control revenue bonds and $33,120 of floating rate pollution control revenue bonds. The fixed rate bonds had a weighted average coupon rate of 6%. The interest rate on the floating rate pollution control revenue bonds was fixed for an initial term to end on November 1, 2004 at a weighted average rate of 2.1%.

        At December 31, 2004, the book value of long-term debt was $145,035, and the fair value was estimated to be $146,600. The difference between book value and market value is derived from the difference between the period-end market interest rate and the stated rate for the company's fixed-rate long-term debt. The company has estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to the company for debt of similar terms and maturities. Certain covenants of MeadWestvaco are applicable to the debt of the Business. As of December 31, 2004, MeadWestvaco is in compliance with such covenants. All debt associated with the Business is uncollateralized and is guaranteed by MeadWestvaco.

H.    Leasing activities and other commitments

        The company leases a variety of assets for use in its operations. Certain leases provide for escalation of the lease payments as maintenance costs and taxes increase. Minimum rental payments under operating leases that have noncancellable lease terms in excess of 12 months are as follows:

Operating leases
2005	$8,217
2006	5,412
2007	3,602
2008	1,902
2009	513
Later years	220

Minimum lease payments	$19,866

        Rental expense under operating leases was $16,778, $22,039 and $24,262 for the years ended December 31, 2004, 2003 and 2002, respectively.

I.    Stock Option Plans

        Certain employees of the company participate in MeadWestvaco's stock option plans and receive MeadWestvaco's restricted stock. Grants of stock options and other stock-based compensation awards are approved by the Compensation Committee of MeadWestvaco's Board of Directors. The exercise prices of all options equal the market price of MeadWestvaco's stock on the date of grant. Under certain employee plans, stock options may be granted with or without stock appreciation rights, with or without limited stock appreciation rights, which are exercisable upon the occurrence of certain events related to changes in corporate control and are exercisable after a period of six months to three years and expire not later than ten years from the date of grant. No new grants for stock appreciation rights were awarded to the employees of the company in the periods presented.

        Restricted stock may be granted under the Restricted Stock Plan, to company employees. During 2004, there were 3,000 restricted common shares issued, which are outstanding at December 31, 2004. During the years ended December 31, 2003 and 2002, no shares of restricted stock were granted to company employees. The Restricted Stock Plan provides for the issuance of restricted common shares to certain employees. Restricted stock is issued from the plan as payment under MeadWestvaco's incentive compensation plan. The incentive compensation under this plan is expensed, as earned, and paid annually with a combination of cash and restricted stock. The number of restricted shares awarded to individual participants is based upon the portion of the incentive compensation liability payable in restricted stock divided by MeadWestvaco's stock price at the date of grant.

        Options to purchase 1.3 million MeadWestvaco shares issued to all participants of the plan (including company employees) under MeadWestvaco's 1996 Stock Option Plan are accompanied by a feature that allows option holders who exercise their stock options and hold the common shares they received at exercise to receive an additional stock option grant with an exercise price at the then-current market price. Options granted with this feature are accounted for as a fixed award.

        In connection with Westvaco's merger with Mead, MeadWestvaco assumed all outstanding options granted under Mead's stock option plans for employees, including employees of the company. Each such option to purchase one share of Mead common stock outstanding at the merger date became fully vested (in accordance with the applicable Mead stock option agreements) and became an option, on the same terms and conditions, to purchase one share of MeadWestvaco common stock. A total of 1.2 million Mead stock options issued to the company's employees were outstanding at the merger date.

        The historical amounts for Westvaco options outstanding, granted, exercised and cancelled, along with the related weighted average exercise prices, have been adjusted to reflect the conversion of Westvaco shares to MeadWestvaco shares. When employees of the company transferred to or from other business segments of MeadWestvaco, their stock options were either transferred to or assumed from the other business segments of MeadWestvaco. The following table summarizes activity in the plans as it relates to activity of employees of the company:

Shares of MeadWestvaco issuable under stock options, in thousands	Options	Weighted average exercise price
Outstanding at December 31, 2001	803	29.27
Granted	124	31.38
Other Division options removed	(2)	29.61
Mead options assumed upon the merger	1,185	27.87
Exercised	(150)	24.60
Cancelled	(59)	28.94

Outstanding at December 31, 2002	1,901	28.82
Granted	253	24.00
Other Division options assumed	24	29.13
Other Division options removed	(18)	29.37
Exercised	(91)	21.88
Cancelled	(193)	27.52

Outstanding at December 31, 2003	1,876	28.60
Granted	106	28.59
Other Division options assumed	191	28.35
Other Division options removed	(19)	26.68
Exercised	(273)	25.40
Cancelled	(96)	24.75

Outstanding at December 31, 2004	1,785	24.94

        The following table shows various information about stock options outstanding at December 31, 2004 as it relates to activity of employees of the company:

	Range of exercise prices
	$24.00–$25.84	$26.16–$29.74	$30.21–$40.46	Total
Number outstanding	297,127	904,940	583,321	1,785,388
Weighted average price	$24.61	$28.21	$32.04	$28.86
Weighted average remaining life (in years)	5.59	4.79	4.72	4.90
Number exercisable	160,484	799,340	552,328	1,512,152
Weighted average price	$25.12	$28.16	$32.08	$29.27

        The company applies APB No. 25 as amended, in accounting for MeadWestvaco's plans. No stock option expense has been recorded in the periods presented as the option price is set at the market value of the underlying MeadWestvaco stock at the date of grant.

        Assumptions used to calculate the pro forma effects of option grants in accordance with SFAS 123 were the following (see Summary of Significant Accounting Policies for pro forma disclosures):

	Years ended December 31
	2004	2003	2002
Weighted average fair value of options granted during the period using a binomial option pricing model	$7.67	$6.85	$10.24
Weighted average assumptions used for grants:
Expected dividend yield	3.22%	3.83%	2.93%
Expected volatility	32%	36%	36%
Risk-free interest rate	3.29%	3.27%	4.67%
Expected life of option (in years)	6	6	6

J. Restructuring and Other Merger-Related Expenses

Year ended December 31, 2004

        For the year ended December 31, 2004, the company recorded total pretax adjustments of expense / (income) of $(361) for previously recorded restructuring activities, of which $(404) and $43 were recorded within cost of sales and selling, general and administrative expenses, respectively. As of December 31, 2004, substantially all of the approximate 690 originally affected employees from 2002, 2003 and 2004 had been separated.

        At December 31, 2004, the remaining balance of liabilities established in conjunction with restructuring activity, other than the Westvaco and Mead merger, was approximately $852 and the company expects to utilize these liabilities by the end of 2005.

Year ended December 31, 2003

        For the year ended December 31, 2003, the company recorded net pretax charges of $11,431 relating to asset write-downs and employee separation costs, of which $2,916 and $8,515 were recorded within cost of sales and selling, general and administrative expenses, respectively.

        As part of the company's planned integration strategy and various restructuring activities, the company incurred charges of $13,481 for the separation benefits to approximately 120 employees. As of December 31, 2004, all of the affected employees had been separated. In addition, in 2003 the company sold a previously written-down facility. As a result of the sale of that facility, the company recorded a gain of $2,431.

Year ended December 31, 2002

        For the year ended December 31, 2002, the company recorded total pretax charges of $17,854 for asset write downs, facility closures and employee separation costs of which $11,508, $3,797 and $2,549 were recorded within asset impairment, cost of sales and selling, general and administrative expenses, respectively.

        The company incurred charges of $4,164 for the separation benefits to approximately 220 employees as part of a planned integration strategy and various restructuring activities. The costs were mainly attributable to the shutdown of a paper machine at the mill in Luke, Maryland. Charges associated with the shutdown included $11,508 to write down the assets. In addition, the company recognized related inventory write-downs of $967. As of December 31, 2004, all of the actions related to these charges were complete and the balance of the accruals for employee and other costs were substantially utilized.

Summary of other restructuring charges, other than Westvaco and Mead merger related

        The activity in the accrued restructuring balances related to all of the plans described above was as follows for the year ended December 31, 2004:

	Employee costs	Other costs	Total
Balance of related accruals at December 31, 2001	$—	$—	$—
Add: current charges in 2002	4,164	1,215	5,379
Less: payments in 2002	700	260	960

Balance of related accruals at December 31, 2002	3,464	955	4,419
Add: current charges in 2003	13,481	—	13,481
Less: payments in 2003	13,041	963	14,004

Balance of related accruals at December 31, 2003	3,904	(8)	3,896
Add: adjustments in 2004	(361)	—	(361)
Less: payments in 2004	2,691	(8)	2,683

Balance of related accruals at December 31, 2004	$852	$—	$852

Westvaco and Mead Merger Related Restructuring

        MeadWestvaco established accruals relating primarily to employee separation costs, facility closure costs and other actions relating to the integration of certain Mead operations into MeadWestvaco. Costs associated with these integration actions were recognized as a component of purchase accounting, resulting in the establishment of liabilities and adjustments to goodwill. Accordingly, these costs did not impact 2002 earnings and were not allocated to segments. The integration actions included the closure of three older, high-cost coated paper machines and related facilities at the Chillicothe, Ohio, paper mill and the integration of the Mead and Westvaco paper groups. Costs associated with decommissioning the machines and most employee termination benefits for 347 employees totaled $23,009, of which $2,150 was for asset impairments.

        At December 31, 2004, the remaining balance of liabilities established in conjunction with the actions related to the merger was approximately $1,326 and the company expects to utilize these liabilities by the end of 2005.

Summary of Westvaco and Mead merger related restructuring

        The activity in the goodwill balance related to all of the plans described above was as follows for the year ended December 31, 2004:

	Employee costs	Other costs	Total
Balance of related accruals at December 31, 2001	$—	$—	$—
Add: restructuring in connection with the merger	17,604	3,255	20,859
Less: payments in 2002	15,305	489	15,794

Balance of related accruals at December 31, 2002	2,299	2,766	5,065
Less: payments in 2003	2,299	1,175	3,474

Balance of related accruals at December 31, 2003	—	1,591	1,591
Less: payments in 2004	—	265	265

Balance of related accruals at December 31, 2004	$—	$1,326	$1,326

K.    Other Income, net

        Components of other income, net are as follows:

	Years ended December 31
	2004	2003	2002
Commission income from pulp sales	$(3,586)	$(3,028)	$(2,684)
Other, net	27	(1,051)	(378)

	$(3,559)	$(4,079)	$(3,062)

L.    Income Taxes

        Earnings (loss) from continuing operations before income taxes was $(339,679), as restated, $(144,136) and $(173,997) in the years ended December 31, 2004, 2003 and 2002, respectively.

        The significant components of the income tax provision (benefit) are as follows:

	Years ended December 31
	2004 (As Restated)	2003	2002
Currently payable (receivable):
U.S. federal	$—	$—	$—
State and local	(907)	(626)	1,533

	(907)	(626)	1,533

Deferred:
U.S. federal	(34,642)	(50,990)	(55,695)
State and local	(2,939)	847	(17,385)

Benefit for deferred income taxes	(37,581)	(50,143)	(73,080)

Income tax benefit, net of income taxes associated with equity income from investee	$(38,488)	$(50,769)	$(71,547)

Reflected in Operations as:
Income tax benefit before equity income from investee and cumulative effect of accounting change	$(39,492)	$(51,928)	$(74,751)
Tax expense on equity income from investee	1,004	1,159	3,204

Income tax benefit	$(38,488)	$(50,769)	$(71,547)

        The following table summarizes the major differences between the actual income tax provision (benefit) attributable to continuing operations and taxes computed at the U.S. federal statutory rate:

	Years ended December 31
	2004 (As Restated)	2003	2002
Income tax benefit computed at the U.S. federal statutory rate of 35%	$(118,888)	$(50,448)	$(60,900)
State and local income taxes, net of federal benefit	(7,101)	(7,125)	(10,303)
Goodwill	83,316	—	—
Permanent differences	(416)	(461)	(344)
Valuation allowances	4,601	7,265	—

Income tax benefit	$(38,488)	$(50,769)	$(71,547)

Effective tax rate	11.3%	35.2%	41.1%

        The principal current and noncurrent deferred tax assets and liabilities are as follows:

	December 31
	2004 (As Restated)	2003
Deferred tax assets:
Employee benefits	$11,719	$11,424
Net operating loss carryforwards	120,900	105,080
Other accruals and reserves	22,652	21,467

Total deferred tax assets	155,271	137,971
Valuation allowance	(11,866)	(7,265)

Net deferred tax assets	143,405	130,706

Deferred tax liabilities:
Depreciation and impairment	(601,454)	(623,789)
Inventory	(30,044)	(30,044)
Other	(14,632)	(23,480)

Total deferred tax liabilities	(646,130)	(677,313)

Net deferred liability	$(502,725)	$(546,607)

Included in the balance sheet:
Other current assets—deferred tax asset	$3,610	$3,457
Noncurrent net deferred tax liability	(506,335)	(550,064)

Net deferred liability	$(502,725)	$(546,607)

        The federal net operating loss carryforward is approximately $275 million and is available to reduce federal taxable income through 2024. The company's valuation allowance against deferred tax assets primarily relates to state tax net operating losses for which the ultimate realization of future benefits is uncertain. The amount of net operating loss carryforwards has been derived on a separate return basis as if the company were a separate income tax payer. These amounts have been included in the consolidated income tax filings of MeadWestvaco and may be settled with MeadWestvaco through combined equity in a future period.

        The company has operations in several domestic tax jurisdictions and is subject to audit in these jurisdictions. Tax audits by their nature are often complex and can require several years to resolve. While actual results could vary, in management's judgment the company has adequate accruals with respect to the ultimate outcome of such audits.

M.    Environmental and Legal Matters

        The company has been notified by the U.S. Environmental Protection Agency (the "EPA") or by various state or local governments that it may be liable under federal environmental laws or under applicable state or local laws with respect to the cleanup of hazardous substances at sites previously operated or used by the company. The company is currently named as a potentially responsible party ("PRP") or has received third-party requests for contribution under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state or local laws with respect to a number of sites. There are other sites which may contain contamination or which may be potential Superfund sites, but for which the company has not received any notice or claim. The potential liability for all these sites will depend upon several factors, including the extent of contamination, the method of remediation, insurance coverage and contribution by other PRPs. The company regularly evaluates its potential liability at these various sites. At December 31, 2004, the company has recorded liabilities of approximately $1.7 million for estimated potential cleanup costs based upon its close monitoring of ongoing activities and its past experience with these matters. The company believes that it is reasonably possible that costs associated with these sites may exceed amounts of recorded liabilities by an amount that could range from an insignificant amount to as much as $2 million. This estimate is less certain than the estimate upon which the environmental liabilities were based. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the company's consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

        The company is involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of such matters cannot be predicted with certainty, management does not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on the company's financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

N.    Business Segment Information

        The Company's principal business segments are Coated Paper System and Carbonless Paper System.

        The Coated Paper System is engaged in the manufacturing, marketing and distribution of coated papers primarily used for commercial printing, magazines, catalogs, textbooks, and labels. The products in this segment include: coated papers, uncoated papers produced in Michigan & Kentucky, and market pulp production. This segment's products are manufactured at four domestic mills and supported by multiple distribution and converting locations.

        The Carbonless Paper System is engaged in the manufacturing, marketing and distribution of carbonless and technical papers used primarily for business forms. The products in this segment include: value-added carbonless papers, uncoated papers, and specialty papers. This segment's products are manufactured at one domestic mill and one off-site coating facility.

        The segments are measured on earnings before taxes, extraordinary items and cumulative effect of accounting changes. The segments follow the same accounting principles described in the Summary of Significant Accounting Policies. Sales between the segments are transacted based on market prices. There are no operations, including long-lived assets, outside of the United States.

	Years ended December 31
	2004	2003	2002
Export sales from the United States	$215,700	$241,500	$203,800

        Financial information by business segment follow:

	Trade Sales	Segment (loss) (As Restated)	Depreciation and amortization	Segment assets (As Restated)	Capital expenditures
Year ended December 31, 2004
Coated Paper	$1,778,597	$(300,789)	$182,113	$2,171,380	$66,383
Carbonless Paper	397,338	(38,890)	47,689	475,507	21,166

Total	$2,175,935	$(339,679)	$229,802	$2,646,887	$87,549

Year ended December 31, 2003
Coated Paper	$1,602,657	$(110,914)	$190,005	$2,600,685	$68,435
Carbonless Paper	386,260	(33,222)	46,067	496,603	9,636

Total	$1,988,917	$(144,136)	$236,072	$3,097,288	$78,071

Year ended December 31, 2002
Coated Paper	$1,597,860	$(144,531)	$176,010	$2,676,875	$63,037
Carbonless Paper	362,802	(29,466)	39,326	526,149	8,718

Total	$1,960,662	$(173,997)	$215,336	$3,203,024	$71,755

O.    Related Party Transactions

        Transactions between the company and other business segments of MeadWestvaco commonly occur in the normal course of business. In addition, the company also has transactions with MeadWestvaco's Forestry Operations, which represents the forestry operations. Purchases from Forestry Operations were $6,344, $7,020 and $6,931 for the years ended December 31, 2004, 2003 and 2002, respectively. Sales to other MeadWestvaco business segments were $29,706, $29,995 and $33,121 for the years ended December 31, 2004, 2003 and 2002, respectively. Purchases from other MeadWestvaco business segments were $2,567, $2,005 and $1,894 for the years ended December 31, 2004, 2003 and 2002, respectively.

        The company's combined financial statements include expense allocations for certain corporate functions provided by MeadWestvaco, such as human resources, legal, finance, information systems,

purchasing, executive management and other corporate staff. Allocations were based on relative headcount for people-related costs, the company's assets as a percentage of total MeadWestvaco assets, the company's sales as a percentage of total MeadWestvaco sales, or by specific identification of costs directly associated with the company's operations. The company and MeadWestvaco management believe such allocations have been made on a reasonable basis. These costs are included in cost of sales or selling, general and administrative expenses, consistent with MeadWestvaco classification, in the accompanying combined statements of operations. Costs allocated by or charged by MeadWestvaco to the company for services performed by MeadWestvaco on behalf of the company totaled $42,122, $52,808 and $65,663 for the years ended December 31, 2004, 2003 and 2002, respectively.

        In addition to the above, the company shares facilities and related costs (utilities and services) with other business segments of MeadWestvaco. Costs charged by the company to MeadWestvaco for shared facilities totaled $2,715, $2,510 and $2,268 for the years ended December 31, 2004, 2003 and 2002, respectively. These charges were based on estimates of actual usage for utilities and head count for other services and are recorded as a reduction of the related cost.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED STATEMENTS OF OPERATIONS
(Unaudited)

	First Quarter Ended March 31
	2005	2004
	dollars in thousands
Net sales (including sales to related parties of $6,555 and $4,361, respectively)	$543,501	$516,726
Cost of sales	507,767	533,636
Selling, general and administrative expenses	29,373	30,065
Interest expense	2,136	2,350
Other income, net	(982)	(950)

Income (loss) before income taxes and equity income from investee	5,207	(48,375)
Income tax expense (benefit)	1,737	(18,303)
Equity income from investee (net of income tax expense of $286 and $318, respectively)	508	566

Net income (loss)	$3,978	$(29,506)

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED BALANCE SHEETS
(Unaudited)

	March 31, 2005	December 31, 2004
	dollars in thousands
ASSETS
Accounts receivable, net	$209,164	$199,506
Inventories	363,439	321,409
Other current assets	21,039	19,902

Current assets	593,642	540,817
Property, plant and equipment, net	1,991,000	2,033,373
Other assets, net	70,736	72,697

	$2,655,378	$2,646,887

LIABILITIES AND COMBINED EQUITY
Accounts payable	$114,654	$123,183
Accrued expenses	134,553	144,056

Current liabilities	249,207	267,239
Long-term debt	145,035	145,035
Other long-term obligations	15,703	15,765
Deferred income taxes	506,573	506,335

Total liabilities	916,518	934,374
Commitments and contingences
Combined equity	1,738,860	1,712,513

	$2,655,378	$2,646,887

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter Ended March 31
	2005	2004
	dollars in thousands
Cash flows from operating activities:
Net income (loss)	$3,978	$(29,506)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	56,762	56,394
Deferred income taxes	2,023	(15,158)
Loss on sale of assets, net	520	469
Investee—earnings and distributions	1,276	1,351
Changes in operating assets and liabilities:
Accounts receivable, net	(9,658)	(1,265)
Inventories	(42,030)	10,212
Other current assets	(2,922)	(2,554)
Other long-term assets	(2,761)	(2,336)
Accounts payable	(8,529)	13,718
Accrued expenses	(9,503)	484
Other liabilities	(62)	1,174

Net cash (used in) provided by operating activities	(10,906)	32,983
Cash flows from investing activities:
Additions to property, plant and equipment	(11,463)	(13,987)
Proceeds from sale of property, plant and equipment	—	68

Net cash used in investing activities	(11,463)	(13,919)
Cash flows from financing activities:
Net transactions with MeadWestvaco Corporation	22,369	(19,064)

Net cash provided by (used in) financing activities	22,369	(19,064)
Increase (decrease) in cash and cash equivalents	$—	$—

The accompanying notes are an integral part of these financial statements.

PRINTING AND WRITING PAPERS BUSINESS
(A BUSINESS OF MEADWESTVACO CORPORATION)
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Description of Business and Basis of Presentation

        These combined financial statements present the historical results of the Printing and Writing Papers Business, which is sometimes referred to as the Coated and Carbonless Papers Group (the "Business") which was purchased from MeadWestvaco Corporation ("MeadWestvaco") by Maple Acquisition LLC (the "Acquisition") pursuant to the Acquisition, which was funded on May 2, 2005, but deemed to have been completed on April 30, 2005. The Business consists of the historical Papers business segment of MeadWestvaco adjusted to exclude MeadWestvaco's investment in Northwood Panelboard and the operations of Specialty Papers, which is a distinct and different business under separate management that was not purchased. The Business is engaged in the manufacturing, marketing and distribution of coated, uncoated and carbonless papers which are manufactured at five domestic mills.

        These combined financial statements are intended to present the historical results of the Business operations during each respective period. As such, these combined financial statements include allocations of certain expenses, as well as assets and liabilities historically maintained by MeadWestvaco and not recorded in the accounts of the Business. The Business and MeadWestvaco management believe such allocations have been made on a reasonable basis. However, these combined financial statements may not necessarily be indicative of the results that would have been obtained if the Business had operated as a separate entity during the periods presented.

        The combined equity of the Business comprises the excess of the Business' assets over its liabilities. Combined equity is affected by the Business' operating results, expense allocations from MeadWestvaco and cash transfers between the Business and MeadWestvaco, including settlement of intercompany transactions and amounts paid or received relating to interest and income taxes, as MeadWestvaco manages all treasury activities of the Business.

        These interim combined financial statements have not been audited. However, in the opinion of management, all normal recurring adjustments necessary to present fairly the financial position and the results of operations for the interim periods presented have been made. These interim financial statements have been prepared on the basis of accounting principles and practices generally accepted in the United States of America ("GAAP") applied consistently with those used in the preparation of the Business' annual financial statements for the year ended December 31, 2004.

        Certain information and footnote disclosures normally included in the annual financial statements presented in accordance with GAAP have been condensed or omitted. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Business' annual financial statements and notes thereto for the year ended December 31, 2004.

Stock Options

        The Business measures compensation cost for MeadWestvaco stock options issued to employees and directors using the intrinsic value-based method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Business adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. If compensation cost for MeadWestvaco stock options had been determined based on the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Business' pro forma net income (loss) would have been as follows:

	First Quarter Ended March 31
	2005	2004
Net income (loss)—as reported	$3,978	$(29,506)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effect	—	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effect	196	182

Pro forma net income (loss)	$3,782	$(29,688)

A.    Restructuring

Quarter ended March 31

        For the quarter ended March 31, 2005, the Business recorded total pretax charges of $169 for employee separation costs, all of which was recorded within cost of sales.

        For the quarter ended March 31, 2004, the Business recorded total pretax charges of $305 for employee separation costs, of which $303 and $2 were recorded within cost of sales and selling, general and administrative expenses, respectively.

Year ended December 31, 2004

        For the year ended December 31, 2004, the Business recorded total pretax adjustments of expense/(income) of $(361) for previously recorded restructuring activities, of which $(404) and $43 were recorded within cost of sales and selling, general and administrative expenses, respectively. As of March 31, 2005, substantially all of the approximate 690 originally affected employees from 2002, 2003 and 2004 had been separated.

        At March 31, 2005, the remaining balance of liabilities established in conjunction with restructuring activities, other than the Westvaco Corporation ("Westvaco") and Mead Corporation ("Mead") merger, was approximately $496 and the Business expects to satisfy these liabilities by the end of 2005.

Summary of other restructuring charges, other than Westvaco and Mead merger related

        The activity related to the plans above was as follows for the quarter of 2005:

Employee costs
Balance of related accruals at December 31, 2004	$852
Add: current charges	169
Less: payments	525

Balance of related accruals at March 31, 2005	$496

Westvaco and Mead Merger Related Restructuring

        MeadWestvaco established accruals relating primarily to employee separation costs, facility closure costs and other actions relating to the integration of certain Mead operations into MeadWestvaco. Costs associated with these integration actions were recognized as a component of purchase accounting, resulting in the establishment of liabilities and adjustments to goodwill. Accordingly, these costs did not impact 2002 earnings and were not allocated to segments. The integrations actions included the closure of three older, high-cost coated paper machines and related facilities at the Chillicothe, Ohio, paper mill and the integration of the Mead and Westvaco paper groups. Costs associated with decommissioning the machines and most employee termination benefits for 347 employees totaled $23,009, of which $2,150 was for asset impairments.

        At March 31, 2005, there was no remaining balance of liabilities established in conjunction with the actions related to the Westvaco and Mead merger.

Summary of Westvaco and Mead merger related restructuring

        The activity in the accrued liability related to the plan described above was as follows for the first quarter of 2005:

Other costs
Balance of related accruals at December 31, 2004	$1,326
Less: payments	1,326

Balance of related accruals at March 31, 2005	$—

B.    Inventories and Property, Plant and Equipment

	March 31, 2005	December 31, 2004
Raw materials	$56,914	$52,840
Production materials, stores and supplies	70,798	68,676
Finished and in-process goods	235,727	199,893

Total inventories	$363,439	$321,409

        Property, plant and equipment is net of accumulated depreciation of $1,751,800 and $1,702,617 at March 31, 2005 and December 31, 2004, respectively.

C.    Goodwill and Other Intangible Assets

        Unless otherwise deemed necessary by events or changes in circumstances, the Business performs its annual impairment review during the fourth quarter of each year under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets.

        Intangible assets subject to amortization, included in other assets, include customer contracts and lists. The gross carrying amount for these identifiable intangible assets was $49,550 at March 31, 2005 and December 31, 2004. Accumulated amortization associated with these identifiable intangible assets was $20,738 and $19,399 at March 31, 2005 and December 31, 2004, respectively.

        The Business recorded amortization expense of $1,339 and $1,539 for the quarters ended March 31, 2005 and 2004, respectively, relating to these identifiable intangible assets subject to amortization.

        Based on the current value of intangible assets subject to amortization, the estimated amortization expense for 2005 and each of the succeeding five years is as follows: 2005–$5,331; 2006–$4,858; 2007–$3,857; 2008–$3,998; 2009–$2,823; 2010–$2,625. As acquisitions and dispositions occur in the future, these amounts may vary.

D.    Employee Retirement and Postretirement Benefits

        The employees of the Business are participants in various defined benefit pension and postretirement plans sponsored by MeadWestvaco, and the assets and liabilities are combined with those related to other MeadWestvaco businesses. Similarly, MeadWestvaco manages its domestic postretirement benefit plans on a combined basis, and claims data and liability information related to the Business is aggregated and combined, by plan, with those related to other MeadWestvaco businesses. As a result, no assets or liabilities are reflected on the Business' combined balance sheet, and pension and postretirement expense for the Business has been determined on a multi-employer plan basis.

        Pension costs recorded by the Business with respect to defined benefit pension plans for the quarters ended March 31, 2005 and 2004 were approximately $5,346 and $4,986, respectively.

        The employees of the Business are also eligible to participate in defined contribution benefit plans sponsored by MeadWestvaco. Under the terms of the defined contribution benefit plans, participant contributions may be directed into a number of investment options. MeadWestvaco matching contributions are made to a fund that invests in MeadWestvaco shares. During the quarters ended March 31, 2005 and 2004, the Business incurred expenses of approximately $2,851 and $2,722, respectively, for matching contributions to the defined contribution benefit plans.

        Upon retirement, MeadWestvaco provides life insurance and other postretirement benefits for certain MeadWestvaco retirees, including certain Business employees. MeadWestvaco also funds certain medical benefits on a current basis with retirees paying a portion of the costs. Costs of providing these benefits to both active and retired employees of the Business were approximately $13,700 and $12,600 for the quarters ended March 31, 2005, and 2004, respectively.

E.    Segment Information

        The Business' principal business segments are Coated Paper System and Carbonless Paper System.

        The Coated Paper System is engaged in the manufacturing, marketing and distribution of coated papers primarily used for commercial printing, magazines, catalogs, textbooks, and labels. The products in this segment include: coated papers, uncoated papers produced in Michigan and Kentucky, and market pulp production. This segment's products are manufactured at four domestic mills and supported by multiple distribution and converting locations.

        The Carbonless Paper System is engaged in the manufacturing, marketing and distribution of carbonless and technical papers used primarily for business forms. The products in this segment include: value-added carbonless papers, uncoated papers, and specialty papers. This segment's products are manufactured at one domestic mill and one off-site coating facility.

        The segments are measured on earnings before taxes and extraordinary items. The segments follow the same accounting principles described in the Summary of Significant Accounting Policies, as included in the Business' annual financial statements for the year ended December 31, 2004. Sales between the segments are transacted based on market prices. There are no operations, including long-lived assets, outside of the United States.

First Quarter Ended March 31, 2005	Net Sales	Segment Profit (Loss)
Coated Paper	$444,656	$10,756
Carbonless Paper	98,845	(4,755)

Total	$543,501	$6,001

First Quarter Ended March 31, 2004	Net Sales	Segment Profit (Loss)
Coated Paper	$417,661	$(40,319)
Carbonless Paper	99,065	(7,172)

Total	$516,726	$(47,491)

F.    Environmental and Legal Matters

        The Business has been notified by the U.S. Environmental Protection Agency (the "EPA") or by various state or local governments that it may be liable under federal environmental laws or under applicable state or local laws with respect to the cleanup of hazardous substances at sites previously operated or used by the Business. The Business is currently named as a potentially responsible party ("PRP") or has received third-party requests for contribution under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state or local laws with respect to a number of sites. There are other sites which may contain contamination or which may be potential Superfund sites, but for which the Business has not received any notice or claim. The potential liability for all these sites will depend upon several factors, including the extent of contamination, the method of remediation, insurance coverage and contribution by other PRPs. The Business regularly evaluates its potential liability at these various sites. At March 31, 2005, the Business has recorded liabilities of approximately $1.7 million for estimated potential cleanup costs based upon its close monitoring of ongoing activities and its past experience with these matters. The Business believes that it is reasonably possible that costs associated with these sites may exceed amounts of recorded liabilities by an amount that could range from an insignificant amount to as much as $2 million. This estimate is less certain than the estimate upon which the environmental liabilities were based. After consulting with legal counsel and after considering established liabilities, it is our judgment that the resolution of pending litigation and proceedings is not expected to have a material adverse effect on the Business' consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

        The Business is involved in various other litigation and administrative proceedings arising in the normal course of business. Although the ultimate outcome of such matters cannot be predicted with certainty, management does not believe that the currently expected outcome of any matter, lawsuit or claim that is pending or threatened, or all of them combined, will have a material adverse effect on the Business' financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material effect on the results of operations.

G.    Related Party Transactions

        Transactions between the Business and other business segments of MeadWestvaco commonly occur in the normal course of business. In addition, the Business also has transactions with MeadWestvaco's Forestry Operations. Purchases from Forestry Operations were $2,325 and $1,596 for the quarters ended March 31, 2005 and 2004, respectively. Sales to other MeadWestvaco business segments were $6,555 and $4,361 for the quarters ended March 31, 2005 and 2004, respectively. Purchases from other MeadWestvaco business segments were $1,052 and $573 for the quarters ended March 31, 2005 and 2004, respectively.

        The Business' combined financial statements include expense allocations for certain corporate functions provided by MeadWestvaco, such as human resources, legal, finance, information systems, purchasing, executive management and other corporate staff. Allocations were based on relative headcount for people-related costs, the Business' assets as a percentage of total MeadWestvaco assets, the Business' sales as a percentage of total MeadWestvaco sales, or by specific identification of costs directly associated with the Business' operations. The Business and MeadWestvaco management believe such allocations have been made on a reasonable basis. These costs are included in cost of sales or selling, general and administrative expenses, consistent with the MeadWestvaco classification, in the accompanying combined statements of operations. Costs allocated by or charged by MeadWestvaco to the Business for services performed by MeadWestvaco on behalf of the Business totaled $8,398 and $10,322 for quarters ended March 31, 2005 and 2004, respectively.

        In addition to the above, the Business shares facilities and related costs (utilities and services) with other business segments of MeadWestvaco. Costs charged by the Business to MeadWestvaco for shares facilities totaled $651 and $679 for the quarters ended March 31, 2005 and 2004, respectively. These charges were based on estimates of actual usage for utilities and head count for other services and are recorded as a reduction of the related cost.

PROSPECTUS DATED                , 2005

$775,000,000

NewPage Corporation

Offer to Exchange

Floating Rate Senior Secured Notes due 2012, Series B for
Floating Rate Senior Secured Notes due 2012, Series A

10% Senior Secured Notes due 2012, Series B for
10% Senior Secured Notes due 2012, Series A

and

12% Senior Subordinated Notes due 2013, Series B for
12% Senior Subordinated Notes due 2013, Series A

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until                    , 2005 (90 days from the date of this prospectus), all dealers effecting transactions in the Securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Indemnification under the Delaware General Corporation Law

        NewPage Corporation, Wickliffe Paper Company, Chillicothe Paper, Inc., Luke Paper Company, Rumford Paper Company and Rumford Cogeneration, Inc. are each corporations incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under each of the certificates of incorporation of NewPage Corporation, Wickliffe Paper Company and Chillicothe Paper Inc.

        Article 5 of each of the certificates of incorporation of NewPage Corporation, Wickliffe Paper Company and Chillicothe Paper Inc. eliminates a directors' personal liability to the fullest extent permitted under applicable law.

        Article 7 of each of the certificate of incorporation of NewPage Corporation, Wickliffe Paper Company and Chillicothe Paper Inc. gives the company the right, to the fullest extent permitted by applicable law, to indemnify its officers and directors.

Indemnification under the Bylaws of NewPage Corporation, Wickliffe Paper Company and Chillicothe Paper Inc.

        Article VI of each of the bylaws of NewPage Corporation, Wickliffe Paper Company and Chillicothe Paper Inc. provide that the company will, to the fullest extent permitted by applicable law, indemnify, and advance expenses to, each and every person who is or was a director, officer, employee, agent or fiduciary of the company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative. Such expenses include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

        In addition, the bylaws provide that the company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the company would have the power to indemnify him or her against such liability under applicable law.

Indemnification under the Bylaws of Luke Paper Company

        Article VII of the bylaws of Luke Paper Company, or LPC, provides that LPC will indemnify its past and present directors or officers, whether or not such person continues to be director or officer of LPC, to the fullest extent permitted under Section 145 of the DGCL. LPC may also, to the extent authorized by its board of directors in a specific case, indemnify every person previously, now or hereafter (i) serving as an employee or agent of LPC or (ii) serving at the request of LPC as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under Section 145 of the DGCL or other provisions of Delaware law relating to indemnification. In addition, the board of directors may provide any other rights of indemnity that it deems appropriate.

Indemnification under the Bylaws of Rumford Paper Company

        Article VIII of the bylaws of Rumford Paper Company, or RPC, provides that RPC will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of RPC, or is or was serving at the request of RPC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of RPC and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Expenses incurred by a director or officer in defending or investigating such an action, suit or proceeding shall be paid by RPC in advance of the final determination of such action, suit or proceeding upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified. RPC will not, however, indemnify such persons in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person has been adjudged to be liable to RPC, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court deems proper. Any expenses otherwise advanced to a director or officer must be repaid to RPC upon a determination that he is not entitled to be indemnified by RPC. However, to the extent that a present or former director or officer of RPC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Whether indemnification is appropriate, shall be determined (i) by a majority vote of directors not a party to such action (or, if there are no such directors or if such directors so direct, by independent legal counsel), (ii) by stockholders or (iii) by a court of competent jurisdiction. RPC may not indemnify any director or officer in connection with a proceeding initiated by such director or officer unless such proceeding was authorized or consented to by the board of directors of RPC.

        In addition, the bylaws provide that RPC has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of RPC, or is or was serving at the request of RPC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not RPC would have the power to indemnify him or her against such liability under applicable law.

Indemnification under the Bylaws of Rumford Cogeneration, Inc.

        Article V of the bylaws of Rumford Cogeneration, Inc., or Rumford Cogeneration, provides that each person who is or was a director, officer or employee of Rumford Cogeneration, and each person who serves or may have served at the request of Rumford Cogeneration as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, will be entitled to indemnification to the fullest extent permitted under the DGCL against any expenses, judgments, fines and settlement amounts actually and reasonably incurred by such person arising out of his or her status as such director officer or employee. However, indemnification will not be mandatory for any person seeking indemnity in connection with a proceeding voluntarily initiated by such person unless the proceeding was authorized by a majority of the entire board of directors.

Indemnification under the Delaware Limited Liability Company Act

        NewPage Energy Services LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and will have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification under the Limited Liability Company Agreement of NewPage Energy Services LLC

        Section 5.6 of the limited liability company agreement of NewPage Energy Services LLC, or NPES, provides that NPES will indemnify and hold each person who serves, or who has served, as a manager or officer of NPES (whether or not such person continues to be a manager or officer of NPES)

harmless to the fullest extent under the Delaware Act and other provisions of applicable law. In addition, if and to the extent authorized in a specific case by the management committee (acting by vote of a majority of the disinterested managers), NPES may indemnify and hold each person who serves, or who has served (i) as an employee or agent of NPES or (ii) at the request of NPES as a director, manager, officer, trustee, partner, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, harmless to the fullest extent permitted under the Delaware Act and other provisions of applicable law. NPES may pay expenses, including attorney's fees, incurred by any person who is eligible for indemnification in any action, suit or proceeding as they are incurred, in advance of the final disposition of such action, suit or proceeding, as authorized by the management committee (acting by a vote of a majority of the disinterested managers). The indemnification provided under the limited liability agreement of NPES is not exclusive of any other rights to which any person seeking indemnification may be entitled to.

Indemnification under the Michigan Business Corporation Act

        Escanaba Paper Company is a corporation incorporated under the laws of the State of Michigan. Sections 561 through 565 of the Michigan Business Corporation Act, or the MBCA, authorize a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, in actions by or in the right of the corporation, the MBCA authorizes corporations to indemnify against expenses (including attorneys' fees), and amounts paid in settlement if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, no indemnification may be made if such person has been found liable to the corporation, unless a court determination is made that such person is fairly and reasonably entitled to such indemnification. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or acting as a director, officer, employee or agent of another business entity on behalf of the corporation, against any liability due to such status, whether or not the corporation would have power to indemnify such person against such liability.

Indemnification under the West Virginia Corporation Act

        Upland Resources Inc. is a corporation incorporated under the laws of the State of West Virginia. Sections 31D-8-851 through 31D-8-856 of the West Virginia Corporation Act, or the WVCA, authorize a corporation to indemnify a director or officer who is a party to a proceeding because that individual is a director or officer of the corporation against liability if the director or officer acted in good faith, the conduct was in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable belief that the conduct was unlawful. A corporation may not indemnify a director or officer with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person will be entitled to indemnification. A corporation may also, if authorized by the board of directors, shareholders or special legal counsel, advance expenses of an officer or director who is party to a proceeding if such person delivers an affirmation as to his or her good faith belief he or she has acted in good faith and that his or her conduct was in or not opposed to the best interest of the corporation and undertakes to return such advance if it is ultimately determined that he or she is not entitled to indemnification. Determination of indemnification is made by the board of directors, shareholders or special legal counsel and authorization of such indemnification is to be made by the board of directors or shareholders. A court may also order indemnification or advances of expenses. In addition, Section 31D-8-857 of the WVCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under the WVCA.

Indemnification under the Bylaws of Upland Resources, Inc.

        Article V of the bylaws of Upland Resources, Inc., or Upland, provides that each director and officer of Upland, and each person who serves or may have served at the request of Upland as a director or officer of another corporation in which Upland owns shares of capital stock or of which it is a creditor, will be indemnified by Upland for all costs, expenses and liabilities imposed upon or reasonably incurred by that person, whether then in office or not, in connection with any action, suit or proceeding (including any settlement or compromise thereof) to which he or she may be made or named as a party by reason of his or her being or having been a director or officer of Upland or of such other corporation or by reason of any action alleged to have been taken or omitted by him or her in either such capacity. However, the indemnification provided to the directors and officers does not extend to matters where a person has been found to have been derelict or negligent in the performance of his or her duties as such director or officer.

Indemnification under the Maine Business Corporation Act

        Rumford Falls Power Company is a corporation incorporated under the laws of the State of Maine. Sections 852 and 857 of the Maine Business Corporation Act, or MEBCA, authorize a corporation to indemnify a director or officer who is a party to a proceeding because that individual is a director or officer of the corporation against liability if the director or officer acted in good faith, the conduct was in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable belief that the conduct was unlawful. A corporation may not indemnify a director or officer with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person will be entitled to indemnification. A corporation may also, if authorized by the board of directors or shareholders, advance expenses of an officer or director who is party to a proceeding if such person delivers an affirmation as to his or her good faith belief that he or she has acted in good faith and that his or her conduct was not opposed to the best interest of the corporation and undertakes to return such advance if it is ultimately determined that he or she is not entitled to indemnification. Determination of indemnification is made by the board of directors, shareholders or special legal counsel and authorization of such indemnification is to be made by the board of directors or shareholders. A court may also order indemnification or advancement of expenses. In addition, Section 858 of the MEBCA provides that a corporation may purchase and maintain insurance on behalf of directors and officers against liability whether or not the corporation would have the power to indemnify such person against liability under the MEBCA.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.1*	Purchase Agreement dated April 22, 2005 among NewPage Corporation and the Initial Purchasers set forth therein
3.1*	Certificate of Incorporation of NewPage Corporation
3.2*	Bylaws of NewPage Corporation
3.3*	Articles of Incorporation of Escanaba Paper Company
3.4*	Bylaws of Escanaba Paper Company
3.5*	Certificate of Incorporation of Luke Paper Company (f/k/a MeadWestvaco Maryland Inc.)
3.6*	Bylaws of Luke Paper Company (f/k/a MeadWestvaco Maryland Inc.)
3.7*	Certificate of Incorporation of Rumford Paper Company (f/k/a Mead Oxford Corporation)
3.8*	Bylaws of Rumford Paper Company (f/k/a Mead Oxford Corporation)
3.9*	Certificate of Formation of NewPage Energy Services LLC (f/k/a MeadWestvaco Energy Services LLC)
3.10*	Limited Liability Company Operating Agreement of NewPage Energy Services LLC (f/k/a MeadWestvaco Energy Services LLC)
3.11*	Articles of Incorporation of Upland Resources Inc.
3.12*	Bylaws of Upland Resources Inc.
3.13*	Certificate of Incorporation of Rumford Cogeneration Inc.
3.14*	Bylaws of Rumford Cogeneration Inc.
3.15*	Certificate of Organization of Rumford Falls Power Company
3.16*	Bylaws of Rumford Falls Power Company
3.17*	Certificate of Incorporation of Chillicothe Paper Inc.
3.18*	Bylaws of Chillicothe Paper Inc.
3.19*	Certificate of Incorporation of Wickliffe Paper Company (f/k/a NewPage Kentucky Corporation)
3.20*	Bylaws of Wickliffe Paper Company (f/k/a NewPage Kentucky Corporation)
4.1*	Indenture for the Floating Rate Senior Secured Notes due 2012 dated as of May 2, 2005 by and among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee
4.2*	Indenture for the 10% Senior Secured Notes due 2012 dated as of May 2, 2005 among NewPage Corporation, as Issuer, the guarantors named herein, HSBC Bank USA, National Association, as Trustee

4.3*	Indenture for the 12% Senior Subordinated Notes due 2013 dated as of May 2, 2005 among NewPage Corporation, the guarantors named herein and HSBC Bank USA, National Association, as Trustee
4.4*	Form of Floating Rate Senior Notes due 2012 (included in Exhibit 4.1)
4.5*	Form of 10% Senior Secured Notes due 2012 (included in Exhibit 4.2)
4.6*	Form of 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.3)
4.7*	Form of Guarantee for each of the Floating Rate Senior Notes due 2012, the 10% Senior Secured Notes due 2012, and the 12% Senior Subordinated Notes due 2013 (included in Exhibit 4.1)
4.8*	Exchange and Registration Rights Agreement, dated May 2, 2005, among NewPage Corporation, the guarantors named herein and the Initial Purchasers set forth therein
4.9*
Intercreditor Agreement, dated as of May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation, certain subsidiaries of NewPage Corporation, JPMorgan Chase Bank. N.A., as revolving loan collateral agent and The Bank of New York, as collateral trustee
4.10*
Collateral Trust Agreement dated as of May 2, 2005 among NewPage Corporation, the Pledgors from time to time party thereto, Goldman Sachs Credit Partners L.P., HSBC Bank USA, National Association, and The Bank of New York
4.11*
Parity Lien Debt Pledge and Security Agreement, dated as of May 2, 2005 in favor of The Bank of New York, as collateral by and among NewPage Corporation, certain subsidiaries thereof and The Bank of New York.
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1*	Equity and Asset Purchase Agreement, dated as of January 14, 2005, among MeadWestvaco Corporation and Maple Acquisition LLC (n/k/a Escanaba Timber LLC)
10.2*	First Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC.
10.3*	Second Amendment to Equity Asset and Purchase Agreement, dated as of January 14, 2005, by and between MeadWestvaco Corporation and Escanaba Timber LLC.
10.4*	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Escanaba Paper Company
10.5*	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Chillicothe Paper Inc.
10.6*	Fiber Supply Agreement dated as of May 2, 2005, between Escanaba Timber LLC and Wickliffe Paper Company.
10.7*
Revolving Credit and Guaranty Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., Wachovia Capital Markets, LLC, Bank of America, N.A. and UBS Securities LLC
10.8*
Term Loan Credit and Guaranty Agreement, dated May 2, 2005, by and among NewPage Corporation, NewPage Holding Corporation and certain of its affiliates, the lenders party thereto, Goldman Sachs Credit Partners L.P. and UBS Securities LLC

10.9*	Priority Lien Debt Pledge and Security Agreement, dated May 2, 2005, by and among NewPage Corporation and certain of its affiliates and The Bank of New York
10.10*	Revolving Credit Pledge and Security Agreement dated as of May 2, 2005, among NewPage Corporation, the guarantors named herein and JPMorgan Chase Bank, N.A.
10.11*	Allocation and Services Agreement dated as of April 30, 2005 between NewPage Corporation and Escanaba Timber LLC
10.12*	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Daniel A. Clark
10.13*	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Matthew L. Jesch
10.14*	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and James C. Tyrone
10.15*	Employment Letter Agreement dated May 2, 2005, by and between NewPage Corporation and Peter H. Vogel
10.16*	Consulting Agreement dated May 2, 2005, by and between NewPage Corporation and Mark Suwyn
12.1*	Statement Regarding Computation of Ratios
21.1*	List of subsidiaries of the Company
23.1**	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1*	Power of Attorney (included on Signature Page of initial filing)
25.1*	Statement of Eligibility and Qualification on Form T-1 of HSBC Bank USA, National Association, as Trustee
99.1*	Form of Letter of Transmittal for Outstanding Floating Rate Senior Secured Notes due 2012
99.2*	Form of Letter of Transmittal for Outstanding 10% Senior Secured Notes due 2012
99.3*	Form of Letter of Transmittal for Outstanding 12% Senior Subordinated Notes due 2013
99.4*	Form of Notice of Guaranteed Delivery for Tender of Floating Rate Senior Secured Notes due 2012, Series A NewPage Corporation
99.5*	Form of Notice of Guaranteed Delivery for Tender of 10% Senior Secured Notes due 2012, Series A NewPage Corporation
99.6*	Form of Notice of Guaranteed Delivery for Tender of 12% Senior Subordinated Notes due 2013, Series A NewPage Corporation

*
Previously filed as an exhibit to the Registration Statement on Form S-4 (Reg No.: 333-125952) originally filed with the SEC on June 17, 2005.

**
Filed herewith.

(b)
Financial Statement Schedules

        None.

Item 22. Undertakings.

        The undersigned Registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrants hereby undertake that:

  (1)
  Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), we undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NewPage Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on the 5th day of August, 2005.

NEWPAGE CORPORATION
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005
* Mark. A. Suwyn	Director	August 5, 2005
* Lenard B. Tessler	Director	August 5, 2005
* Alexander M. Wolf	Director	August 5, 2005
*By:	/s/ PETER H. VOGEL Peter H. Vogel Attorney-In-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chillicothe Paper Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

CHILLICOTHE PAPER INC.
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Escanaba Paper Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

ESCANABA PAPER COMPANY
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Luke Paper Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

LUKE PAPER COMPANY
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rumford Paper Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

RUMFORD PAPER COMPANY
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Wickliffe Paper Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

WICKLIFFE PAPER COMPANY
By:	/s/ PETER H. VOGEL
Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, NewPage Energy Services LLC has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

NEWPAGE ENERGY SERVICES LLC
By:	/s/ PETER H. VOGEL Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and member of management committee (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005
/s/ LINDA M. SHEFFIELD	member of management committee	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Upland Resources, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

UPLAND RESOURCES, INC.
By:	/s/ PETER H. VOGEL Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rumford Cogeneration, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

RUMFORD COGENERATION, INC.
By:	/s/ PETER H. VOGEL Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rumford Falls Power Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on the 5th day of August, 2005.

RUMFORD FALLS POWER COMPANY
By:	/s/ PETER H. VOGEL Name: Peter H. Vogel Title: President and Chief Executive Officer

Date: August 5, 2005

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PETER H. VOGEL	Director, President, Chief Executive Officer and Director (principal executive officer)	August 5, 2005
/s/ MATTHEW L. JESCH	Secretary, Vice President and Chief Financial Officer (principal financial officer)	August 5, 2005
/s/ JOHN E. KURILA	Controller (principal accounting officer)	August 5, 2005

QuickLinks

Co-Registrants
SUBJECT TO COMPLETION, DATED AUGUST 5, 2005
TABLE OF CONTENTS
INFORMATION ABOUT THE TRANSACTION
MARKET SHARE, RANKING AND OTHER DATA
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Our Company
Our Industry
Business Strategy
Business Strengths
The Acquisition and Related Transactions
Recent Developments
Our Equity Sponsor
Our Corporate Information
THE EXCHANGE OFFER
SUMMARY TERMS OF NEW NOTES
Summary Historical and Pro Forma Combined Financial Data
RISK FACTORS
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2005
NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (dollars in thousands)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004
NOTES TO UNAUDITED COMBINED STATEMENT OF OPERATIONS (dollars in thousands)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2005
NOTES TO UNAUDITED COMBINED STATEMENT OF OPERATIONS (dollars in thousands)
SELECTED FINANCIAL INFORMATION AND OTHER DATA
RATIO OF EARNINGS TO FIXED CHARGES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Qualitative And Quantitative Disclosure About Market Risk
Critical Accounting Policies
Recently Issued Accounting Pronouncements
THE EXCHANGE OFFER
INDUSTRY OVERVIEW
BUSINESS
Business Strategy
Business Strengths
Products
Manufacturing
Raw Materials and Suppliers
Customers
Sales, Marketing and Distribution
Competition
Information Technology Systems and Intellectual Property
Employees
Environmental and Other Governmental Regulations
Properties and Facilities
Legal Proceedings
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NEW SENIOR SECURED NOTES
DESCRIPTION OF NEW SENIOR SUBORDINATED NOTES
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
General
U.S. Holders
Non-U.S. Holders
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
NEWPAGE CORPORATION INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED STATEMENTS OF OPERATIONS
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED BALANCE SHEETS
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) STATEMENTS OF CHANGES IN COMBINED EQUITY
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED STATEMENTS OF CASH FLOWS
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) NOTES TO COMBINED FINANCIAL STATEMENTS (dollars in thousands)
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED STATEMENTS OF OPERATIONS (Unaudited)
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED BALANCE SHEETS (Unaudited)
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
PRINTING AND WRITING PAPERS BUSINESS (A BUSINESS OF MEADWESTVACO CORPORATION) NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (dollars in thousands)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES